As filed with the Securities and Exchange Commission on October 31, 2022

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	6798	45-2681082
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2529 Virginia Beach Blvd.
Virginia Beach, Virginia 23452
(757) 627-9088
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kaufman & Canoles, P.C.
150 W. Main Street, Suite 2100
Norfolk, VA 23510
(757) 491-4000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications to:

Daniel P. Raglan, Esq.
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
(212) 504-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) ☐ (Cross-Border Issuer Tender Offer)	Exchange Act Rule 14d-1(d) ☐ (Cross-Border Third-Party Tender Offer)

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus/Consent Solicitation is not complete and may be changed. We may not complete the exchange offer or issue the securities described herein until the registration statement filed with the United States Securities and Exchange Commission is effective. This Prospectus/Consent Solicitation is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED October 31, 2022

Prospectus/Consent Solicitation

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

OFFER TO EXCHANGE
and
CONSENT SOLICITATION

Wheeler Real Estate Investment Trust, Inc. (the “Company,” “our,” “we” or “us”) is offering, upon the terms and subject to the conditions set forth in this prospectus/consent solicitation (the “Prospectus/Consent Solicitation”), to exchange any and all validly tendered, not validly withdrawn and validly accepted outstanding shares of our Series D Cumulative Convertible Preferred Stock for 6.00% Subordinated Notes due 2027 (the “Exchange Offer”), to be newly-issued by the Company. We refer to our Series D Cumulative Convertible Preferred Stock as the “Series D Preferred Stock” and to our 6.00% Subordinated Notes due 2027 as the “Exchange Notes”.

This Exchange Offer represents the Company’s final attempt to provide holders of the Series D Preferred Stock (the “Series D Preferred Holders”) with an opportunity to receive value for their Series D Preferred Stock prior to the Series D Redemption Date (as defined below). See “Exchange Offer and Consent Solicitation – Purpose of the Exchange Offer and Consent Solicitation”.

Each share of Series D Preferred Stock will be valued at $16.00 (the “Exchange Rate”) for purposes of the Exchange Offer. The Series D Preferred Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “WHLRD”. On October 28, 2022, the last reported sales price of the Series D Preferred Stock was $11.76 per share.

The Exchange Offer and related Consent Solicitation (as defined below)will expire at 11:59 p.m., New York City time, on [●], 2022 (the “Expiration Date and Time”), unless extended or earlier terminated by us. In the event of an extension of the Exchange Offer and Consent Solicitation, the term “Expiration Date and Time” will mean the latest time and date on which the Exchange Offer and Consent Solicitation, as so extended, expires.

In exchange for each share of Series D Preferred Stock that is validly tendered on or prior to the Expiration Date and Time, not validly withdrawn and validly accepted by us for exchange, Series D Preferred Holders will be eligible to receive $16.00 in principal amount of Exchange Notes. The Exchange Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. In order to be eligible to receive Exchange Notes pursuant to the Exchange Offer, a holder must validly tender into the Exchange Offer a number of shares of Series D Preferred Stock at least equal to such minimum denomination. The value of any fractional Exchange Notes (i.e., denominations of less than $25.00 principal amount) validly tendered, not validly withdrawn and validly accepted by us for exchange will be paid to holders in cash.

The Exchange Notes to be issued by us in exchange for our Series D Preferred Stock will be unsecured subordinated obligations of the Company and will rank pari passu with our outstanding 7.00% Subordinated Convertible Notes due 2031 (the “Rights Offering Notes”). The Exchange Notes will not be obligations of, or guaranteed by, any of our subsidiaries or any third party. Accordingly, the Exchange Notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries. As of September 30, 2022, we had $353.7 million of indebtedness outstanding, $320.7 million of which was secured indebtedness (collateralized by properties within our real estate portfolio) and $33.0 million of which was unsecured indebtedness. As of September 30, 2022, our subsidiaries had $130.0 million of indebtedness outstanding.

Interest on the Exchange Notes will accrue from the date on which the Exchange Notes will be issued to holders (the “Settlement Date”), with such date expected to occur promptly after the latest Expiration Date and Time, and will be payable semi-annually on January 31 and July 31, commencing on January 31, 2023. In addition, during each calendar year, commencing with 2023, the Company shall permanently discharge and retire, an aggregate principal amount of Exchange Notes equal to at least 10% of the initial aggregate principal amount of Exchange Notes issued at the closing of the Exchange Offer, through a mandatory redemption from holders at a redemption price of 102% of the principal amount thereof, purchases in the open market at then prevailing market prices, or a combination of the foregoing.

We intend to list the Exchange Notes for trading on Nasdaq under the symbol “WHLRZ”. Currently, there is no public market for the Exchange Notes and there can be no assurance that one will develop. The Exchange Notes are expected to trade “flat”, meaning that purchasers of the Exchange Notes will not pay and sellers of the Exchange Notes will not receive any accrued and unpaid interest on the Exchange Notes which is not included in the trading price.

The nature of the security and fundamental terms and characteristics of the Exchange Notes to be issued to holders participating in the Exchange Offer who validly tender their Series D Preferred Stock and who do not validly withdraw their Series D Preferred Stock will materially differ from the terms of our outstanding Series D Preferred Stock they currently hold. A summary of certain differences between the Exchange Notes and the Series D Preferred Stock is set forth herein in “Comparison of Rights Between the Series D Preferred Stock, the Amended Series D Preferred Stock, and the Exchange Notes” and is qualified in its entirety by the Indenture and in the Articles Supplementary relating thereto (the “Series D Articles Supplementary”).

Concurrently with and as an integral part of the Exchange Offer, we are also soliciting consents (the “Consent Solicitation”) from the Series D Preferred Holders, upon the terms and conditions set forth in this Prospectus/Consent Solicitation, to certain amendments to our charter that will modify the terms of the Series D Preferred Stock (the “Proposed Amendments”) in order to, among other things:

●	Eliminate provisions relating to cumulative dividend rights;

●	Eliminate provisions relating to the mandatory redemption of Series D Preferred Stock in the event of the Company’s failure to maintain an asset coverage of at least 200%;

●	Eliminate the right of the Series D Preferred Holders to cause the Company to redeem any or all of the Series D Preferred Stock;

●	Eliminate the increases in the dividend rate applicable to the Series D Preferred Stock that would commence on September 21, 2023;

●	Eliminate the right of the Series D Preferred Holders to elect two directors to the Board of Directors of the Company (the “Board of Directors”) if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods;

●	Provide for the mandatory conversion of Series D Preferred Stock if the 20-trading day volume-weighted average closing price of Common Stock exceeds $10.00 per share;

●	Eliminate the special redemption rights of the Company and Series D Preferred Holders upon a change of control of the Company or delisting of the Common Stock from a national securities exchange in the United States; and

●	Provide that the Company shall not be restricted from redeeming, purchasing or otherwise acquiring any shares of the Series D Preferred Stock.

The existing terms of the Series D Preferred Stock are contained in the Articles Supplementary filed by us with the State Department of Assessments and Taxation of Maryland (“SDAT”), which form part of our charter. If the Proposed Amendments are approved, we will file Articles of Amendment with SDAT that will have the effect of amending the Series D Articles Supplementary and, thus, our charter. A valid tender of Series D Preferred Stock into the Exchange Offer shall automatically constitute a consent to the Proposed Amendments and tendering holders may not validly tender their Series D Preferred Stock without also providing a consent to the Proposed Amendments. For a more complete description of the Proposed Amendments, see “Description of Amended Series D Preferred Stock”.

The Series D Preferred Stock, with the terms amended as a result of the Proposed Amendments, is referred to in this Prospectus/Consent Solicitation as the “Amended Series D Preferred Stock”. As the Amended Series D Preferred Stock may be deemed to constitute a new security, the Company is registering the offer and sale of such new security under this Registration Statement on Form S-4.

Consents may be validly revoked by Series D Preferred Holders at any time on or prior to the Expiration Date and Time. However, Series D Preferred Holders who have validly tendered their shares of Series D Preferred Stock into the Exchange Offer may only revoke their consents to the Proposed Amendments by validly withdrawing all of their previously tendered Series D Preferred Stock from the Exchange Offer, and such withdrawal will automatically constitute a revocation of the related consents. You may not consent to the Proposed Amendments without tendering your Series D Preferred Stock into the Exchange Offer, and you may not tender your Series D Preferred Stock into the Exchange Offer without consenting to the Proposed Amendments. By validly tendering your Series D Preferred Stock into the Exchange Offer, you will be deemed to have validly delivered your consent to the Proposed Amendments with respect to such tendered Series D Preferred Stock. You may validly withdraw tendered shares of Series D Preferred Stock and thereby validly revoke your consent to the Proposed Amendments at any time on or before the Expiration Date and Time, but you will not be able to validly withdraw tendered shares of Series D Preferred Stock and thereby revoke your consent to the Proposed Amendments after the Expiration Date and Time, as further described in this Prospectus/Consent Solicitation.

You must validly tender all of your shares of Series D Preferred Stock into the Exchange Offer in order to participate in the Exchange Offer and Consent Solicitation. No partial tenders will be accepted.

Our Board of Directors has authorized and approved the Exchange Offer and Consent Solicitation. None of the Board of Directors, our officers or employees, the Paying Agent, Security Registrar and Exchange Agent, Information Agent, the Trustee, or the Dealer Manager and Solicitation Agent, is making a recommendation as to whether you should tender shares of Series D Preferred Stock or consent to the Proposed Amendments. You must make your own investment decision regarding the Exchange Offer and Consent Solicitation based upon your own assessment of the market value of the Series D Preferred Stock, the likely value of the Exchange Notes which you may receive in the Exchange Offer, the effect of holding shares of Series D Preferred Stock subsequent to the approval of the Proposed Amendments, your liquidity needs, your investment objectives, and any other factors you deem relevant.

The consummation of the Exchange Offer and Consent Solicitation is subject to, and is conditional upon, the satisfaction of the conditions listed under “The Exchange Offer and Consent Solicitation – Conditions of the Exchange Offer” included in this Prospectus/Consent Solicitation, including the condition that the holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock (i) validly tender their Series D Preferred Stock into the Exchange Offer, and do not withdraw such Series D Preferred Stock, on or prior to the Expiration Date and Time, and (ii) consent to the Proposed Amendments. The valid tender of Series D Preferred Stock in the Exchange Offer will constitute an automatic consent to the Proposed Amendments.

Participation in the Exchange Offer and Consent Solicitation involves risks. Prior to determining whether to participate in the Exchange Offer and Consent Solicitation, please see “Risk Factors” beginning on page 23 of this Prospectus/Consent Solicitation for a discussion of certain factors that you should consider in connection with the Exchange Offer and Consent Solicitation and with any investment in the Exchange Notes.

If you wish to tender shares of Series D Preferred Stock into the Exchange Offer, you should follow the instructions beginning on page 83 of this Prospectus/Consent Solicitation. If you wish to withdraw a previously provided tender of Series D Preferred Stock and related consent to the Proposed Amendments, you may do so by following the instructions beginning on page 83 of this document. Please note Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in or withdrawal from the Exchange Offer and Consent Solicitation. Accordingly, Series D Preferred Holders wishing to participate in the Exchange Offer and Consent Solicitation should promptly contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer and Consent Solicitation.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, the Proposed Amendments, the Exchange Offer and Consent Solicitation or any other matter described herein, or determined if this Prospectus/Consent Solicitation is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer and the Solicitation Agent for the Consent Solicitation is:

[●]

This Prospectus/Consent Solicitation is dated [●], 2022, and is first being mailed to holders of Series D Preferred Stock on or about [●], 2022.

i

v

ABOUT THIS PROSPECTUS/CONSENT SOLICITATION

The information contained in this Prospectus/Consent Solicitation is not complete and may be changed.

The Company has not, and the Dealer Manager and Solicitation Agent has not, authorized anyone to provide you with any information other than that contained in this Prospectus/Consent Solicitation. The Company and the Dealer Manager and Solicitation Agent take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This Prospectus/Consent Solicitation is dated [●], 2022, and you should not assume that the information contained in this Prospectus/Consent Solicitation is accurate as of any date other than such date. Neither the mailing of this Prospectus/Consent Solicitation to holders nor the issuance of any Notes will create any implication to the contrary.

This Prospectus/Consent Solicitation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a consent, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

This Prospectus/Consent Solicitation is part of a registration statement on Form S-4 that the Company has filed with the Securities and Exchange Commission (the “SEC”) and constitutes a prospectus of the Company under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act,  with respect to the Exchange Notes contemplated to be issued pursuant to the Exchange Offer. You should read that registration statement, any documents referred to herein, the exhibits hereto and the additional information described in “How To Obtain Additional Information” carefully and in its entirety prior to making any investment decision with respect to the Exchange Notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus/Consent Solicitation contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Prospectus/Consent Solicitation. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Factors that could cause actual results to differ materially from any forward-looking statements made in this Prospectus/Consent Solicitation include:

●	the ongoing adverse effect and the ultimate duration of the COVID-19 pandemic, and federal, state, and/or local regulatory guidelines and private business actions to control it, on the Company’s financial condition, operating results and cash flows, the Company’s tenants and their customers, the use of and demand for retail space, the real estate market in which the Company operates, the U.S. economy, the global economy and the financial markets;

●	the level of rental revenue we achieve from our assets and our ability to collect rents;

●	the state of the U.S. economy generally, or specifically in the Southeast, Mid-Atlantic and Northeast where our properties are geographically concentrated;

●	consumer spending and confidence trends;

●	tenant bankruptcies;

●	availability, terms and deployment of capital;

●	general volatility of the capital markets and the market price of our common and preferred stock;

●	the degree and nature of our competition;

●	changes in governmental regulations, accounting rules, tax rates and similar matters;

●	litigation risks;

●	lease-up risks;

●	increases in the Company’s financing and other costs as a result of changes in interest rates and other factors, including the discontinuation of the London Interbank Offered Rate (“LIBOR”);

●	inability to successfully integrate the acquisition of Cedar Realty Trust, Inc.;

●	inability to complete the Exchange Offer and Consent Solicitation;

●	changes in our ability to obtain and maintain financing;

●	damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change;

●	information technology security breaches;

●	the Company’s ability and willingness to maintain its qualification as a real estate investment trust (“REIT”) in light of economic, market, legal, tax and other considerations;

●	the impact of e-commerce on our tenants’ business; and

●	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws.

Forward-looking statements should be read in light of these factors.

The risks and uncertainties included here are not exhaustive. Other sections of this Prospectus/Consent Solicitation, including “Risk Factors” on page 23, include additional factors that could affect our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this Prospectus/Consent Solicitation.

Because the Exchange Offer is part of a “going private” transaction within the meaning of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the forward-looking statements contained in this Registration Statement made in connection with the Exchange Offer are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

HOW TO OBTAIN ADDITIONAL INFORMATION

We maintain a website at www.whlr.us. On our website, we make available free of charge our most recent Annual Report on Form 10-K, including our audited consolidated financial statements, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. In addition, we have posted the Charters of our Audit Committee, Compensation Committee, and Governance and Nominating Committee, as well as our Code of Business Conduct and Ethics for Employees, Officers, Agents and Representatives, Code of Business Conduct and Ethics for Board Members, Corporate Governance Principles, including guidelines on director independence, and Insider Trading Policy, all under separate headings. The content of our website is not incorporated by reference into this Registration Statement on Form S-4 or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

We believe that the Exchange Offer and Consent Solicitation has a reasonable likelihood of causing the Series D Preferred Stock to (i) be eligible for termination of registration under Section 12(g)(4) of the Exchange Act and (ii) be delisted from Nasdaq. Accordingly, we have filed with the SEC a joint statement on Schedule TO/13E-3 (the “Schedule TO/13E-3”), which contains additional information with respect to the Company and the Exchange Offer and Consent Solicitation. The Schedule TO/13E-3, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO/13E-3 to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rules 13e-3(d)(3), 13e-4(c)(3) and 13e-4(c)(4).

We have engaged Kingsdale Advisors to act as the information agent (the “Information Agent”) in connection with the Exchange Offer and Consent Solicitation. Questions may be directed to Kingsdale Advisors at 1-866-228-8614 (North America) or 416-867-2272 (outside North America) (toll-free).

If you would like additional copies of this Prospectus/Consent Solicitation, or if you have questions about the Exchange Offer or Consent Solicitation, you should contact:

Kingsdale Advisors

130 King Street West, Suite 2950

Toronto, ON M5X 1E2

1-866-228-8614 (North America) or 416-867-2272 (outside North America) (toll-free)

contactus@kingsdaleadvisors.com

We have not authorized anyone to give any information or make any representation about our Exchange Offer or the Consent Solicitation that is different from, or in addition to, that contained in this Prospectus/Consent Solicitation. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer and Consent Solicitation presented in this document do not extend to you. We are not aware, however, of any jurisdiction in which the transactions of this type would be unlawful.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

AND CONSENT SOLICITATION

Q:	WHY IS THE COMPANY OFFERING TO EXCHANGE THE SERIES D PREFERRED STOCK?

A:

Beginning on September 21, 2023 (the “Series D Redemption Date”), the Series D Preferred Holders will have the right to cause us to redeem their Series D Preferred Stock at a price of $25.00 per share plus the amount of all accrued and unpaid dividends. This redemption price is payable by us, at our election, in cash or shares of our common stock, $0.01 par value per share (the “Common Stock”), or a combination of cash and shares of our Common Stock.

Since January 2019, shares of our Series D Preferred Stock have been accruing unpaid dividends at a rate of 10.75% per annum of the $25.00 liquidation preference per share, or at $2.6875 per share per annum.

As of September 30, 2022, the outstanding Series D Preferred Stock had an aggregate liquidation preference of approximately $78.8 million, with aggregate accrued and unpaid dividends in the amount of approximately $32.5 million for a total liquidation value of $111.3 million. Assuming dividends continue to accrue and remain unpaid on the Series D Preferred Stock, then on the Series D Redemption Date we estimate that the aggregate liquidation preference (based on the 3,152,392 shares outstanding as of September 30, 2022) would be approximately $78.8 million, with aggregate accrued and unpaid dividends in the amount of approximately $41.0 million for a total liquidation value of $119.8 million.

As of September 30, 2022, the Series D Preferred Stock is convertible, in whole or in part, at any time, at the option of the Series D Preferred Holders, into previously unissued Common Stock at a conversion price of $16.96 per share of Common Stock. Based upon the closing price of our Common Stock on October 28, 2022 of $1.70 per share, we believe it unlikely that Series D Preferred Holders would convert their shares of Series D Preferred Stock into Common Stock in advance of the Series D Redemption Date, and likely that they would instead choose to exercise their redemption rights on or after the Series D Redemption Date.

We further believe that it is unlikely that on the Series D Redemption Date we will have sufficient available cash to pay the aggregate redemption price in cash. Accordingly, we would not be able to meet our redemption obligation without either liquidating assets or issuing significant additional amounts of Common Stock.

The Company does not believe it is in its interests to liquidate assets to fund redemptions. The Company further believes that issuing Common Stock to either (i) fund cash redemptions or (ii) directly settle redemptions in Common Stock could result in a substantial dilution of our Common Stock, which would be detrimental both to holders of Common Stock (the “Common Stock Holders”) and to Series D Preferred Holders, who would likely see a significant reduction in the value of any Common Stock paid to settle the Series D Preferred redemption amount.

In an effort to address this risk of a significant reduction to the value of a Series D Preferred Holder’s investment in Series D Preferred Stock and Common Stock following the Series D Redemption Date, we launched a modified Dutch auction tender offer in December 2020 for up to $6 million of our Series D Preferred Stock, in which 1,467,162 shares were tendered and 387,097 shares were accepted for purchase for an aggregate cost of $6,000,000. We subsequently launched a second modified Dutch auction tender offer in April 2021 for up to $12 million of our Series D Preferred Stock, in which 103,513 shares were tendered and accepted for purchase for an aggregate cost of $1,863,234.

In July 2021, we raised additional capital for the Company through a rights offering pursuant to which the Common Stock Holders purchased $30 million in aggregate principal amount of our Rights Offering Notes (the “Rights Offering”). Interest on the Rights Offering Notes is payable at the Company’s option in cash, Series B Preferred Stock and/or Series D Preferred Stock.

On December 31, 2021, the first interest payment date on the Rights Offering Notes, interest was paid in the form of Series D Preferred Stock. For purposes of determining the value of the Series D Preferred Stock paid as interest on the Rights Offering Notes, each share of Series D Preferred Stock was deemed to have a value equal to the product of (x) the average of the per share volume-weighted average prices of the Series D Preferred Stock for the 15 consecutive trading days ending on the third business day immediately preceding the interest payment date, and (y) 0.55.

On June 30, 2022, interest was paid on the Rights Offering Notes in the form of Series B Preferred Stock. For purposes of determining the value of the Series B Preferred Stock paid as interest on the Rights Offering Notes, each share of Series B Preferred Stock was deemed to have a value equal to the product of (x) the average of the per share volume-weighted average prices of the Series B Preferred Stock for the 15 consecutive trading days ending on the third business day immediately preceding the interest payment date, and (y) 0.55.

As part of the Company’s ongoing efforts to address the risk associated with the significant and growing financial obligation to the Series D Preferred Holders which, as stated above, the Company is unlikely to be able to pay in cash, and which could cause a significant reduction to the value of a Series D Preferred Holder’s investment in Series D Preferred Stock and Common Stock following the Series D Redemption Date, our Board of Directors has authorized and approved this Exchange Offer and Consent Solicitation.

Following a successful consummation of the Exchange Offer, the Series D Preferred Holders who validly tendered their Series D Preferred Stock will no longer be equity holders of the Company through their ownership of Series D Preferred Stock, and will instead have such contractual rights as will be accorded them by the Exchange Notes, including the right to receive cash interest payments and annual partial cash payments of the principal on each Note, subject to certain conditions. For a more complete description of such rights, see “Comparison of Rights Between the Series D Preferred Stock, the Amended Series D Preferred Stock, and the Exchange Notes”.

If the Exchange Offer and Consent Solicitation is successfully consummated with at least 66 2/3% of the outstanding shares of Series D Preferred Stock being validly tendered into the Exchange Offer, not validly withdrawn and validly accepted by us for exchange, then approximately $32.5 million in accumulated and unpaid dividends on the Series D Preferred Stock (through September 30, 2022) will be eliminated and not paid, and no further dividends on the Series D Preferred Stock will accumulate.

If the Proposed Amendments are not approved and the Exchange Offer is not consummated, unpaid dividends on the Series D Preferred Stock will continue to accumulate (whether or not declared or paid) at a rate of approximately $2.12 million per quarter, which will make it increasingly unlikely that the Company will be able to pay such accumulated dividends.

Q:	WHY IS THE COMPANY SOLICITING CONSENTS FROM THE SERIES D PREFERRED HOLDERS?

A:	As part of the Exchange Offer, we are soliciting consents from the Series D Preferred Holders to the amendments to certain terms of our charter relating to the Series D Preferred Stock. Completion of the Consent Solicitation is intended to remove or modify certain terms and conditions of the Series D Preferred Stock that are causing the Company to continue to incur a significant and growing financial obligation to the Series D Preferred Holders which the Company is unlikely to be able to pay in cash.

For additional information regarding the Proposed Amendments to our charter, see “WHAT ARE THE PROPOSED AMENDMENTS THAT ARE THE SUBJECT OF THE CONSENT SOLICITATION?”

The valid tender of at least 66 2/3% of the outstanding shares of Series D Preferred Stock in the Exchange Offer is required for the Proposed Amendments to be approved. If such consent is obtained, we will file Articles of Amendment with SDAT to effect the Proposed Amendments promptly after the Expiration Date and Time. The approval of the Proposed Amendments does not require the vote or consent of the holders of any other class or series of our capital stock, and those holders are not entitled to vote on the Proposed Amendments.

For additional information regarding the Consent Solicitation, see “The Exchange Offer and Consent Solicitation – Consent Solicitation Provisions”.

Q:	IF I PARTICIPATE, WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF SERIES D PREFERRED STOCK?

A:	In exchange for each share of Series D Preferred Stock that is validly tendered on or prior to the Expiration Date and Time and not validly withdrawn and accepted by us for exchange, Series D Preferred Holders will be eligible to receive $16.00 in principal amount of the Exchange Notes. The Exchange Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. In order to be eligible to receive the Exchange Notes pursuant to the Exchange Offer, a Series D Preferred Holder must validly tender into the Exchange Offer, and not validly withdraw, a number of shares of Series D Preferred Stock at least equal to such minimum denomination. The value of any fractional Exchange Notes (i.e., denominations of less than $25.00 principal amount) validly tendered, not validly withdrawn and validly accepted by us for exchange will be paid to holders in cash.

Q:	IF I DO NOT PARTICIPATE IN THE EXCHANGE OFFER BUT THE EXCHANGE OFFER IS COMPLETED, HOW WILL MY SERIES D PREFERRED STOCK BE AFFECTED?

A:

If the Exchange Offer and Consent Solicitation is consummated, Series D Preferred Holders who did not participate in the Exchange Offer and Consent Solicitation will automatically increase their relative percentage ownership interest in the outstanding Series D Preferred Stock. However, as a result of the Proposed Amendments, the terms of the Amended Series D Preferred Stock held by any such non-tendering Series D Preferred Holders would be amended to have materially different rights than the Series D Preferred Stock such Series D Preferred Holder previously held, including but not limited to the fact that such Amended Series D Preferred Stock would not pay dividends or accord such Series D Preferred Holders any redemption rights. In addition, if the Proposed Amendments are approved, approximately $32.5 million in accumulated and unpaid dividends on the Series D Preferred Stock (through September 30, 2022) will be eliminated and not paid. For a more complete description of the rights of the Amended Series D Preferred Stock, see “Comparison of Rights Between the Series D Preferred Stock, the Amended Series D Preferred Stock, and the Exchange Notes” and “Description of Amended Series D Preferred Shares”.

Q:	SHOULD I PARTICIPATE IN THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A.	This Exchange Offer and Consent Solicitation represents the Company’s final attempt to provide Series D Preferred Holders with an opportunity to receive value for their Series D Preferred Stock prior to the Series D Redemption Date. See “Exchange Offer and Consent Solicitation – Purpose of the Exchange Offer and Consent Solicitation”.

The Exchange Rate values the Series D Preferred Stock at $16.00 per share, which represents a [●] % premium to the last reported sales price of the Series D Preferred Stock on [●], 2022, which was $[●] per share.

Further, if you participate in the Exchange Offer and Consent Solicitation, you will be entitled to receive semi-annual cash interest payments under the Exchange Notes and repayment in full of the principal by the maturity date (subject to mandatory redemptions and/or purchases in the open market) by the Company each calendar year of at least 10% of the initial principal amount of the Exchange Notes, or at least $5,043,827 (per calendar year).

If the Series D Preferred Holders do not participate in the Consent Solicitation and the Exchange Offer and we are not able to complete it, the Series D Preferred Holders and the Common Stock Holders face the risk of significant dilution following the Series D Redemption Date. For a more complete description of the risks relating to our failure to complete the Exchange Offer, see “Risk Factors – Risks Related to the Exchange Offer and Consent Solicitation”.

You must make your own investment decision regarding the Exchange Offer and Consent Solicitation based upon your own assessment of the value of the Series D Preferred Stock, the likely value of the Exchange Notes you may receive in the Exchange Offer and Consent Solicitation, the effect of holding shares of Series D Preferred Stock after the approval of the Proposed Amendments (if approved), your liquidity needs, your investment objectives and any other factors you deem relevant.

Q:	DOES THE BOARD OF DIRECTORS RECOMMEND THAT I PARTICIPATE IN THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A:	None of the Board of Directors, our officers or employees, the Paying Agent, Security Registrar and Exchange Agent, Information Agent, the Trustee, or the Dealer Manager and Solicitation Agent, is making a recommendation as to whether you should tender shares of Series D Preferred Stock and consent to the Proposed Amendments.

You must make your own investment decision regarding the Exchange Offer and Consent Solicitation based upon your own assessment of the value of the Series D Preferred Stock, the likely value of the Exchange Notes you may receive in the Exchange Offer and Consent Solicitation, the effect of holding shares of Series D Preferred Stock after the approval of the Proposed Amendments (if approved), your liquidity needs, your investment objectives and any other factors you deem relevant.

However, this Exchange Offer and Consent Solicitation represents the Company’s final attempt to provide Series D Preferred Holders with an opportunity to receive value for their Series D Preferred Stock prior to the Series D Redemption Date. And, in carefully considering the Exchange Offer and Consent Solicitation, the Board of Directors believes it is in the best interests of the Company and fair to the Series D Preferred Holders.

Q:	WHAT DOES THE COMPANY INTEND TO DO WITH THE SHARES OF SERIES D PREFERRED STOCK THAT ARE EXCHANGED IN THE EXCHANGE OFFER?

A:	Shares of Series D Preferred Stock accepted for exchange by us in the Exchange Offer will be restored to the status of authorized but unissued shares of undesignated preferred stock.

Q:	WHAT RISKS SHOULD SERIES D PREFERRED HOLDERS CONSIDER IN DECIDING WHETHER OR NOT TO TENDER THEIR SHARES OF SERIES D PREFERRED STOCK INTO THE EXCHANGE OFFER AND CONSENT TO THE PROPOSED AMENDMENTS?

A:	Series D Preferred Holders, in deciding whether to participate in the Exchange Offer and to consent to the Proposed Amendments, should carefully consider the discussion of risks and uncertainties affecting our business, the Series D Preferred Stock and the Exchange Notes that are described in “Risk Factors” in this Prospectus/Consent Solicitation.

Q:	HOW DO I PARTICIPATE IN THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A:	If you wish to participate in the Exchange Offer and Consent Solicitation, you should promptly contact the person in whose name your shares of Series D Preferred Stock are held and instruct that person to tender your shares of Series D Preferred Stock on your behalf. Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in or withdrawal from the Exchange Offer and Consent Solicitation. Accordingly, Series D Preferred Holders wishing to participate in the Exchange Offer and Consent Solicitation should promptly contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer and Consent Solicitation.

As all shares of Series D Preferred Stock are held in book-entry form at the DTC, no letter of transmittal will be used in connection with the Exchange Offer. The valid transmission for acceptance through DTC’s Automated Tender Program (“ATOP”) will constitute delivery of shares of Series D Preferred Stock in connection with the Exchange Offer. There are no guaranteed delivery procedures for the Exchange Offer.

See “The Exchange Offer and Consent Solicitation – Procedures for Tendering Shares”.

Q:	DO I NEED TO SUBMIT A LETTER OF TRANSMITTAL TO PARTICIPATE IN THE EXCHANGE OFFER?

A:	There is no letter of transmittal for the Exchange Offer. See “The Exchange Offer and Consent Solicitation – Procedures for Tendering Shares”.

Q:	CAN I TENDER ONLY SOME OF MY SERIES D PREFERRED STOCK?

A:	No partial tenders will be accepted. You must validly tender and not validly withdraw all of the Series D Preferred Stock that you own in order to participate in the Exchange Offer and Consent Solicitation.

Q:	HOW MANY SHARES OF SERIES D PREFERRED STOCK IS THE COMPANY OFFERING TO EXCHANGE IN THE EXCHANGE OFFER?

A.	We are offering to exchange any and all shares of the Series D Preferred Stock currently outstanding which are validly tendered in the Exchange Offer for newly issued Exchange Notes.

Q:	WHEN AND HOW CAN I WITHDRAW TENDERED SHARES?

A:	Shares of Series D Preferred Stock tendered into the Exchange Offer and Consent Solicitation may be withdrawn at any time prior to the Expiration Date and Time, which is 11:59 p.m., New York City time, on [●], 2022, unless extended, and after the expiration of 40 business days from the commencement of the Exchange Offer and Consent Solicitation, if tendered shares of Series D Preferred Stock have not yet been accepted by the Company. Once validly accepted for exchange, a tendered share may not be withdrawn. Any shares of Series D Preferred Stock tendered prior to the Expiration Date and Time that are not validly withdrawn prior to the Expiration Date and Time may not be withdrawn thereafter, except in the limited circumstances where additional withdrawal rights are required by law.

For a withdrawal prior to the expiration of the Exchange Offer and Consent Solicitation to be effective, your transmission notice of withdrawal of your Series D Preferred Stock must be effected prior to the Expiration Date and Time by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the participant in DTC whose name appears on the security position listing as the owner of such shares of Series D Preferred Stock, (b) include a statement that the Series D Preferred Holder is withdrawing its election to have its Series D Preferred Stock exchanged and contain the description of the Series D Preferred Stock to be withdrawn, and (c) be signed by such participant in the same manner as the DTC participant’s name is listed in the applicable Agent’s Message.

Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in or withdrawal from the Exchange Offer and Consent Solicitation. Accordingly, Series D Preferred Holders wishing to participate in or withdraw from the Exchange Offer and Consent Solicitation should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer and Consent Solicitation.

See “The Exchange Offer and Consent Solicitation – Withdrawal Rights”.

Q:	WHEN DOES THE EXCHANGE OFFER AND CONSENT SOLICITATION EXPIRE?

A:	The Exchange Offer and Consent Solicitation will expire at the Expiration Date and Time, which is 11:59 p.m., New York City time, on [●], 2022, unless extended or earlier terminated by us.

Q:	HOW WILL SERIES D PREFERRED HOLDERS BE NOTIFIED IF THE EXCHANGE OFFER IS EXTENDED, AMENDED OR TERMINATED?

A:	We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer and Consent Solicitation. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date and Time. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see “The Exchange Offer-Extension, Termination and Amendment.”

Q:	WHAT ARE THE CONDITIONS TO THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A:	The Exchange Offer is subject to several conditions.

The most significant non-waivable conditions are:

●	that holders of at least 66 2/3% of the outstanding Series D Preferred Stock validly tender all their shares of Series D Preferred Stock into the Exchange Offer and Consent Solicitation and not withdraw such shares (and thereby automatically consenting to the Proposed Amendments) (the “Approval of the Proposed Amendments Condition”);

●	that the Registration Statement of which this Prospectus/Consent Solicitation is a part shall have become effective in accordance with the provisions of the Securities Act, a stop order shall not have been issued by the SEC or a proceeding seeking such stop order has not been threatened or initiated by the SEC that remains pending (collectively, the “Registration Statement Condition”); and

●	that a stop order with respect to the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) shall not have been threatened or issued by the SEC (the “Trust Indenture Act Condition”).

We will, subject to the rules and regulations of the SEC, in our reasonable judgment, determine whether the conditions to the Exchange Offer and Consent Solicitation have been satisfied and whether to waive any conditions that have not been satisfied.  However, the Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition may not be waived. See “The Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer”, “The Exchange Offer and Consent Solicitation – Extension, Termination and Amendment”, and “The Exchange Offer and Consent Solicitation – Waiver of Conditions”.

Q:	CAN THE CONDITIONS TO THE EXCHANGE OFFER AND CONSENT SOLICITATION BE WAIVED BY THE COMPANY?

A:	We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive on or before the Expiration Date and Time any of the waivable conditions of the Exchange Offer.

If any of the waivable conditions are not satisfied prior to the Expiration Date and Time, we may, subject to applicable law, do one or more of the following:

●	terminate the Exchange Offer and Consent Solicitation and return all tendered shares of Series D Preferred Stock to the tendering holders;

●	extend the Exchange Offer and Consent Solicitation and retain all shares of Series D Preferred Stock validly tendered into the Exchange Offer and Consent Solicitation and not withdrawn until the extended Expiration Date and Time;

●	amend the terms of the Exchange Offer or Consent Solicitation; or

●	waive the unsatisfied conditions with respect to the Exchange Offer and Consent Solicitation, and accept all Series D Preferred Stock tendered into the Exchange Offer and Consent Solicitation and not validly withdrawn.

If we elect to amend any of the material terms of the Exchange Offer or waive any unsatisfied conditions with regard to the Exchange Offer, we will extend the Exchange Offer and Consent Solicitation for such period of time that we determine appropriate in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure, and the Expiration Date and Time of the Exchange Offer. The Company does not intend to amend the terms of the Exchange Offer to increase the Exchange Rate at this time.

The Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition may not be waived.

Q:	WHAT IS THE ACCOUNTING TREATMENT OF THE EXCHANGE OFFER?

A:

For each share of Series D Preferred Stock that is exchanged in the Exchange Offer and Consent Solicitation, we will eliminate from our Series D Preferred Stock equity account an amount equal to the sum of the book value of shares redeemed, which was approximately $31.49 per share of Series D Preferred Stock at September 30, 2022, with an offset to accumulated deficit of approximately 15.49 per share.

Q:	IF THE EXCHANGE OFFER AND CONSENT SOLICITATION ARE NOT SUCCESSFULLY COMPLETED, WHAT WILL BE THE CONSEQUENCES TO THE COMPANY?

A:	The Company does not believe it is in its interests to liquidate assets to fund cash redemptions of the Series D Preferred Stock and, accordingly, it has no intention of doing so. Similarly, the Company does not plan to make another offer to the holders of the Series D Preferred Stock prior to the Series D Redemption Date. Therefore, if the Exchange Offer and Consent Solicitation are not successfully completed, then the Company will likely be required to settle redemptions of Series D Preferred Stock following the Series D Redemption Date in Common Stock, which would result in a significant dilution of the Common Stock Holders and a significant decrease in the value of the Common Stock received by the Series D Preferred Holders upon redemption of their Series D Preferred Stock. Notwithstanding the foregoing likely effect on equity holders of the Company, we do not currently anticipate any negative consequences to the operations or financial condition of the Company if the Exchange Offer and Consent Solicitation are not successfully completed.

Q:	If the Exchange Offer and Consent Solicitation are not successfully completed, will there be any further offers made to the series D preferred holders?

A:	Following the modified Dutch auction tender offers conducted in December 2020 and April 2021 and this Exchange Offer, the Company does not intend to make any further offers to the Series D Preferred Holders.

Q:	HOW WILL THE EXCHANGE OFFER AFFECT THE TRADING MARKET FOR THE SHARES OF SERIES D PREFERRED STOCK THAT ARE NOT ACCEPTED FOR EXCHANGE?

A:	If the number of shares of Series D Preferred Stock that remain outstanding after the Exchange Offer is significantly reduced, the trading market for the remaining shares of Series D Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading of such shares. If the Exchange Offer is consummated or if the Proposed Amendments are approved, Nasdaq may delist the shares of Series D Preferred Stock that remain outstanding if it determines that the Series D Preferred Stock no longer meets its listing criteria, such that continued listing is inadvisable or unwarranted.

If Nasdaq delists our Series D Preferred Stock from trading on its exchange, our Series D Preferred Stock may be able to be quoted in the over-the-counter market. An investor may find it difficult to obtain accurate quotations as to the market value of our Series D Preferred Stock. Various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Series D Preferred Stock, which may further affect its liquidity. The extent of the market for shares of Series D Preferred Stock following the consummation of the Exchange Offer will depend upon, among other things, the number of outstanding shares of Series D Preferred Stock at such time, the number of holders of shares of Series D Preferred Stock remaining at such time and the interest in maintaining a market in such shares of Series D Preferred Stock on the part of securities firms. The terms of the Series D Preferred Stock outstanding following the Exchange Offer and Consent Solicitation will be significantly less favorable to holders, which may further adversely affect the market for Series D Preferred Stock.

Q:	IF I DECIDE TO TENDER MY SHARES OF SERIES D PREFERRED STOCK, HOW WILL MY RIGHTS BE AFFECTED?

A:	If you validly tender your shares of Series D Preferred Stock into the Exchange Offer and we complete the Exchange Offer and Consent Solicitation, you will receive the Exchange Notes (and cash in lieu of any fractional Exchange Notes) in exchange for your Series D Preferred Stock. The Exchange Notes that you receive will have materially different rights than those you currently have as a holder of Series D Preferred Stock, including:

●	the Exchange Notes will not have a liquidation preference; and

●	the Exchange Notes will not have cumulative dividend rights.

See “The Exchange Offer and Consent Solicitation – Terms of the Exchange Offer and Consent Solicitation”, and “Comparison of Rights Between the Series D Preferred Stock, the Amended Series D Preferred Stock, and the Exchange Notes”.

Q:	IF I TENDER MY SHARES OF SERIES D PREFERRED STOCK, WILL I LOSE MY RIGHT AS A HOLDER OF SERIES D PREFERRED STOCK TO PARTICIPATE IN LITIGATION AGAINST THE COMPANY RELATING TO THOSE SHARES?

A:

Yes. If you validly tender your shares of Series D Preferred Stock into the Exchange Offer and consent to the Proposed Amendments, and the Exchange Offer is consummated, you will waive all of your rights as a holder of the Series D Preferred Stock (other than with respect to your right to receive the Exchange Notes in exchange for your tendered shares of the Series D Preferred Stock pursuant to this Exchange Offer), including, without limitation, your right to participate in any pending or future litigation involving your status as holder of the Series D Preferred Stock. In such a case, you will be deemed to have released the Company from any and all claims that you have or may have with respect to your ownership of Series D Preferred Stock. A description of putative class action litigation that is currently pending on behalf of the Series D Preferred Holders is set forth below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceedings – Actions by the Company’s Preferred Stockholders”. At present, there has been no class certification with respect to pending litigation.

Q:	WILL THE EXCHANGE NOTES TO BE ISSUED IN THE EXCHANGE OFFER BE FREELY TRADABLE?

A:	Yes. We also intend to apply to list the Exchange Notes for trading on Nasdaq under the symbol “WHLRZ”. The Exchange Notes represent a new issuance of securities however and there is currently no public market for the Exchange Notes and we cannot provide any assurance that one will develop.

Q:	What WILL BE the ranking of the Exchange Notes?

A:	The Exchange Notes to be issued in exchange for the Series D Preferred Stock will be unsecured subordinated obligations of the Company, and will be subordinate and junior in right of payment to all of our existing and future senior indebtedness (whether secured or unsecured), will rank pari passu with any existing or future pari passu senior subordinated indebtedness of the Company, including the Rights Offering Notes, and will rank senior to any existing or future subordinated indebtedness of the Company. In addition, the Exchange Notes will not be obligations of, or guaranteed by, any of our subsidiaries or any third party. Accordingly, the Exchange Notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries.

Q:	DO I HAVE ANY APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A:	No. You will not have appraisal rights, or any contract right to petition for fair value in connection with the Exchange Offer and Consent Solicitation.

Under Section 3-202(a)(4) of the Maryland General Corporation Law (“MGCL”), stockholders of a Maryland corporation generally have the right to petition for the fair value of their stock when the corporation amends its charter in a way that alters the contract rights, as expressly set forth in the charter, of that stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation. Our charter expressly provides that no holder of shares of our stock shall have appraisal rights and, further, that our charter may be amended by altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. Therefore, if the Exchange Offer and Consent Solicitation are successfully completed, no holder of Series D Preferred Stock will have the right to petition us to receive the fair value of that stock.

Q:	WHAT ARE THE PROPOSED AMENDMENTS THAT ARE THE SUBJECT OF THE CONSENT SOLICITATION?

A:	If approved by our stockholders, the Proposed Amendments will amend our charter as follows:

●	Eliminate provisions relating to cumulative dividend rights;

●	Eliminate provisions relating to the mandatory redemption of Series D Preferred Stock in the event of the Company’s failure to maintain an asset coverage of at least 200%;

●	Eliminate the right of the Series D Preferred Holders to cause the Company to redeem any or all of the Series D Preferred Stock;

●	Eliminate the increases in the dividend rate applicable to the Series D Preferred Stock that would commence on September 21, 2023;

●	Eliminate the right of the Series D Preferred Holders to elect two directors to the Board of Directors if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods;

●	Provide for the mandatory conversion of Series D Preferred Stock if the 20-trading day volume-weighted average closing price of Common Stock exceeds $10.00 per share;

●	Eliminate the special redemption rights of the Company and Series D Preferred Holders upon a change of control of the Company or delisting of the Common Stock from a national securities exchange in the United States; and

●	Provide that the Company shall not be restricted from redeeming, purchasing or otherwise acquiring any shares of the Series D Preferred Stock.

The foregoing summary of the Proposed Amendments is qualified in its entirety by reference to the charter and the text of the Proposed Amendments set forth in Annex A.

Q:	DO I HAVE TO CONSENT TO THE PROPOSED AMENDMENTS IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER?

A:	Yes, since the valid tender of Series D Preferred Stock into the Exchange Offer constitutes an automatic consent to the Proposed Amendments, tendering into the Exchange Offer necessarily involves your consenting to the Proposed Amendments.

Q:	DO I HAVE TO DELIVER A SEPARATE CONSENT IN THE CONSENT SOLICITATION IN ORDER TO VALIDLY TENDER MY SHARES OF SERIES D PREFERRED STOCK IN THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A:

No, the valid tender of Series D Preferred Stock into the Exchange Offer will constitute an automatic consent to the Proposed Amendments; however, since the Exchange Offer is conditioned on holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock validly tendering into the Exchange Offer and consenting to the Proposed Amendments, the failure of such percentage of Series D Preferred Holders to do so would result in no shares of Series D Preferred Stock being accepted in the Exchange Offer.

Q:	IS THERE A RECORD DATE FOR THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A:	There is no record date for the Exchange Offer and Consent Solicitation. See “The Exchange Offer and Consent Solicitation – Consent Solicitation Provisions”.

Q:	CAN I CONSENT TO THE PROPOSED AMENDMENTS WITHOUT PARTICIPATING IN THE EXCHANGE OFFER?

A:	No. Consents to the Proposed Amendments may only be made by validly tendering into the Exchange Offer.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSED AMENDMENTS?

A:	Under Maryland law and our charter, we need to obtain the consent of the holders of 66 2/3% of the outstanding shares of Series D Preferred Stock to effect the Proposed Amendments. The Series D Preferred Holders may deliver their consents to the Proposed Amendments by validly tendering (without later validly withdrawing) their shares of Series D Preferred Stock. See “The Exchange Offer and Consent Solicitation – Consent Solicitation Provisions”.

Q:	MAY I DELIVER CONSENT TO ONLY SOME OF THE PROPOSED AMENDMENTS?

A:	No. The Proposed Amendments constitute a single proposal with respect to the Series D Preferred Stock, and a consenting Series D Preferred Holder must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to certain of the Proposed Amendments. Further, you may not consent to the Proposed Amendments without tendering your Series D Preferred Stock into the Exchange Offer and you may not tender your Series D Preferred Stock into the Exchange Offer without consenting to the Proposed Amendments. See “The Proposed Amendments”.

Q:	HOW DO I DELIVER MY CONSENT TO THE PROPOSED AMENDMENTS?

A:	By validly tendering (without later validly withdrawing) your shares of Series D Preferred Stock, you will be automatically consenting to all of the Proposed Amendments. If you hold your shares of Preferred Stock in street name (i.e., through a broker, dealer or other nominee), you should instruct your broker, dealer or other nominee to tender your shares of Series D Preferred Stock on your behalf. See “The Exchange Offer and Consent Solicitation – Effects of Tenders and Consents”.

Q:	WHEN WILL THE PROPOSED AMENDMENTS BECOME EFFECTIVE?

A:	If we receive the requisite consents of Series D Preferred Holders, the Proposed Amendments will become effective upon the filing by the Company of Articles of Amendment with SDAT or at a later date and time specified in the Articles of Amendment that is not more than 30 days after the acceptance for record of the Articles of Amendment by SDAT. The Company intends to file the Articles of Amendment effecting the Proposed Amendments promptly after the Expiration Date and Time if at least 66 2/3% of the outstanding shares of Series D Preferred Stock have been tendered into the Exchange Offer and Consent Solicitation. The approval of the Proposed Amendments does not require the vote or consent of the holders of any other class or series of our capital stock, and those holders are not entitled to vote on the Proposed Amendments.

Q:	WILL THE COMPANY RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER AND CONSENT SOLICITATION?

A:	No. We will not receive any cash proceeds from the Exchange Offer.

Q:	WHO CAN I CONTACT WITH QUESTIONS ABOUT THE EXCHANGE OFFER OR THE CONSENT SOLICITATION OR TO REQUEST ANOTHER COPY OF THE PROSPECTUS/CONSENT SOLICITATION?

A:	You can contact the Information Agent at:

Kingsdale Advisors

130 King Street West, Suite 2950

Toronto, ON M5X 1E2

1-866-228-8614 (North America) or 416-867-2272 (outside North America) (toll-free)

contactus@kingsdaleadvisors.com

THE EXCHANGE OFFER AND CONSENT SOLICITATION SUMMARY

This summary highlights select information contained in this Prospectus/Consent Solicitation, but does not include all of the information that you, as a holder of Series D Preferred Stock, may like to know with respect to the Exchange Offer and Consent Solicitation. You should read this entire document and its appendices and the other documents to which we refer before you make a decision with respect to the Exchange Offer and Consent Solicitation.

Parties to the Exchange Offer and Consent Solicitation

The Company	Wheeler Real Estate Investment Trust, Inc.
The Address and Phone Number of the Company’s Principal Executive Offices	2529 Virginia Beach Blvd. Virginia Beach, Virginia 23452 (757) 627-9088

The Company’s Website	www.whlr.us.

The Company’s Business	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, is a fully integrated, self-managed commercial real estate investment trust that owns, leases and operates income-producing retail properties with a primary focus on grocery-anchored centers. We have targeted competitively protected properties located within developed areas, commonly referred to as in-fill, that possess minimal competition risk and are surrounded by communities that have strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate.

Amendments and Supplements

The Company may be required to amend or supplement this Prospectus/Consent Solicitation at any time to add, update or change the information contained in this Prospectus/Consent Solicitation. You should read this Prospectus/Consent Solicitation and any amendment or supplement hereto together with the additional information described in “How To Obtain Additional Information”.

Risk Factors

Participating in the Exchange Offer and Consent Solicitation by tendering Series D Preferred Stock in exchange for the Exchange Notes or electing not to tender Series D Preferred Stock in each case involves risks that a potential investor should carefully evaluate prior to making such an investment decision. See “Risk Factors”.

Use of Proceeds

The Company will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. See “Use of Proceeds”.

Certain Information About the Exchange Offer and Consent Solicitation

Preferred Stock Subject to the Exchange Offer and the Consent Solicitation	All outstanding shares of our Series D Preferred Stock.

Exchange Offer

We are offering to exchange any and all outstanding shares of our Series D Preferred Stock for newly-issued 6.00% Subordinated Notes due 2027 (referred to herein as the “Exchange Notes”). In exchange for each share of Series D Preferred Stock that is validly tendered on or prior to the Expiration Date and Time, not validly withdrawn and validly accepted for exchange, Series D Preferred Holders will be eligible to receive $16.00 principal amount of Exchange Notes.  The Exchange Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. In order to be eligible to receive Exchange Notes pursuant to the Exchange Offer, a Series D Preferred Holder must validly tender into the Exchange Offer a number of Series D Preferred Stock at least equal to such minimum denomination.  The value of any fractional Exchange Notes (i.e., denominations of less than $25.00 principal amount) validly tendered, not validly withdrawn and validly accepted by us for exchange will be paid to holders in cash.

See “The Exchange Offer and Consent Solicitation – General” and “The Exchange Offer and Consent Solicitation – Exchange Offer Consideration Explanation and Example”.

Reasons for the Exchange Offer

The Exchange Offer is being conducted to address the risk of a significant reduction to the value of a Series D Preferred Holder’s investment in Series D Preferred Stock (and the Common Stock underlying such Series D Preferred Stock) following the Series D Redemption Date, by offering to exchange any and all outstanding shares of Series D Preferred Stock for Exchange Notes and concurrently amending the terms of the outstanding Series D Preferred Stock as further described herein.

Consent Solicitation	As part of the Exchange Offer, we are soliciting consents from the Series D Preferred Holders to the Proposed Amendments. Consents to the Proposed Amendments must be received from holders of at least 66 2/3% of the outstanding Series D Preferred Stock for the Proposed Amendments to be approved and for the Exchange Offer to be successfully consummated. Validly tendering into the Exchange Offer constitutes consent to the Proposed Amendments.

Proposed Amendments

If we receive valid consents from the Series D Preferred Holders sufficient to effect the Proposed Amendments, assuming all other conditions of the Exchange Offer and Consent Solicitation are satisfied or, if permitted, waived, we will file Articles of Amendment with SDAT to effect the Proposed Amendments promptly after the Expiration Date and Time. If approved by the Series D Preferred Holders, then the Proposed Amendments will, among others:

●	Eliminate provisions relating to cumulative dividend rights;

●	Eliminate provisions relating to the mandatory redemption of Series D Preferred Stock in the event of the Company’s failure to maintain an asset coverage of at least 200%;

●	Eliminate the right of the Series D Preferred Holders to cause the Company to redeem any or all of the Series D Preferred Stock;

●	Eliminate the increases in the dividend rate applicable to the Series D Preferred Stock that would commence on September 21, 2023;

●	Eliminate the right of the Series D Preferred Holders to elect two directors to the Board of Directors if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods;

●	Provide for the mandatory conversion of Series D Preferred Stock if the 20-trading day volume-weighted average closing price of Common Stock exceeds $10.00 per share;

●	Eliminate the special redemption rights of the Company and Series D Preferred Holders upon a change of control of the Company or delisting of the Common Stock from a national securities exchange in the United States; and

●	Provide that the Company shall not be restricted from redeeming, purchasing or otherwise acquiring any shares of the Series D Preferred Stock.

The approval of the Proposed Amendments does not require the vote or consent of the holders of any other class or series of our capital stock, and those holders are not entitled to vote on the Proposed Amendments.

The Proposed Amendments constitute a single proposal with respect to the Series D Preferred Stock, and a consenting Series D Preferred Holder must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to any of the Proposed Amendments.

See “The Proposed Amendments”.
Exchange Offer Consideration

The total consideration being offered in the aggregate to all of the Series D Preferred Stock is $50,438,272 aggregate principal amount of newly issued Exchange Notes. Fractional Exchange Notes will not be issued in the Exchange Offer and cash will be paid in lieu of any fractional issuances.

Market Price Information	On 28, 2022, the last reported sales price for a share of Series D Preferred Stock was $11.76.
Expiration Date

The Exchange Offer and Consent Solicitation will expire at 11:59 p.m., New York City time, on [●], 2022, unless extended or terminated by us, in which case the term “Expiration Date and Time” means the latest time and date on which the Exchange Offer and Consent Solicitation, as so extended or earlier terminated, expires.

Settlement Date	We expect settlement of the Exchange Offer and Consent Solicitation and specifically the issuance of Exchange Notes (or cash in lieu of fractional issuances in certain circumstances) in exchange for any validly tendered Series D Preferred Stock which is not validly withdrawn and validly accepted for exchange by us to occur within three business days after the Expiration Date and Time.

How to Tender Preferred Stock for Exchange and Deliver Consents to the Proposed Amendments

To validly tender your shares of Series D Preferred Stock you should promptly contact the broker, dealer, commercial bank, trust company or other nominee, custodian or other person in whose name your shares of Series D Preferred Stock are held and instruct that person to tender your shares of Series D Preferred Stock on your behalf.  Series D Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offer and Consent Solicitation. Accordingly, Series D Preferred Holders wishing to participate in the Exchange Offer and Consent Solicitation should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Series D Preferred Holders must take action in order to participate in the Exchange Offer and Consent Solicitation. There is no letter of transmittal for the Exchange Offer.

See “The Exchange Offer and Consent Solicitation—Procedures for Tendering Shares”.

Partial Tenders

You must validly tender and not validly withdraw all of shares of Series D Preferred Stock that you own in order to participate in the Exchange Offer and Consent Solicitation. No partial tenders will be accepted.

Withdrawal Rights

Shares of Series D Preferred Stock tendered into the Exchange Offer and Consent Solicitation may be withdrawn at any time prior to the Expiration Date and Time, which is 11:59 p.m., New York City time, on [●], 2022, unless extended, and after the expiration of 40 business days from the commencement of the Exchange Offer, if tendered shares of Series D Preferred Stock have not yet been accepted by the Company.

For a withdrawal of a tender of shares of Series D Preferred Stock to be effective, your transmission notice of withdrawal of shares of Series D Preferred Stock must be effected prior to the Expiration Date and Time by a properly transmitted “Request Message” through DTC’s ATOP. Any such notice of withdrawal must (a) specify the name of the participant in DTC whose name appears on the security position listing as the owner of such shares of Series D Preferred Stock, (b) include a statement that the Series D Preferred Holder is withdrawing its election to have its shares of Series D Preferred Stock exchanged and contain the description of the Series D Preferred Stock to be withdrawn, and (c) be signed by such participant in the same manner as the DTC participant’s name is listed in the applicable Agent’s Message.

See “The Exchange Offer and Consent Solicitation—Withdrawal Rights”.

Conditions Precedent to the Exchange Offer	Our obligation to accept shares for exchange in each Exchange Offer is conditioned upon, among other things:
	●	Approval of the Proposed Amendments Condition;
	●	the Registration Statement Condition; and
	●	the Trust Indenture Act Condition.

We will, subject to the rules and regulations of the SEC, in our reasonable judgment, determine whether any of the conditions to the Exchange Offer and Consent Solicitation have been satisfied and whether to waive any conditions that have not been satisfied. The Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition may not be waived.

See “The Exchange Offer and Consent Solicitation – Conditions of the Exchange Offer”, “The Exchange Offer and Consent Solicitation—Extension, Termination and Amendment”, and “The Exchange Offer and Consent Solicitation—Waiver of Conditions”.

Material U.S. Federal Income Tax Considerations	Please see the section titled “Material U.S. Federal Income Tax Considerations” below. You are urged to consult your own tax advisors for a full understanding of the tax considerations of participating in the Exchange Offer in light of your own particular circumstances.

Appraisal Rights and Right to Petition for Fair Value	The Series D Preferred Holders will not have appraisal rights, or any contract right to petition for fair value, in the Exchange Offer or Consent Solicitation. The Company will not independently provide such a right. See “No Appraisal Rights”.

Participation by Directors and Management	Certain of our directors and management hold Series D Preferred Stock and have indicated to us that they intend to tender such Series D Preferred Stock into the Exchange Offer and consent to the Consent Solicitation. See “Interests of Directors, Executive Officers and Others”.

Dealer Manager and Solicitation Agent	[●]

Information Agent	Kingsdale Advisors

How To Obtain Additional Information	See “How To Obtain Additional Information”.

The Exchange Notes

The following summary contains basic information about the Exchange Notes and is not intended to be complete. For a more complete understanding of the Exchange Notes, please refer to “Description of the Exchange Notes”.

Issuer	Wheeler Real Estate Investment Trust, Inc.

Securities	Up to $50,438,272 in aggregate principal amount of 6.00% Subordinated Notes due 2027.

Denominations	The Exchange Notes will be issued in book-entry form only in denominations of $25.00 principal amount and integral multiples thereof.

Interest Rate	6.00% per year, payable in cash.

Interest Payment Dates	Interest on the Exchange Notes will accrue from the Settlement Date, and will be payable semi-annually on January 31 and July 31, commencing on January 31, 2023 be payable semi-annually on each of January 31 and July 31, commencing on January 31, 2023.

Day Count Basis	360-day year of twelve 30-day months.

Record Dates for Interest	Each January 1 and July 1 preceding the applicable interest payment date.

Listing	The Company intends to apply to list the Exchange Notes on Nasdaq and seek for trading in the Exchange Notes to begin within 30 days of the original issue date under the symbol “WHLRZ”.

Ranking of Notes	The Exchange Notes issued in exchange for the Series D Preferred Stock will be unsecured subordinated obligations of the Company. The Exchange Notes will be subordinate and junior in right of payment to all of our existing and future senior indebtedness (whether secured or unsecured), will rank pari passu with any existing or future pari passu senior subordinated indebtedness of the Company, including the Rights Offering Notes, and will rank senior to any existing or future subordinated indebtedness of the Company.

Open Market Purchases	The Company may at any time purchase the Exchange Notes in the open market, subject to applicable law and covenants and restrictions (if any) contained in the Company’s other debt and equity instruments

Redemption by Company:	During each calendar year, commencing with 2023, the Company shall permanently discharge and retire, an aggregate principal amount of Exchange Notes equal to at least 10% of the initial aggregate principal amount of Exchange Notes issued at the closing of the Exchange Offer, through a mandatory redemption from holders at a redemption price of 102% of the principal amount thereof, purchases in the open market at then prevailing market prices, or a combination of the foregoing.

If the Company elects to redeem the Exchange Notes, it shall furnish to the Trustee and DTC, at least 30 days but not more than 60 days (or such shorter period, as agreed to by the Trustee) before a redemption date, notice of the redemption date.

If less than all of the Exchange Notes are to be redeemed, DTC shall select the Exchange Notes to be redeemed among the holders in compliance with Nasdaq requirements (i.e. pro rata through a randomization method). The Company will not be able to identify which Notes will be redeemed prior to maturity.

The Company shall pay all accrued and unpaid interest on the Exchange Notes redeemed in cash on the date of such redemption (subject to the right of holders of record on the relevant interest record date to receive interest due on the related interest payment date).

Redemption at Option of Holders	Holders of the Exchange Notes will not have the option to elect to have the Exchange Notes redeemed. However, the Exchange Notes may be redeemed the Company prior to their stated maturity date as contemplated in “Open Market Purchases” and in “Redemption” above.

Events of Default	The Exchange Notes will grant the holders thereof rights if an Event of Default occurs with respect to the Exchange Notes.

The term “Event of Default” with respect of the Exchange Notes will mean any of the following occurs or is occurring:

●	The Company does not pay principal on any Exchange Note when due and payable;

●	The Company does not pay interest with respect to any Exchange Note when due and payable, and such default is not cured within 30 days of its due date;

●	The Company is in breach of the Redemption covenant for 60 days after the Company receives a written notice of default stating the Company is in breach (the notice must be sent by either the trustee or holders of at least 5% of the principal amount of the then outstanding Notes);

●	The Company remains in breach of any other covenant in respect of the Exchange Notes for 60 days after the Company receives a written notice of default stating the Company is in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the then outstanding Notes); or

● The Company files for bankruptcy or certain other customary events relating to bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

Form of Notes	The Exchange Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee and Series D Preferred Holders participating in the Exchange Offer who receive Exchange Notes will not receive certificates with respect to such Exchange Notes. Beneficial interests in the Exchange Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Exchange Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC, but not in physical or “certificated” form.

Governing Law	The Exchange Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Trustee, Paying Agent and Security Registrar:	Computershare - Corporate Trust Department

Exchange Agent:	Computershare Trust Company, N.A.

Information Agent:	Kingsdale Advisors

Dealer-Manager and Solicitation Agent:	[●]

RISK FACTORS

Investing in the Exchange Notes involves significant risks. In deciding whether to tender your shares of Series D Preferred Stock into the Exchange Offer and Consent Solicitation, you should read carefully this Prospectus/Consent Solicitation and the documents to which we refer you, along with any other information that you deem important, and also carefully consider the following risks and uncertainties. The risks and uncertainties described below are not the only ones facing the Company or that may be relevant to a Series D Preferred Holder. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of the Exchange Notes and/or the Series D Preferred Stock could decline substantially. The risks discussed below also include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements.

Risk Factor Summary

●	Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Southeast, Mid-Atlantic and Northeast, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

●	The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

●	We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

●	Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs.

●	Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations, cash flow, and the per share trading price of our securities.

●	We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

●	The ongoing adverse effect of the COVID-19 pandemic, and federal, state, and/or local regulatory guidelines and private business actions to control it, on the Company’s financial condition, operating results and cash flows, the Company’s tenants and their customers, the use of and demand for retail space, the real estate market in which the Company operates, the U.S. economy, the global economy and the financial markets;

●	Our Board of Directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

●

We are a holding company with no direct operations and, as such, we rely on funds received from our operating partnership, Wheeler REIT, L.P. (the “Operating Partnership”) to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

●	Our ability to service all of our indebtedness, including the Exchange Notes, depends on many factors beyond our control.

●	The Exchange Notes will be subordinate and junior in right of payment to all of our existing and future senior indebtedness (whether secured or unsecured).

Risks Related to the Exchange Offer and Consent Solicitation

We may choose to waive any of the conditions of the Exchange Offer and Consent Solicitation that we are permitted by law to waive.

The consummation of the Exchange Offer and Consent Solicitation is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer”. These conditions are for our sole benefit and may be asserted by us with respect to the Exchange Offer and Consent Solicitation regardless of the circumstances, including any action or inaction by us, giving rise to the condition. Certain of these conditions may be waived by us in whole or in part at any time or from time to time in our sole discretion, in accordance with law. Accordingly, we may elect to waive certain conditions to allow the Exchange Offer and Consent Solicitation to close, notwithstanding the fact that one or more condition may not have been satisfied. The Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition may not be waived.

The Exchange Offer and Consent Solicitation may be terminated, cancelled or delayed.

We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer and Consent Solicitation in our sole discretion. Even if the Exchange Offer and Consent Solicitation is completed, it may not be completed on the schedule described in this Prospectus/Consent Solicitation. The Exchange Offer and Consent Solicitation may be delayed by a waiver of any of the conditions of the Exchange Offer and Consent Solicitation; provided that the Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition may not be waived. Accordingly, Series D Preferred Holders participating in the Exchange Offer and Consent Solicitation may have to wait longer than expected to receive their consideration.

If we make a material change in the terms of the Exchange Offer or Consent Solicitation, the information regarding us contained in this Prospectus/Consent Solicitation, the terms or description of the Exchange Offer and Consent Solicitation contained in this Prospectus/Consent Solicitation, or waive a material condition of the Exchange Offer or Consent Solicitation, we will promptly disseminate disclosure regarding the changes to the Exchange Offer or Consent Solicitation as required by law. In addition, we will take steps to ensure that the Exchange Offer and Consent Solicitation remains open for the minimum number of days, as required by law, following the date we disseminate such disclosure regarding the changes. During any extension of the Exchange Offer and Consent Solicitation, shares of Series D Preferred Stock that were previously validly tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will still be considered validly tendered for purposes of the Exchange Offer and valid tenders will not be automatically withdrawn from the Exchange Offer and Consent Solicitation following dissemination of any such disclosure. If the Exchange Offer and Consent Solicitation is terminated, no shares of Series D Preferred Stock tendered in the Exchange Offer and Consent Solicitation will be accepted for exchange and any shares of Series D Preferred Stock that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

Neither our management team nor our Board of Directors have obtained a third-party determination that the terms of the Exchange Offer and Consent Solicitation is fair to Series D Preferred Holders.

Neither our management team nor our Board of Directors are making a recommendation as to whether the Series D Preferred Holders should exchange their shares in the Exchange Offer or provide their consents with respect to the Consent Solicitation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the Series D Preferred Holders for purposes of negotiating the Exchange Offer and Consent Solicitation or preparing a report concerning the fairness of the Exchange Offer and Consent Solicitation. Series D Preferred Holders must make their own independent decision regarding their participation in the Exchange Offer and Consent Solicitation.

If you tender your shares of Series D Preferred Stock, you will lose all your rights as a holder of Series D Preferred Stock, including the right to participate in any pending or future litigation against the Company relating to the Series D Preferred Stock, and will be forfeiting the right to receive the accumulated and unpaid dividends with respect to such Series D Preferred Stock.

Holding Series D Preferred Stock grants you a number of rights that are associated with ownership of the Series D Preferred Stock.  Should you cease to hold the Series D Preferred Stock, you will lose all of those rights, including the right to participate in any litigation against the Company in your capacity as a holder of the Series D Preferred Stock (other than your right to receive the Exchange Notes in exchange for your shares of Series D Preferred Stock pursuant to this Exchange Offer). In addition, you will be forfeiting your right to receive the accumulated and unpaid dividends on your Series D Preferred Stock.

If the Exchange Offer and Consent Solicitation is successful, and you do not tender your shares of Series D Preferred Stock, you will remain subject to the ownership restrictions in our charter.

In order for us to maintain our qualification as a REIT under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly, indirectly or through application of attribution rules by five or fewer individuals (including entities treated as individuals under the Code for this purpose) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). For the purpose of preserving our REIT qualification, our Charter prohibits direct or constructive ownership by any person of more than (i) 9.8% of the total number or value (whichever is more restrictive) of the outstanding shares of our Common Stock, or (ii) 9.8% of the value of the outstanding shares of any classes or series of stock, of the Company, unless our Board of Directors grants a waiver. If you do not tender your Series D Preferred Stock in the Exchange Offer, the Exchange Offer and Consent Solicitation are completed, and as a result you own more than 9.8% of the value of the outstanding shares of Amended Series D Preferred Stock, our Board may not grant an exemption to your ownership of such amounts of the Amended Series D Preferred Stock. Any attempt to own or transfer shares of our stock in excess of the ownership limit without the consent of our Board of Directors will be void, and could result in the shares being automatically transferred to a charitable trust.

The Nasdaq may delist our Series D Preferred Stock from trading on its exchange, which could limit the ability of a Series D Preferred Holder to make transactions in our Series D Preferred Stock.

If the Exchange Offer and Consent Solicitation is consummated and the Proposed Amendments are approved, the Nasdaq may delist the shares of Series D Preferred Stock that remain outstanding if it determines that the Series D Preferred Stock no longer meets its listing criteria, certain of which concern the number of shares outstanding, the aggregate market value of Series D Preferred Stock or the terms of the Series D Preferred Stock as amended by the Proposed Amendments, such that continued listing is inadvisable or unwarranted.

If the Nasdaq delists our Series D Preferred Stock from trading on its exchange, our Series D Preferred Stock may be able to be quoted in the over-the-counter market, however investors may still find it difficult to obtain accurate quotations as to the market value of our Series D Preferred Stock. Various requirements may be imposed on broker-dealers who sell our securities to persons other than established customers and accredited investors following a de-listing of the Series D Preferred Stock. Consequently, a de-listing may deter broker-dealers from recommending or selling our Series D Preferred Stock, which may further affect its liquidity. However, even if this were not to occur, Series D Preferred Holders could face significant material adverse consequences, including reduction of the liquidity and market price of the Series D Preferred Stock; and a reduction of the number of investors willing to hold or acquire our Series D Preferred Stock.

If we are unable to successfully complete the Exchange Offer and Consent Solicitation, the Company may be required to settle redemptions of Series D Preferred Stock in Common Stock.

If the Exchange Offer and the Consent Solicitation are not successfully completed, then the Company will likely be required to settle redemptions of Series D Preferred Stock following the Series D Redemption Date in Common Stock, which would result in a significant dilution of the Common Stock Holders and a significant decrease in the value of the Common Stock received by the Series D Preferred Holders upon redemption of their Series D Preferred Stock.

Certain directors and officers hold Series D Preferred Stock.

Certain of our directors and executive officers hold Series D Preferred Stock and have indicated to us that they intend to tender such Series D Preferred Stock into the Exchange Offer and consent to the Consent Solicitation. See “Interests of Directors, Executive Officers and Others”.

Risks Related to Proposed Amendments and Amended Series D Preferred Stock

If effected, the Proposed Amendments will significantly reduce rights of the holders of Series D Preferred Stock.

If the Proposed Amendments are effected, certain rights of the Series D Preferred Holders that are currently set forth in our charter will be eliminated.

Among other things, this could result in the Amended Series D Preferred Stock having less value than the Series D Preferred Stock today and/or less value than the Exchange Notes. See “The Exchange Offer and the Consent Solicitation – Consent Solicitation Provisions” for a description of the Proposed Amendments and Annex A for the complete text of the Proposed Amendments.

If the Proposed Amendments are effected, dividend payments on the Amended Series D Preferred Stock will be non-cumulative.

The dividends on the Series D Preferred Stock are currently cumulative, which means that if a dividend is not paid in any quarter, it will accumulate and become payable in the future. If we complete the Exchange Offer and the Proposed Amendments become effective, the Company will not be required to pay any dividends on the Amended Series D Preferred Stock at any time unless the Board of Directors elects to do so in its sole discretion. In addition, dividends, if any, on the Amended Series D Preferred Stock will become non-cumulative, which means that if a dividend is not declared for any dividend period, it will not accumulate and holders of the Amended Series D Preferred Stock will not be entitled to receive that dividend at any time in the future.

If the Exchange Offer and Consent Solicitation is successful, and you do not tender your shares of Series D Preferred Stock, the value of your Amended Series D Preferred Stock will likely be lower than the current value of the Series D Preferred Stock.

Successful completion of the Exchange Offer and Consent Solicitation will cause the number of outstanding shares of the Amended Series D Preferred Stock and their liquidity to be significantly reduced in comparison to the outstanding shares of the Series D Preferred Stock, and, therefore, the market price of your shares of the Amended Series D Preferred Stock will likely be lower than the market price of your shares of the Series D Preferred Stock today.

Risks Related to the Exchange Notes

The Exchange Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, and creditors of our subsidiaries will have priority as to our subsidiaries’ assets.

The Exchange Notes are not obligations of, or guaranteed by, any of our subsidiaries or any third party. As a result, our right and the rights of our creditors, including holders of the Exchange Notes, to participate in any distribution of assets of any of our subsidiaries upon their liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary. Accordingly, the Exchange Notes are structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries. As of September 30, 2022, our subsidiaries had $147.5 million of liabilities.

The indenture with respect to the Exchange Notes will contain limited covenants, and those covenants will not restrict, among other actions, the amount of indebtedness that we or our subsidiaries may incur.

The covenants in the indenture which will govern the Exchange Notes (the “Exchange Notes Indenture”) will be very limited. For example, the Exchange Notes Indenture will not limit: our or our subsidiaries’ ability to incur additional debt or allow liens on our or their assets; our ability to pay dividends or make investments; our subsidiaries ability to pay dividends or make other distributions to us to make payments on our obligations; or our ability to redeem or repurchase our other securities, make acquisitions or sell assets. As a result, the terms of the Exchange Notes Indenture will not limit us from taking certain actions which may result in an adverse change in our financial condition or results of operations, and you should not consider the terms of the Exchange Notes Indenture to be a significant factor in evaluating whether we will be able to comply with our obligations under the Exchange Notes.

Active trading markets for the Exchange Notes may not develop, and any such markets may be illiquid.

The Exchange Notes will constitute a new issue of securities and have no pre-existing trading market. While we intend to apply to list the Exchange Notes on Nasdaq, we cannot assure you that the Exchange Notes will be accepted for such listing. Even if our Series D Preferred Stock is listed on Nasdaq, such listing does not guarantee that a trading market will develop or, if a trading market does develop, that the depth or liquidity of that market will enable holders of Exchange Notes to sell their securities easily. In addition, the liquidity of such trading market, and the market prices quoted therefor, may be adversely affected by changes in the overall market for the type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active after-market for the Exchange Notes will develop or be sustained, that holders of the Exchange Notes will be able to sell their Exchange Notes or that holders of the Exchange Notes will be able to sell their Exchange Notes at favorable prices or at all.

Until the Exchange Notes are delivered, you will not be able to resell any of the Exchange Notes that you may receive pursuant to the Exchange Offer.

The Exchange Notes will be issued in book-entry form only and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, DTC. Beneficial owners of Series D Preferred Stock whose shares are held in “street name” will have their Exchange Notes credited to the account of their broker, dealer, custodian bank or other nominee. The Company intends to deliver the Exchange Notes issuable upon consummation of the Exchange Offer within three Business Days of the closing of the Exchange Offer and will announce the anticipated delivery date of the Exchange Notes immediately following the closing of the Exchange Offer. Until the Exchange Notes are delivered following the Expiration Date and Time, you will not be able to sell the Exchange Notes you may receive in the Exchange Offer.

There can be no assurance that the IRS or a court will agree with the characterization of the Exchange Notes as debt for U.S. federal income tax purposes.

We intend to treat the Notes as indebtedness for U.S. federal income tax purposes. However, this position is not binding on the Internal Revenue Service (“IRS”) or the courts. If the IRS successfully asserted that the Notes are equity for U.S. federal income tax purposes, the U.S. federal income tax treatment of the exchange of Series D Preferred Stock for Note pursuant to the Exchange Offer and the ownership and disposition of the Notes would be materially different from the consequences described in “Material U.S. Federal Income Tax Considerations” beginning on page 90 and may result in adverse consequences to the Series D Preferred Holders that exchange such stock for Notes pursuant to the Exchange Offer and to us. You are urged to consult your tax advisor as to the particular tax consequences to you if the Notes were treated as equity for U.S. federal income tax purposes.

We expect to treat the notes as original issue discount debt instruments for U.S. federal income tax purposes.

The Notes should properly be treated as Original Issue Discount (“OID”) instruments for U.S. federal income tax purposes. Such treatment depends, in part, on whether their “stated redemption price at maturity” exceeds their “issue price” (which will be determined following the consummation of the Exchange Offer) by a statutory de minimis amount. Assuming the Notes are treated as OID instruments, U.S. Holders may be required to accrue ordinary income in excess of amounts that they receive from us during one or more taxable years, and would be required to fund any resulting tax liability with cash from other sources. However, the Notes may also be treated as “contingent payment debt instruments,” which can affect the timing and magnitude of OID inclusions and the character of gain recognized on the sale, retirement or other disposition of the Notes. See “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations of the Ownership and Disposition of the Notes” for a more detailed discussion. You are urged to consult your tax advisor with respect to the application of the OID provisions and any other applicable tax consequences to you of owning the Notes.

Risks Related to Our Liquidity

Our ability to service all of our indebtedness, including the Exchange Notes if the Exchange Offer and Consent Solicitation is successfully consummated, depends on many factors beyond our control, and if we cannot generate enough cash to service our indebtedness, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our obligations with respect to our debt, including the Exchange Notes being offered hereby, depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities and future borrowings sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes being offered hereby. If we are unable to service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital, which may be restricted by the terms of our credit agreements. We also may not be able to, if required, effect these actions on commercially reasonable terms, or at all. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts in our indebtedness, including any Exchanged Notes issued as a result of the successful consummation of the Exchange Offer and Consent Solicitation.

Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences.

As of September 30, 2022, the Company had approximately $353.7 million of indebtedness outstanding, which may expose us to the risk of default under our debt obligations.

As of September 30, 2022, approximately $ 244.6 million of $353.7 million of our outstanding indebtedness is guaranteed by our Operating Partnership, and we may incur additional debt to finance future acquisition and development activities. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

●	our cash flow may be insufficient to meet our required principal and interest payments;

●	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

●	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

●	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

●	we may violate financial covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

●	our default under any loan with cross-default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Risks Related to Our General Business Operations

Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Northeast, Mid-Atlantic and Southeast, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

Our properties are located in Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, Oklahoma, Tennessee, Kentucky, New Jersey, Pennsylvania, West Virginia, Connecticut, Maryland and Massachusetts, which exposes us to greater economic risks than if we owned a more geographically diverse portfolio. If there is a downturn in the economy in our markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected. We cannot assure you that our markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of retail properties. Our operations may also be affected if competing properties are built in our markets. Moreover, submarkets within any of our markets may be dependent upon a limited number of industries. Any adverse economic or real estate developments in the Mid-Atlantic, Northeast or Southeast markets, or any decrease in demand for retail space resulting from the regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders.

The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Large, regionally or nationally recognized tenants typically anchor our properties. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” or “go-dark” provisions, which, if triggered, may allow tenants to pay reduced rent, cease operations or terminate their leases, any of which could adversely affect our performance or the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” provisions that condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or the tenant’s obligation to continue occupancy on certain conditions, including: (i) the presence of a certain anchor tenant or tenants; (ii) the continued operation of an anchor tenant’s store; and (iii) minimum occupancy levels at the applicable retail property. If a co-tenancy provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to cease operations, to terminate its lease early or to a reduction of its rent. In periods of prolonged economic decline, there is a higher than normal risk that co-tenancy provisions will be triggered as there is a higher risk of tenants closing stores or terminating leases during these periods. In addition to these co-tenancy provisions, certain of the leases at our retail properties contain “go-dark” provisions that allow the tenant to cease operations while continuing to pay rent. This could result in decreased customer traffic at the applicable retail property, thereby decreasing sales for our other tenants at that property, which may result in our other tenants being unable to pay their minimum rents or expense recovery charges. These provisions also may result in lower rental revenue generated under the applicable leases. To the extent co-tenancy or go-dark provisions in our retail leases result in lower revenue or tenant sales or tenants’ rights to terminate their leases early or to a reduction of their rent, our performance or the value of the applicable retail property could be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

As of September 30, 2022, leases representing approximately 1.26% of the square footage and approximately 1.94% of the annualized base rent of the properties in our total portfolio are month-to-month leases or will expire through December 31, 2022, and an additional 9.80% of the square footage of the properties in our total portfolio was available. We cannot assure you that leases will be renewed or that our properties will be re-let at net effective rental rates equal to or above the current average net effective rental rates or that substantial rent abatements, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow ability to make distributions and per share trading price of our securities could be adversely affected.

We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth and ability to pay dividends in the future.

Our business strategy involves the acquisition of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers, free-standing retail properties and development properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategies. We continue to evaluate the market of available properties and may attempt to acquire properties when strategic opportunities exist. However, we may be unable to acquire properties identified as potential acquisition opportunities. Our ability to acquire properties on favorable terms, or at all, may be exposed to the following significant risks:

●	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

●	even if we enter into agreements for the acquisition of properties, these agreements are subject to conditions to closing, which we may be unable to satisfy; and

●	we may be unable to finance the acquisition on favorable terms or at all.

If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could slow our growth and hinder our ability to pay dividends as expected.

We face significant competition for acquisitions of real properties, which may reduce the number of acquisition opportunities available to us and increase the costs of these acquisitions.

The current market for acquisitions continues to be extremely competitive. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. We also face significant competition for attractive acquisition opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other forms of investment. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing prices paid for such acquisition properties and/or reducing the rents we can charge and, as a result, adversely affecting our operating results.

Our future acquisitions may not yield the returns we expect, and we may otherwise be unable to operate these properties to meet our financial expectations, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

●	Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

●	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

●	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

●	our cash flow may be insufficient to meet our required principal and interest payments or make expected distributions;

●	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

●	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

●	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

●	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for cleanup of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning, environmental and tax laws, the potential for liability under applicable laws, interest rate levels, principal loan amounts and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If we are unable to decrease operating costs when demand for our properties decreases and our revenues decline, our financial condition, results of operations and our ability to make distributions to our stockholders may be adversely affected.

High mortgage interest rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms or at all. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for debt payments and distributions to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increase our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For U.S. federal income tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the loan. If the outstanding balance of the loan exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

Subject to maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. We currently do not have any hedges in place. Our hedging transactions may include entering into interest rate cap agreements or interest rate swap agreements. These agreements involve risks, such as the risk that such arrangements would not be effective in reducing our exposure to interest rate changes or that a court could rule that such an agreement is not legally enforceable. In addition, interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging could reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes could materially adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities. In addition, while such agreements would be intended to lessen the impact of rising interest rates on us, they could also expose us to the risk that the other parties to the agreements would not perform, we could incur significant costs associated with the settlement of the agreements or that the underlying transactions could fail to qualify as highly-effective cash flow hedges under generally accepted accounting principles in the United States of America.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the recent dislocations in the credit markets and general global economic downturn. These conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities as a result of the following potential consequences, among others:

●	decreased demand for retail space, which would cause market rental rates and property values to be negatively impacted;

●	reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties and may reduce the availability of unsecured loans; and

●	our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense.

In addition, any economic downturn may adversely affect the businesses of many of our tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business and results of operations.

We are subject to risks that affect the general retail environment, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large retailing companies and competition from discount and internet retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our shopping centers.

With the exception of our corporate offices, all of our improved properties are in the retail real estate market. This means that we are subject to factors that affect the retail sector generally, as well as the market for retail space. The retail environment and the market for retail space have been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing competition from discount retailers, outlet malls, internet retailers and other online businesses. Increases in consumer spending via the internet may continue to significantly affect our retail tenants’ ability to generate sales in their stores. In addition, some of our retail tenants face competition from the expanding market for digital content and hardware. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants.

Any of the foregoing factors could adversely affect the financial condition of our tenants and the willingness of retailers to lease space in our shopping centers. In turn, these conditions could negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

We face significant competition in the leasing market, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow and per share trading price of our Common Stock could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, causing our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities to be adversely affected.

To the extent adverse economic conditions continue in the real estate market and demand for retail space falls, we expect that, upon expiration of leases at our properties, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could cause an adverse effect to our financial condition, results of operations, cash flow and per share trading price of our securities.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, which could negatively impact our ability to generate cash flow growth.

As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions in the Northeast, Mid-Atlantic and Southeast real estate markets, a general economic downturn and the desirability of our properties compared to other properties in our submarkets, we may be unable to realize the asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

We have and may continue to acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

We have acquired, and in the future we may continue to acquire, properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our securities.

We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to the following risks associated with such development and redevelopment activities:

●	unsuccessful development or redevelopment opportunities could result in direct expenses to us;

●	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

●	time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

●	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

●	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

●	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

●	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

●	our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

●	the availability and pricing of financing to fund our development activities on favorable terms or at all.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow, ability to make distributions to our stockholders, service our substantial indebtedness, including indebtedness incurred as a result of the successful consummation of the Exchange Offer and the issuance of the Exchange Notes and the trading price of our securities.

Our success depends upon our retaining and recruiting key personnel.

Our future success depends heavily upon the continued service of our key executives. We rely on their industry expertise and experience in our business operations, and in particular, on their financial and accounting skills, management skills, and working relationship with our employees and many of our tenants. If they became unable or unwilling to continue in their present positions, or they left our Company, we may not be able to replace them, our business may be significantly disrupted and our financial condition and results of operations may be materially adversely affected.

Potential losses may not be covered by insurance or may exceed policy limits and we could incur significant costs and lose our equity in the damaged properties.

We carry comprehensive liability insurance policies, covering all of our properties. Our insurance coverage contains policy specifications and insured limits customarily carried for similar properties and business activities. If a loss or damages are suffered at one or more of our properties, our insurer may attempt to limit or void our coverage by arguing that the loss resulted from facts or circumstances not covered by our policy. Furthermore, if we experience a loss that is uninsured or that exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged or otherwise adversely affected properties as well as the anticipated future cash flows from those properties.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we have and continue to intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt that we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

●	general market conditions;

●	the market’s perception of our growth potential;

●	our current debt levels;

●	our current and expected future earnings;

●	our cash flow and cash distributions; and

●	the market price per share of our securities.

Recently, the capital markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

We may not comply with the “Asset Coverage Ratio” contained in the terms of our Series D Preferred Stock.

The terms of our Series D Preferred Stock require us to maintain a certain level of asset coverage. More specifically, we are required to maintain an asset coverage percentage of at least 200% on the last business day of each calendar quarter. This percentage is calculated by dividing (i) our total assets plus accumulated depreciation, plus accumulated amortization minus our total liabilities and indebtedness as reported in our financial statements (exclusive of the book value of any Redeemable and Term Preferred Stock) by (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of the outstanding shares of our Series D Preferred Stock and any outstanding shares of Redeemable and Term Preferred Stock. If we fail to satisfy the Asset Coverage Ratio (as defined in Note 8 to the consolidated financial statements included in this document), we must cure the failure during the period that expires at the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter. If we fail to cure the failure prior to the Asset Coverage Cure Date (as defined in Note 8 to the consolidated financial statements included in this document), the terms of our Series D Preferred Stock require us to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having an Asset Coverage Ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption.

There can be no guarantee that we will continue to comply with the Asset Coverage Ratio in the future. To the extent we fail to satisfy the Asset Coverage Ratio and are required to redeem shares of our Series D Preferred Stock, our business and its operations may be materially and adversely impacted.

If a major tenant declares bankruptcy or experiences a downturn in its business, we may be unable to collect balances due under relevant leases.

We may experience concentration in one or more tenants across several of the properties in our portfolio. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties. In addition, we may not be able to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Any of our tenants, or any guarantor of one of our tenant’s lease obligations, could become subject to a bankruptcy proceeding pursuant to Title 11 of the United States Code (the “Bankruptcy Code”). If a tenant becomes a debtor under the Bankruptcy Code, federal law prohibits us from evicting such tenant based solely upon the commencement of such bankruptcy. Further, such a bankruptcy filing could prevent us from attempting to collect pre-bankruptcy debts from the bankrupt tenant or its properties or taking other debt enforcement actions, unless we receive an enabling order from the bankruptcy court. Generally, post-bankruptcy debts are required by statute to be paid currently, which would include payments on our leases that come due after the date of the bankruptcy filing. Such a bankruptcy filing also could cause a decrease, delay or cessation of current rental payments, reducing our operating cash flows and the amount of cash available for distributions to stockholders. Prior to emerging from bankruptcy, the tenant will need to decide whether to assume or reject its leases. Generally, and unless otherwise agreed to by the tenant and the lessor, if a tenant assumes a lease, all pre-bankruptcy balances and unpaid post-bankruptcy amounts owed under the lease must be paid in full. If a given lease or guaranty is not assumed, our operating cash flows and the amount of cash available for distribution to stockholders may be adversely affected. If a lease is rejected by a tenant in bankruptcy, we are entitled to general unsecured claims for damages. If a lease is rejected, we may not receive any further rent payments from the tenant, and the amount of our general unsecured claim for future rent would be capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent and damages already due but unpaid. We would only receive recovery on our general unsecured claim in the event that funds or other consideration were available for distribution to general unsecured creditors, and then only in the same percentage as that realized on other general unsecured claims. We may also be unable to re-lease a terminated or rejected property or to re-lease it on comparable or more favorable terms.

Our business and the market price of our securities could be negatively affected as a result of the actions of activist stockholders.

Our business, operating results or financial condition could be harmed by proxy contests because, among other things:

●	Responding to proxy contests is costly and time-consuming, is a significant distraction for our board of directors, management and employees, and diverts the attention of our board of directors and senior management from the pursuit of our business strategy, which could adversely affect our results of operations and financial condition;

●	Perceived uncertainties as to our future direction, our ability to execute on our strategy, or changes to the composition of our board of directors or senior management team, including our CEO, may lead to the perception of a change in the direction of our business, instability or lack of continuity which may be exploited by our competitors, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners;

●	The expenses for legal and advisory fees and administrative and associated costs incurred in connection with responding to proxy contests and any related litigation may be substantial; and

●	We may choose to initiate, or may become subject to, litigation as a result of the proxy contests or matters arising from the proxy contests, which would serve as a further distraction to our board of directors, management and employees and would require us to incur significant additional costs.

In addition, the market price of our securities could be subject to significant fluctuations or otherwise be adversely affected by the uncertainties described above or the outcome of the proxy contests.

The federal government’s “green lease” policies may adversely affect us.

In recent years, the federal government has instituted “green lease” policies that allow a government tenant to require leadership in energy and environmental design for commercial interiors, or LEED®-CI, certification in selecting new premises or renewing leases at existing premises. In addition, the Energy Independence and Security Act of 2007 allows the General Services Administration to prefer buildings for lease that have received an “Energy Star” label. Obtaining such certifications and labels may be costly and time consuming, but our failure to do so may result in our competitive disadvantage in acquiring new or retaining existing government tenants.

Technological developments may impact customer traffic at certain tenants’ stores and ultimately sales at such stores.

We may be adversely affected by developments of new technology that may cause the business of certain of our tenants to become substantially diminished or functionally obsolete, with the result that such tenants may be unable to pay rent, become insolvent, file for bankruptcy protection, close their stores or terminate their leases. Examples of the potentially adverse effects of new technology on retail businesses include, amongst other things, the advent of online movie rentals on video stores, the effect of e-books and small screen readers on book stores, and increased sales of many products online.

Substantial recent annual increases in online sales have also caused many retailers to sell products online on their websites with pick-ups at a store or warehouse or through deliveries. With special reference to our principal tenants, online grocery orders are available in some areas and may become a major factor affecting grocers in our portfolio.

Natural disasters and severe weather conditions could have an adverse impact on our cash flow and operating results.

Some of our properties could be subject to potential natural or other disasters. In addition, we may acquire properties that are located in areas that are subject to natural disasters, such as earthquakes and droughts. Properties could also be affected by increases in the frequency or severity of tornadoes, hurricanes or other storms, whether such increases are caused by global climate changes or other factors. The occurrence of natural disasters or severe weather conditions can increase investment costs to repair or replace damaged properties, increase operating costs, increase future property insurance costs, and/or negatively impact the tenant demand for lease space. If insurance is unavailable to us, or is unavailable on acceptable terms, or if our insurance is not adequate to cover business interruption or losses from such events, our earnings, liquidity and/or capital resources could be adversely affected.

We face risks relating to cybersecurity attacks, loss of confidential information and other business disruptions.

Our business is at risk from and may be impacted by cybersecurity attacks, including attempts to gain unauthorized access to our confidential data, and other electronic security breaches. Such cyber-attacks can range from individual attempts to gain unauthorized access to our information technology systems to more sophisticated security threats. While we employ a number of measures to prevent, detect and mitigate these threats, there is no guarantee such efforts will be successful in preventing a cyber-attack. A cybersecurity attack could compromise the confidential information of our employees, tenants and vendors. A successful attack could disrupt and otherwise adversely affect our business operations.

Risks Related to the Real Estate Industry

There are inherent risks associated with real estate investments and with the real estate industry, each of which could have an adverse impact on our financial performance and the value of our properties.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Our financial performance and the value of our properties can be affected by many of these factors, including the following:

●	adverse changes in financial conditions of buyers, sellers and tenants of our properties, including bankruptcies, financial difficulties or lease defaults by our tenants;

●	the national, regional and local economy, which may be negatively impacted by concerns about increasing interest rates, inflation, deflation and government deficits, high unemployment rates, decreased consumer confidence, industry slowdowns, reduced corporate profits, liquidity concerns in our markets and other adverse business concerns;

●	local real estate conditions, such as an oversupply of, or a reduction in, demand for retail space and the availability and creditworthiness of current and prospective tenants;

●	vacancies or ability to rent retail space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options;

●	changes in operating costs and expenses, including, without limitation, increasing labor and material costs, insurance costs, energy prices, environmental restrictions, real estate taxes and costs of compliance with laws, regulations and government policies, which we may be restricted from passing on to our tenants;

●	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of our properties, to obtain financing on favorable terms or at all;

●	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

●	inability to refinance our indebtedness, which could result in a default on our obligations;

●	the convenience and quality of competing retail properties;

●	inability to collect rent from tenants;

●	our ability to secure adequate insurance;

●	our ability to secure adequate management services and to maintain our properties;

●	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, government fiscal policies and the Americans with Disabilities Act of 1990 (the “ADA”); and

●	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, wind damage and floods, which may result in uninsured and underinsured losses.

In addition, because the yields available from equity investments in real estate depend in large part on the amount of rental income earned, as well as property operating expenses and other costs incurred, a period of economic slowdown or recession, or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults among our existing leases, and, consequently, our properties, including any held by joint ventures, may fail to generate revenues sufficient to meet operating, debt service and other expenses. As a result, we may have to borrow amounts to cover fixed costs, and our financial condition, results of operations, cash flow, per share market price of our securities and ability to satisfy our principal and interest obligations and to make distributions to our stockholders may be adversely affected.

Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations and cash flow.

Our ability to pay expected dividends to our stockholders depends on our ability to complete future acquisitions as well as our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “—Risks Related to Our General Business Operations,” as well as the following:

●	local oversupply or reduction in demand for retail space;

●	adverse changes in financial conditions of buyers, sellers and tenants of properties;

●	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

●	increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

●	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured or underinsured losses;

●	decreases in the underlying value of our real estate;

●	changing submarket demographics; and

●	changing traffic patterns.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations and cash flow.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Our property taxes could increase due to property tax rate changes or reassessment, which would adversely impact our cash flows.

We are required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. The amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow would be adversely impacted, and our ability to pay any expected dividends to our stockholders could be adversely affected.

Our properties may contain asbestos or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to our stockholders.

We are required by federal regulations with respect to our properties to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials (“ACMs”), and potential ACMs. We may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs at our properties as a result of these regulations. The regulations may affect the value of any of our properties containing ACMs and potential ACMs. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a property. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions.

The presence of ACMs or significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the ACMs or mold from the affected property. In addition, the presence of ACMs or significant mold could expose us to claims of liability to our tenants, their or our employees, and others if property damage or health concerns arise.

Acquired properties may be located in new markets where we may face risks associated with investing in an unfamiliar market.

We may acquire properties in markets that are new to us. When we acquire properties located in new markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. We work to mitigate such risks through extensive diligence and research and associations with experienced service providers. However, there can be no guarantee that all such risks will be eliminated.

We may acquire properties with lock-out provisions, or agree to such provisions in connection with obtaining financing, which may prohibit us from selling or refinancing a property during the lock-out period.

We may acquire properties in exchange for common units of our Operating Partnership and agree to restrictions on sales or refinancing, called “lock-out” provisions, which are intended to preserve favorable tax treatment for the owners of such properties who sell them to us. In addition, we may agree to lock-out provisions in connection with obtaining financing for the acquisition of properties. Lock-out provisions could materially restrict us from selling, otherwise disposing of or refinancing properties. These restrictions could affect our ability to turn our investments into cash and thus affect cash available for distributions to our stockholders. Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in the best interests of our stockholders. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control.

Construction and development projects are subject to risks that materially increase the costs of completion.

In the event that we decide to develop and construct new properties or redevelop existing properties, we will be subject to risks and uncertainties associated with construction and development. These risks include, but are not limited to, risks related to obtaining all necessary zoning, land-use, building occupancy and other governmental permits and authorizations, risks related to the environmental concerns of government entities or community groups, risks related to changes in economic and market conditions between development commencement and stabilization, risks related to construction labor disruptions, adverse weather, acts of God or shortages of materials which could cause construction delays and risks related to increases in the cost of labor and materials which could cause construction costs to be greater than projected and adversely impact the amount of our development fees or our results of operations or financial condition.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Additionally, we possess Phase I Environmental Site Assessments for all of the properties in our portfolio. However, the assessments are limited in scope (e.g., they do not generally include soil sampling, subsurface investigations, hazardous materials surveys or lead-based paint inspections or asbestos inspections) and may have failed to identify all environmental conditions or concerns. Furthermore, the Phase I Environmental Site Assessment reports for all of the properties in our portfolio are limited to the information available to the licensed site professional at the time of the investigation, and, as such, may not disclose all potential or existing environmental contamination liabilities at the properties in our portfolio arising after the date of such investigation. As a result, we could potentially incur material liability for these issues, which could adversely impact our financial condition, results of operations and cash flow. Some of the Phase I Environmental Site Assessments in our possession indicate the possibility of lead-based paint and asbestos containing materials located on and within buildings on some of our properties and polychlorinated biphenyl-containing electrical transformers located or adjacent to some of our properties. However, management believes that the potential liabilities resulting from removing these items would be immaterial.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such non-compliance. Also, we could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. In addition, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us, and changes in laws could increase the potential liability for non-compliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to you or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations and cash flow. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

The properties in our portfolio are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulation will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations and cash flow.

In addition, federal and state laws and regulations, including laws such as the ADA and the Fair Housing Amendment Act of 1988 (the “FHAA”), impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA or the FHAA. If one or more of the properties in our portfolio is not in compliance with the ADA, the FHAA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations and cash flow.

The risks associated with undeveloped land parcels and related activities could have a material adverse effect on our results of operations.

We have 4 undeveloped parcels of land. The risks inherent in owning land increase as demand or rental rates for office, retail or multifamily properties decreases. Real estate markets are uncertain, and as a result, the value of undeveloped land can fluctuate depending on prospective uses or intended developments. In addition, carrying costs, can be significant and can result in losses or reduced profitability. If there are subsequent changes in the fair value of our undeveloped land parcels that cause us to determine that the fair value of our undeveloped land parcels is less than their carrying basis reflected in our financial statements plus estimated costs to sell, we may be required to take future impairment charges which would reduce our net income and could materially and adversely affect our results of operations.

Risks Related to Our Organization Structure

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Virginia law and the partnership agreement of our Operating Partnership (the “Partnership Agreement”) in connection with the management of our Operating Partnership. Our fiduciary duties and obligations as the general partner of our Operating Partnership may come into conflict with the duties of our directors and officers to our company.

Under Virginia law, a general partner of a Virginia limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the Partnership Agreement or Virginia law consistently with the obligation of good faith and fair dealing. The Partnership Agreement provides that, in the event of a conflict between the interests of our Operating Partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our Operating Partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the Operating Partnership under its Partnership Agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our Operating Partnership, owe to the Operating Partnership and its partners.

Additionally, the Partnership Agreement provides that we will not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our Operating Partnership must indemnify us, our directors and officers, officers of our Operating Partnership and our designees from and against any and all claims that relate to the operations of our Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the Partnership Agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the Partnership Agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

Our Board may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our Board. Accordingly, our stockholders do not control these policies. Further, while our Board reviews our ability to service our indebtedness, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our Board may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regard to the foregoing could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our charter eliminates the personal liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

●	actual receipt of an improper benefit or profit in money, property or services (and then only for the value of the benefit or profit received); or

●	a judgment or final adjudication adverse to a director or offer based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

Loss of exclusion from regulation pursuant to the Investment Company Act of 1940 would adversely affect us.

We conduct our operations so that our company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940, or the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test.

We conduct our operations so that our company and most, if not all, of our subsidiaries will comply with the 40% test. We continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each subsidiary with this test. In addition, we believe that neither we nor any of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we not engage primarily, or propose to engage primarily, or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries are primarily engaged in non-investment company businesses related to real estate. Our business will be materially and adversely affected if we fail to qualify for this exclusion from regulation pursuant to the Investment Company Act.

Our charter and bylaws contain provisions that may delay or prevent a change of control transaction.

Our charter contains 9.8% ownership limits. For the purpose of preserving our REIT qualification, our charter prohibits direct or constructive ownership by any person of more than (i) 9.8% of the total number or value (whichever is more restrictive) of the outstanding shares of our Common Stock, or (ii) 9.8% of the value of the outstanding shares of any classes or series of stock, of the Company, unless our Board of Directors grants a waiver.

Our charter’s constructive ownership rules are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of any class or series of our stock by an individual or entity could nevertheless cause that individual or entity to own constructively in excess of 9.8% of a class or series of outstanding stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our stock in excess of the ownership limit without the consent of our Board of Directors will be void, and could result in the shares being automatically transferred to a charitable trust.

Our bylaws require a stockholder who desires to nominate a person for election to our Board and/or to make proposals to be considered at an annual meetings of stockholders to comply with strict notice requirements. These bylaw provisions could make it more difficult for a stockholder’s director nominee to be elected or for such stockholder’s proposal to be voted on at an annual meeting.

Our charter permits our Board to issue shares of stock without stockholder approval and to create and issue a class or series of common stock or preferred stock without stockholder approval.

Our charter empowers our Board, without stockholder approval, to issue authorized shares of stock and to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue. In addition, our charter authorizes our Board to classify and reclassify authorized but unissued shares of stock of any class or series of stock by setting, fixing, eliminating, or altering in any one or more respects the preferences, rights, voting powers, restrictions and qualifications of, dividends on, and redemption, conversion, exchange, and other rights of, such stock. Our Board could use these powers to issue shares of stock having terms favorable to management or to a person or persons affiliated with or otherwise friendly to management. The issuance of any such classes or series of stock could have the effect of delaying or preventing a change of control transaction that might otherwise be in the best interests of our stockholders.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law (“MGCL”) may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control that could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

●	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock), or an affiliate thereof, for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and supermajority voting requirements on these combinations; and

●	“control share” provisions that provide that holders of “control shares” of our company (defined as voting shares which, when aggregated with all other shares owned or controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by a board of directors prior to the time that the “interested stockholder” becomes an interested stockholder.

Risks Related to Our Acquisition of Cedar Realty Trust, Inc.

We may be unable to integrate Cedar Realty Trust, Inc. (“Cedar”) successfully or realize expected synergies or other benefits.

Our recently completed acquisition of Cedar has placed significant demands on our management and our operational and financial resources. Acquisitions involve numerous risks, including:

●	difficulties in assimilating and integrating the operations, technologies and properties acquired;

●	the diversion of management’s attention from other business concerns;

●	current operating and financial systems and controls may be inadequate to deal with the growth;

●	the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

●	potential unknown liabilities and unforeseen increased expenses associated with the acquisition, and

●	performance shortfalls as a result of the diversion of management’s attention caused by completing the acquisition and integrating the companies’ operations.

For all these reasons, it is possible that the Cedar integration process could result in the distraction of our management, the disruption of the ongoing business, or inconsistencies in the combined operations, any of which could adversely affect the ability of the Company to achieve the anticipated benefits of the acquisition, or could otherwise adversely affect the business and financial results of the Company.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT could have significant adverse consequences to us.

We have elected to be taxed, and we conduct operations so as to qualify, as a REIT for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS that we qualify as a REIT, and the statements in this Prospectus/Consent Solicitation are not binding on the IRS or any court. Therefore, we cannot assure you that we qualify as a REIT, or that we will remain qualified as such in the future. If we fail to qualify as a REIT in any tax year, we will face adverse tax consequences that could substantially impact our ability to make payments on the Notes because:

●	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

●	we also could be subject to the federal alternative minimum tax for taxable years beginning before January 1, 2018 and, possibly, increased state and local taxes; and

●	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for the four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and payments on our debt obligations, including the Notes. In addition, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, which could further impact our ability to make payments on our debts, including the Notes.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. To qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors and creditors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we continue to qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions they operate.

If our Operating Partnership fails to continue to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will continue to be treated as a partnership for U.S. federal income tax purposes. As a partnership, our Operating Partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to continue to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to continue to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would significantly reduce the amount of cash available for debt service and for distribution to its partners, including us.

Maintaining our status as a REIT may require us to engage in transactions at unfavorable times under unfavorable terms.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

To continue to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular U.S. federal corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. To maintain our REIT status and avoid paying income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our stock and debt obligations, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow, ability to make payments on our debt obligations, including the Notes.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% excise tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors. Complying with the available safe harbors may prevent us from selling property to raise additional funds, including funds that we may need to make payments on our debt obligations such as the Notes.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income, the ownership of our stock, and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Additionally, failing to consummate the Exchange Offer may require us to raise additional funds to redeem the Series D Preferred Stock. As a result, having to comply with the distribution requirement and our obligation to redeem the Series D Preferred Stock if the Exchange Offer is not consummated could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, to redeem the Series D Preferred Stock, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting net gain if such sales constitute prohibited transactions. Furthermore, consummation of the Exchange Offer will result in changes in the beneficial ownership of our stock that could have adverse consequences on our qualification as a REIT on a prospective basis.

Legislative or other actions affecting REITs could have a negative effect on us, including our ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended, possibly with retroactive effect. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective. We and our noteholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Terms of the Exchange Offer and Consent Solicitation

No Recommendation

None of the Board of Directors, our officers or employees, the Paying Agent, Security Registrar and Exchange Agent, Information Agent, the Trustee, or the Dealer Manager and Solicitation Agent, is making a recommendation as to whether you should tender shares of Series D Preferred Stock and consent to the Proposed Amendments.

You must make your own investment decision regarding the Exchange Offer and Consent Solicitation based upon your own assessment of the value of the Series D Preferred Stock, the likely value of the Exchange Notes you may receive in the Exchange Offer and Consent Solicitation, the effect of holding shares of Series D Preferred Stock after the approval of the Proposed Amendments (if approved), your liquidity needs, your investment objectives and any other factors you deem relevant.

However, this Exchange Offer and Consent Solicitation represents the Company’s final attempt to provide Series D Preferred Holders with an opportunity to receive value for their Series D Preferred Stock prior to the Series D Redemption Date. And in carefully considering the Exchange Offer and Consent Solicitation, the Board of Directors believes this Exchange Offer and Consent Solicitation is in the best interests of the Company and fair to the Series D Preferred Holders.

We hereby offer, upon the terms and subject to the conditions of the Exchange Offer and Consent Solicitation described in this Prospectus/Consent Solicitation, to exchange each outstanding share of Series D Preferred Stock for the Exchange Notes at the Exchange Rate.

The total aggregate consideration being offered under the Exchange Offer is $50,438,272 in value of newly issued Exchange Notes.

We intend to apply to list the Exchange Notes on Nasdaq and seek for trading in the Notes to begin within 30 days of the original issue date under the symbol “WHLRZ”.

As part of the Exchange Offer and Consent Solicitation, we are soliciting consents from the holders of the Series D Preferred Stock to the Proposed Amendments. The valid tender of at least 66 2/3% of the outstanding shares of Series D Preferred Stock in the Exchange Offer and Consent Solicitation will constitute an automatic consent to the Proposed Amendments. If approved by the Series D Preferred Holders, the Proposed Amendments will amend our charter to provide as follows:

●	Eliminate provisions relating to cumulative dividend rights;

●	Eliminate provisions relating to the mandatory redemption of Series D Preferred Stock in the event of the Company’s failure to maintain an asset coverage of at least 200%;

●	Eliminate the right of the Series D Preferred Holders to cause the Company to redeem any or all of the Series D Preferred Stock;

●	Eliminate the increases in the dividend rate applicable to the Series D Preferred Stock that would commence on September 21, 2023;

●	Eliminate the right of the Series D Preferred Holders to elect two directors to the Board of Directors if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods;

●	Provide for the mandatory conversion of Series D Preferred Stock if the 20-trading day volume-weighted average closing price of Common Stock exceeds $10.00 per share;

●	Eliminate the special redemption rights of the Company and Series D Preferred Holders upon a change of control of the Company or delisting of the Common Stock from a national securities exchange in the United States; and

●	Provide that the Company shall not be restricted from redeeming, purchasing or otherwise acquiring any shares of the Series D Preferred Stock.

The foregoing summary of the Proposed Amendments is qualified in its entirety by reference to the charter, including the Series D Articles Supplementary, and the text of the Proposed Amendments set forth in Annex A.

If the holders of 66 2/3% or more of the outstanding Series D Preferred Stock consent to the Proposed Amendments by validly tendering their shares of Series D Preferred Stock into the Exchange Offer and Consent Solicitation, we will file Articles of Amendment with SDAT to effect the Proposed Amendments substantially in the form forth in Annex A related to the Series D Preferred Stock promptly after the Expiration Date and Time. The approval of the Proposed Amendments does not require the vote or consent of the holders of any other class or series of our capital stock, and those holders are not entitled to vote on the Proposed Amendments.

We reserve the right to amend the Exchange Offer and Consent Solicitation for any reason. If we so amend the Exchange Offer or the Consent Solicitation, we will extend the Exchange Offer and Consent Solicitation for such period of time that we determine appropriate in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure, and the Expiration Date and Time of the Exchange Offer and Consent Solicitation.

The Exchange Offer and Consent Solicitation will expire at 11:59 p.m., New York City time, on [●], 2022 (referred to herein as the “Expiration Date and Time”), unless extended or earlier terminated by us, in which case the term “Expiration Date and Time” means the latest time and date on which the Exchange Offer and Consent Solicitation, as so extended or earlier terminated, expires. See “The Exchange Offer and Consent Solicitation – Extension, Termination and Amendment” and “The Exchange Offer and Consent Solicitation – Conditions of the Exchange Offer”.

Tendering Series D Preferred Holders will not be obligated to pay any brokerage commissions.

Our obligation to issue the Exchange Notes in exchange for shares of Series D Preferred Stock at the Exchange Rate pursuant to the Exchange Offer and the Consent Solicitation is subject to a number of conditions referred to below under “The Exchange Offer and the Consent Solicitation – Conditions of the Exchange Offer”.

If by the Expiration Date and Time, all of the conditions to the Exchange Offer and Consent Solicitation have not been satisfied or waived, we may elect either to:

●	extend the Expiration Date and Time for the Exchange Offer and Consent Solicitation and retain all shares of Series D Preferred Stock theretofore tendered until the as-extended Expiration Date and Time, of the Exchange Offer and Consent Solicitation, subject to the right of a tendering stockholder to validly withdraw his, her or its Series D Preferred Stock;

●	waive the conditions for the Series D Preferred Stock for which the conditions are not satisfied or waived (other than the Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition); or

●	terminate the Exchange Offer and Consent Solicitation if the conditions are not satisfied or waived and exchange none of the Series D Preferred Stock and return all tendered shares of Series D Preferred Stock.

The Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition may not be waived.

We expect that the Exchange Offer and Consent Solicitation will close once all of the conditions have been satisfied (or waived). Thus, we expect the settlement date in respect of the Series D Preferred Stock validly surrendered and accepted for exchange in the Exchange Offer will occur promptly after the closing of the Exchange Offer, and in any event no later than three business days after the Expiration Date and Time, assuming that applicable conditions to closing are met.

By validly tendering Series D Preferred Stock pursuant to the Exchange Offer and delivering consents pursuant to the Consent Solicitation, a Series D Preferred Holder will be deemed to have represented and warranted:

●	that such Series D Preferred Holder has received and read a copy of this Prospectus/Consent Solicitation and understands and agrees to be bound by all of the terms and conditions of the Exchange Offer and Consent Solicitation,

●	that such Series D Preferred Holder is the beneficial owner (as defined herein) of, or a duly authorized representative of one or more beneficial owners of, the Series D Preferred Stock tendered thereby, and has full power and authority to tender, sell, assign, and transfer the Series D Preferred Stock tendered thereby and provide the related consents to the Proposed Amendments, and

●	that the Series D Preferred Stock being tendered thereby was owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, that when such Series D Preferred Stock is accepted by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right and that such Series D Preferred Stock represents all of the Series D Preferred Stock held by such person.

Consent Solicitation Provisions

As part of the Exchange Offer and Consent Solicitation, the Company is soliciting consents to approve the Proposed Amendments. If the holders of 66 2/3% of the outstanding Series D Preferred Stock consent to the Proposed Amendments by validly tendering (and not validly withdrawing) their shares of Series D Preferred Stock into the Exchange Offer and Consent Solicitation, we will file Articles of Amendment with SDAT to effect the Proposed Amendments related to the Series D Preferred Stock promptly after the expiration of the Exchange Offer. We will then issue a press release announcing that fact, and we will issue the Exchange Notes to be issued in the Exchange Offer promptly after the Expiration Date and Time.

Under Maryland law and under the terms of our charter, we need to obtain the consent of the holders of 66 2/3% of the outstanding shares of Series D Preferred Stock to effect the Proposed Amendments. The Series D Preferred Holders may deliver their consents to the Proposed Amendments only by validly tendering (without later validly withdrawing) their shares of Series D Preferred Stock. At any time before or after the Expiration Date and Time, the Board of Directors may determine that we will make less than all of the proposed modifications under the Proposed Amendments (or none at all), extend the Expiration Date and Time, change the terms of the Exchange Offer and Consent Solicitation, or undertake a combination of the foregoing.

For more complete information, we urge you to review

●	the terms of the Series D Preferred Stock as set forth in the documents constituting our charter (including the Series D Articles Supplementary), which are filed as exhibits to this Registration Statement, and

●	the text presentation of changes to the existing terms of the Series D Preferred Stock, which is attached to this Prospectus/Consent Solicitation as Annex A (additions to the terms of the Series D Preferred Stock that are contemplated by the Proposed Amendments are indicated by underlining, and deletions to the terms of the Series D Preferred Stock that are contemplated by the Proposed Amendments are indicated by strike-outs).

Series D Preferred Holders who validly tender (without later validly withdrawing) their shares of Series D Preferred Stock into the Exchange Offer and Consent Solicitation on or prior to the Expiration Date and Time will be consenting to all of the Proposed Amendments. Series D Preferred Holders who hold their shares of Series D Preferred Stock in street name (i.e., through a broker, dealer or other nominee) should instruct their broker, dealer or other nominee to tender the shares of Series D Preferred Stock on such holders’ behalf. Holders of shares of Series D Preferred Stock may not tender shares in the Exchange Offer and Consent Solicitation without also consenting to the Proposed Amendment.

Series D Preferred Holders who tender their shares of Series D Preferred Stock through a broker, dealer or other nominee may be charged a fee by their broker, dealer or other nominee for doing so. Such Series D Preferred Holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

If the Exchange Offer and Consent Solicitation expires or terminates without any shares of Series D Preferred Stock being validly tendered and not validly withdrawn being accepted for exchange by us following the expiration or termination of the Exchange Offer and the Consent Solicitation, you will continue to hold your shares of Series D Preferred Stock.

None of the Board of Directors, our officers or employees, the Paying Agent, Security Registrar and Exchange Agent, Information Agent, the Trustee, or the Dealer Manager and Solicitation Agent, is making a recommendation as to whether you should tender shares of Series D Preferred Stock and consent to the Proposed Amendments.

You must make your own investment decision regarding the Exchange Offer and Consent Solicitation based upon your own assessment of the value of the Series D Preferred Stock, the likely value of the Exchange Notes you may receive in the Exchange Offer and Consent Solicitation, the effect of holding shares of Series D Preferred Stock after the approval of the Proposed Amendments (if approved), your liquidity needs, your investment objectives and any other factors you deem relevant.

However, this Exchange Offer and Consent Solicitation represents the Company’s final attempt to provide Series D Preferred Holders with an opportunity to receive value for their Series D Preferred Stock prior to the Series D Redemption Date. And in carefully considering the Exchange Offer and Consent Solicitation, the Board of Directors believes it is in the best interests of the Company and fair to the Series D Preferred Holders.

Fractional Exchange Notes

Fractional Exchange Notes will not be issued in the Exchange Offer. Instead, you will receive cash in lieu of fractional Exchange Notes. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. In addition, a stockholder who receives cash in lieu of a fractional Exchange Notes will generally recognize capital gain or loss for U.S. federal income tax purposes on the receipt of the cash to the extent that the cash received is greater or less than the tax basis such holder has allocated to the fractional Exchange Notes. You are urged to read carefully the discussion in “Material U.S. Federal Income Tax Considerations” and to consult your own tax and financial advisors regarding the consequences of both participating and not participating in the Exchange Offer and Consent Solicitation.

Partial Tenders

You must validly tender (and not validly withdraw) all of the shares of Series D Preferred Stock you own, thereby also automatically consenting to the Proposed Amendments, in order to participate in the Exchange Offer and Consent Solicitation. No partial tenders will be accepted.

Extension, Termination and Amendment

We expressly reserve the right, in our sole discretion, at any time on or prior to the Expiration Date and Time, to extend the period of time during which the Exchange Offer and Consent Solicitation are to remain open by giving written notice of such extension. However, there can be no assurance that we will exercise our right to extend the Expiration Date and Time of the Exchange Offer and Consent Solicitation.

If we amend the terms of the Exchange Offer and Consent Solicitation in a manner we determine constitutes a material change, we will promptly disclose the amendment in an amendment to this Registration Statement or in a prospectus supplement that we will distribute to the Series D Preferred Holders. In the event of a material change to the Exchange Offer and Consent Solicitation, including the waiver of a material condition to the Exchange Offer and Consent Solicitation, we will extend the Expiration Date and Time, if necessary, so that a period of at least five business days remains in the Exchange Offer and Consent Solicitation following notice of the material change or, for such longer period of time, that we determine, in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure and the Expiration Date and Time. During any such extension, all shares of Series D Preferred Stock previously tendered and not validly withdrawn will remain subject to the Exchange Offer and Consent Solicitation, subject to the right of a tendering stockholder to withdraw his, her or its shares of Series D Preferred Stock. See “The Exchange Offer and the Consent Solicitation – Withdrawal Rights”.

We reserve the right to amend or terminate the Exchange Offer and Consent Solicitation and not exchange or accept for exchange any Series D Preferred Stock not theretofore exchanged, or accepted for exchange, upon the failure of any of the conditions of the Exchange Offer and Consent Solicitation to be satisfied or waived on or before the Expiration Date and Time. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date and Time. Without limiting the manner in which we may choose to make such public announcement, we will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release through NewsDirect. For purposes of the Exchange Offer and Consent Solicitation, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., Eastern Time.

Exchange of Shares; Offer Consideration

As soon as practicable, but no later than two business days after the Expiration Date and Time, the Series D Preferred Holders of any tendered Series D Preferred Stock that the Company deems not accepted for exchange, whether for improper tender procedure or otherwise, will be notified. All Series D Preferred Stock for which such notification is not provided within two business days after the Expiration Date and Time will be deemed accepted for exchange, subject only to the closing conditions of the Exchange Offer and Consent Solicitation.

If any tendered shares of Series D Preferred Stock are not accepted for exchange pursuant to the terms and conditions of the Exchange Offer and Consent Solicitation for any reason, such un-exchanged Series D Preferred Stock will be credited to an account maintained at DTC promptly following the Expiration Date and Time.

Upon the terms and subject to the conditions of the Exchange Offer and Consent Solicitation, the exchange of the outstanding shares of Series D Preferred Stock validly tendered, accepted for exchange and not validly withdrawn will be made at the closing of the Exchange Offer and Consent Solicitation. The closing of the Exchange Offer and Consent Solicitation is expected to occur within three business days of the Expiration Date and Time. Delivery of the Exchange Notes in exchange for the Series D Preferred Stock pursuant to the Exchange Offer and Consent Solicitation will be made by us at the closing of the Exchange Offer and Consent Solicitation. Under no circumstances will interest be paid by us by reason of any delay in making such exchange.

Waiver of Right to Participate in Litigation

If the Exchange Offer is consummated, Series D Preferred Holders will waive all of their rights as holders of the Series D Preferred Stock (other than with respect to your right to receive the Exchange Notes in exchange for the tendered shares of the Series D Preferred Stock pursuant to this Exchange Offer), including, without limitation, the right to participate in any pending or future litigation involving their status as holders of the Series D Preferred Stock. In such a case, the Series D Holders will be deemed to have released the Company from any and all claims that they have or may have with respect to their ownership of Series D Preferred Stock.

Consequences of Failure to Participate

If the Exchange Offer and Consent Solicitation closes, the Series D Preferred Holders who do not participate in the Exchange Offer and Consent Solicitation will automatically increase their relative percentage ownership interest in our Series D Preferred Stock. These Series D Preferred Holders will also continue to bear the risks associated with owning the Series D Preferred Stock. Such Series D Preferred Holders may be able to sell non-tendered Series D Preferred Stock in the future on Nasdaq or otherwise, at a net value significantly higher or lower than in the Exchange Offer. We can give no assurance, however, as to the price at which a Series D Preferred Holder may be able to sell his, her or its Series D Preferred Stock in the future.

If the requisite amount of Series D Preferred Holders do not participate in the Exchange Offer and Consent Solicitation such that we are not able to complete it, the Series D Preferred Holders face the risk of significant dilution to the Common Stock underlying their shares of Series D Preferred Stock following the Series D Redemption Date. For a more complete description of the risks relating to our failure to complete the Exchange Offer, see “Risk Factors – Risks Related to the Exchange Offer and the Consent Solicitation”.

If participation in the Exchange Offer and Consent Solicitation is high, the trading market with respect to any remaining outstanding Series D Preferred Stock following the consummation of the Exchange Offer and Consent Solicitation as compared to periods prior to the Exchange Offer and Consent Solicitation may be less liquid and market prices may fluctuate significantly if the volume of Series D Preferred Stock trading declines. Given that the total number of outstanding shares of Series D Preferred Stock will necessarily be reduced as a result if the Exchange Offer and Consent Solicitation is successfully consummated, such shares of Series D Preferred Stock which remain outstanding following such successful consummation may command a lower price or trade with greater volatility or infrequency than would a comparable security with a greater public float. Such a decrease in liquidity may make it more difficult for the Series D Preferred Holders that do not exchange their shares in the Exchange Offer and Consent Solicitation to later sell their Series D Preferred Stock or otherwise realize value with respect to such Series D Preferred Stock.

Procedures for Tendering Shares

In order to participate in the Exchange Offer and Consent Solicitation, you must validly tender (and not validly withdraw) your shares of Series D Preferred Stock to the Exchange Agent as further described below. It is your responsibility to validly tender your shares. There is no letter of transmittal for the Exchange Offer and Consent Solicitation. The valid tender of shares of Series D Preferred Stock pursuant to the Exchange Offer and Consent Solicitation in accordance with the procedures described below will be deemed to constitute a delivery of a consent to the Proposed Amendments. Series D Preferred Holders who validly tender their shares of Series D Preferred Stock pursuant to the Exchange Offer will automatically be deemed to have delivered their consents to the Proposed Amendments in connection with the related Consent Solicitation. Series D Preferred Holders may not deliver consents without tendering all of their shares of Series D Preferred Stock pursuant to the Exchange Offer and Consent Solicitation.

Any Series D Preferred Holder who wishes to tender shares of Series D Preferred Stock should contact their nominee or custodian promptly and instruct such entity to tender the shares of Series D Preferred Stock on such Series D Holder’s behalf. A nominee or custodian cannot tender shares of Series D Preferred Stock on behalf of a Series D Preferred Holder without such Series D Preferred Holder’s instructions.

Series D Preferred Holders should be aware that such nominee or custodian may have deadlines earlier than the Expiration Date and Time to be advised of the action that you may wish for them to take with respect to your shares of Series D Preferred Stock and, accordingly, such Series D Preferred Holders are urged to contact any broker, dealer, commercial bank, trust company or other nominee or custodian through which they hold their shares of Series D Preferred Stock as soon as possible in order to learn of the applicable deadlines of such entities.

You will not be required to pay any fees or commissions to the Company, the Dealer Manager and Solicitation Agent, or the Exchange Agent in connection with the Exchange Offer and Consent Solicitation. Any broker, dealer, commercial bank, trust company or other nominee or custodian that tenders your shares of Series D Preferred Stock on your behalf may charge you for doing so. You should consult with them to determine whether any charges will apply.

We have not provided guaranteed delivery procedures in connection with the Exchange Offer and Consent Solicitation. Series D Preferred Holders must timely tender their shares of Series D Preferred Stock in accordance with the procedures set forth in this Prospectus/Consent Solicitation.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Series D Preferred Stock will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the right to reject any or all tenders determined by us not to be in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive, on or prior to the Expiration Date and Time, any of the conditions of the Exchange Offer and Consent Solicitation which we are legally permitted to waive (other than the Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition) or any defect or irregularity in the tender of any shares of Series D Preferred Stock. The Approval of the Proposed Amendments Condition, the Registration Statement Condition and the Trust Indenture Act Condition may not be waived. No tender of Series D Preferred Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of the Exchange Offer and Consent Solicitation will be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Series D Preferred Stock or will incur any liability for failure to give any such notification.

A valid tender of shares of Series D Preferred Stock pursuant to the procedures described above will constitute a binding agreement between the tendering Series D Preferred Holder and the Company upon the terms and subject to the conditions of the Exchange Offer and Consent Solicitation.

Procedures for Tendering Shares of Series D Preferred Stock through ATOP

DTC participants may electronically transmit their acceptance of the Exchange Offer and Consent Solicitation through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and Consent Solicitation, and send an Agent’s Message to the Exchange Agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating (a) the aggregate principal amount of the shares of Series D Preferred Stock that have been tendered or deposited by such participant, (b) that such participant has received this Prospectus/Consent Solicitation and agrees to be bound by the terms of the Exchange Offer and Consent Solicitation, as applicable, as described in this Prospectus/Consent Solicitation and (c) that we may enforce such agreement against such participant.

If a Series D Holder transmits its acceptance through ATOP, delivery of such tendered shares of Series D Preferred Stock must be made to the Exchange Agent. Unless the Series D Preferred Holders delivers the shares of Series D Preferred Stock being tendered to the Exchange Agent, the Company may, at its option, treat such tender as defective for purposes of delivery of acceptance for exchange, and for the right to receive Exchange Notes. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. If you desire to tender your shares of Series D Preferred Stock on the day the Expiration Date and Time occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date. The Company will have the right, which may be waived, to reject the defective tender of your shares of Series D Preferred Stock as invalid and ineffective.

Any tender through ATOP must comply with the deadlines and requirements in this Prospectus/Consent Solicitation, as it may be supplemented or amended by the Company. Series D Preferred Holders whose shares of Series D Preferred Stock are held by DTC should be aware that DTC may have deadlines earlier, but no later, than the Expiration Date and Time for DTC to be advised of the action that you may wish for DTC to take with respect to your shares of Series D Preferred Stock and, accordingly, such Series D Preferred Holders are urged to contact DTC as soon as possible in order to learn of DTC’s applicable deadlines.

Tenders made in compliance with procedures or instructions that are inconsistent with those stated in this Prospectus/Consent Solicitation, regardless of who provides such procedures or instructions, will not be deemed valid tenders (unless we waive such compliance in our sole discretion).

Withdrawal Rights

Shares of Series D Preferred Stock tendered into the Exchange Offer and Consent Solicitation may be withdrawn at any time prior to the Expiration Date and Time, which is 11:59 p.m., New York City time, on [●], 2022, unless extended, and after the expiration of 40 business days from the commencement of the Exchange Offer and Consent Solicitation, if tendered shares of Series D Preferred Stock have not yet been accepted by the Company. Once accepted for exchange, a tendered share may not be withdrawn. Any shares of Series D Preferred Stock tendered prior to the Expiration Date and Time that are not validly withdrawn prior to the Expiration Date and Time may not be withdrawn thereafter, except in the limited circumstances where additional withdrawal rights are required by law.

For a withdrawal of a tender of shares of Series D Preferred Stock to be effective, your transmission notice of withdrawal of shares of Series D Preferred Stock must be effected prior to the Expiration Date and Time by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the participant in DTC whose name appears on the security position listing as the owner of such shares of Series D Preferred Stock, (b) include a statement that the Series D Preferred Holder is withdrawing its election to have its shares of Series D Preferred Stock exchanged and contain the description of the Series D Preferred Stock to be withdrawn, and (c) be signed by such participant in the same manner as the DTC participant’s name is listed in the applicable Agent’s Message.

Withdrawal of tenders of shares of Series D Preferred Stock may not be rescinded, and any shares of Series D Preferred Stock validly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer and Consent Solicitation. Withdrawal of shares of Series D Preferred Stock can only be accomplished in accordance with the foregoing procedures. Withdrawn shares of Series D Preferred Stock may be re-tendered by following one of the procedures described under “The Exchange Offer and Consent Solicitation – Procedure for Tendering Shares” at any time prior to the Expiration Date and Time.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by the Company in its sole discretion, whose determination will be final and binding. The Company reserves the right to waive defects with respect to any attempted withdrawal of shares of Series D Preferred Stock, and any such waivers will relate only to particular shares of Series D Preferred Stock unless the Company expressly provides otherwise. None of the Company, the Paying Agent, Security Registrar and Exchange Agent, Information Agent, the Notes Trustee, the Dealer Manager and Solicitation Agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Conditions of the Exchange Offer

Non-Waivable Conditions

Our obligation to accept Series D Preferred Stock pursuant to the Exchange Offer and Consent Solicitation is subject to the following non-waivable conditions, which are described below:

Registration Statement Condition. The Registration Statement of which this Prospectus/Consent Solicitation is a part shall have become effective in accordance with the provisions of the Securities Act, a stop order shall not have been issued by the SEC or a proceeding seeking such stop order has not been threatened or initiated by the SEC that remains pending.

Trust Indenture Act Condition. A stop order shall not have been threatened or issued by the SEC with respect to the qualification of the Indenture under the Trust Indenture Act.

Approval of the Proposed Amendments Condition. The Exchange Offer and Consent Solicitation for the Series D Preferred Stock is conditioned upon holders of at least 66 2/3% of the outstanding Series D Preferred Stock validly tendering all their shares of Series D Preferred Stock into the Exchange Offer and Consent Solicitation and not withdrawing such shares (and thereby automatically consenting to the Proposed Amendments).

Waivable Conditions

In addition, we will not be required to accept for exchange or, subject to any applicable rules or regulations of the SEC, exchange any Series D Preferred Stock tendered for exchange and may postpone the acceptance for exchange of the Series D Preferred Stock tendered for exchange, and may terminate or amend the Exchange Offer and Consent Solicitation as provided in this document if at any time on or after the date of this Exchange Offer and Consent Solicitation and before the Expiration Date and Time, any of the following waivable conditions have occurred:

An Adverse Proceeding. There shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer or Consent Solicitation that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or might prohibit, prevent, restrict or delay consummation of the Exchange Offer and Consent Solicitation.

An Adverse Order or Law. An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued or promulgated by any court or administrative agency or instrumentality that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or might prohibit, prevent, restrict or delay consummation of the Exchange Offer and Consent Solicitation.

A Suspension of Trading, the Commencement of Hostilities, or Other Serious Event. There shall have occurred:

●	any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets,

●	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Industrial Average or the S&P 500 from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the Exchange Offer and Consent Solicitation;

●	any material adverse change in the trading price of Series D Preferred Stock or the Common Stock or in the U.S. securities or financial markets,

●	a material impairment in the trading market for securities,

●	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

●	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions,

●	a commencement of a war or armed hostilities or another national or international calamity directly or indirectly involving the United States,

●	any imposition of a general suspension or limitation of trading on Nasdaq, or

●	in the case of any of the foregoing that exist on the date hereof, a material acceleration or worsening of such event.

Waiver of Conditions

If any of the conditions to the consummation of the Exchange Offer and Consent Solicitation are not satisfied prior to the Expiration Date and Time, we may, subject to applicable law, do any of the following:

●	terminate the Exchange Offer and Consent Solicitation and return all tendered shares of Series D Preferred Stock to the tendering Series D Preferred Holders;

●	extend the Exchange Offer and Consent Solicitation and retain all shares of Series D Preferred Stock tendered into the Exchange Offer and Consent Solicitation and not withdrawn until the extended Expiration Date and Time;

●	amend the terms of the Exchange Offer or Consent Solicitation; or

●	waive the unsatisfied conditions with respect to the Exchange Offer and Consent Solicitation, and accept all Series D Preferred Stock tendered into the Exchange Offer and Consent Solicitation and not validly withdrawn. The Registration Statement Condition, the Trust Indenture Act Condition and the Approval of the Proposed Amendment Condition may not be waived.

If we elect to amend any of the material terms of the Exchange Offer and Consent Solicitation or waive any unsatisfied conditions with regard to the Exchange Offer and Consent Solicitation, we will extend the Exchange Offer and Consent Solicitation for such period of time that we determine appropriate in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure, and the Expiration Date and Time of the Exchange Offer and Consent Solicitation.

Source of Funds

The Company does not currently expect to pay any cash consideration as part of the Exchange Offer other than the cash payable in lieu of issuing fractional Exchange Notes, if any, and as further described herein. We will fund the cash payable for fractional Exchange Notes from our cash on hand.

Costs of the Exchange Offer and Consent Solicitation

Exchange Agent

Computershare Inc. and Computershare Trust Company, N.A. have been appointed the Exchange Agent, and Computershare Inc. has been appointed the Paying Agent for the Exchange Offer and Consent Solicitation.

All correspondence in connection with the Exchange Offer and Consent Solicitation should be sent or delivered by each Series D Preferred Holder, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Consent Solicitation.

The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Kingsdale Advisors has been appointed as the Information Agent for the Exchange Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Consent Solicitation should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Consent Solicitation.

Dealer Manager and Solicitation Agent

The Company has retained [●] to act as the Dealer Manager for the Exchange Offer and the Solicitation Agent for the Consent Solicitation.

The Company will pay the Dealer Manager and Solicitation Agent a customary fee as compensation for its services. The Company will also reimburse the Dealer Manager and Solicitation Agent for certain expenses. The obligations of the Dealer Manager and Solicitation Agent to perform this function are subject to certain conditions. The Company has agreed to indemnify the Dealer Manager and Solicitation Agent against certain liabilities, including liabilities under the federal securities laws under certain circumstances.

Questions regarding the terms of the Exchange Offer and Consent Solicitation may be directed to the Dealer Manager and Solicitation Agent at its address and telephone numbers set forth on the back cover page of this Prospectus/Consent Solicitation.

Other Fees and Expenses

The Company’s expenses of soliciting tenders and consents with respect to the Series D Preferred Stock will be borne by the Company. The principal solicitations are being made by mail as well as electronically. Additional solicitations may be made by telephone or in person by the Dealer Manager and Solicitation Agent, as well as by officers and other employees of the Company and its affiliates.

In the aggregate, the Company expects to incur approximately $[●] in fees and expenses in connection with the Exchange Offer and Consent Solicitation, including the fees for the Exchange Agent, Information Agent and the Dealer Manager and Solicitation Agent.

Tendering Series D Preferred Holders will not be required to pay any fee or commission to the Dealer Manager and Solicitation Agent. If a tendering Series D Preferred Holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such Series D Preferred Holder may be required to pay brokerage fees or commissions to such institution.

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Purpose of the Exchange Offer and Consent Solicitation

Beginning on September 21, 2023 (the “Series D Redemption Date”), the Series D Preferred Holders will have the right to cause us to redeem their Series D Preferred Stock at a price of $25.00 per share plus the amount of all accrued and unpaid dividends. This redemption price is payable by us, at our election, in cash or shares of our common stock, $0.01 par value per share (the “Common Stock”), or a combination of cash and shares of our Common Stock.

Since January 2019, shares of our Series D Preferred Stock have been accruing unpaid dividends at a rate of 10.75% per annum of the $25.00 liquidation preference per share, or at $2.6875 per share per annum.

As of September 30, 2022, the outstanding Series D Preferred Stock had an aggregate liquidation preference of approximately $78.8 million, with aggregate accrued and unpaid dividends in the amount of approximately $32.5 million for a total liquidation value of $111.3 million. Assuming dividends continue to accrue and remain unpaid on the Series D Preferred Stock, then on the Series D Redemption Date we estimate that the aggregate liquidation preference (based on the 3,152,392 shares outstanding as of September 30, 2022) would be approximately $78.8 million, with aggregate accrued and unpaid dividends in the amount of approximately $41.0 million for a total liquidation value of $119.8 million.

As of September 30, 2022, the Series D Preferred Stock is convertible, in whole or in part, at any time, at the option of the Series D Preferred Holders, into previously unissued Common Stock at a conversion price of $16.96 per share of Common Stock. Based upon the closing price of our Common Stock on October 28, 2022 of $1.70 per share, we believe it unlikely that Series D Preferred Holders would convert their shares of Series D Preferred Stock into Common Stock in advance of the Series D Redemption Date, and likely that they would instead choose to exercise their redemption rights on or after the Series D Redemption Date.

We further believe that it is unlikely that on the Series D Redemption Date we will have sufficient available cash to pay the aggregate redemption price in cash. Accordingly, we would not be able to meet our redemption obligation without either liquidating assets or issuing significant additional amounts of Common Stock.

The Company does not believe it is in its interests to liquidate assets to fund redemptions. The Company further believes that issuing Common Stock to either (i) fund cash redemptions or (ii) directly settle redemptions in Common Stock could result in a substantial dilution of our Common Stock, which would be detrimental both to the Common Stock Holders and to Series D Preferred Holders, who would likely see a significant reduction in the value of any Common Stock paid to settle the Series D Preferred redemption amount.

In an effort to address this risk of a significant reduction to the value of a Series D Preferred Holder’s investment in Series D Preferred Stock and Common Stock following the Series D Redemption Date, we launched a modified Dutch auction tender offer in December 2020 for up to $6 million of our Series D Preferred Stock, in which 1,467,162 shares were tendered and 387,097 shares were accepted for purchase for an aggregate cost of $6,000,000. We subsequently launched a second modified Dutch auction tender offer in April 2021 for up to $12 million of our Series D Preferred Stock, in which 103,513 shares were tendered and accepted for purchase for an aggregate cost of $1,863,234.

In July 2021, we raised additional capital for the Company through the Rights Offering pursuant to which the Common Stock Holders purchased $30 million in aggregate principal amount of our Rights Offering Notes. Interest on the Rights Offering Notes is payable at the Company’s option in cash, Series B Preferred Stock and/or Series D Preferred Stock.

On December 31, 2021, the first interest payment date on the Rights Offering Notes, interest was paid in the form of Series D Preferred Stock. For purposes of determining the value of the Series D Preferred Stock paid as interest on the Rights Offering Notes, each share of Series D Preferred Stock was deemed to have a value equal to the product of (x) the average of the per share volume-weighted average prices of the Series D Preferred Stock for the 15 consecutive trading days ending on the third business day immediately preceding the interest payment date, and (y) 0.55.

On June 30, 2022, interest on the Rights Offering Notes was paid in the form of Series B Preferred Stock. For purposes of determining the value of the Series B Preferred Stock paid as interest on the Rights Offering Notes, each share of Series B Preferred Stock was deemed to have a value equal to the product of (x) the average of the per share volume-weighted average prices of the Series B Preferred Stock for the 15 consecutive trading days ending on the third business day immediately preceding the interest payment date, and (y) 0.55.

As part of the Company’s ongoing efforts to address the risk associated with the significant and growing financial obligation to the Series D Preferred Holders which, as stated above, the Company is unlikely to be able to pay in cash, and which could cause a significant reduction to the value of a holder’s investment in Series D Preferred Stock and Common Stock following the Series D Redemption Date, our Board of Directors has authorized and approved this Exchange Offer and Consent Solicitation.

Special Factors – Determination of Fairness of the Exchange Offer and Consent Solicitation by the Company

Under the rules governing “going private” transactions, the Company may be deemed to be engaged in a “going private” transaction and is required to express its beliefs as to the fairness of the Exchange Offer to unaffiliated shareholders pursuant to Rule 13e-3 under the Exchange Act. The Company is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Board of Directors, acting on behalf of the Company, did not undertake an independent evaluation of the fairness of the Exchange Offer or the Proposed Amendments to the unaffiliated shareholders or engage a financial advisor for such purpose.

The Board of Directors, acting on behalf of the Company, fully considered and reviewed the terms, purpose, effects, disadvantages and the alternatives to the Exchange Offer and the Proposed Amendments, and determined (acting by unanimous vote) that the Exchange Offer and the Proposed Amendments are fair to the Series D Preferred Holders.

Generally, in reviewing the terms of the Exchange Offer, the Board of Directors considered the following business factors, among others:

●	The significant and growing financial obligation of the Company to the Series D Preferred Holders, and the extent to which such obligation would result in a serious financial burden on the Company;

●	The fact that, beginning on the Series D Redemption Date, the Series D Preferred Holders will have the right to cause the Company to redeem their Series D Preferred Stock at a price of $25.00 per share plus the amount of all accrued and unpaid dividends;

●	The magnitude of the estimated aggregate liquidation preference and the aggregate accrued and unpaid dividend on the Series D Redemption Date, and the Company’s likely inability to pay the aggregate redemption price in cash;

●	The Company’s belief that the issuance by the Company of Common Stock to fund the aggregate Series D Redemption Price (whether through sales of Common Stock to generate cash, delivery of such number of shares of Common Stock that equal the value of the Series D Redemption Price, or a combination thereof), could result in a substantial dilution of the Common Stock, which would be detrimental both to the Common Stock Holders and to Series D Preferred Holders;

●	The market value of the Series D Preferred Stock;

●	The Company’s recent and anticipated results of operations and cash flows in relation to working capital, financing and growth needs; and

●	The terms of the Notes.

Specifically, the Board of Directors, acting on behalf of the Company, believes that the Exchange Offer and the Proposed Amendments are fair to the Series D Preferred Holders for the following reasons:

●	The Company is unlikely to be able to meet its Series D Preferred Stock redemption obligation without either liquidating assets or issuing significant amounts of Common Stock;

●	It is not in the Company’s interests to liquidate assets to fund redemptions;

●	Issuing Common Stock to fund the aggregate Series D Redemption Price (whether through sales of Common Stock to generate cash, delivery of such number of shares of Common Stock that equal the value of the Series D Redemption Price, or a combination thereof), could result in a substantial dilution of the Common Stock;

●	The Company’s expectation that such dilution would be detrimental to both the Common Stock Holders and the Series D Preferred Holders, who would likely see a significant reduction in the value of any Common Stock issued to fund the Series D Preferred redemption amount;

●	The impact of the Exchange Offer, which the Company believes would be to avoid such detrimental effect on Common Stock Holders and Series D Preferred Holders;

●	Through the Exchange Offer, the Series D Preferred Holders will have the opportunity to exchange their shares of Series D Preferred Stock for the Exchange Notes, which will rank senior to each share of Series D Preferred Stock and all of the Company’s other equity securities, including any preferred stock subsequently created;

●

The fact that the exchange rate of $16.00 per Series D Preferred Share represents a 36% premium to the last reported sales price of the Series D Preferred Stock on October 28, 2022, which was $11.75 per share;

●	The Exchange Notes will also include, among others, the following features:

●	The Exchange Notes shall bear interest at a rate of 6.00% per annum, accruing from the Settlement Date, and will be payable semi-annually in cash on January 31 and July 31, commencing on January 31, 2023;

●	During each calendar year, commencing with 2023, the Company shall permanently discharge and retire, an aggregate principal amount of Exchange Notes equal to at least 10% of the initial aggregate principal amount of Exchange Notes issued at the closing of the Exchange Offer, through a mandatory redemption from holders at a redemption price of 102% of the principal amount thereof, purchases in the open market at then prevailing market prices, or a combination of the foregoing;

●	Holders of at least 5% of the principal amount of the then outstanding Notes can provide a written notice of default if the Company is in breach of the above redemption obligation;

●	Any remaining principal amount of the Exchange Notes shall be payable on the Maturity Date;

●	If the Series D Preferred Holders do not participate in the Exchange Offer and the Company is not able to complete it, the Series D Preferred Holders and the Common Stock Holders face the risk of significant dilution following the Series D Redemption Date

●	If the Series D Preferred Holders do not participate in the Exchange Offer and the Company is not able to complete it, the Series D Preferred Holders and the Common Stock Holders face the risk of significant dilution following the Series D Redemption Date.

The Board of Directors, acting on behalf of the Company, also considered the following factors, each of which it considered negatively in its considerations concerning the procedural and substantive fairness of the Exchange Offer and the Proposed Amendments:

●	The Series D Preferred Holders would forfeit all rights to receive the accumulated and unpaid dividends on the Series D Preferred Stock, though the Board of Directors discussed that it is unlikely that these amounts will be paid regardless of whether the Company consummates the Exchange Offer.

●	The Series D Preferred Holders would waive all of their rights as holder of the Series D Preferred Stock (other than with respect to the right to receive the Exchange Notes in exchange for the tendered shares of the Series D Preferred Stock pursuant to this Exchange Offer), including, without limitation, the right to participate in any pending or future litigation involving their status holders of the Series D Preferred Stock.

●	In addition, the Proposed Amendments would:

●	Eliminate provisions relating to cumulative dividend rights;

●	Eliminate provisions relating to the mandatory redemption of Series D Preferred Stock in the event of the Company’s failure to maintain an asset coverage of at least 200%;

●	Eliminate the right of the Series D Preferred Holders to cause the Company to redeem any or all of the Series D Preferred Stock;

●	Eliminate the increases in the dividend rate applicable to the Series D Preferred Stock that would commence on September 21, 2023;

●	Eliminate the right of the Series D Preferred Holders to elect two directors to the Board of Directors if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods;

●	Provide for the mandatory conversion of Series D Preferred Stock if the 20-trading day volume-weighted average closing price of Common Stock exceeds $10.00 per share;

●	Eliminate the special redemption rights of the Company and Series D Preferred Holders upon a change of control of the Company or delisting of the Common Stock from a national securities exchange in the United States; and

●	Provide that the Company shall not be restricted from redeeming, purchasing or otherwise acquiring any shares of the Series D Preferred Stock.

●	The Company has not received any report, opinion or appraisal from an outside party with respect to the Exchange Offer or the Proposed Amendments.

●	The Series D Preferred Holders will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer or the Proposed Amendments. We will not independently provide such a right.

●	An unaffiliated representative was not engaged by the Company to act solely on behalf of the affiliated and unaffiliated Series D Preferred Holders for purposes of negotiating the terms of the Exchange Offer or the Proposed Amendments.

The foregoing discussion of the information and factors considered by the Board of Directors, acting on behalf of the Company, is not intended to be exhaustive, but includes the factors considered by the Board of Directors, acting on behalf of the Company, that it believes to be material to the fairness determination regarding the fairness of the Exchange Offer and the Proposed Amendments for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act.

The Board of Directors, acting on behalf of the Company, did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the Exchange Offer and the Proposed Amendments. Rather, the Board of Directors, acting on behalf of the Company, made its fairness determination after considering all of the factors as a whole.

The Exchange Offer and Consent Solicitation is conditioned on holders of at least 66 2/3% of the outstanding shares of Series D Preferred Stock validly tendering into the Exchange Offer and consenting to the Proposed Amendments in connection with the related Consent Solicitation. None of the Board of Directors, our officers or employees, the Paying Agent, Security Registrar and Exchange Agent, Information Agent, the Trustee, or the Dealer Manager and Solicitation Agent, is making a recommendation as to whether you should tender shares of Series D Preferred Stock and consent to the Proposed Amendments. You must make your own investment decision regarding the Exchange Offer and Consent Solicitation based upon your own assessment of the value of the Series D Preferred Stock, the likely value of the Exchange Notes you may receive in the Exchange Offer and Consent Solicitation, the effect of holding shares of Series D Preferred Stock after the approval of the Proposed Amendments (if approved), your liquidity needs, your investment objectives and any other factors you deem relevant.

Future Purchases

Following completion of the Exchange Offer and Consent Solicitation, we may repurchase shares of Series D Preferred Stock that remain outstanding in the open market, in privately negotiated transactions, tender or exchange offers or otherwise. Future purchases of shares of Series D Preferred Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer and Consent Solicitation. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of Series D Preferred Stock other than pursuant to the Exchange Offer and Consent Solicitation until ten business days after the Expiration Date and Time, although there are some exceptions. Future purchases, if any, will depend on many factors, which will include market conditions and the condition of our business.

No Appraisal Rights

Series D Preferred Holders will not have appraisal rights, or any contract right to petition for fair value, with respect to the Exchange Offer and Consent Solicitation. We will not independently provide such a right.

Schedule TO/13E-3

We believe that the Exchange Offer and Consent Solicitation has a reasonable likelihood of causing the Series D Preferred Stock to (i) be eligible for termination of registration under Section 12(g)(4) of the Exchange Act and (ii) be delisted from Nasdaq. Accordingly, we have filed with the SEC a joint statement on Schedule TO/13E-3, which contains additional information with respect to the Company and the Exchange Offer and Consent Solicitation. The Schedule TO/13E-3, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as are set forth under “How to Obtain Additional Information.” We will amend the Schedule TO/13E-3 to report any material changes in the terms of the Exchange Offer and Consent Solicitation and to report the final results of the Exchange Offer and Consent Solicitation as required by Exchange Act Rules 13e-3(d)(3), 13e-4(c)(3) and 13e-4(c)(4).

“Blue Sky” Compliance

We are making the Exchange Offer and Consent Solicitation to eligible holders only. We are not aware of any jurisdiction in which the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this Exchange Offer will not be made to, nor will tenders of shares of Series D Preferred Stock be accepted from or on behalf of, the Series D Preferred Holders residing in such jurisdiction.

Accounting Treatment

For each share of Series D Preferred Stock that is exchanged in the Exchange Offer and Consent Solicitation, we will eliminate from our Series D Preferred Stock equity account an amount equal to the sum of the book value of shares redeemed, which was approximately $31.49 per share of Series D Preferred Stock at September 30, 2022, with an offset to accumulated deficit of approximately 15.49 per share.

Description of Amended Series D Preferred Stock

By validly tendering, and not withdrawing, their shares of Series D Preferred Stock into the Exchange Offer and Consent Solicitation, the Series D Preferred Holders will be automatically consenting to the Proposed Amendments. As a result of the Proposed Amendments, the Amended Series D Preferred Stock may be deemed to be a new security.

The following is a brief description of the material terms of the Amended Series D Preferred Stock that is being offered under this Prospectus/Consent Solicitation. This description does not purport to be complete, and is subject to and is qualified in its entirety by reference to our charter, including the Series D Articles Supplementary and the text of the Proposed Amendments, which is set forth in Annex A, to be effected by Articles of Amendment(additions to the terms of the Series D Preferred Stock that are contemplated by the Proposed Amendments are indicated by underlining, and deletions to the terms of the Series D Preferred Stock that are contemplated by the Proposed Amendments are indicated by strike-outs).

Rank. The Amended Series D Preferred Stock will rank, with respect to priority of dividend payments and rights upon liquidation, dissolution or winding up:

●	senior to our common stock, and to any other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series D Preferred Stock;

●	on parity with the Company’s Series A Preferred Stock (“Series A Preferred Stock”), Series B Convertible Preferred Stock (“Series B Preferred Stock”) and any class or series of our capital stock, the terms of which expressly provide that it will rank on parity with the Amended Series D Preferred Stock; and

●	junior to any other class or series of our capital stock, the terms of which expressly provide that it will rank senior to the Amended Series D Preferred Stock, and subject to payment of or provision for our debts (including our obligations in respect of the Exchange Notes) and other liabilities.

Non-Cumulating Dividends. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Amended Series D Preferred Stock with respect to priority of dividend payments, holders of shares of the Amended Series D Preferred Stock will be entitled to receive non-cumulating cash dividends on the Amended Series D Preferred Stock only on the terms specified by us and approved by our Board of Directors and only when, as and if authorized by our Board of Directors and declared by us.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of shares of the Amended Series D Preferred Stock will have the right to receive an amount equal to $25.00 per share, plus any declared and unpaid dividends (and only to the extent declared and unpaid) for the full or partial dividend period in which the liquidation, dissolution or winding up occurs, before any distribution or payment is made to our Common Stock Holders and any other class or series of capital stock ranking junior to the Amended Series D Preferred Stock as to rights upon our liquidation, dissolution or winding up.

The rights of holders of shares of the Amended Series D Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of holders of shares of the Series A Preferred Stock, Series B Preferred Stock and any other class or series of our capital stock ranking on parity with the Series D Preferred Stock as to rights upon our liquidation, dissolution or winding up, junior to the rights of any class or series of our capital stock expressly designated as having liquidation preferences ranking senior to the Amended Series D Preferred Stock, and subject to payment of or provision for our debts (including our obligations in respect of the Exchange Notes) and other liabilities.

No Preemptive Rights. No holder of the Amended Series D Preferred Stock will be entitled to any preemptive rights to subscribe for or acquire any unissued Series D Preferred Stock (whether now or hereafter authorized) or our securities convertible into or carrying a right to subscribe to or acquire our capital stock.

Voluntary Conversion. The Amended Series D Preferred Stock will be convertible, in whole or in part, at any time, at the option of the holder thereof, into authorized but previously unissued common stock at a conversion price of $16.96 per share of common stock, subject to adjustment as described below.

Conversion of Amended Series D Preferred Stock, or a specified portion thereof, may be effected by delivering such shares, together with written notice of conversion and other required documentation, to the office or agency to be maintained by us for that purpose. Currently, such office is Computershare Inc., 480 Washington Blvd, Jersey City, NJ 07310. Computershare is the transfer agent, registrar, dividend disbursing agent and conversion agent for the Amended Series D Preferred Stock.

Mandatory Conversion. To the extent (x) the Common Stock is traded on a national securities exchange and (y) the 20-trading day volume-weighted average closing price of our Common Stock on such national securities exchange exceeds $10.00 per share, each share of Series D Preferred Stock will automatically, as of the date that immediately follows the next dividend record date, convert into 1.25 shares of Common Stock at a conversion price equal to $10.00 per share, subject to adjustment.

Each conversion will be deemed to have been effected on the date immediately following the next record date for an Amended Series D Preferred Stock dividend payment after which written notice of conversion and other required documentation for conversion of Amended Series D Preferred Stock shall have been surrendered and notice shall have been received by us as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by us as described below) and the conversion shall be at the conversion price in effect at such time and on such date.

Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the closing price of the common stock on the trading day immediately preceding the conversion date.

Conversion Price Adjustments. The conversion price is subject to adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in Common Stock on any class or series of capital stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase common stock at a price per share less than the Market Price (as defined below) per share of Common Stock, (iii) subdivisions, combinations and reclassifications of common stock and (iv) distributions to all holders of common stock of any shares of stock (excluding common stock) or evidence of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash). The term “Market Price” on any date means the Closing Price (as defined below) for our common stock on such date. The “Closing Price” on any date means the last sale price for our common stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for our common stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Stock Market or, if our common stock is not listed or admitted to trading on the Nasdaq Stock Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which our common stock is listed or admitted to trading or, if our common stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system on which our common stock is quoted, or if our common stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in our common stock selected by our Board of Directors or, in the event that no trading price is available for our common stock, the fair market value of our common stock, as determined in good faith by our Board of Directors. In addition to the foregoing adjustments, we will be permitted to make such reduction in the conversion price as our Board of Directors considers to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend of shares or share rights will not be taxable to the Common Stock Holders or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In case we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our common stock or sale of all or substantially all of our assets), in each case as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Amended Series D Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of capital stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of common stock or fraction thereof into which one share of Amended Series D Preferred Stock was convertible immediately prior to such transaction (assuming such holder of common stock failed to exercise any rights of election and received per share of common stock the kind and amount of capital stock, securities or other property received per share of common stock by a plurality of non-electing shares of common stock). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the Common Stock Holders. The conversion price will not be adjusted:

●	upon the issuance of any common stock or rights to acquire common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program for us or any of our subsidiaries;

●	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

●	for a change in the par value of our common stock; or

●	for unpaid dividends.

No Redemption at Option of Holders. Amended Series D Preferred Stock will not be redeemable by the holders of the Amended Series D Preferred Stock.

Optional Redemption by the Company. We may, at our option, redeem the Amended Series D Preferred Stock in whole or in part, at any time or from time to time, solely for cash at a redemption price of $25.00 per share, plus an amount equal to any declared and unpaid dividends (and only to the extent declared and unpaid), if any, to and including the redemption date. Any partial redemption will be on a pro rata basis.

No Voting Rights. Holders of shares of the Amended Series D Preferred Stock will have no voting rights, except as required by law and as specifically provided in our charter, as amended by the Proposed Amendments.

Our charter, as amended by the Proposed Amendments, will provide that, so long as any shares of Amended Series D Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by our Charter, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Amended Series D Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class), authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.

In addition, so long as any shares of the Amended Series D Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Amended Series D Preferred Stock, amend, alter or repeal our charter, including the terms of the Amended Series D Preferred Stock, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Amended Series D Preferred Stock, except that with respect to the occurrence of any of the events set forth above, so long as the Amended Series D Preferred Stock remains outstanding with the terms of the Amended Series D Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event set forth above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Amended Series D Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events set forth above; provided, further, that with respect to any such amendment, alteration or repeal that equally affects the terms of the Amended Series D Preferred Stock and the Parity Preferred Stock upon which like voting rights have been conferred, the affirmative vote or consent of the holders of two-thirds of the shares of Amended Series D Preferred Stock and the Parity Preferred Stock (voting together as a single class) shall be required. Furthermore, if holders of shares of the Amended Series D Preferred Stock will receive the greater of the full trading price of the Amended Series D Preferred Stock on the date of an event set forth above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events set forth above or pursuant to a special optional redemption by us or a redemption at the option of the holder upon a Change of Control/Delisting, then such holders shall not have any voting rights with respect to the events set forth above.

In addition, and in circumstances other than the voting issues addressed in the paragraph above, so long as any shares of Amended Series D Preferred Stock remain outstanding, the holders of shares of Amended Series D Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of our Charter, including the terms of the Amended Series D Preferred Stock, that would alter only the contract rights, as expressly set forth in our Charter, of the Amended Series D Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal, with any such amendment requiring the affirmative vote or consent of holders of two-thirds of the Amended Series D Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of our Charter, including the terms of the Amended Series D Preferred Stock, that equally affects the terms of the Amended Series D Preferred Stock and the Parity Preferred Stock upon which like voting rights have been conferred, so long as any shares of Amended Series D Preferred Stock remain outstanding, the holders of shares of Amended Series D Preferred Stock and the Parity Preferred Stock (voting together as a single class) also will have the exclusive right to vote on any amendment, alteration or repeal of our Charter, including the terms of the Amended Series D Preferred Stock, that would alter only the contract rights, as expressly set forth in our Charter, of the Amended Series D Preferred Stock and such other classes or series of preferred stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal.

Holders of shares of Amended Series D Preferred Stock will not be entitled to vote with respect to any issuance or increase in the total number of authorized shares of our common stock or preferred stock, any issuance or increase in the number of authorized shares of Amended Series D Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any class or series of capital stock, in each case ranking on parity with or junior to the Amended Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Comparison of Rights Between the Series D Preferred Stock, the Amended Series D Preferred Stock,

and the Exchange Notes

The following summary contains basic information about the Series D Preferred Stock as currently constituted, the Series D Preferred Stock as it will be amended if the Proposed Amendments are effected (the “Amended Series D Preferred Stock”), and the Exchange Notes, and does not include a complete description of all differences among the rights of the Series D Preferred Holders, holders of the Amended Series D Preferred Stock, and holders of to be issued Exchange Notes, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All the Series D Preferred Holders are urged to read carefully the applicable provisions of Maryland law, as well as the governing documents for the Company (including the amended text of the Proposed Amendments set forth in Annex A), and the governing documents of the Exchange Notes (including the Indenture). This summary is qualified in its entirety by reference to the full text of the governing documents for the Company (including the amended text of the Proposed Amendments set forth in Annex A) and the governing documents of the Exchange Notes (including the Indenture). See the section entitled “How to Obtain Additional Information” beginning on page 3 for information on how to obtain a copy of these documents.

Voting Rights:	Exchange Notes: No Voting rights.

Series D Preferred Stock: Holders of shares of the Series D Preferred Stock have no voting rights. However, if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods, the number of directors on the Board will automatically be increased by two, and holders of shares of the Series D Preferred Stock and the holders of shares of Parity Preferred Stock (as defined in our charter) upon which like voting rights have been conferred and are exercisable (voting together as a single class) will be entitled to vote, at a special meeting called upon the written request of the holders of at least 20% of such stock or at our next annual meeting and at each subsequent annual meeting of stockholders, for the election of two additional directors to serve on the Board (the “Series D Preferred Directors”), until all unpaid dividends on such Series D Preferred Stock and Parity Preferred Stock, if any, have been paid or declared and a sum sufficient for the payment thereof set apart for payment. The Series D Preferred Directors will be elected by a plurality of the votes cast in the election. The Board of Directors is not permitted to fill the vacancies on the Board of Directors as a result of the failure of the holders of 20% of the Series D Preferred Stock and Parity Preferred Stock to deliver such written request for the election of the Series D Preferred Directors. In addition, the Series D Preferred Holders have the right to vote on the issuance of capital stock ranking senior to the Series D Preferred Stock, or on the amendment, alteration or repeal of the charter, including the terms of the Series D Preferred Stock. Any such amendment of the terms of the Series D Preferred Stock requires the affirmative vote of two-thirds of the shares of Series D Preferred Stock issued and outstanding.

Amended Series D Preferred Stock: Holders of shares of the Amended Series D Preferred Stock will have no voting rights. However, holders of shares of the Amended Series D Preferred Stock shall have the right to vote on the issuance of capital stock ranking senior to the Series D Preferred Stock, or on the amendment, alteration or repeal of the charter, including the terms of the Series D Preferred Stock. Any such amendment of the terms of the Amended Series D Preferred Stock will require the affirmative vote of two-thirds of the shares of the Amended Series D Preferred Stock issued and outstanding.

Dividend Rights:	Exchange Notes: No dividends will be paid on our Exchange Notes. Instead, our Exchange Notes will pay interest semi-annually at a rate of 6.00% per year in cash.

Series D Preferred Stock: Until September 21, 2023, the holders of the Series D Preferred Stock are entitled to receive cumulative cash dividends at a rate of 8.75% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.1875 per share). Commencing on September 21, 2023, the Series D Preferred Holders will be entitled to cumulative cash dividends at an annual dividend rate of the Initial Rate increased by 2% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%. Dividends are payable quarterly in arrears on or before January 15th, April 15th, July 15th and October 15th of each year. The Company has not declared or paid dividends on the Series D Preferred Stock since December 2018. We do not anticipate that any dividends will be declared or paid on shares of Series D Preferred Stock in the foreseeable future.

Amended Series D Preferred Stock: The holders of the Amended Series D Preferred Stock will be entitled to receive non-cumulating cash dividends only when, as and if authorized by our Board of Directors and declared by us. If, as and when declared, such dividends on each share of Amended Series D Preferred Stock shall be payable quarterly in arrears on each January 15th, April 15th, July 15th and October 15th of each year, at the rate of 8.75% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.1875 per share). We do not anticipate that any dividends will be declared or paid on shares of Amended Series D Preferred Stock in the foreseeable future.

Redemption by Company:	Exchange Notes: During each calendar year, commencing with 2023, the Company shall permanently discharge and retire, an aggregate principal amount of Exchange Notes equal to at least 10% of the initial aggregate principal amount of Exchange Notes issued at the closing of the Exchange Offer, through a mandatory redemption from holders at a redemption price of 102% of the principal amount thereof, purchases in the open market at then prevailing market prices, or a combination of the foregoing.

Series D Preferred Stock: The Company may at its option redeem the Series D Preferred Stock for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date. Any partial redemption will be on a pro rata basis.

Amended Series D Preferred Stock: The Company may at its option redeem the Amended Series D Preferred Stock for cash at a redemption price of $25.00 per share, plus an amount equal to any declared and unpaid dividends (and only to the extent declared and unpaid). Any partial redemption will be on a pro rata basis.

Redemption by Holders:	Exchange Notes: Holders do not have the right to require us to redeem the Exchange Notes, except as provided above in “Redemption by Company”.

Series D Preferred Stock: On or after September 21, 2023, the holders of the Series D Preferred Stock may, at their option, elect to cause the Company to redeem any or all of their shares at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date, payable in cash or in equal value of shares of Common Stock, or in any combination thereof, at the Company’s option.

In addition, if we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) our total assets plus accumulated depreciation minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (defined below)) over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of outstanding shares of our Series D Preferred Stock and any outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (collectively referred to as “Redeemable and Term Preferred Stock”) on the last business day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the “Asset Coverage Cure Date”, then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having an Asset Coverage Ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain the Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series D Preferred Stock to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date. If shares of Series D Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date.

Amended Series D Preferred Stock: The holders of the Amended Series D Preferred Stock will not have the right to require us to redeem the Amended Series D Preferred Stock.

Optional Conversion:	Exchange Notes: Not convertible.

Series D Preferred Stock: The holders of the Series D Preferred Stock may convert shares at any time into shares of the Company’s Common Stock at a conversion rate of $16.96 per share of Common Stock.

Amended Series D Preferred Stock: Same provision as Series D Preferred Stock.

Mandatory Conversion:	Exchange Notes: Not convertible.

Series D Preferred Stock: No mandatory conversion.

Amended Series D Preferred Stock: To the extent (x) the Common Stock is traded on a national securities exchange and (y) the 20-trading day volume-weighted average closing price of our Common Stock on such national securities exchange exceeds $10.00 per share, each share of Series D Preferred Stock will automatically, as of the date that immediately follows the next dividend record date, convert into 1.25 shares of Common Stock at a conversion price equal to $10.00 per share, subject to adjustment.

Liquidation:	Exchange Notes: Not applicable.

Series D Preferred Stock: The holders of the Series D Preferred Stock are entitled to receive out of the assets of the Company available for distribution to stockholders an amount equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to the date of payment (whether or not declared) before any distribution of assets is made to holders of Common Stock and any other shares of equity securities of the Company that rank junior to the Series D Preferred Stock as to liquidation rights.

Amended Series D Preferred Stock: The holders of the Amended Series D Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders an amount equal to $25.00 per share, plus any declared and unpaid dividends (and only to the extent declared and unpaid) before any distribution of assets is made to holders of Common Stock and any other shares of equity securities of the Company that rank junior to the Series D Preferred Stock as to liquidation rights.

Description of the Exchange Notes

The following is a brief description of the material terms of our Exchange Notes that may be offered under this Prospectus/Consent Solicitation. This description does not purport to be complete and is subject to, and qualified in its entirety by, all the provisions of the Indenture and the Exchange Notes, including definitions of certain terms used in the Indenture and the Exchange Notes. You should read the Indenture and the Exchange Notes because they, and not this description, define your rights as a holder of the Exchange Notes.

We are offering up to an aggregate of $50,438,272 million of the Exchange Notes. The following description is a summary of the material provisions of the Exchange Notes and the Indenture. It does not restate the Indenture in its entirety. We urge you to read carefully the Indenture because it, and not this description, defines your rights as a holder of the Exchange Notes. The Indenture will be subject to the provisions of the Trust Indenture Act (as defined below). Copies of the Indenture are available as set forth under “How To Obtain Additional Information” on page 3. Certain defined terms used in this description but not defined below may have the meanings assigned to them in the Indenture. The registered holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture. In this section, references to the “Company”, “we”, “our” or “us” refers to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation.

The Exchange Notes will be issued under an indenture (the “Indenture”) between the Company and Computershare Trust Company, N.A., as trustee (the “Trustee”). The terms of the Exchange Notes will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Exchange Notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Exchange Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Exchange Notes.

General

The Exchange Notes:

●	are unsecured subordinated obligations of the Company and shall rank pari passu with the Company’s Rights Offering Notes;

●	will bear interest at a rate of 6.00% per annum, accruing from the Settlement Date, and will be payable semi-annually in cash on January 31 and July 31, commencing on January 31, 2023;

●	during each calendar year, commencing with 2023, the Company shall permanently discharge and retire, an aggregate principal amount of Exchange Notes equal to at least 10% of the initial aggregate principal amount of Exchange Notes issued at the closing of the Exchange Offer, through a mandatory redemption from holders at a redemption price of 102% of the principal amount thereof, purchases in the open market at then prevailing market prices, or a combination of the foregoing;

●	mature on [●], 2027 (the “Maturity Date”);

●	will be issued in denominations of $25.00 and integral multiples thereof; and

●	are subordinated in right of payment to any existing and future secured or unsecured senior debt of the Company and the debt of the Company’s subsidiaries.

We intend to apply to list the Exchange Notes on Nasdaq and seek for trading in the Exchange Notes to begin within 30 days of the original issue date under the symbol “WHLRZ”. Currently, there is no public market for the Exchange Notes and there can be no assurance that one will develop.

The Indenture governing the Exchange Notes will provide for customary Events of Default. In the case of an Event of Default arising from specified events of bankruptcy or insolvency, all outstanding Exchange Notes will become due and payable immediately without further action or notice. If any other Event of Default under the Indenture governing the Exchange Notes occurs or is continuing, the Trustee or the holders of a minimum threshold amount in aggregate principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately.

Trustee, Paying Agent and Registrar

Computershare Trust Company, N.A. is the Trustee. Initially, the Trustee will act as Paying Agent and Note Registrar. The Company may change the Paying Agent or Note Registrar upon written notice thereto. The Company, any subsidiary or any affiliate of any of them may act as Paying Agent, Note Registrar or co-registrar. The Trustee, in any capacity, has not participated in the preparation of this Prospectus/Consent Solicitation nor makes any representation or warranty as to the accuracy or validity of the information contained herein.

Registration, Registration of Transfer

The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency designated in the Indenture being herein sometimes referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Exchange Notes and of transfers of the Exchange Notes. The Trustee is initially appointed as security registrar (the Trustee in such capacity, together with any successor of the Trustee in such capacity, the “Note Registrar”) for the purpose of registering the Exchange Notes and transfers of the Exchange Notes as herein provided. The Trustee is also initially appointed to act as the Paying Agent.

Upon surrender for registration of transfer of any Exchange Note at the office or agency of the Company designated in the Indenture, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Exchange Notes of any authorized denomination or denominations of a like aggregate principal amount. The Trustee shall not be required to register transfers of Exchange Notes for a period of 15 days before selection of any Exchange Notes to be redeemed. The Trustee shall not be required to register transfers of any Exchange Notes called or being called for redemption in whole or in part, except the unredeemed portion of any Exchange Note being redeemed in part. The Trustee shall not be required to register the transfer of an Exchange Note between a record date and the next succeeding interest payment date.

Furthermore, any holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

All Exchange Notes issued upon any registration of transfer of the Exchange Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Exchange Notes surrendered upon such registration of transfer.

Every Exchange Note presented or surrendered for registration of transfer shall (if so required by the Company or the Note Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Company and the Note Registrar, duly executed by the holder thereof or such holder’s attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or redemption of the Exchange Notes, but the Company may require payment of a sum sufficient to cover any taxes, fees or other governmental charge that may be imposed in connection with any registration of transfer of the Exchange Notes.

Prior to due presentment for the registration of a transfer of any Exchange Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Exchange Note is registered as the absolute owner of such Exchange Note for the purpose of receiving payment of principal of and interest on such Exchange Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Each holder of an Exchange Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer or assignment of such holder’s Exchange Note by such holder in violation of any provision of the Indenture and/or applicable United States federal or state securities laws.

Neither the Trustee nor any Agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depository. The Trustee, the Note Registrar, the Paying Agent and any transfer agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under the Indenture or under applicable law with respect to any transfer or exchange of any interest in any note (including any transfers between or among participants or other beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Interest

Interest on the Exchange Notes will accrue from the Settlement Date, and will be payable in cash semi-annually on each of January 31 and July 31, commencing on January 31, 2023, to holders of record at the close of business on 5:00 p.m., New York City time, on the January 1 and July 1 preceding the applicable interest payment date (the “Regular Record Date”), with all interest payments being interest at a rate of 6.00% per annum.

Interest will accrue on the Exchange Notes from and including the date on which the Exchange Notes are first issued or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Ranking; Subordination

The obligations of the Company under the Indenture will be subordinate and junior in right of payment to all of our existing and future senior indebtedness (whether secured or unsecured), will rank pari passu with any existing or future pari passu senior subordinated indebtedness of the Company, including the Company’s Rights Offering Notes, and will rank senior to any existing or future subordinated indebtedness of the Company. The Indenture will not restrict us in any way now or in the future from incurring senior debt or indebtedness that would be pari passu with or subordinate to the Exchange Notes.

The Exchange Notes are not obligations of, or guaranteed by, any of the Company’s subsidiaries or any third party. As a result, the Company’s right and the rights of its creditors, including holders of the Exchange Notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or otherwise would be subject to the prior claims of creditors of that subsidiary. Accordingly, the Exchange Notes are structurally subordinated to all of the existing and future liabilities and obligations of the Company’s subsidiaries.

The Indenture will not limit the aggregate amount of indebtedness that may be issued by the Company. Upon any payment or distribution of assets to creditors in case of the Company’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency, or similar proceedings, all holders of our senior indebtedness will be entitled to receive payment in full of all amounts due before the holders of the Exchange Notes will be entitled to receive any payment of principal or interest on their Exchange Notes.

The Exchange Notes will rank senior to all of the Company’s equity securities, including any preferred stock subsequently created.

Redemption or Repurchase of Exchange Notes

During each calendar year, commencing with 2023, the Company shall permanently discharge and retire, an aggregate principal amount of Exchange Notes equal to at least 10% of the initial aggregate principal amount of Exchange Notes issued at the closing of the Exchange Offer, through a mandatory redemption from holders at a redemption price of 102% of the principal amount thereof, purchases in the open market at then prevailing market prices, or a combination of the foregoing.

Holders of the Exchange Notes will not have the option to have the Exchange Notes repaid prior to the stated maturity date except as contemplated above. If less than all of the Exchange Notes are to be redeemed at any time the Exchange Notes shall be redeemed in compliance with Nasdaq requirements or in accordance with the policies and procedures of the Depositary (i.e. pro rata through a randomization method, etc.). For the avoidance of doubt, the Company will not be able to identify which Exchange Notes will be redeemed prior to maturity. For the avoidance of doubt, the Company will not be able to identify which Exchange Notes will be redeemed prior to maturity.

Events of Default

The following shall be Events of Default under the Indenture:

(a) the Company’s failure to pay in cash the principal of or premium, if any, on any Exchange Note when due whether at Maturity or otherwise;

(b) the Company’s failure to pay in cash an installment of interest on any Exchange Note when due, if the failure continues for 30 days after the date when due;

(c) the Company is in breach of “Redemption or Repurchase of Exchange Notes” for 60 days after the Company receives a written notice of default stating the Company is in breach (the notice must be sent by either the trustee or holders of at least 5% of the principal amount of the then outstanding Exchange Notes);

(d) Company’s failure to comply with any other term, covenant or agreement contained in the Exchange Notes or the Indenture, if the failure is not cured within 60 days after notice to the Company by the Trustee or to the Trustee and the Company by holders of at least 25% in aggregate principal amount of the applicable Exchange Notes then outstanding, in accordance with the Indenture;

(e) the Company or any of its significant subsidiaries, pursuant to or within the meaning of the United States Bankruptcy Code: (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally not paying its debts (other than debts which are the subject of a bona fide dispute) as they become due; and

(f) a court of competent jurisdiction enters an order or decree under any bankruptcy code that remains unstayed and in effect for 60 days and: (A) is for relief against the Company or any of its significant subsidiaries in an involuntary case; (B) appoints a custodian of the Company or any of its significant subsidiaries or for all or substantially all of the property of the Company or any of its significant subsidiaries; or (C) orders the liquidation of the Company or any of its Significant Subsidiaries.

Acceleration of Maturity; Rescission and Annulment

If an Event of Default, other than an Event of Default specified in paragraphs (e) and (f) under the heading “Events of Default”, occurs and is continuing, either the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Exchange Notes outstanding, by notice to the Company and the Trustee, may declare the principal of, and accrued and unpaid interest on, all the then outstanding Exchange Notes to be immediately due and payable in cash. In the case of an Event of Default specified in the Indenture, as described in paragraphs (e) and (f) under the heading “Events of Default” occurs and is continuing, then the principal amount of, and accrued and unpaid interest on, all the Exchange Notes shall automatically become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any holder. The Trustee shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, unless a responsible trust officer of the Trustee shall have received written notice from the Company or a holder describing such default or event of default, and stating that such notice is a notice of default or event of default.

At any time after a declaration of acceleration has been made, the holders of a majority in aggregate principal amount of the Exchange Notes outstanding, by written notice to the Trustee, may rescind and annul such declaration and its consequences if

(a) the rescission would not conflict with any order or decree;

(b) all Events of Default, other than the non-payment of accelerated principal of (or premium, if any, on) or interest, have been cured or waived; and

(c) all amounts due to the Trustee are paid.

The Trustee is not obligated to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the Trustee security or indemnity that is satisfactory to the Trustee against the costs, expenses and liabilities that the Trustee may incur to comply with the request or demand. Subject to applicable law and the Trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or that the Trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such holders).

Supplements and Amendments to Indenture

Supplemental Indentures without the Consent of Holders

Without notice to or the consent of any holder, the Company may, with the consent of the Trustee, at any time and from time to time, amend or supplement the Indenture or the Exchange Notes, in form satisfactory to the Trustee, for any of the following purposes to:

(a) evidence the assumption of its obligations under the Indenture and the Exchange Notes by a successor upon its consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all of or substantially all of its property or assets in accordance with the Indenture;

(b) add guarantees with respect to, or secure its obligations in respect of, the Exchange Notes;

(c) add to its covenants for the benefit of the holders or to surrender any right or power conferred upon the Company;

(d) cure any ambiguity, defect, omission or inconsistency in the Indenture;

(e) to pay interest in accordance with the terms of the Indenture;

(f) make any change that does not adversely affect the rights of any holder, subject to the provisions of the Indenture;

(g) provide for the appointment of a successor Trustee, Note Registrar, or Paying Agent;

(h) comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any holder; or

(i) to conform the provisions of the Indenture or the Exchange Notes to the “Description of Exchange Notes” section of the Prospectus beginning on page 72 to the extent that such provision was intended (as evidenced by an Officers’ Certificate of the Company) to be a verbatim recitation of a provision of the Indenture or the Exchange Notes.

Supplemental Indenture with Consent of Holders

With the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Exchange Notes delivered to the Company and the Trustee (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Exchange Notes), the Company and the Trustee may amend or supplement the Indenture or the Exchange Notes for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions hereunder or thereunder or of modifying in any manner the rights of the holders hereunder or thereunder and any existing default or Event of Default or compliance with any provision of the Indenture or the Exchange Notes may be waived with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes, other than Exchange Notes beneficially owned by the Company or its affiliates; provided, however, that no such amendment, supplement or waiver shall, without the consent of the holder of each outstanding Exchange Note affected thereby (with respect to any Exchange Notes held by a nonconsenting holder):

(a) change the stated maturity of the principal of, or the payment date of any installment of interest on, or any additional amounts with respect to, any Exchange Note;

(b) reduce the principal amount of, or any premium or interest on, any Exchange Note;

(c) change the manner, consideration or currency of payment of principal of, or any premium or interest on, any Exchange Note;

(d) impair the right to institute a suit for the enforcement of any payment on, or with respect to, any Exchange Note;

(f) modify the ranking provisions of the Indenture, relative to other indebtedness of the Company in a manner adverse to the holders;

(g) reduce the percentage in aggregate principal amount of outstanding Exchange Notes whose holders must consent to a modification or amendment of the Indenture or the Exchange Notes;

(h) reduce the percentage in aggregate principal amount of outstanding Exchange Notes whose holders must consent to a waiver of compliance with any provision of the Indenture or the Exchange Notes or a waiver of any Default or Event of Default; or

(i) modify the provisions of the Indenture with respect to modification and waiver (including waiver of a Default or Event of Default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected Holder.

It shall not be necessary for any act of holders described in the paragraph above to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

Calculations

The Company is responsible for all calculations under the Indenture and the Exchange Notes. The Company shall make all such calculations in good faith. In the absence of manifest error, such calculations shall be final and binding on all holders. The Company shall provide a copy of such calculations to the Trustee, as required hereunder, and, the Trustee shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification. The Trustee shall not be under any responsibility to perform any calculations under the Indenture.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholders, as such, of the Company shall have any liability for any obligations of the Company under the Exchange Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creations. Each holder by accepting an Exchange Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Governing Law

The Indenture and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Agent” means any agent, including Paying Agent, authenticating agent, transfer agent, and Note Registrar under the Indenture.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Company” means Wheeler Real Estate Investment Trust, Inc., a Maryland Corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “company” shall mean such successor Person.

“Company Order” means a written request or order signed in the name of the Company by any one of its Chairman, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Secretary, or any Vice President and delivered to the Trustee.

“Corporate Trust Office” means the designated corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of the Indenture is located at Computershare Trust Company, N.A., 6200 S. Quebec St., Greenwood Village CO 80111, Attention: Corporate Trust, except that with respect to presentation of Exchange Notes for payment or for registration of transfer or exchange, such term shall mean any office or agency of the Trustee at which, at any particular time, its corporate agency business shall be conducted.

“Depository” means The Depository Trust Company, its nominees and successors.

“Global Notes” means one or more permanent global Notes in definitive, fully registered form.

“Nasdaq” has the meaning specified in the definition of “Trading Day”.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.

Book-Entry System

The Exchange Notes will be represented by fully registered global securities (the “Global Securities”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (the “Depositary”)), or such other name as may be requested by an authorized representative of the Depositary. The authorized minimum denominations of each Note will be $25.00 and integral multiples of $25.00 in excess thereof. Accordingly, Exchange Notes may be transferred or exchanged only through the Depositary and its participants. Except as described below, owners of beneficial interests in the Global Securities will not be entitled to receive Exchange Notes in definitive form. Account holders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the Exchange Notes through the accounts that each of these systems maintains as a participant in the Depositary. So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Exchange Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Exchange Notes of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial Owners (as defined below) will not receive certificates representing their ownership interests in the Exchange Notes except in the event that use of the book-entry system for the Exchange Notes is discontinued or if there shall have occurred and be continuing an event of default under the Indenture. The Depositary will have no knowledge of the actual beneficial owners of the Exchange Notes; the Depositary’s records will reflect only the identity of the direct participants to whose accounts the Exchange Notes are credited, which may or may not be the beneficial owners. The Direct Participants and Indirect Participants (as each is defined below) will remain responsible for keeping account of their holdings on behalf of their customers.

Each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a holder of the Exchange Notes under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing the Exchange Notes.

The Depositary

The following is based on information furnished by the Depositary: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. These direct Participants (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the SEC.

Purchases of the Exchange Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Exchange Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Exchange Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing the Exchange Notes will not receive Exchange Notes in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for such Exchange Notes is discontinued.

To facilitate subsequent transfers, the Global Securities representing the Exchange Notes which are deposited with the Depositary are registered in the name of the Depositary’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Exchange Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Exchange Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Exchange Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Exchange Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture.

Any redemption notices relating to the Exchange Notes will be sent to the Depositary. If less than all of the Exchange Notes are being redeemed, the Depositary may determine by lot the amount of the interest of each Direct Participant in the Exchange Notes to be redeemed. Neither the Depositary nor its nominee will consent or vote with respect to the Exchange Notes unless authorized by a Direct Participant in accordance with the Depositary’s procedures. Under its procedures, the Depositary may send a proxy to the Company as soon as possible after the record date for a consent or vote. The proxy would assign the Depositary’s nominee’s consenting or voting rights to those Direct Participants to whose accounts the Exchange Notes are credited on the relevant record date.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the Global Securities representing the Exchange Notes. Under its usual procedures, the Depositary mails an “omnibus proxy” to the Company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Exchange Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and interest payments on the Global Securities representing the Exchange Notes will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary). The Depositary’s practice is to credit Direct Participants’ accounts, upon the Depositary’s receipt of funds and corresponding detail information from the Company or the Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Exchange Notes in definitive form will be printed and delivered.

Settlement for the Exchange Notes will be made in immediately available funds. Secondary market trading in the Exchange Notes will be settled in immediately available funds.

The information in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources that the Company believes to be reliable, but is subject to any changes to the arrangements between the Company and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our charter and bylaws relating to our capital securities. Because these descriptions are only summaries, they do not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our charter, Articles Supplementary and bylaws, which are included as exhibits to the registration statement on Form S-4 of which this this Prospectus/Consent Solicitation forms a part, and to the applicable provisions of Maryland law.

General

Our charter provides that we may issue a maximum of 200,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, without par value per share. Our charter authorizes the Board, with the approval of a majority of the entire Board and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock and to classify and reclassify any authorized but unissued shares of any class or series stock. As of September 30, 2022, 9,793,494 shares of our common stock, 562 shares of our Series A Preferred Stock, 2,301,337 shares of our Series B Preferred Stock and 3,152,392 shares of our Series D Preferred Stock were issued and outstanding. Our Operating Partnership purchased 71,343 shares of the Series D Preferred Stock on September 22, 2020 from an unaffiliated investor.  We consider these shares to be retired and they are reflected as such in our consolidated financial statements

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

As of September 30, 2022, there were outstanding 144,942 units of our Operating Partnership, with each unit exchangeable for one share of our common stock, or, at our option, the cash value of one share of our common stock.

Common Stock

The following description of the common stock sets forth the general terms and provisions of the common stock. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by the Board out of assets legally available therefore and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series D Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past dividend periods, no dividends shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, by us with respect to any shares of common stock.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our Board determines prospectively that appraisal rights will apply to one or more transactions in which the Common Stock Holders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the Common Stock Holders will have equal dividend, liquidation and other rights. Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or to amend the vote required to amend such provisions.

Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our Operating Partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our Board to classify and/or reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

On October 28, 2022, the closing price of our common stock reported on Nasdaq was $ 1.70 per share.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our Board to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for the Common Stock Holders or that our common stockholders otherwise believe to be in their best interests.

Series A Preferred Stock

Holders of Series A Preferred Stock have the right to receive, only when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cash dividends, at a rate of 9% per annum of the $1,000 liquidation preference per share. The Series A Preferred Stock has no redemption rights. The Company has the right to redeem the shares of Series A Preferred Stock, on a pro rata basis, at any time at a redemption price of $1,030 per share, plus all declared and unpaid dividends. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of our assets a liquidation preference of $1,000 per share plus an amount equal to any declared and unpaid dividends.  The Series A Preferred Stock has no maturity date and will remain outstanding indefinitely unless subject to a mandatory or voluntary conversion as described above. Holders of the Series A Preferred Stock have no voting rights except as provided by law.

Series B Preferred Stock

Holders of Series B Preferred Stock have the right to receive, only when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cash dividends, at a rate of 9% per annum of the $25 liquidation preference per share. The Series B Preferred Stock has no redemption rights. However, the Series B Preferred Stock is subject to a mandatory conversion once the 20-trading day volume-weighted average closing price of our common stock exceeds $58 per share; once this weighted average closing price is met, each share of our Series B Preferred Stock will automatically convert into shares of our common stock at a conversion price equal to $40.00 per share. In addition, holders of our Series B Preferred Stock also have the option, at any time, to convert shares of our Series B Preferred Stock into shares of our common stock at a conversion price of $40.00 per share of common stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series B Preferred Stock shall be entitled to be paid out of our assets a liquidation preference of $25.00 per share plus an amount equal to any declared and unpaid dividends. The Series B Preferred Stock has no maturity date and will remain outstanding indefinitely unless subject to a mandatory or voluntary conversion as described above. Holders of Series B Preferred Stock have no voting rights except as provided by law.

Series D Preferred Stock

Until September 21, 2023, the holders of the Series D Preferred Stock are entitled to receive cumulative cash dividends at a rate of 8.75% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.1875 per share). Commencing on September 21, 2023, the Series D Preferred Holders will be entitled to cumulative cash dividends at an annual dividend rate of the Initial Rate increased by 2% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%. Dividends are payable quarterly in arrears on or before January 15th, April 15th, July 15th and October 15th of each year.

The Company may at its option redeem the Series D Preferred Stock for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date. On or after September 21, 2023, the holders of the Series D Preferred Stock may, at their option, elect to cause the Company to redeem any or all of their shares at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date, payable in cash or in equal value of shares of common stock, or in any combination thereof, at the Company’s option.

The holders of the Series D Preferred Stock may convert shares at any time into shares of the Company’s common stock at a conversion rate of $16.96 per share of common stock.

The Series D Preferred Stock requires the Company maintain asset coverage of at least 200%. If we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) our total assets plus accumulated depreciation minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with GAAP (exclusive of the book value of any Redeemable and Term Preferred Stock (defined below)) over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of outstanding shares of our Series D Preferred Stock and any outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (collectively referred to as “Redeemable and Term Preferred Stock”) on the last business day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the “Asset Coverage Cure Date”, then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having an Asset Coverage Ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain the Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series D Preferred Stock to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date. If shares of Series D Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date.

Dividends on the Series D Preferred Stock cumulate from the end of the most recent dividend period for which dividends have been paid. Dividends on the Series D Preferred Stock cumulate whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by the Board or declared by us. Dividends on the Series D Preferred Stock do not bear interest. Beginning with the fourth quarter 2018 dividend, the Company suspended the Series D Preferred Stock dividend. As such, since January 2019, the Company’s Series D Preferred Stock has been accruing unpaid dividends at a rate of 10.75% per annum of the $25.00 liquidation preference per share of Series D Preferred Stock, or at $2.6875 per share per annum.

Holders of shares of the Series D Preferred Stock have no voting rights. However, if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods, the number of directors on the Board will automatically be increased by two, and holders of shares of the Series D Preferred Stock and the holders of shares of Parity Preferred Stock (as defined in Series D Articles Supplementary) upon which like voting rights have been conferred and are exercisable (voting together as a single class) will be entitled to vote, at a special meeting called upon the written request of the holders of at least 20% of such stock or at our next annual meeting and at each subsequent annual meeting of stockholders, for the election of two additional directors to serve on the Board (the “Series D Preferred Directors”), until all unpaid dividends on such Series D Preferred Stock and Parity Preferred Stock, if any, have been paid or declared and a sum sufficient for the payment thereof set apart for payment. The Series D Preferred Directors will be elected by a plurality of the votes cast in the election. The Board of Directors is not permitted to fill the vacancies on the Board of Directors as a result of the failure of the holders of 20% of the Series D Preferred Stock and Parity Preferred Stock to deliver such written request for the election of the Series D Preferred Directors. In addition, holders of shares of the Series D Preferred Stock shall have the right to vote to approve any amendment to the terms of the Series D Preferred Stock. Any such amendment of the terms of the Series D Preferred Stock requires the affirmative vote of two-thirds of the shares of Series D Preferred Stock issued and outstanding.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our Common Stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our Common Stock that are not treated as outstanding for U.S. federal income tax purposes (the “Ownership Limits”). A person or entity that would have acquired beneficial or constructive ownership of our stock but for the application of the Ownership Limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our Common Stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, our Common Stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding Common Stock and thereby violate the applicable ownership limit.

Our Board, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the Ownership Limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our Board determines that:

●	such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

●	subject to certain exceptions, the person does not and will not own, beneficially or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to constructively own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our Board may require (i) an opinion of counsel or an IRS ruling, in either case in form and substance satisfactory to our Board, in its sole and absolute discretion, to determine or ensure our status as a REIT and (ii) such representations and undertakings from the person requesting the exception as are reasonably necessary to make the determinations described above. Our Board may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an Ownership Limit or at any other time, our Board may, in its sole and absolute discretion, increase or decrease one or both of the Ownership Limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased Ownership Limit. Our Board may not increase or decrease any Ownership Limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

●	any person from beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us constructively owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, if the income we derive from such tenant taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

●	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the Ownership Limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The Ownership Limits and other restrictions on ownership and transfer of our stock described above will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the Ownership Limits or such other limit established by our Board, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on Nasdaq on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last reported sale price on Nasdaq on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares, without violating the Ownership Limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on Nasdaq on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

●	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

●	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our Board or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our Board or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our Common Stock that our stockholders believe to be in their best interest.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

●	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

●	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a Board of Directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our Board of Directors will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

CONTROL SHARE Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our Board of Directors will not amend or eliminate this provision at any time in the future.

Subtitle 8 OF title 3 of THE MGCL

Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following:

●	a classified board;

●	A two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the directors;

●	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

●	a prohibition against stockholders calling a special meeting of stockholders unless they are entitled to cast at least a majority of all votes entitled to be cast at that meeting.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our Board in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board. Through provisions in our charter and bylaws unrelated to Subtitle 8, we currently (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (3) require, unless called by the chairman of our Board, our president, our chief executive officer or our Board, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our Board may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences related to (i) the exchange of Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer, (ii) the Proposed Amendments, and (iii) the ownership and disposition of Notes acquired pursuant to the Exchange Offer. This discussion applies only to holders that hold the Series D Preferred Stock or the Exchange Notes, as applicable, as capital assets for U.S. federal income tax purposes. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to the “Company,” “we,” “our” and “us” mean only Wheeler Real Estate Investment Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise required by the context. However, our subsidiary, Cedar, like the Company, has also elected to be taxed as a REIT. To the extent that the discussion below relates to the tax requirements for, and consequences of, qualifying as a REIT, it also applies to Cedar’s election to be taxed as a REIT.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, the tax consequences to accrual-method taxpayers who are required under Section 451(b) of Code to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

●	banks, financial institutions or financial services entities;

●	subchapter S corporations;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies and other REITs;

●	U.S. expatriates or former long-term residents of the United States;

●	insurance companies;

●	broker-dealers;

●	taxpayers subject to mark-to-market tax accounting rules;

●	tax-exempt organizations;

●	passive foreign investment companies or controlled foreign corporations;

●	persons who are not citizens or residents of the United States (except to the limited extent discussed below);

●	persons holding our securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	investors that have a principal place of business or “tax home” outside the United States;

●	investors whose functional currency is not the United States dollar; and

●	persons who receive our securities through the exercise of employee stock options or otherwise as compensation.

This discussion also does not consider the tax treatment of entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our Series D Preferred Stock or the Exchange Notes through such entities or arrangements. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Series D Preferred Stock or the Exchange Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our Series D Preferred Stock or the Exchange Notes, we urge you to consult your tax advisor.

When we use the term “U.S. Holder,” we mean a beneficial owner of shares of our Series D Preferred Stock or the Exchange Notes, as applicable who, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

When we use the term “Non-U.S. Holder,” we mean a beneficial owner of shares of our Series D Preferred Stock or the Exchange Notes, as applicable who, for U.S. federal income tax purposes, is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date of this Prospectus/Consent Solicitation, changes to any of which subsequent to the date of this Prospectus/Consent Solicitation may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of exchanging Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer, and owning and disposing of the Exchange Notes acquired pursuant to the Exchange Offer, and of both our election and Cedar’s election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

General

The Company and Cedar have each elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with their taxable years ended December 31, 2012 and December 31, 2017, respectively. We believe that both the Company and Cedar have been organized and have been operated in a manner that has allowed each of them to qualify for taxation as a REIT under the Code commencing with taxable years ended December 31, 2012 and December 31, 2017, respectively, and each of the Company and Cedar intend to conduct operations as to qualify as a REIT in the future.

Provided that the Company continues to qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a “C” corporation. A “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

●	First, we will be required to pay tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

●	Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test described under “Taxation of Our Company —Income Tests” on page 95, this tax is not applicable.

●	Third, if we fail to satisfy the 75% gross income test or the 95% gross income test, each as described under “Taxation of Our Company —Income Tests” on page 95 and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amount by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

●	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

●	Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% value test, or the 10% vote test), as described under “Taxation of Our Company—Asset Tests” on page 98, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

●	Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

●	Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

●	Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

●	Ninth, any subsidiaries that are C corporations, including our Taxable REIT Subsidiaries (“TRSs”), such as Wheeler Real Estate LLC (“Wheeler Real Estate”), Wheeler Interests LLC (“Wheeler Interests”) and Wheeler Development LLC (“Wheeler Development”), generally will be required to pay federal corporate income tax on their earnings.

●	Tenth, we will incur a 100% excise tax on certain transactions with a TRS that are not conducted on an arm’s-length basis and we will incur such 100% excise tax if it is determined we have been undercharged for certain services provided by a TRS.

●	Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our Common Stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous year, which election has not been revoked or terminated and satisfied all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as a part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

The Company believes that it has been organized, has operated and has issued sufficient shares of Common Stock and preferred stock with sufficient diversity of ownership to allow the Company to satisfy conditions (1) through (8), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this Prospectus/Consent Solicitation under the heading “Restrictions on Ownership and Transfer”. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “Taxation of Our Company—Failure to Qualify” on page 101.

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have used and intend to continue to use a calendar taxable year.

The Inflation Reduction Act, which was signed into law by President Biden on August 16, 2022, imposes a nondeductible one percent excise tax (the “Excise Tax”) on certain stock repurchases by domestic public-traded companies taking place after December 31, 2022.  Notably, the Excise Tax does not apply to stock repurchases made by REITs.  So long as we maintain our qualification as a REIT, the Excise Tax should not apply to any repurchases of our Series D Preferred Stock that occur as part of the Exchange Offer on or after January 1, 2023.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% value test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.

Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies”.

We control our Operating Partnership and its subsidiary partnerships and subsidiary limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described under “Taxation of Our Company –Asset Tests” on page 98.

Ownership of Interests in TRSs. We have three TRSs, Wheeler Real Estate, Wheeler Interests and Wheeler Development. Wheeler Real Estate is a real estate leasing, management and administration firm. Wheeler Interests is an acquisition and asset management firm. Wheeler Development is a development company that specializes in ground-up development, redevelopment of mature centers, phase two developments for existing centers and build-to-suit projects for selecting tenants. We may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT or qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities as more fully described under “Taxation of Our Company – Income Tests” beginning on page 95, a TRS may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT. A TRS is subject to U.S. federal, state and local income tax as a regular C corporation. In addition, a TRS’s deductions may be disallowed for business interest expense (even if paid to third parties) in excess of the sum of the TRS’s business interest income and 30% of the adjusted taxable income of the business, which is its taxable income computed without regard to business interest income or expense, net operating losses or the pass-through income deduction (and for taxable years before 2022, excludes depreciation and amortization). A REIT’s ownership of securities of a TRS is not subject to the 5% asset test, the 10% value test, or the 10% vote test as described below. See “Taxation of Our Company—Asset Tests” on page 98. Overall, no more than 20% (25% for taxable years ending on or before December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. Further, a 100% excise tax may apply to transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Ownership of Subsidiary REITs. We recently acquired by merger with our wholly owned subsidiary 100% of the common stock of Cedar, a subsidiary REIT. Cedar is treated as a separate entity for U.S. federal income tax purposes. We are not treated as owning the assets of Cedar or recognizing the income of Cedar. Rather, Cedar is generally subject to U.S. federal income tax in the same manner as us and will be subject to the same gross income tests, asset tests and other REIT qualification requirements and considerations as are applicable to us.

The stock of Cedar, our subsidiary REIT, is a qualifying asset to us for the purpose of the 75% asset test so long as Cedar continues to qualify as a REIT for U.S. federal income tax purposes. See “Taxation of Our Company—Asset Tests.” Dividends received by us from Cedar are qualifying income to us for purposes of both the 75% and 95% gross income tests. See “Taxation of Our Company – Income Tests.”

Income Tests

 We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the 1934 Act) is treated as a “real estate asset” for the Asset Tests, the interest income and gain from the sale of such a debt instrument is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

●	The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales. Although some of our leases provide for payment of rent based in part on a fixed percentage of gross receipts, none of our leases provide for rent that is based on the income or profits of any person;

●

Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space, or (2) the property to which the rents relate is a qualified lodging facility or qualified health care property and such property is operated on behalf of the TRS by a person who is an eligible independent contractor and certain other requirements are met, as described below. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease.

Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

●	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property,” nor will such personal property qualify as a “real estate asset” for purposes of the REIT asset tests described below. To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary;

●	For any obligation held by us that is secured by a mortgage on both real and personal property, the fair market value of personal property securing such obligation is not greater than 15% of the total fair market value of all property securing such obligation. If this condition is not met, then the portion of the rent attributable to personal property may not qualify as “rents from real property” and such obligation will not qualify as a “real estate asset” for purposes of the REIT asset tests described below. To the extent we hold an obligation for which the security consists of personal property the fair market value of which exceeds 15% of the total fair market value of all property securing such obligation, we may transfer such obligation to a taxable REIT subsidiary; and

●	We generally must not operate or manage our real property or furnish or render noncustomary services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. We may own up to 100% of the stock of a TRS that may provide customary and noncustomary services directly to our tenants without tainting our rental income from the leased property. Any amounts we receive from a TRS with respect to the TRS’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test. We need not provide services through an independent contractor or a TRS, but may instead provide the services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may provide a minimal amount of services not described in prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

We generally do not intend, and as a general partner of our Operating Partnership, do not intend to permit our Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily (1) to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, (2) to manage risk of currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test, or (3) to “offset” a transaction described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property is disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Any dividends received from a REIT, including dividends derived by the Company from Cedar if Cedar qualifies as a REIT, will be qualifying income in the Company’s hands for purposes of both the 95% and 75% income tests.

To the extent our TRSs pay dividends, we generally will derive our allocable share of such dividend income through our interest in our Operating Partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

●	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations; and

●	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to predict whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed in Taxation of Our Company—General” on page 91, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income will be disregarded for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property, interests in mortgages on real property, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property” as discussed above), debt instruments issued by “publicly offered REITs,” and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, not more than 25% of the value of our total assets may include certain debt issued by publicly traded REITs.

Fourth, of the investments included in the 25% asset class, and except for investments in other REITs, any qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”), we may not own more than 10%, by value, of any one issuer’s outstanding securities (the “10% value test”) and we may not own more than 10% of the voting power of any one issuer (the “10% vote test”). Although the Company owns 100% of the common stock of Cedar, the Company’s ownership of Cedar is not subject to the 5% asset test, 10% value test, and 10% vote test so long as Cedar continues to qualify as a REIT for U.S. federal income tax purposes. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, “straight debt,” securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fifth, not more than 20% (25% for taxable years ending on or before December 31, 2017) of the value of our total assets may be represented by the securities of one or more TRSs. Our Operating Partnership currently owns three TRSs, and we may acquire securities in other TRSs in the future. So long as each of these companies qualifies as a TRS, we will not be subject to the 5% asset test, the 10% value test, or the 10% vote test with respect to our ownership of their securities. We intend that the aggregate value of our TRSs will not exceed 20% of the aggregate value of our gross assets.

The Company believes that its assets have allowed the Company to comply with the foregoing asset tests and intends to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support the Company’s conclusions as to the value of its assets. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not disagree with the Company’s determinations of value. If the IRS were to disagree with our determination of the value of certain of our assets, we could fail one or more of the foregoing asset tests, which could cause us to fail to qualify as a REIT unless we satisfied one of the cure provisions described below. Furthermore, if Cedar were to fail to qualify as a REIT for U.S. federal income tax purposes, the Company’s ownership of Cedar may fail one or more of the 5% asset test, 10% value test and 10% vote test causing the Company to cease to qualify as a REIT unless we satisfied one of the cure provisions described below.

If we fail to satisfy an asset test because we acquire nonqualifying securities or other property during a quarter, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company believes that it has maintained and intends to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If the Company fails to cure any noncompliance with the asset tests within the 30-day cure period, the Company would cease to qualify as a REIT unless the Company is eligible for certain relief provisions discussed below. Furthermore, if Cedar were to fail to qualify as a REIT for U.S. federal income tax purposes, the Company’s ownership of Cedar may fail one or more of the 5% asset test, 10% value test, and 10% vote test causing the Company to cease to qualify as a REIT unless we satisfied one of the cure provisions described below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% asset test, the 10% value test, and the 10% vote test if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% asset test, the 10% value test, and the 10% vote test, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although the Company believes it has satisfied the asset tests described above and plans to take steps to ensure that it satisfies such tests at the close of each calendar quarter, there can be no assurance that the Company will always be successful, or will not require a reduction in the Operating Partnership’s overall interest in an issuer (including in the Company’s TRSs) or in the Company’s interest in Cedar. If the Company fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, the Company would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

●	90% of our “REIT taxable income”; and

●	90% of our after-tax net income, if any, from foreclosure property; minus

●	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the five-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.

For distributions prior to January 1, 2015 to be taken into account for purposes of our distribution requirement, the amount distributed must not have been preferential—i.e., every stockholder of the class of stock to which a distribution is made must have been treated the same as every other stockholder of that class, and no class of stock may have been treated other than according to its dividend rights as a class. However, for taxable years beginning after December 31, 2014, the preferential dividend rule no longer applies to “publicly offered REITs.” Thus, so long as we qualify as a “publicly offered REIT,” the preferential dividend rule will not apply to our 2015 and subsequent taxable years.

To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we will make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the limited partnership agreement of our Operating Partnership, or the Partnership Agreement, authorizes us, as general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax. For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction. Moreover, the Biden Administration has proposed to end the deferral of gain recognized in like-kind exchanges in excess of $500,000 in any taxable year. The proposal, if enacted, could limit or restrict our ability to engage in like-kind exchanges.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments, other than our interests in Cedar, will be held indirectly through our Operating Partnership. In addition, our Operating Partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities that are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. For taxable years beginning after December 31, 2017, however, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary, if permitted under the circumstances.

We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests (other than the 10% value test), we will include our pro rata share of assets held by our Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company” on page 91.

Entity Classification. Our interests in our Operating Partnership and any subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). Our Operating Partnership may not qualify for the 100 Partner Safe Harbor. In the event that the 100 Partner Safe Harbor or certain other safe harbor provisions of applicable Treasury Regulations are not available, our Operating Partnership could be classified as a publicly traded partnership.

If our Operating Partnership does not qualify for the 100 Partner Safe Harbor, interests in our Operating Partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our Operating Partnership transferred during any taxable year of our Operating Partnership does not exceed 2% of the total interests in our Operating Partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading restriction, our interests in our Operating Partnership are excluded from the determination of the percentage interests in capital or profits of our Operating Partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our Operating Partnership’s capital or profits. We, as general partner of our Operating Partnership, have the authority to take any steps we determine necessary or appropriate to prevent any trading of interests in our Operating Partnership that would cause our Operating Partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

We believe our Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and we do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

If our Operating Partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “Taxation of Our Company—Asset Tests” beginning on page 98 and “Taxation of Our Company—Income Tests” beginning on page 95. This, in turn, could prevent us from qualifying as a REIT. See “Taxation of Our Company—Failure to Qualify” beginning on page 101 for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. The Partnership Agreement generally provides that allocations of net income to holders of common units generally will be made proportionately to all such holders in respect of such units. Certain limited partners will have the opportunity to guarantee debt of our Operating Partnership, either directly or indirectly through an agreement to make capital contributions to our Operating Partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our Operating Partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our Operating Partnership, which net loss would have otherwise been allocable to us. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally carries over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The Partnership Agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for U.S. federal income tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “General—Requirements for Qualification as a REIT” beginning on page 93 and “Annual Distribution Requirements” beginning on page 99.

Partnership Audit Rules. In certain situations, a partnership itself must pay any “imputed underpayments,” consisting of delinquent taxes, interest and penalties deemed to arise out of an audit of the partnership, unless certain alternative methods are available and the partnership elects to utilize them.

U.S. Federal Income Tax Considerations of the Exchange Offer and Proposed Amendments

Tax Classification of the Exchange Notes

We intend to treat the Exchange Notes as indebtedness for U.S. federal income tax purposes. However, this position is not binding on the IRS or the courts. If the IRS successfully asserted that the Exchange Notes are equity for U.S. federal income tax purposes, the U.S. federal income tax treatment of the exchange of Series D Preferred Stock for Notes pursuant to the Exchange Offer as well as the ownership and disposition of the Exchange Notes would be materially different from the consequences described herein.

This discussion assumes that the Exchange Notes are treated as indebtedness for U.S. federal income tax purposes.

U.S. Federal Income Tax Considerations to U.S. Holders of the Exchange Offer and Proposed Amendments

A U.S. Holder that exchanges Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer generally will be treated for U.S. federal income tax purposes as having its Series D Preferred Stock redeemed by us in exchange for the Exchange Notes. In such case, a U.S. Holder’s U.S. federal income tax consequences generally will depend upon whether the “dividend non-equivalence tests” described below are satisfied. If either of the “dividend non-equivalence tests” is satisfied, a U.S. Holder that exchanges its Series D Preferred Stock for Notes pursuant to the Exchange Offer will generally recognize capital gain or loss equal to the difference between (i) the “issue price” of the Exchange Notes (determined as discussed below under “—U.S. Federal Income Tax Considerations of the Ownership and Disposition of the Exchange Notes—Issue Price”) and (ii) such U.S. Holder’s adjusted basis in its Series D Preferred Stock. If neither of the “dividend non-equivalence tests” is satisfied, a U.S. Holder generally will be treated as receiving a taxable distribution from us in an amount equal to the “issue price” of the Exchange Notes (see discussion below under “—Amounts Treated as a Distribution”).

Dividend Non-Equivalence Tests

The “dividend non-equivalence tests” will be satisfied if the exchange of Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer either:

●	results in a “complete termination” of the U.S. Holder’s interest in us; or

●	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether either of the “dividend non-equivalence tests” is satisfied, a U.S. Holder generally must take into account not only shares of our stock that such U.S. Holder actually owns, but also shares of our stock that such U.S. Holder constructively owns, including shares of our stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest, or that have an interest in the U.S. Holder. There will be a complete termination of a U.S. Holder’s interest in us if either (i) all of our shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of our shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of our stock. The exchange of Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction of a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.” Contemporaneous dispositions or acquisitions of shares by a U.S. Holder (or persons or entities related to such U.S. Holder) may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the “dividend non-equivalence tests” have been satisfied with respect to the exchange of Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer.

U.S. Holders should consult their tax advisors as to the application of these tests to the exchange of Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer.

Amounts Treated as Capital Gain or Loss

Any amounts that are treated pursuant to the discussion above as capital gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the exchange. Long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at reduced rates. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Amounts Treated as a Distribution

Any amounts that are treated pursuant to the discussion above as a distribution generally will be taxable to a U.S. holder as ordinary dividend income to the extent of our current or accumulated earnings and profits. Dividends payable by REITs are generally not eligible to be classified as “qualified dividend income” that is subject to favorable rates. However, for taxable years beginning before January 1, 2026, U.S. holders that are individuals, trusts or estates generally may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. Any amounts treated as a distribution by us in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to a U.S. Holder to the extent of such U.S. Holder’s adjusted tax basis in its Series D Preferred Stock and, thereafter, as capital gain.

Non-Tendering U.S. Holders

Non-tendering U.S. Holders of Series D Preferred Stock generally will not recognize any income, gain, or loss for U.S. federal income tax purposes in connection with the Exchange Offer or Proposed Amendments. Such holder’s adjusted tax basis and holding period in its Series D Preferred Stock will remain unchanged.

U.S. Holders are urged to consult with their own tax advisors regarding the tax consequences to them of participating in the Exchange Offer.

U.S. Federal Income Tax Considerations to Non-U.S. Holders of the Exchange Offer and Proposed Amendments

The following discussion applies only to Non-U.S. Holders. Subject to the discussion below concerning FIRPTA (as defined below), the exchange by a Non-U.S. Holder of Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer will be treated in the same manner as if such person was a U.S. Holder as described above, provided, that:

●	any amounts that are treated pursuant to the discussion above as dividend income generally will be subject to U.S. federal income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

o	a lower treaty rate applies and the Non-U.S. Holder furnishes an IRS Form W-8BEN or W8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or

o	the Non-U.S. Holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income pursuant to the discussion above is also treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on such amount at graduated rates, in the same manner as U.S. Holders are taxed with respect to such amounts. A Non-U.S. Holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty; and

●	any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax or withholding tax; unless,

o	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

o	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a Non-U.S. Holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Any gain described in the second sub-bullet of the second bullet point above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In addition, subject to the exceptions described in this section, Non-U.S. Holders (other than certain qualified foreign pension funds) could incur tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the exchange of Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer if shares of Series D Preferred Stock are “United States real property interests” (within the meaning of FIRPTA) (“USRPIs”).

Generally, shares of a “United States real property holding corporation” (as defined in the Code) (“USRPHC”) are USRPIs. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a USRPHC. We believe we are a USRPHC. However, even if we are a USRPHC, shares of our Series D Preferred Stock will not be treated as USRPIs and a Non-U.S. Holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of shares of our Series D Preferred Stock as long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT in which, at all times during the five-year period ending on the date of the exchange (or, if shorter, the period during which the Non-U.S. Holder held the Series D Preferred Stock), less than 50% in value of its shares are held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time of the exchange of Series D Preferred Stock for the Exchange Notes pursuant to the Exchange Offer, gain arising from the Exchange Offer would not be subject to U.S. federal income taxation under FIRPTA as a sale of a USRPI if:

●	the Series D Preferred Stock is of a class of our stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq; and

●	such non-U.S. Stockholder owned, actually and constructively, 10% or less of such class of stock throughout the five-year period ending on the date of the sale or exchange.

We believe that our Series D Preferred Stock is “regularly traded” on an established securities market.

If the gain on the sale or exchange of the Series D Preferred Stock were taxed under FIRPTA, a Non-U.S. Holder would be taxed in the same manner as U.S. Holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. To the extent that any amounts are treated pursuant to the above discussion as dividend income, such distributions could be subject to tax under FIRPTA. Non-U.S. Holders are urged to consult with their own tax advisers regarding FIRPTA.

Non-tendering U.S. Holders of Series D Preferred Stock generally will not recognize any income, gain, or loss for U.S. federal income tax purposes in connection with the Exchange Offer or Proposed Amendments. Such holder’s adjusted tax basis and holding period in its Series D Preferred Stock will remain unchanged.

U.S. Federal Income Tax Considerations of the Ownership and Disposition of the Exchange Notes

Issue Price

The determination of the “issue price” of the Exchange Notes generally will depend on whether a substantial amount of the Series D Preferred Stock for which such Exchange Notes are exchanged, are treated as “traded on an established securities market” within the meaning of the applicable Treasury Regulations at any time during the 31-day period ending 15 days after the issue date of the Exchange Notes. In general, the Series D Preferred Stock will be treated as traded on an established securities market if, during the applicable period, (i) a price exists for an executed purchase or sale of the Series D Preferred Stock, (ii) a firm price quote for the Series D Preferred Stock is available from at least one broker, dealer or pricing service and the identity of the person providing the quote is reasonably ascertainable or (iii) under certain circumstances, an indicative price quote for the Series D Preferred Stock is available. If the Series D Preferred Stock is treated as traded on an established securities market, the issue price of the Exchange Notes generally will be determined by reference to the fair market value of the Series D Preferred Stock. If the Series D Preferred Stock is not treated as traded on an established securities market, the issue price of the Exchange Notes generally will be their stated principal amount. We expect that the Series D Preferred Stock will be treated as “traded on an established securities market” for these purposes and we will determine our position concerning the issue price of the Exchange Notes following consummation of the Exchange Offer.

U.S. Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of the Exchange Notes

Consequences if the Exchange Notes are Issued with More Than De Minimis OID

A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on the Exchange Notes, in accordance with the holder’s regular method of tax accounting. If the Exchange Notes are issued with OID for U.S. federal income tax purposes, as we expect, the holder will be required to include any OID in gross income (as ordinary income) periodically over the term of the Exchange Notes using the constant yield method, before receipt of any cash attributable to such income. The Exchange Notes will be treated as issued with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” of the Exchange Notes exceeds their “issue price” (determined as described above) by a statutory de minimis amount.

A U.S. Holder will be required to accrue and include OID in gross income as ordinary income using a constant yield method, in advance of the receipt of the cash payment attributable to the OID, regardless of the holder’s regular method of accounting for U.S. federal income tax purposes. The amount of OID that the holder must include in their gross income for each taxable year is the sum of the daily portions of OID that accrue on their Exchange Notes for each day of the taxable year during which they hold the Exchange Notes. The daily portion of OID is determined by allocating to each day of an accrual period (generally, the period between interest payment dates or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period is the product of the “adjusted issue price” of the Exchange Notes at the beginning of the accrual period multiplied by the yield to maturity of the Exchange Notes (adjusted to reflect the length of the accrual period), reduced by the amount of any qualified stated interest allocable to such accrual period. The adjusted issue price of the Exchange Notes at the beginning of an accrual period generally will equal their issue price, increased by the aggregate amount of OID that has accrued on the Exchange Notes in all prior accrual periods. Holders should consult their own tax advisors concerning the consequences of, and accrual of, OID on their Exchange Notes.

Upon the sale, redemption, retirement, exchange or other taxable disposition (each a “disposition”) of our Exchange Notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between:

●	the holder’s amount realized on the disposition; and

●	the holder’s tax basis in such Exchange Notes, which generally will be their cost, increased by the amount of OID on their Exchange Notes previously included in the holder’s gross income.

Gain or loss recognized by a U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note generally will be capital gain or loss and will be long-term capital gain or loss if their holding period for the Exchange Note exceeds one year at the time of the disposition. Long-term capital gains recognized by individual and certain other non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Consequences if the Exchange Notes are Issued with De Minimis or No OID

If, contrary to our expectation, the stated redemption price at maturity of the Exchange Notes does not exceed the “issue price” (determined as described above) of the Exchange Notes by the statutory de minimis amount, the Exchange Notes will provide for a fixed yield and will not be subject to the OID rules described above. If the Exchange Notes are issued with de minimis OID, a U.S. Holder generally must include the de minimis amount in income as stated principal payments are made on the debt security. However, a U.S. Holder may make an election to include in gross income all interest that accrues on any debt security (including stated interest, OID and de minimis OID, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such election may be revoked only with the permission of the IRS.

If the Exchange Notes are issued with no OID, stated interest on the Exchange Notes will generally be included in a U.S. Holder’s gross income and taxed as ordinary interest income at the time it is paid or accrued in accordance with such U.S. Holder’s usual method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption, retirement or other taxable disposition (each a “disposition”) of an Exchange Note, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (other than amounts attributable to accrued stated interest, which will be treated as described above) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in an Exchange Note generally will be equal to the Exchange Note’s acquisition price.

Gain or loss recognized by you on the sale, exchange, redemption, retirement or other taxable disposition of an Exchange Note generally will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Note exceeds one year at the time of the disposition. Long-term capital gains recognized by individual and certain other non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Mandatory Redemptions.

As described under the heading “Description of the Exchange Notes — Redemption or Repurchase of Notes,” at certain times we are obligated to repurchase a portion of the Exchange Notes outstanding. We intend to take the position that this feature of the Exchange Notes qualifies as a mandatory sinking fund provision within the meaning of applicable Treasury Regulations, and thus this feature can be disregarded for purposes of determining the amount and timing of OID inclusions. The IRS, however, may take a contrary position, and may instead assert that the Exchange Notes are “contingent payment debt instruments” because of this feature. If the Exchange Notes are contingent payment debt instruments, the timing and magnitude of OID inclusions could change, and gain recognized on the sale, retirement or other disposition would be interest income instead of capital gain. Prospective holders may wish to consult with their own tax advisors about this and other issues related to the application of the OID rules to the Exchange Notes.

U.S. Federal Income Tax Considerations to Non-U.S. Holders of the Ownership and Disposition of the Exchange Notes

Taxation of Interest and OID

Subject to the discussion under “—FATCA Withholding Taxes” on page 109, payments on the Exchange Notes to a Non-U.S. Holder should not be subject to withholding tax provided that:

●	the payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States;

●	such Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury Regulations;

●	such Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

●	such Non-U.S. Holder is not a bank whose receipt of interest (including OID) on the Exchange Notes is described in Section 881(c)(3)(A) of the Code; and

●	either (a) such Non-U.S. Holder provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person or (b) such Non-U.S. Holder holds the Exchange Notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Treasury Regulations.

Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If a Non-U.S. Holder cannot satisfy the requirements described above, or if payments of interest (including amounts treated as OID pursuant to the rules described in “— U.S. Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of the Exchange Notes—Consequences if the Exchange Notes are Issued with More Than De Minimis OID” beginning on page 106) are otherwise subject to U.S. federal withholding tax, payments of interest (including OID) made to such Non-U.S. Holder will be subject to the 30% U.S. federal withholding tax, unless such holder provides us with a properly executed:

●	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty; or

●	IRS Form W-8ECI (or other applicable form) stating that interest paid on the Exchange Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest (including amounts treated as OID pursuant to the rules described in “— U.S. Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of the Exchange Notes—Consequences if the Exchange Notes are Issued with More Than De Minimis OID” beginning on page 106) on the Exchange Notes is effectively connected with the conduct of that trade or business, then such Non-U.S. Holder will be subject to U.S. federal income tax on such interest (including OID) on a net income basis (although such holder will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if such Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty applies otherwise). In addition, if a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

To the extent that a Non-U.S. Holder is subject to U.S. federal withholding tax, we (or an applicable withholding agent) may recoup or set-off the applicable U.S. federal withholding tax that we are required to pay with respect to such holder against any amounts owed to such holder.

Information Reporting and Backup Withholding

Interest (including amounts treated as OID pursuant to the rules described in “U.S. Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of the Exchange Notes—Consequences if the Exchange Notes are Issued with More Than De Minimis OID” beginning on page 106) on the Exchange Notes, amounts treated as dividends with respect to the exchange of Series D Preferred Stock for Exchange Notes pursuant to the Exchange Offer, and amounts treated as proceeds from the sale, exchange or redemption of the Exchange Notes or Series D Preferred Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of interest (including amounts treated as OID pursuant to the rules described in “— U.S. Federal Income Tax Considerations to U.S. Holders of the Ownership and Disposition of the Exchange Notes—Consequences if the Exchange Notes are Issued with More Than De Minimis OID” beginning on page 106), dividends (including amounts treated as dividends with respect to the exchange of Series D Preferred Stock for Exchange Notes pursuant to the Exchange Offer) and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, interest, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations that eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective investors are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in the Exchange Notes.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT, the tax consequences of the exchange of the Series D Preferred Stock for the Exchange Notes, and the tax consequences of an investment in the Exchange Notes.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OF SERIES D PREFERRED STOCK FOR Exchange NOTES PURSUANT TO THE EXCHANGE OFFER, INCLUDING WITHOUT LIMITATION THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

SELECTED SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following information reflects selected summary historical and unaudited pro forma financial information of the Company to give effect to the Exchange Offer. The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchange Offer been completed as of the dates indicated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements included in this Prospectus/Consent Solicitation.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On August 22, 2022, Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (“Wheeler REIT” and the “Company”) closed on its previously announced merger with Cedar Realty Trust, Inc. (“Cedar”); thereby acquiring a 2.8 million square foot, 83% leased shopping center portfolio consisting of 19 properties located primarily in the Northeast from Virginia to Massachusetts (the “Cedar Portfolio”). The Cedar Portfolio was acquired from Cedar through the purchase of the issued and outstanding shares of Cedar’s common stock, par value $0.06 per share (“Cedar Common Stock”), and the issued and outstanding common units of Cedar OP held by persons other than Cedar for an aggregate of $130.0 million of cash merger consideration. Pursuant to the terms of the Merger Agreement, Cedar’s currently outstanding 7.25% Series B Preferred Stock and 6.50% Series C Preferred Stock, (collectively “Cedar Preferred”) remain outstanding and listed on the New York Stock Exchange.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2022 is presented as if the acquisition of the Cedar Portfolio was completed on June 30, 2022 and is accounted for as an asset acquisition. The Wheeler REIT column represents the actual balance sheet presented in the Company’s Quarterly Report on Form 10-Q (“Form 10-Q”) filed on August 9, 2022 with the Securities and Exchange Commission (“SEC”) as of the six months ended June 30, 2022. The transaction accounting adjustment column presents the purchase price allocation of the Cedar Portfolio and other related proforma adjustments.

The unaudited pro forma condensed consolidated statements of operations for the Company and Cedar Portfolio for the six months ended June 30, 2022 and the year ended December 31, 2021 give effect to the Company’s acquisition of Cedar Portfolio as if it had occurred on the first day of the earliest period presented (January 1, 2021). The Wheeler REIT column for the six months ended June 30, 2022 represents the results of operations presented in the Company’s Form 10-Q. The Wheeler REIT column for the year ended December 31, 2021 represents the results of operations presented in the Company’s Annual Report on Form 10-K (“Form 10-K”) filed with the SEC on February 28, 2022. The Cedar Portfolio column includes the full year’s operating activity for the Cedar Portfolio for the year ended December 31, 2021 and six months’ operating activity for the six months ended June 30, 2022, as the Cedar Portfolio was acquired subsequent to June 30, 2022 and therefore was not included in the Company’s historical financial statements. The transaction accounting adjustment columns present the purchase price allocation of the Cedar Portfolio and other related proforma adjustments.

The unaudited pro forma condensed consolidated financial statements have been prepared by the Company’s management based upon the historical financial statements of the Company and of the acquired Cedar Portfolio. These pro forma statements may not be indicative of the results that actually would have occurred had the anticipated acquisition been in effect on the dates indicated or which may be obtained in the future. Differences between the preliminary estimates reflected in these unaudited pro forma consolidated financial statements and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma consolidated financial statements and the consolidated company’s future results of operations and financial position.

In management’s opinion, all adjustments necessary to reflect the effects of the Cedar Portfolio acquisition have been made. These unaudited pro forma condensed consolidated financial statements are for informational purposes only and should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, which were filed with the SEC on February 28, 2022 as part of the Company’s Form 10-K for the year ended December 31, 2021 and on August 9, 2022 as part of the Company’s Form 10-Q for the period ended June 30, 2022.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2022

(In thousands)

		Transaction Accounting Adjustments
	Wheeler REIT - Historical	Purchase Price Allocation		Pro Forma Condensed Consolidated
	(A)	(B)
ASSETS:
Investment properties, net	$383,153	$184,880		$568,033
Cash and cash equivalents	24,606	1,687	(E)	26,293
Restricted cash	21,946	—		21,946
Rents and other tenant receivables, net	8,447	2,771		11,218
Assets held for sale	419	—		419
Above market lease intangibles, net	1,933	1,756		3,689
Operating lease right-of-use assets	12,307	2,913		15,220
Deferred costs and other assets, net	14,439	29,302		43,741

Total Assets	$467,250	$223,309		$690,559

LIABILITIES:
Loans payable	$338,663	$126,193	(C)	$464,856
Liabilities associated with assets held for sale	—	—		—
Below market lease intangible, net	2,950	24,141		27,091
Derivative liabilities	6,653	—		6,653
Operating lease liabilities	12,956	3,549		16,505
Accounts payable, accrued expenses and other liabilities	12,207	4,581		16,788
Dividends payable	—	—		—

Total Liabilities	373,429	158,464		531,893

Series D cumulative convertible preferred stock	97,033	—		97,033

EQUITY:
Series A preferred stock	453	—		453
Series B convertible preferred stock	43,242	—		43,242
Common stock	98	—		98
Additional paid-in capital	234,947	—		234,947
Accumulated deficit	(283,267)	—		(283,267)
Noncontrolling interest	1,315	64,845	(D)	66,160

Total Equity	(3,212)	64,845		61,633

Total Liabilities and Equity	$467,250	$223,309		$690,559

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Balance Sheet

A.	Reflects the unaudited condensed consolidated balance sheet of the Company as of June 30, 2022 included in the Company’s Form 10-Q filed on August 9, 2022.

B.	Represents the estimated pro forma effect of the Company’s acquisition of Cedar, which is accounted for as an asset acquisition. The Company has initially allocated the purchase price of the acquired property to land, building and improvements, identifiable intangible assets, and other acquired assets and liabilities based on their estimated fair values. Identifiable intangibles include amounts allocated to above/below market leases and the value of in-place leases. The Company estimated fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results of the Cedar Portfolio, known trends and specific market and economic conditions that may affect the Cedar Portfolio. Factors considered by management in its analysis of estimating the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including tenant improvements. Intangibles related to above/below market leases, and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. The following summarizes the consideration paid in conjunction with the acquisition of the Cedar Portfolio described above (in thousands).

Purchase consideration:
Cash merger consideration	$130,000
Capitalized acquisition costs	5,510
Total consideration, excluding noncontrolling interest	$135,510

C.	Represents a $130.0 million variable rate debt financing agreement with KeyBank National Association with a maturity date of August 22, 2023, net of debt issuance costs of $3.8 million.

D.	Represents the fair market value of the Cedar Preferred, assumed at the time of acquisition.

E.	Cash and Cash equivalents consist of the following activity:

Acquired cash at Cedar	$11,004
Loan proceeds	130,000
Debt issuance costs payments	(3,807)
Cash merger consideration including payment of merger-related expenses	(135,510)
Total adjustments to cash and cash equivalents	$1,687

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2022

(In thousands, except share and per share data)

		Transaction Accounting Adjustments
	Wheeler REIT - Historical	Cedar Portfolio	Pro Forma Adjustments		Pro Forma Condensed Consolidated
	(A)	(B)	(C)
REVENUES:
Rental revenues	$30,656	$15,617	$2,293	(1)	$48,566
Other revenues	320	64	—		$384
Total Revenues	30,976	15,681	2,293		$48,950

OPERATING EXPENSES:
Property operations	9,982	6,684	—		16,666
Depreciation and amortization	7,241	—	6,497	(2)	13,738
Impairment of assets held for sale	760	—	—		760
Corporate general & administrative	2,937	—	—		2,937

Total Operating Expenses	20,920	6,684	6,497		34,101

Gain on sale of real estate	(15)	—	—		(15)

Operating Income (Loss)	10,041	8,997	(4,204)		14,834

Interest income	27	—	—		27
Interest expense	(12,129)	—	(5,089	)(3)	(17,218)
Net changes in fair value of derivative liabilities	(1,877)	—	—		(1,877)
Other income	—	—	—		—
Other expense	(691)	—	—		(691)

Net Income (Loss) Before Income Taxes	(4,629)	8,997	(9,293)		(4,925)

Income Tax Expense	—	—	—		—

Net Income (Loss) after Income Taxes	(4,629)	8,997	(9,293)		(4,925)
Less: Net income (loss) attributable to noncontrolling interests	3	5,376	—		5,379
Net Income (Loss) Attributable to Wheeler REIT	$(4,632)	$3,621	$(9,293)		$(10,304)

Net (loss) per share:
Basic and diluted	$(0.94)				$(1.52)

Weighted-average number of shares outstanding:
Basic and diluted	9,727,711				9,727,711

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2021

(In thousands, except share and per share data)

		Transaction Accounting Adjustments
	Wheeler REIT - Historical	Cedar Portfolio	Pro Forma Adjustments		Pro Forma Condensed Consolidated
	(D)	(E)	(C)
REVENUES:
Rental revenues	$60,368	$31,635	$ 5,781	(1)	$97,784
Other revenues	942	76	—		1,018
Total Revenues	61,310	31,711	5,781		98,802

OPERATING EXPENSES:
Property operations	19,618	12,495	—		32,113
Depreciation and amortization	14,797	—	14,658	(2)	29,455
Impairment of assets held for sale	2,300	—	—		2,300
Corporate general & administrative	7,140	—			7,140

Total Operating Expenses	43,855	12,495	14,658		71,008

Gain on sale of real estate	2,055	—	—		2,055

Operating Income (Loss)	19,510	19,216	(8,877)		29,849

Interest income	34	—	—		34
Interest expense	(33,028)	—	(10,240	)(3)	(43,268)
Net changes in fair value of derivative liabilities	3,768	—	—		3,768
Other income	552	—	—		552
Other expense	(185)	—	—		(185)

Net Income (Loss) Before Income Taxes	(9,349)	19,216	(19,117)		(9,250)

Income Tax Expense	(2)	—	—		(2)
Net Income (Loss) after Income Taxes	(9,351)	19,216	(19,117)		(9,252)

Less: Net income (loss) attributable to noncontrolling interests	92	10,752	—		10,844
Net Income (Loss) Attributable to Wheeler REIT	$(9,443)	$8,464	$(19,117)		$(20,096)

Net (loss) per share:
Basic and diluted	$(1.36)				$(2.46)

Weighted-average number of shares outstanding:
Basic and diluted	9,711,944				9,711,994

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Statements of Operations

A.	Reflects the unaudited consolidated statement of operations of the Company for the six months ended June 30, 2022 included in the Company’s Form 10-Q filed on August 9, 2022, excluding discontinued operations.

B.	Amounts reflect the unaudited historical operations of the Cedar Portfolio for the six months ended June 30, 2022, unless otherwise noted.

C.	Represents the estimated unaudited pro forma adjustments related to the acquisition for the period presented.

(1)	Represents estimated straight-line rental revenue and amortization of above/below market leases which are being amortized on a straight-line basis over the remaining terms of the related leases.

(2)	Represents the estimated depreciation and amortization of the buildings and related improvements and in place leases resulting from the preliminary estimated purchase price allocation in accordance with accounting principles generally accepted in the United States of America. The buildings and site improvements are being depreciated on a straight-line basis over their estimated useful lives up to 39 years and 15 years, respectively. The tenant improvements and in place leases are being amortized on a straight-line basis over the remaining terms of the related leases.

(3)	Represents interest expense on $130.00 million in debt assumed at time of acquisition, as if the borrowing occurred on January 1, 2021, which accrues interest at a rate of 4.90% per annum on $130.00 million maturing August 22, 2023 and loan amortization expense on $3.8 million of debt issuance costs.

D.	Reflects the consolidated statement of operations of the Company for the year ended December 31, 2021, included in the Company’s Form 10-K filed on February 28, 2022.

E.	Amounts reflect the historical operations of the Cedar Portfolio for the year ended December 31, 2021, unless otherwise noted.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022 (in thousands):

●	on an actual basis;

●	on an as adjusted basis to give effect to the Cedar Acquisition;

●	on an as adjusted basis to give effect to the Exchange Offer (assuming 66 2/3% of the outstanding shares of Series D Preferred Stock 2,101,595 shares) are each exchanged at the Exchange Rate); and

●	on an as adjusted basis to give effect to the Exchange Offer (assuming 100% of the outstanding shares of Series D Preferred Stock 3,152,392 shares) are each exchanged at the Exchange Rate).

	Actual	As Adjusted for Cedar Acquisition	As Adjusted – Assuming 66 2/3% Exchange	As Adjusted – Assuming 100% Exchange
Cash	$24,606	$26,293	$26,293	$26,293
Restricted Cash	21,946	21,946	21,946	21,946
Total cash and cash equivalents	46,552	48,239	48,239	48,239
Rights Offering Notes (WHLRL)	33,000	33,000	33,000	33,000
Property Level Debt	317,877	447,877	447,877	447,877
Exchange Notes	-	-	33,626	50,438
Total debt	350,877	480,877	514,503	531,315

Series D Preferred Stock	97,033	97,033	32,344	-

Series A Preferred Stock	453	453	453	453
Series B Preferred Stock	43,242	43,242	43,242	43,242
Common Stock	98	98	98	98
Additional Paid in Capital	234,947	234,947	234,947	234,947
Accumulated Deficit	(283,267)	(283,267)	(252,204)	(236,672)
Total Shareholder Equity	(4,527)	(4,527)	26,536	42,068
Non-Controlling Interest	1,315	66,160	66,160	66,160
Total Equity	$(3,212)	$61,633	$92,696	$108,228

Total Capitalization	$444,698	$542,510	$607,199	$639,543

You should read this information together with our financial statements and the Exchange Notes to those statements appearing elsewhere in this Prospectus/Consent Solicitation.

MARKET PRICE FOR COMMON STOCK and SERIES D PREFERRED STOCK

Our Common Stock is listed on Nasdaq under the symbol “WHLR”. On October 28, 2022, the closing price of our Common Stock as traded on Nasdaq was $1.70 per share.

Our Series D Preferred Stock is listed on Nasdaq under the symbol “WHLRD.” On October 28, 2022, the closing price of our Series D Preferred Stock as traded on Nasdaq was $ $11.76 per share.

Interests of Directors, Executive Officers and Others

We do not beneficially own any Series D Preferred Stock. The following table lists the shares of Series D Preferred Stock beneficially owned by our directors, executive officers, and other affiliates or related persons as of September 30, 2022:

Name	Aggregate Number of Shares of Series D Preferred Stock	Percentage of Series D Preferred Stock Beneficially Owned1 2
M. Andrew Franklin	92	0.0029%
Joseph D. Stilwell	86,150	2.7%

(1)

Our Operating Partnership purchased 71,343 shares of the Series D Preferred Stock on September 22, 2020 from an unaffiliated investor. We consider these shares to be retired and they are reflected as such in our consolidated financial statements.

(2)

Beneficial ownership and the percentage of Series D Preferred Stock beneficially owned is computed on the basis of 3,152,392 shares of Series D Preferred Stock outstanding as of September 30, 2022 and determined in accordance with the rules and regulations of the SEC.

Neither M. Andrew Franklin nor Joseph D. Stilwell will receive any benefit by virtue of participation in the Exchange Offer and Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding Series D Preferred Stock exchanged pursuant to the Exchange Offer. Messrs. Franklin and Stilwell have indicated to us that they intend to tender such Series D Preferred Stock into the Exchange Offer and consent to the Consent Solicitation.

DESCRIPTION OF BUSINESS

Overview

Wheeler Real Estate Investment Trust, Inc. (the “Trust”, the “REIT”, the “Company”, “we”, “our” or “us”) is a Maryland corporation formed on June 23, 2011. The Trust serves as the general partner of the Operating Partnership which was formed as a Virginia limited partnership on April 5, 2012. Substantially, all of our assets are held by, and all of our operations are conducted through, our Operating Partnership. At September 30, 2022, the Company owned 99.05% of the Operating Partnership. The Company is a fully-integrated, self-managed commercial real estate investment company that owns, leases and operates income-producing retail properties with a primary focus on grocery-anchored centers.

On August 22, 2022, the Company completed a merger transaction with Cedar. As a result of the merger, the Company acquired all of the outstanding shares of the Cedar’s common stock, which ceased to be publicly traded on the New York Stock Exchange (“NYSE”). Cedar’s outstanding 7.25% Series B Preferred Stock and 6.50% Series C Preferred Stock remain outstanding and continue to trade on the NYSE. Each outstanding share of common stock of Cedar and outstanding common unit of the Cedar OP held by persons other than Cedar immediately prior to the merger were cancelled and converted into the right to receive a cash payment of $9.48 per share or unit. As a result Cedar became a wholly owned subsidiary of the REIT.

Our corporate office is located at 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. Wheeler’s registrar and stock transfer agent is Computershare, Inc. and may be contacted at 480 Washington Blvd, Jersey City, NJ 07310 or their website, www.computershare.com.

Portfolio

Our portfolio contains retail properties in secondary and tertiary markets, with a particular emphasis on grocery-anchored retail centers. Our properties are in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and services and generate regular consumer traffic. We believe our tenants carry goods and offer services that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property level cash flows.

The Company’s portfolio of properties is dependent upon regional and local economic conditions. As of September 30, 2022, we own a total portfolio consisting of seventy-six retail shopping centers and four undeveloped properties in Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, Oklahoma, Tennessee, Kentucky, New Jersey, Pennsylvania, West Virginia, Connecticut, Maryland and Massachusetts. The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Southeast, Mid-Atlantic and Northeast, which markets represent approximately 41%, 44% and 15% respectively, of the total annualized base rent of the properties in our total portfolio as of September 30, 2022.

No tenant represents greater than approximately 10% of the Company’s annualized base rent or 10% of gross leasable square footage. The top 10 tenants account for 23.61% or $17.28 million of annualized base rent and 25.47% or 2.08 million of gross leasable square footage at September 30, 2022.

Employees and Human Capital

As of September 30, 2022, we have 44 full-time employees. Our management team has experience and capabilities across the real estate sector with experience in all aspects of the commercial real estate industry, specifically in our target/ existing markets. Employees are offered flexibility to meet personal and family needs, which was further expanded when the COVID-19 pandemic began. In addition to exceptional medical insurance support, the Company offers wellness programs including free short and long term disability insurance, free employee assistance programs that includes emotional health support, free gym memberships, volunteer time off and tuition assistance.

Business Objectives and Investment Strategy

Our primary business objective is to provide attractive risk-adjusted returns to our stockholders. We intend to achieve this objective utilizing the following investment strategies:

●	Focus on necessity-based retail. Own and operate retail properties that serve the essential day-to-day shopping needs of the surrounding communities. These necessity-based centers attract high levels of daily traffic resulting in cross- selling of goods and services from our tenants. The majority of our tenants provide non-cyclical consumer goods and services that are less impacted by fluctuations in the economy. We believe these centers that provide essential goods and services such as groceries and electric vehicle charging stations result in a stable, lower-risk portfolio of retail investment properties.

●	Focus on secondary and tertiary markets with strong demographics and demand. Our properties are in markets that have strong demographics such as population density, population growth, stable tenant sales trends and growth in household income. We seek to identify new tenants and renew leases with existing tenants in these locations that support the need for necessity-based retail and limited new supply.

●	Increase operating income through leasing strategies and expense management. We employ intensive lease management strategies to optimize occupancy. Management has strong expertise in acquiring and managing under- performing properties and increasing operating income through more effective leasing strategies and expense management. Our leases generally require the tenant to reimburse us for a substantial portion of the expenses incurred in operating, maintaining, repairing, and managing the shopping center and the common areas, along with the associated insurance costs and real estate taxes. In many cases the tenant is either fully or partially responsible for all maintenance of the property, thereby limiting our financial exposure towards maintaining the center and increasing our net income. We refer to this arrangement as a “triple net lease.”

●	Selectively utilize our capital to improve retail properties. We intend to make capital investments where the return on such capital is accretive to our stockholders. We allocate capital to value-added improvements of retail properties to increase rents, extend long-term leases with anchor tenants and increase occupancy. We selectively allocate capital to revenue enhancing projects that we believe will improve the market position of a given property.

●	Recycling and sensible management of capital structure. We intend to sell non-income producing land parcels utilizing sales proceeds to deleverage the balance sheet. In addition, we intend to monetize assets to redeploy the capital to further deleverage and strengthen the balance sheet. In 2021, we sold two land parcels, two properties and an out parcel for a total of $11.51 million net proceeds which were used to reduce outstanding indebtedness. In 2022, thus far we have sold one property for a total of $1.79 net proceeds which were used to reduce outstanding indebtedness. Additional properties may be slated for disposition based upon management’s periodic review of our portfolio, and the determination by our Board of Directors.

●

Strategy for Integrating Cedar Assets. Through integrations of both software and personnel, the increased scale will allow the company to maximize efficiencies both at the property and corporate level. Focusing on our core model of necessity, service and convenience-based retailers, the Cedar assets complement our existing portfolio, further diversifying our tenant credit profiles and micro-market risks.

Governmental Regulations Affecting Our Properties

We and our properties are subject to a variety of federal, state and local environmental, health, safety and similar laws. The application of these laws to a specific property that we own depends on a variety of property-specific circumstances, including the current and former uses of the property, the building materials used at the property and the physical layout of the property. Neither existing environmental, health, safety and similar laws nor the costs of our compliance with these laws has had a material adverse effect on our financial condition or results of operations, and management does not believe they will in the future. In addition, we have not incurred, and do not expect to incur, any material costs or liabilities due to environmental contamination at properties we currently own or have owned in the past. However, we cannot predict the impact of new or changed laws or regulations on properties we currently own or may acquire in the future. We have no current plans for substantial capital expenditures with respect to compliance with environmental, health, safety and similar laws and we carry environmental insurance that covers a number of environmental risks for most of our properties.

Competition

Numerous commercial developers and real estate companies compete with us with respect to the leasing of properties. Some of these competitors may possess greater capital resources than we do, although we do not believe that any single competitor or group of competitors in any of the primary markets where our properties are located are dominant in that market. This competition may interfere with our ability to attract and retain tenants, leading to increased vacancy rates and/or reduced rents and adversely affect our ability to minimize operating expenses. Retailers at our properties also face increasing competition from online retailers, outlet stores, discount shopping clubs, superstores, and other forms of sales and marketing of goods and services, such as direct mail. This competition could contribute to lease defaults and insolvency of tenants.

Dividend Policy

In March 2018, the Board of Directors suspended the payment of dividends on our Common Stock. The Board of Directors also suspended the quarterly dividends on shares of our Series A Preferred Stock, Series B Convertible Preferred Stock and Series D Preferred Stock, beginning with the three months ended December 31, 2018. Dividends were suspended to retain cash flow to pay operating expenses and reduce debt. On November 3, 2021, common stockholders of the Company voted to amend the Company’s Charter to remove the cumulative dividend rights of the Series A Preferred Stock and Series B Preferred Stock. Additionally, as the Company has failed to pay cash dividends on the outstanding Series D Preferred Stock, the annual dividend rate on the Series D Preferred Stock has increased to 10.75%; commencing on the first day after the first missed quarterly payment, January 1, 2019 and will continue until such time as the Company has paid all accumulated and unpaid dividends on the Series D Preferred Stock in full. As a result of the dividend suspension on the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, no dividends may be declared or paid on the Common Stock until all accumulated accrued and unpaid dividends on the Preferred Stocks have been declared and paid in full.

At this time, we can provide no certainty as to when or if dividends will be reinstated.

Insurance

The Company carries comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio under an insurance policy, in addition to other coverages, such as trademark and pollution coverage that may be appropriate for certain of its properties. Additionally, the Company carries a directors’, officers’, entity and employment practices liability insurance policy that covers such claims made against the Company and its directors and officers. The Company believes the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses.

Properties

Our Portfolio

As of September 30, 2022, we own a portfolio consisting of seventy-six retail shopping centers and four undeveloped properties in Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, Oklahoma, Tennessee, Kentucky, New Jersey, Pennsylvania, West Virginia, Connecticut, Maryland and Massachusetts. The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Southeast, Mid-Atlantic and Northeast, which markets represent approximately 41%, 44% and 15% respectively, of the total annualized base rent of the properties in its portfolio as of September 30, 2022.

Property	Location	Number of Tenants (1)	Total Leasable Square Feet	Percentage Leased (1)	Percentage Occupied	Total SF Occupied	Annualized Base Rent (in 000’s) (2)	Annualized Base Rent per Occupied Sq. Foot
WHLR
Alex City Marketplace	Alexander City, AL	19	151,843	100.0%	100.0%	151,843	$1,209	$7.96
Amscot Building	Tampa, FL	1	2,500	100.0%	100.0%	2,500	83	33.00
Beaver Ruin Village	Lilburn, GA	29	74,038	94.1%	94.1%	69,648	1,245	17.87
Beaver Ruin Village II	Lilburn, GA	4	34,925	100.0%	100.0%	34,925	461	13.21
Brook Run Shopping Center	Richmond, VA	20	147,738	87.0%	87.0%	128,495	1,255	9.77
Brook Run Properties (3)	Richmond, VA	—	—	—%	—%	—	—	—
Bryan Station	Lexington, KY	10	54,277	100.0%	100.0%	54,277	634	11.68
Butler Square	Mauldin, SC	15	82,400	98.5%	96.5%	79,550	842	10.58
Cardinal Plaza	Henderson, NC	9	50,000	100.0%	100.0%	50,000	503	10.06
Chesapeake Square	Onley, VA	14	108,982	99.1%	99.1%	108,016	837	7.75
Clover Plaza	Clover, SC	10	45,575	100.0%	100.0%	45,575	382	8.38
Courtland Commons (3)	Courtland, VA	—	—	—%	—%	—	—	—
Conyers Crossing	Conyers, GA	14	170,475	100.0%	100.0%	170,475	980	5.75
Crockett Square	Morristown, TN	4	107,122	100.0%	100.0%	107,122	970	9.06
Cypress Shopping Center	Boiling Springs, SC	16	80,435	58.2%	39.5%	31,775	443	13.96
Darien Shopping Center	Darien, GA	1	26,001	100.0%	100.0%	26,001	140	5.38
Devine Street	Columbia, SC	1	38,464	89.1%	89.1%	34,264	180	5.25
Edenton Commons (3)	Edenton, NC	—	—	—%	—%	—	—	—
Folly Road	Charleston, SC	5	47,794	100.0%	100.0%	47,794	733	15.35
Forrest Gallery	Tullahoma, TN	27	214,451	90.0%	79.7%	171,024	1,294	7.57
Fort Howard Shopping Center	Rincon, GA	20	113,652	100.0%	100.0%	113,652	1,225	10.78
Freeway Junction	Stockbridge, GA	17	156,834	97.5%	97.5%	152,984	1,322	8.64
Franklin Village	Kittanning, PA	26	151,821	99.9%	99.9%	151,673	1,297	8.55
Franklinton Square	Franklinton, NC	15	65,366	100.0%	100.0%	65,366	595	9.11
Georgetown	Georgetown, SC	2	29,572	100.0%	100.0%	29,572	267	9.04
Grove Park Shopping Center	Orangeburg, SC	14	93,265	100.0%	100.0%	93,265	759	8.14
Harbor Point (3)	Grove, OK	—	—	—%	—%	—	—	—
Harrodsburg Marketplace	Harrodsburg, KY	8	60,048	91.0%	91.0%	54,648	451	8.26
JANAF (4)	Norfolk, VA	115	798,086	94.5%	94.3%	752,545	8,844	11.75
Laburnum Square	Richmond, VA	19	109,405	96.9%	96.9%	106,045	969	9.14
Ladson Crossing	Ladson, SC	16	52,607	100.0%	100.0%	52,607	542	10.31
LaGrange Marketplace	LaGrange, GA	13	76,594	93.7%	87.5%	67,000	383	5.72
Lake Greenwood Crossing	Greenwood, SC	8	43,618	100.0%	100.0%	43,618	363	8.33
Lake Murray	Lexington, SC	5	39,218	100.0%	100.0%	39,218	257	6.56
Litchfield Market Village	Pawleys Island, SC	24	86,740	94.8%	94.8%	82,202	1,023	12.45
Lumber River Village	Lumberton, NC	11	66,781	100.0%	100.0%	66,781	453	6.79
Moncks Corner	Moncks Corner, SC	1	26,800	100.0%	100.0%	26,800	330	12.31
Nashville Commons	Nashville, NC	12	56,100	100.0%	100.0%	56,100	646	11.51
New Market Crossing	Mt. Airy, NC	12	117,076	100.0%	100.0%	117,076	1,032	8.82
Parkway Plaza	Brunswick, GA	4	52,365	81.7%	81.7%	42,785	354	8.29
Pierpont Centre	Morgantown, WV	15	111,162	98.4%	98.4%	109,437	1,055	9.64
Port Crossing	Harrisonburg, VA	8	65,365	100.0%	100.0%	65,365	863	13.21
Ridgeland	Ridgeland, SC	1	20,029	100.0%	100.0%	20,029	140	7.00
Riverbridge Shopping Center	Carrollton, GA	11	91,188	100.0%	100.0%	91,188	769	8.43
Rivergate Shopping Center	Macon, GA	24	193,960	87.0%	87.0%	168,816	2,460	14.57
Sangaree Plaza	Summerville, SC	10	66,948	100.0%	100.0%	66,948	714	10.67
Shoppes at Myrtle Park	Bluffton, SC	13	56,601	97.3%	97.3%	55,084	655	11.89
South Lake	Lexington, SC	10	44,318	97.3%	97.3%	43,118	242	5.60
South Park	Mullins, SC	4	60,734	96.9%	96.9%	58,834	376	6.39
South Square	Lancaster, SC	6	44,350	80.9%	80.9%	35,900	302	8.42
St. George Plaza	St. George, SC	8	59,174	100.0%	100.0%	59,174	401	6.78
Sunshine Plaza	Lehigh Acres, FL	23	111,189	100.0%	100.0%	111,189	1,085	9.76
Surrey Plaza	Hawkinsville, GA	4	42,680	100.0%	100.0%	42,680	258	6.05

Property Summary (continued)

Property	Location	Number of Tenants (1)	Total Leasable Square Feet	Percentage Leased (1)	Percentage Occupied	Total SF Occupied	Annualized Base Rent (in 000s) (2)	Annualized Base Rent per Occupied Sq. Foot
Tampa Festival	Tampa, FL	18	137,987	96.5%	63.5%	87,566	$873	$9.97
Tri-County Plaza	Royston, GA	7	67,577	90.2%	90.2%	60,977	431	7.07
Tuckernuck	Richmond, VA	18	93,440	100.0%	100.0%	93,440	967	10.35
Twin City Commons	Batesburg-Leesville, SC	5	47,680	100.0%	100.0%	47,680	488	10.23
Village of Martinsville	Martinsville, VA	20	288,254	100.0%	95.8%	276,242	2,181	7.89
Waterway Plaza	Little River, SC	10	49,750	100.0%	100.0%	49,750	501	10.07
Westland Square	West Columbia, SC	11	62,735	100.0%	100.0%	62,735	534	8.51
Winslow Plaza	Sicklerville, NJ	18	40,695	100.0%	100.0%	40,695	652	16.02
	WHLR TOTAL	785	5,388,784	96.1%	94.2%	5,074,068	$49,250	$9.71
CDR
Brickyard Plaza	Berlin, CT	10	227,598	100.0%	99.2%	225,821	2,024	8.96
Carll’s Corner	Bridgeton, NJ	5	129,582	27.5%	21.1%	27,324	399	14.60
Coliseum Marketplace	Hampton, VA	9	106,648	45.9%	45.9%	48,986	609	12.44
Fairview Commons	New Cumberland, PA	10	52,964	77.5%	77.5%	41,064	421	10.25
Fieldstone Marketplace	New Bedford, MA	9	150,123	84.3%	84.3%	126,516	1,526	12.06
Gold Star Plaza	Shenandoah, PA	6	71,720	100.0%	100.0%	71,720	653	9.10
Golden Triangle	Lancaster, PA	20	202,790	99.3%	99.3%	201,290	2,574	12.79
Hamburg Square	Hamburg, PA	7	102,058	100.0%	100.0%	102,058	695	6.81
Kings Plaza	New Bedford, MA	16	168,243	82.2%	82.2%	138,239	1,227	8.87
Oakland Commons	Bristol, CT	2	90,100	100.0%	100.0%	90,100	574	6.37
Oregon Avenue	Philadelphia, PA	1	20,380	100.0%	5.8%	1,180	40	33.54
Patuxent Crossing	California, MD	30	264,134	83.8%	83.8%	221,406	2,491	11.25
Pine Grove Plaza	Brown Mills, NJ	15	79,306	84.6%	53.1%	42,143	606	14.39
South Philadelphia	Philadelphia, PA	7	197,303	61.1%	61.1%	120,453	1,066	8.85
Southington Center	Southington, CT	10	155,842	98.5%	98.5%	153,507	1,168	7.61
Timpany Plaza	Gardner, MA	15	182,799	66.1%	66.1%	120,875	1,211	10.02
Trexler Mall	Trexlertown, PA	23	336,687	98.2%	98.2%	330,634	3,669	11.10
Washington Center Shoppes	Sewell, NJ	26	157,300	92.0%	92.0%	144,656	1,737	12.01
Webster Commons	Webster, MA	9	98,984	100.0%	100.0%	98,984	1,241	12.54
	CDR TOTAL	230	2,794,561	84.5%	82.6%	2,306,956	$23,931	$10.37
	COMBINED TOTAL	1,015	8,183,345	92.1%	90.2%	7,381,024	$73,181	$9.91

(1)	Reflects leases executed through September 30, 2022 that commence subsequent to the end of the current reporting period.

(2)	Annualized based rent per occupied square foot, assumes base rent as of the end of the current reporting period, excludes the impact of tenant concessions and rent abatements.

(3)	This information is not available because the property is undeveloped.

(4)	Square footage is net of the Company’s on-premise management office and net of building square footage whereby the Company only leases the land.

Major Tenants

The following table sets forth information regarding the ten largest tenants in our operating portfolio based on annualized base rent as of September 30, 2022.

Tenants – WHLR	Annualized Base Rent ($ in 000s)	% of Total Annualized Base Rent	Total Occupied Square Feet	Percent Total Leasable Square Foot	Base Rent Per Occupied Square Foot
Food Lion	$4,435	9.01%	549,069	10.19%	$8.08
Kroger Co.	2,097	4.26%	239,482	4.44%	8.76
Piggly Wiggly	1,494	3.04%	202,968	3.77%	7.37
Dollar Tree	1,192	2.42%	148,605	2.76%	8.02
Lowes Foods	1,181	2.40%	130,036	2.41%	9.08
Winn Dixie	887	1.80%	133,575	2.48%	6.64
Planet Fitness	858	1.74%	100,427	1.86%	8.55
Hobby Lobby	717	1.46%	114,298	2.12%	6.27
Big Lots	679	1.38%	105,674	1.96%	6.43
BJ’S Wholesale Club	651	1.32%	147,400	2.74%	4.42
	$14,194	28.82%	1,871,534	34.73%	$7.58

Tenants – CDR	Annualized Base Rent ($ in 000s)	% of Total Annualized Base Rent	Total Occupied Square Feet	Percent Total Leasable Square Foot	Base Rent Per Occupied Square Foot
Kohl’s	$1,031	4.31%	147,000	5.26%	$7.01
Shaw’s	925	3.87%	68,000	2.43%	13.60
Wal-Mart	843	3.52%	150,000	5.37%	5.62
Dollar Tree	840	3.51%	96,000	3.44%	8.75
Marshall’s	760	3.18%	85,000	3.04%	8.94
Redner’s	747	3.12%	106,000	3.79%	7.05
Shoprite	741	3.10%	54,000	1.93%	13.72
Home Depot	700	2.93%	103,000	3.69%	6.80
Lehigh Valley Health	673	2.81%	33,000	1.18%	20.39
Urban Air	570	2.38%	61,000	2.18%	9.34
	$7,830	32.73%	903,000	32.31%	$8.56

Tenants -- Combined	Category	Annualized Base Rent ($ in 000s)	% of Total Annualized Base Rent	Total Occupied Square Feet	Percent Total Leasable Square Foot	Base Rent Per Occupied Square Foot
Food Lion	Grocery	$4,435	6.06%	549,000	6.71%	$8.08
Kroger Co (1)	Grocery	2,097	2.87%	239,000	2.92%	8.77
Dollar Tree (2)	Discount Retailer	2,032	2.78%	244,000	2.98%	8.33
TJX Companies (4)	Discount Retailer	1,587	2.17%	194,000	2.37%	8.18
Piggly Wiggly	Grocery	1,495	2.04%	203,000	2.48%	7.36
Planet Fitness	Gym	1,422	1.94%	139,000	1.70%	10.23
Lowes Foods (3)	Grocery	1,181	1.61%	130,000	1.59%	9.08
Big Lots	Discount Retailer	1,078	1.47%	171,000	2.09%	6.30
Kohl’s	Discount Retailer	1,031	1.41%	147,000	1.80%	7.01
Shaw’s	Grocery	925	1.26%	68,000	0.83%	13.60
		$17,283	23.61%	2,084,000	25.47%	$8.29

(1)	Kroger 4 / Harris Teeter 1 / 3 fuel stations

(2)	Dollar Tree 17 / Family Dollar 7

(3)	Lowes Foods 1 / KJ’s Market 2

(4)	Marshall’s 4 / HomeGoods 2 / TJ Maxx 1

Lease Expirations

The following table sets forth information with respect to the lease expirations of our properties as of September 30, 2022.

Lease Expiration Period – WHLR	Number of Expiring Leases	Total Expiring Square Footage	% of Total Expiring Square Footage	% of Total Occupied Square Footage Expiring	Expiring Annualized Base Rent (in 000s)	% of Total Annualized Base Rent	Expiring Base Rent Per Occupied Square Foot
Available	—	314,716	5.84%	—%	$—	—%	$—
Month-to-Month	4	13,478	0.25%	0.27%	130	0.26%	9.65
2022	14	30,928	0.57%	0.61%	431	0.88%	13.94
2023	123	605,408	11.23%	11.93%	5,815	11.81%	9.61
2024	136	720,235	13.37%	14.19%	7,026	14.27%	9.76
2025	133	845,887	15.70%	16.67%	8,704	17.67%	10.29
2026	116	778,084	14.44%	15.33%	7,880	16.00%	10.13
2027	111	483,828	8.98%	9.54%	5,740	11.65%	11.86
2028	38	565,498	10.49	11.14%	3,743	7.60%	6.62
2029	29	198,962	3.69%	3.92%	1,977	4.01%	9.94
2030	21	291,365	5.41%	5.74%	2,432	4.94%	8.35
2031 and thereafter	60	540,395	10.03%	10.66%	5,374	10.91%	9.94
Total	785	5,388,784	100.00%	100.00%	$49,252	100.00%	$9.71

Lease Expiration Period – CDR	Number of Expiring Leases	Total Expiring Square Footage	% of Total Expiring Square Footage	% of Total Occupied Square Footage Expiring	Expiring Annualized Base Rent (in 000s)	% of Total Annualized Base Rent	Expiring Base Rent Per Occupied Square Foot
Available	—	487,605	17.45%	0.0%	$—	—%	$—
Month-to-Month	11	44,184	1.58%	1.92%	534	1.08%	12.09
2022	5	14,810	0.53%	0.64%	321	0.65%	21.67
2023	24	160,407	5.74%	6.95%	2,511	5.10%	15.65
2024	32	242,098	8.66%	10.49%	3,067	6.23%	12.67
2025	34	413,829	14.81%	17.94%	3,344	6.79%	8.08
2026	23	103,467	3.70%	4.49%	1,536	3.12%	14.85
2027	30	265,548	9.50%	11.51%	3,078	6.25%	11.59
2028	21	325,219	11.64%	14.10%	2,793	5.67%	8.59
2029	17	225,593	8.07%	9.78%	2,203	4.47%	9.77
2030	8	149,893	5.36%	6.50%	864	1.75%	5.76
2031 and thereafter	25	361,908	12.96%	15.68%	3,678	7.47%	10.16
Total	230	2,794,561	100.00%	100.00%	$23,929	48.58%	10.37

Lease Expiration Period - Combined	Number of Expiring Leases	Total Expiring Square Footage	% of Total Expiring Square Footage	% of Total Occupied Square Footage Expiring	Expiring Annualized Base Rent (in 000s)	% of Total Annualized Base Rent	Expiring Base Rent Per Occupied Square Foot
Available	—	802,321	9.80%	—%	$—	—%	—
MTM	15	57,662	0.70%	0.78%	665	0.91%	11.53
2022	19	45,738	0.56%	0.62%	752	1.03%	16.44
2023	147	765,815	9.36%	10.38%	8,326	11.38%	10.87
2024	168	962,333	11.76%	13.04%	10,093	13.79%	10.49
2025	167	1,259,716	15.39%	17.07%	12,048	16.46%	9.56
2026	139	881,551	10.77%	11.94%	9,416	12.87%	10.68
2027	141	749,376	9.16%	10.15%	8,819	12.05%	11.77
2028	59	890,717	10.88%	12.07%	6,536	8.93%	7.34
2029	46	424,555	5.19%	5.75%	4,180	5.71%	9.85
2030	29	441,258	5.39%	5.98%	3,296	4.50%	7.47
2031 & thereafter	85	902,303	11.04%	12.22%	9,050	12.37%	10.03
Total	1,015	8,183,345	100.00%	100.00%	$73,181	100.00%	$9.91

Property Management and Leasing Strategy

We self-administer our property management and substantially all of our leasing activities and operating and administrative functions (including leasing, legal, acquisitions, development, data processing, finance and accounting). On-site functions such as maintenance, landscaping, sweeping, plumbing and electrical are subcontracted out at each location and, to the extent permitted by their respective leases, the cost of these functions is passed on to the tenants.

We believe that focused property management, leasing and customer retention are essential to maximizing the sales per square foot, operating cash flow and value of our properties. Our primary goal in property management is to maintain an attractive shopping environment on a cost effective basis for our tenants.

The majority of our property management and leasing functions are supervised and administered by us. We maintain regular contact with our tenants and frequently visit each asset to ensure the proper implementation and execution of our market strategies. As part of our ongoing property management, we conduct regular physical property reviews to improve our properties, react to changing market conditions and ensure proper maintenance.

Our leasing representatives are experienced in the markets in which we operate; they are familiar with current tenants and potential local, regional, and national tenants that would complement our current tenant base. We study demographics, customer sales and merchandising mix to optimize the sales performance of our centers and thereby increase rents. We believe this hands-on approach maximizes the value of our shopping centers.

Legal Proceedings

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legal Proceedings”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis relates to our financial condition and results of operations for the relevant periods and is based on, and should be read in conjunction with, our financial statements appearing elsewhere in this Prospectus/Consent Solicitation. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors” and those set forth under Cautionary Note Regarding Forward-Looking Statements”. See also “Cautionary Note Regarding Forward-Looking Statements” for cautionary statements concerning forward-looking statements.

Company Overview

We are a Maryland corporation focused on owning, leasing and operating income producing grocery-anchored centers, neighborhood centers, community centers and free-standing retail properties. We have targeted competitively protected properties located within developed areas, commonly referred to as in-fill, that possess minimal competition risk and are surrounded by communities that have strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate. Our primary target markets include the Southeast, Mid-Atlantic and Northeast.

As of September 30, 2022, the Trust, through the Operating Partnership, owned and operated seventy-six centers and four undeveloped properties in Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, Oklahoma, Tennessee, Kentucky, New Jersey, Pennsylvania, Massachusetts, Maryland, Connecticut and West Virginia.The Company’s portfolio had total gross rentable space of approximately 8,183,345 square feet and a leased level of approximately 92.1% at September 30, 2022.

A.	Recent Trends and Activities

Assets Held for Sale and Dispositions

At June 30, 2022, assets held for sale included Harbor Pointe Associates, LLC as the Company had committed to a plan to sell the entity.

At December 31 2021, assets held for sale included Walnut Hill Plaza.

During the six months ended June 30, 2022 and year ended December 31, 2021, the Company sold the below properties.

The Company recorded $2.30 million in impairments during the year ended December 31, 2021, $100 thousand on Walnut Hill Plaza and $2.20 million on Columbia Fire Station. During the six months ended June 30, 2022, the Company recorded $760 thousand in impairments for the Harbor Pointe Land Parcel. Impairments were taken to reduce the carrying value to the fair market value less selling costs.

Disposal Date	Property	Contract Price	Gain (loss)	Net Proceeds
		(in thousands, unaudited)
January 11, 2022	Walnut Hill Plaza	1,986	(15)	1,786
November 17, 2021	Columbia Fire Station - Columbia, SC	$4,250	$(88)	$3,903
August 31, 2021	Rivergate Shopping Center Out Parcel - Macon, GA	3,700	1,915	3,451
July 9, 2021	Tulls Creek Land Parcel (1.28 acres) - Moyock, NC	250	52	222
March 25, 2021	Berkley Shopping Center and Berkley Land Parcel (0.75 acres) - Norfolk, VA	4,150	176	3,937

In conjunction with the Berkley Shopping Center disposition the Company made a $3.22 million principal payment on the Berkley/Sangaree/Tri-County loan and paid $687 thousand in defeasance.

In conjunction with the Rivergate Shopping Center Out Parcel disposition the Company made a $3.54 million principal payment on the Rivergate loan.

In conjunction with the Walnut Hill Plaza sale the Company made a $1.79 million principal paydown on the Walnut Hill Plaza loan and on February 17, 2022, the Company paid the remaining loan balance of $1.34 million.

Powerscourt Financing Agreement Payoff

On March 12, 2021, the Company paid in full the $25.00 million Powerscourt Financing Agreement. The Powerscourt Warrant Agreement and the Powerscourt Registration Rights Agreement remain in effect.

Wilmington Financing Agreement

On March 12, 2021, the Company entered into a financing agreement (the “Wilmington Financing Agreement”) as borrower, certain subsidiaries of the Company from time to time party thereto, as guarantors (together with the Company, the “Loan Parties”), the lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent. The Wilmington Financing Agreement provides for a term loan in the aggregate principal amount of $35.00 million. The proceeds of the Wilmington Financing Agreement were intended for the following: (i) to paydown the Company’s indebtedness on the Powerscourt Financing Agreement, (ii) to fund the redemption of certain shares of the Company’s Series D Preferred Stock and (iii) to pay fees and expenses in connection with the transactions contemplated by the Wilmington Financing Agreement. The Wilmington Financing Agreement bears interest at a rate of 8.00% and matures in March 2026 with quarterly interest only payments beginning on April 15, 2021. Any payment or repayment of principal will be made with a premium equal to 5% of the amount repaid or prepaid.

Pursuant to the Wilmington Financing Agreement, the Company issued to the holders from time to time party thereto a warrant (the “Wilmington Warrant”) to purchase in the aggregate, 1,061,719 shares of Common Stock in three tranches: warrants to purchase an aggregate of 510,204 shares at an exercise price of $3.430 per share (“Tranche A”); warrants to purchase an aggregate of 424,242 shares at an exercise price of $4.125 per share (“Tranche B”); and warrants to purchase an aggregate of 127,273 shares at an exercise price of $6.875 per share (“Tranche C”) (the “Wilmington Warrant Agreement”).

The Warrant is exercisable at the option of its holder in whole or in part into shares of Common Stock from time to time on or after March 12, 2021 (the “Effective Date”) and before the maturity date of the Wilmington Financing Agreement.

On December 21, 2021, the principal balance on the Wilmington Financing Agreement was paid in full. The Wilmington Warrant Agreement and the Wilmington Registration Rights Agreement remain in effect.

Registration Rights Agreements

In connection with the Powerscourt Financing Agreement and Wilmington Financing Agreement, the Company entered into a registration rights agreement with the holders from time to time of the Powerscourt Warrant, dated as of December 22, 2020 (the “Powerscourt Registration Rights Agreement”) and Wilmington Warrants, dated as of March 12, 2021 (the “Wilmington Registration Rights Agreement”), respectively. Accordingly, the Company registered the resale of the common stock underlying the Powerscourt Warrant and Wilmington Warrant on a Form S-11 Registration Statement which became effective on May 25, 2021.

Warrant Agreements

The Company utilized the Monte Carlo simulation model to calculate the fair value of the Powerscourt Warrant and Wilmington Warrant (collectively, the “Warrant Agreements”). Significant observable and unobservable inputs include stock price, conversion price, risk-free rate, term, likelihood of an event of contractual conversion and expected volatility. The Monte Carlo simulation is a Level 3 valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators. The Warrant Agreements were valued at approximately $2.61 million upon issuance and recorded as a liability on the consolidated balance sheets. See Note 6 to the consolidated financial statements included in this document for additional details.

Series D Preferred Stock Tender Offers

The Company through “modified Dutch auction” tender offers on the Series D Preferred accepted for purchase 387,097 shares at a purchase price of $15.50 per share, for an aggregate cost of $6.00 million on March 12, 2021 and 103,513 shares of Series D Preferred at a purchase price of $18.00 per share, for an aggregate cost of $1.86 million on May 15, 2021, both excluding fees and expenses.

Rights Offering and Rights Offering Notes

On July 22, 2021, the Company commenced the rights offering (the “Rights Offering”) for the purchase of up to $30.00 million in aggregate principal amount of the Rights Offering Notes. On August 13, 2021, the Rights Offering expired. Pursuant to the Rights Offering, the Company distributed to holders of its Common Stock, as of 5:00 p.m. New York City time on June 1, 2021 (the “Record Date”), non-transferable subscription rights to purchase Rights Offering Notes. Each holder of the Company’s Common Stock as of the Record Date received one right for each eight shares of the Company’s Common Stock owned, and each right entitled a holder to purchase $25.00 principal amount of Rights Offering Notes. The Rights Offering was made pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission. The aggregate principal amount of Rights Offering Notes issued in the Rights Offering was $30.00 million. The Rights Offering was backstopped by Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, Magnetar Lake Credit Fund LLC, Purpose Alternative Credit Fund – F LLC, Purpose Alternative Credit Fund – T LLC, and AY2 Capital LLC (each individually, a “Backstop Party” and, collectively, the “Backstop Parties”) in the amount of $2.19 million in aggregate principal. On October 12, 2021, the Backstop Parties and their assignee elected to exercise their “accordion right” in full and purchased from the Company an additional $3.00 million in aggregate principal amount of the Company’s Rights Offering Notes.

On August 13, 2021, the Company, as Issuer, and Wilmington Savings Fund Society, FSB., as Trustee, entered into an Indenture governing the terms of the Rights Offering Notes (the “Indenture”).

The Rights Offering Notes bear interest at a rate of 7.00% per annum. Interest on the Rights Offering Notes is payable semi- annually in arrears on June 30 and December 31 of each year, commencing on December 31, 2021.

The Rights Offering Notes are subordinate and junior in right of payment to the Company’s obligations to the holders of senior indebtedness, and that in the case of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Company as a whole, whether voluntary or involuntary, all obligations to holders of senior indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal or interest on the Rights Offering Notes. Interest on the Rights Offering Notes is payable, at the Company’s election: (a) in cash; (b) in shares of Series B Preferred; (c) in shares of Series D Preferred; or (d) in any combination of (a), (b), and/or (c). For purposes of determining the value of Series B Preferred Stock and Series D Preferred Stock paid as interest on the Rights Offering Notes, each share of Series B Preferred Stock and Series D Preferred Stock shall be deemed have a value equal to the product of (x) the average of the VWAPs (as defined in the Indenture) for the Series B Preferred or the Series D Preferred, as the case may be, for the 15 consecutive trading days ending on the third business day immediately preceding the relevant interest payment date, and (y) 0.55.

The Rights Offering Notes are convertible, in whole or in part, at any time, at the option of the holders of the Rights Offering Notes, into shares of the Company’s Common Stock at a conversion price of $6.25 per share of the Company’s Common Stock (the “Conversion Price”); provided, however, that if at any time after September 21, 2023, holders of the Series D Preferred have required the Company to redeem (payable in cash or stock) in the aggregate at least 100,000 shares of Series D Preferred, then the Conversion Price will be adjusted to the lower of (i) 55% of the Conversion Price or (ii) a 45% discount to the lowest price at which any Series D Preferred was converted into the Common Stock. Upon a change of control, each Convertible Note will mandatorily convert into shares of the Company’s Common Stock equal to: (i) the principal amount of each Convertible Note divided by (ii) the product of (x) the average of the per share volume-weighted average prices for the Common Stock for the 15 consecutive trading days ending on the third business day immediately preceding the date of such change of control, and (y) 0.55. After January 1, 2024, the Company may redeem the Rights Offering Notes at any time (in whole or in part) at the Company’s option at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest as of the redemption date (the “Redemption Price”). The Redemption Price may be paid: (a) in cash; (b) in shares of Common Stock; or (c) in any combination of (a) and (b).

The Company identified certain embedded derivatives related to the conversion features of the Rights Offering Notes. In accordance with ASC 815-40, Derivatives and Hedging Activities, the embedded conversion options contained within the Rights Offering Notes were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through each reporting date. The Company utilized a multinomial lattice model to calculate the fair value of the embedded derivatives. See Note 6 to the consolidated financial statements included in this document for additional details.

Fair Value of Warrant and Derivative Liabilities

For the six months ended June 30, 2022 and year ended December 31, 2021, the Company reported non-operating (loss) income of approximately ($1.88) million and $3.77 million, due to changes in the fair value of the warrants and embedded derivative liability.

Interest Payments on Rights Offering Notes

On December 31, 2021, the Company issued a total of 113,709 shares of Series D Preferred in payment of interest on the Rights Offering Notes.

On June 30, 2022, the Company issued a total of 432,994 shares of Series B Preferred in payment of interest on the Rights Offering Notes.

Preferred Dividends

On November 3, 2021, common stockholders of the Company voted to amend the Company’s Charter to remove the cumulative dividend rights of the Series A Preferred Stock and Series B Preferred Stock. At December 31, 2021, the Company had accumulated undeclared dividends of $26.16 million to holders of shares of our Series D Preferred of which $8.17 million is attributable to the year ended December 31, 2021.

Guggenheim Loan Agreement

On June 17, 2022, the Company entered into a term loan agreement (the “Guggenheim Loan Agreement”) with Guggenheim Real Estate, LLC., for $75.00 million at a fixed rate of 4.25% with interest-only payments due monthly. Commencing on August 10, 2027, until the maturity date of July 10, 2032, monthly principal and interest payments will be made based on a 30-year amortization schedule calculated based on the principal amount as of that time. The Guggenheim Loan Agreement is collateralized by twenty-two properties and loan proceeds were used to refinance eleven loans including $1.46 million in defeasance.

JANAF Loan Agreement

On July 6, 2022, the Company entered into a loan agreement (the “JANAF Loan Agreement”) with CITI Real Estate Funding Inc. for $60.00 million at a fixed interest rate of 5.31% with interest-only payments through maturity date of July 6, 2032. The JANAF Loan Agreement proceeds were used to refinance three loans including $1.16 million in defeasance.

Acquisition of Cedar Realty Trust

On August 22, 2022 (the “Closing Date”), the Company consummated transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 2, 2022 (as amended, the “Merger Agreement”), by and among the Company, WHLR Merger Sub Inc., a wholly owned subsidiary of WHLR (“Merger Sub I”), WHLR OP Merger Sub LLC, a wholly owned subsidiary of Merger Sub I (“Merger Sub II”), Cedar, and Cedar Realty Trust Partnership, L.P., the operating partnership of Cedar (“Cedar OP”). Pursuant to the Merger Agreement, on the Closing Date, Merger Sub II merged with and into Cedar OP, with Cedar OP being the surviving limited partnership resulting from such merger, and immediately following such merger, Merger Sub I merged with and into Cedar, with Cedar being the surviving company resulting from such merger (together, the “Mergers”).

By virtue of the Mergers, the Company acquired certain shopping center assets of Cedar. The table below sets forth the 19 assets to acquired by the Company:

Property Name	Location
Pine Grove Plaza	Browns Mills, NJ
Coliseum Marketplace	Hampton, VA
Golden Triangle	Lancaster, PA
South Philadelphia	Philadelphia, PA
Fieldstone Marketplace	New Bedford, MA
Webster Commons	Webster, MA
Patuxent Crossing (f/k/a San Souci Plaza)	California, MD
Washington Center Shoppes	Sewell, NJ
Trexler Mall	Trexlertown, PA
Timpany Plaza	Gardner, MA
Fairview Commons	New Cumberland, PA
Gold Star Plaza	Shenandoah, PA
Brickyard Plaza	Berlin, CT
Kings Plaza	New Bedford, MA
Southington Center	Southington, CT
Hamburg Square	Hamburg, PA
Oakland Commons	Bristol, CT
Carll’s Corner	Bridgeton, NJ
Oregon Avenue	Philadelphia, PA

In connection with the consummation of the Mergers,  on the Closing Date, the Company has entered into a Guaranty of the obligations of Cedar OP under a Loan Agreement (the “Cedar Loan Agreement”) by and between the Borrower, KeyBanc Capital Markets, as Lead Arranger and Bookrunner, and KeyBank National Association, as administrative agent and as lender, and under the other loan documents executed in connection with the Cedar Loan Agreement. In addition to the Company, the obligations of the Borrower under the Cedar Loan Agreement and the other Loan Documents was also guaranteed by Cedar and certain subsidiaries of the Borrower.

Under the Cedar Loan Agreement, the Lender has made a loan to the Borrower in the principal amount of $130 million, with a scheduled maturity date of August 22, 2023.

On October 28, 2022, such loan was partially refinanced pursuant to the Term Loan Agreement with Guggenheim Real Estate, LLC (“Guggenheim”) as the lender (the “Refinance Loan Agreement”). Under the Refinance Loan Agreement, Guggenheim agreed to make a term loan in the principal amount of $110,000,000, with a scheduled maturity date of November 10, 2032. The loan will accrue interest at a fixed rate of 5.25%. The Operating Partnership serves as guarantor on such term loan pursuant to the Limited Recourse Indemnity Agreement made by the Operating Partnership in favor of Guggenheim.

Critical Accounting Estimates

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements included in this document, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting estimates and policies summarized in this section are discussed in further detail in the notes to the consolidated financial statements appearing elsewhere in this document. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition. The following accounting estimates are considered critical because they are particularly dependent on management’s judgment about matters that have a significant level of uncertainty at the time the accounting estimates are made, and changes to those estimates could have a material impact on our financial condition or operating results.

Revenue Recognition

Principal components of our total revenues include base and percentage rents and tenant reimbursements. The Company combines lease and nonlease components in lease contracts, which includes combining base rent and tenant reimbursement revenue. We accrue minimum (base) rent on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the balance sheet. Certain lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent) which we recognize when the tenants achieve the specified targets as defined in their lease agreements. Although we periodically review the valuation of the asset/liability resulting from the straight-line accounting treatment of our leases in light of any changes in lease terms, financial condition or other factors concerning our tenants, they are subject to uncertainty. These assessments are inherently sensitive as they are based on the judgment of management and information available at the time of evaluation.

Rents and Other Tenant Receivables

We record a tenant receivable for amounts due from tenants such as base rents, tenant reimbursements and other charges allowed under the lease terms. We periodically review tenant receivables for collectability and determine the need for an allowance for the uncollectible portion of accrued rents and other accounts receivable based upon customer creditworthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels and current economic trends. We consider a receivable past due once it becomes delinquent per the terms of the lease; our standard lease form considers a rent charge past due after five days. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease.

Beginning in April 2020, the Company received certain rent relief requests, most often in the form of rent deferral requests, as a result of COVID-19. The Company evaluated each tenant rent relief request on an individual basis, considering a number of factors. Not all tenant requests ultimately result in concessions or modification of agreements, nor is the Company forgoing its contractual rights under its lease agreements. The Financial Accounting Standards Board (the “FASB”) issued a question-and-answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of COVID-19. The Lease Modification Q&A clarifies that entities may elect to treat qualifying lease concessions as if they were based on enforceable rights and obligations, and may choose to apply or not to apply modification accounting to those qualifying concessions. Qualifying concessions must be in response to COVID-19 and not have a substantial increase in the lessee’s obligation or the lessor’s rights under the contract. The Company has elected not to apply ASC 842 modification guidance for concessions that did not increase the lease term, generally these concessions do not impact the overall economics of the lease. Concessions that extend the lease term are accounted for under ASC 842, lease modification guidance.

Impairment of Long-Lived Assets

We periodically review investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, with an evaluation performed at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. We measure any impairment of investment property when the estimated undiscounted future operating income before depreciation and amortization, plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, we charge to income the excess of carrying value of the property over its estimated fair value. We estimate fair value using unobservable data such as operating income, estimated capitalization rates or multiples, leasing prospects and local market information. These valuation assumptions are based on the three-level valuation hierarchy for fair value measurement and represent Level 3 inputs. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company may decide to sell properties. Properties classified as held for sale are reported at the lower of their carrying value or their fair value, less estimated costs to sell. When the carrying value exceeds the fair value, less estimated costs to sell an impairment expense is recognized. The Company estimates fair value, less estimated closing costs based on similar real estate sales transactions. These valuation assumptions are based on the three-level valuation hierarchy for fair value measurement and represent Level 2 and 3 inputs. Level 2 inputs are quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in markets that are not active; and inputs other than quoted prices.

Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including stock purchase warrants and Rights Offering Notes, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statement of operations. The assumptions used in these fair value estimates are based on the three-level valuation hierarchy for fair value measurement and represent Level 3 inputs. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Inflation, Deflation and Economic Condition Considerations

Inflation has been historically low and had a minimal impact on the operating performance of our shopping centers; however, inflation has recently increased in the United States. Increased inflation could have a negative impact on the Company’s property operating expenses, as these costs could increase at a rate higher than the Company’s rents. Inflation could also have an adverse effect on consumer spending which could impact the Company’s tenants’ sales and, in turn, the Company’s percentage rents, where applicable, and the willingness and ability of tenants to enter into or renew leases and/or honor their obligations under existing leases. Conversely, deflation could lead to downward pressure on rents and other sources of income. Most of our leases contain provisions designed to partially mitigate the impact of inflation, which require tenants to pay their pro-rata share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation, although some tenants have capped the amount of these operating expenses they are responsible for under the lease. A small number of our leases also include percentage rent clauses enabling us to receive additional rent based on tenant sales above a predetermined level, which sales generally increase as prices rise and are typically related to increases in the Consumer Price Index or similar inflation indices. In addition, many of our leases are for terms of less than ten years, which permits us to seek increased rents upon re- rental at market rates.

Material Cash Requirements, Contractual Obligations and Commitments

Our expected material cash requirements for the twelve months ended June 30, 2023 and thereafter are comprised of (i) contractually obligated expenditures; (ii) other essential expenditures; and (iii) opportunistic expenditures.

The primary liquidity needs of the Company, in addition to the funding of our ongoing operations, at June 30, 2022 are $4.48 million in principal and regularly scheduled payments due in the twelve months ended June 30, 2023 as described in Note 5 on this Form 10-Q. The Company plans to pay these obligations through a combination of refinances, dispositions and operating cash. Management intends to refinance or extend the remaining maturing debt as it comes due.

In addition to liquidity required to fund debt payments we may incur some level of capital expenditures during the year for our existing properties that cannot be passed on to our tenants.

To meet these future liquidity needs, at June 30, 2022 the Company had:

●	$24.61 million in cash and cash equivalents;

●	$21.95 million held in lender reserves for the purpose of tenant improvements, lease commissions, real estate taxes and insurance; and

●	intends to use cash generated from operations during the twelve months ended June 30, 2023.

In addition, our Board of Directors suspended Series A Preferred, Series B Preferred and Series D Preferred dividend payments beginning with the fourth quarter 2018 dividend. On November 3, 2021, common stockholders of the Company approved amendments to the Company’s Articles Supplementary to remove the cumulative dividend of the Series A Preferred and the Series B Preferred. These amendments had the effect of significantly reducing the Company’s financial obligation to its preferred stockholders, which the Company believes impeded the potential growth and strategic opportunities available to it.

Additionally, the Company plans to undertake measures to grow its operations and increase liquidity through delivering space currently leased but not yet occupied, replacing tenants who are in default of their lease terms, increasing future lease revenue through tenant improvements partially funded by restricted cash, disposition of assets and refinancing properties.

New Leases, Leasing Renewals and Expirations

The following table presents selected lease activity statistics for our properties:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Renewals(1):
Leases renewed with rate increase (sq feet)	149,860	34,629	216,208	179,802
Leases renewed with rate decrease (sq feet)	6,161	29,550	11,489	54,423
Leases renewed with no rate change (sq feet)	54,322	42,394	74,651	60,353
Total leases renewed (sq feet)	210,343	106,573	302,348	294,578

Leases renewed with rate increase (count)	24	15	44	42
Leases renewed with rate decrease (count)	3	4	5	9
Leases renewed with no rate change (count)	6	7	18	15
Total leases renewed (count)	33	26	67	66

Option exercised (count)	5	4	7	8

Weighted average on rate increases (per sq foot)	$1.29	$0.91	$1.25	$0.73
Weighted average on rate decreases (per sq foot)	$(3.75)	$(3.09)	$(3.00)	$(2.20)
Weighted average rate on all renewals (per sq foot)	$0.81	$(0.56)	$0.78	$0.04

Weighted average change over prior rates	8.80%	(5.37)%	7.73%	0.39%

New Leases(1) (2):
New leases (sq feet)	29,271	113,865	98,190	226,459
New leases (count)	15	18	38	37
Weighted average rate (per sq foot)	$13.05	$8.30	$13.08	$8.27

Gross Leasable Area (“GLA”) expiring during the next 6 months, including month-to-month leases	2.70%	2.87%	2.70%	2.87%

(1)	Lease data presented is based on average rate per square foot over the renewed or new lease term.
(2)	The Company does not include ground leases entered into for the purposes of new lease sq feet and weighted average rate (per sq foot) on new leases.

Three and Six Months Ended June 30, 2022 Compared to the Three and Six Months Ended June 30, 2021

Results of Operations

The following table presents a comparison of the condensed consolidated statements of operations for the three and six months ended June 30, 2022 and 2021, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended Changes		Six Months Ended Changes
	2022	2021	2022	2021	Change	% Change	Change	% Change
PROPERTY DATA:
Number of properties owned and leased at period end (1)	57	59	57	59	(2)	(3.39)%	(2)	(3.39)%
Aggregate gross leasable area at period end (1)	5,391,432	5,511,881	5,391,432	5,511,881	(120,449)	(2.19)%	(120,449)	(2.19)%
Ending leased rate at period end (1)	95.7%	91.9%	95.7%	91.9%	3.8%	4.13%	3.8%	4.13%
FINANCIAL DATA:
Rental revenues	$15,324	$15,290	$30,656	$29,946	$34	0.22%	$710	2.37%
Other revenues	155	200	320	272	(45)	(22.50)%	48	17.65%
Total Revenue	15,479	15,490	30,976	30,218	(11)	(0.07)%	758	2.51%
OPERATING EXPENSES:
Property operations	4,732	4,660	9,982	9,544	72	1.55%	438	4.59%
Depreciation and amortization	3,625	3,639	7,241	7,355	(14)	(0.38)%	(114)	(1.55)%
Impairment of assets held for sale	100	2,200	760	2,200	(2,100)	(95.45)%	(1,440)	(65.45)%
Corporate general & administrative	1,673	1,607	2,937	3,189	66	4.11%	(252)	(7.90)%
Total Operating Expenses	10,130	12,106	20,920	22,288	(1,976)	(16.32)%	(1,368)	(6.14)%
(Loss) gain on disposal of properties	—	—	(15)	176	—	—%	(191)	(108.52)%
Operating Income	5,349	3,384	10,041	8,106	1,965	58.07%	1,935	23.87%
Interest income	14	—	27	—	14	100.00%	27	100.00%
Interest expense	(7,501)	(5,215)	(12,129)	(14,176)	(2,286)	(43.84)%	2,047	14.44%
Net changes in fair value of derivative liabilities	2,085	(1,234)	(1,877)	(1,581)	3,319	268.96%	(296)	(18.72)%
Other income	—	—	—	552	—	—%	(552)	(100.00)%
Other expense	—	—	(691)	—	—	—%	(691)	(100.00)%
Net Loss Before Income Taxes	(53)	(3,065)	(4,629)	(7,099)	3,012	98.27%	2,470	34.79%
Income tax expense	—	(2)	—	(2)	2	100.00%	2	100.00%
Net Loss	(53)	(3,067)	(4,629)	(7,101)	3,014	98.27%	2,472	34.81%
Less: Net (loss) income attributable to noncontrolling interests	(1)	—	3	15	(1)	(100.00)%	(12)	(80.00)%
Net Loss Attributable to Wheeler REIT	$(52)	$(3,067)	$(4,632)	$(7,116)	$3,015	98.30%	$2,484	34.91%

(1)	Excludes the undeveloped land parcels. Includes assets held for sale.

Total Revenue

Total revenues were $15.48 million and $30.98 million for the three and six months ended June 30, 2022, respectively, compared to $15.49 million and $30.22 million for the three and six months ended June 30, 2021, respectively, representing a decrease of 0.07% and an increase of 2.51%, respectively. The increase in rental revenues of $34 thousand and $710 thousand for the three and six months ended June 30, 2022 is primarily a result of a 410 basis point improvement in occupancy, partially offset by the decrease from sold properties. See Same Store and Non-same Store Operating Income for further details about the changes within operating revenue.

Total Operating Expenses

Total operating expenses were $10.13 million and $20.92 million for the three and six months ended June 30, 2022, respectively, compared to $12.11 million and $22.29 million for the three and six months ended June 30, 2021, respectively, representing a decrease of 16.32% and 6.14%, respectively. See Same Store and Non-same Store Operating Income for further details about the changes within property operations expense.

Impairment of assets held for sale was $100 thousand and $760 thousand for the three and six months ended June 30, 2022, respectively, as a result of Harbor Pointe Land Parcel. Impairment of assets held for sale was $2.20 million and $2.20 million for the three and six months ended June 30, 2021, respectively, as a result of Columbia Fire Station.

Depreciation and amortization decreased $14 thousand and $114 thousand for the three and six months ended June 30, 2022, respectively, primarily as a result of lease intangibles becoming fully amortized partially offset by an increase in depreciation due to capital improvements to properties related to occupancy increases.

Corporate general and administrative expenses were $1.67 million and $1.61 million for the three months ended June 30, 2022 and 2021, respectively, representing an increase of 4.11%, primarily a result of the following:

●	$144 thousand increase in advertising related costs associated with conferences and marketing expenses;

●	$38 thousand increase in compensation and benefits primarily driven by payroll related costs; and

●	$76 thousand increase in corporate administration costs; and partially offset by

●	$87 thousand decrease in professional fees primarily related to lower legal fees; and

●	$105 thousand decrease in other expenses, primarily related to lower fees associated with capital, debt and financing activities.

Corporate general and administrative expenses were $2.94 million and $3.19 million for the six months ended June 30, 2022 and 2021, respectively, representing a decrease of 7.90%, primarily a result of the following:

●	$444 thousand decrease in professional fees primarily related to lower legal fees and timing of director and officer insurance reimbursement;

●	$235 thousand decrease in other expenses, primarily related to lower fees associated with capital, debt and financing activities; partially offset by

●	$116 thousand increase in compensation and benefits primarily driven by payroll related costs;

●	$169 thousand increase in advertising related costs associated with conferences and marketing expenses; and

●	$142 thousand increase in corporate administration costs.

Disposal of Properties

The net (loss) gain on disposal of properties change of $0 and $(191) thousand for the three and six months ended June 30, 2022 is a result of the 2022 sale of Walnut Hill Plaza compared to the 2021 sale of the Berkley Shopping Center and Berkley Land Parcel.

Interest Expense

Interest expense was $7.50 million and $5.22 million for the three months ended June 30, 2022 and 2021, respectively, representing an increase of 43.84%, primarily a result of $1.46 million in defeasance costs paid as a result of loans refinanced with the Guggenheim Loan Agreement in addition to the write off of deferred loan costs and interest on the Convertibles Notes accounting for $1.52 million, which is inclusive of a $945 thousand adjustment to fair value for interest paid with the shares of Series B Preferred, offset by a decrease of approximately $700 thousand in interest associated with the Wilmington Financing Agreement that was paid in full in December 2021.

Interest expense was $12.13 million and $14.18 million for the six months ended June 30, 2022 and 2021, respectively, representing a decrease of 14.44%. Amortization on deferred loan costs accounted for $2.97 million of the decrease, primarily attributable to the 2021 write-off of debt issuance costs and $1.53 million in interest associated with the Wilmington Financing Agreement along with $687 thousand in defeasance paid resulting from the sale of Berkley Shopping Center, partially offset by $1.46 million in defeasance costs paid as a result of loans refinanced with the Guggenheim Loan Agreement in addition to the write off of deferred loan costs and interest on the Convertibles Notes accounting for $2.10 million, which is inclusive of a $945 thousand adjustment to fair value for interest paid with shares of Series B Preferred.

Net Change in Fair Value of Derivative Liabilities

The change in net change in fair value of derivative liabilities of $3.32 million and $(296) thousand for the three and six months ended June 30, 2022 and 2021, respectively, represents a non-cash adjustment from change in the fair value. The largest impact on the derivative liabilities’ valuation is a result of the change in fair market value of the Company’s securities described at Note 6 on this Form 10-Q and the 2021 conversion features on Rights Offering Notes.

Other Income and Expense

Other expense was $0 and $691 thousand for the three and six months ended June 30, 2022, respectively, relating to legal settlement costs. There was no other expense recognized in 2021. No other income was recognized in 2022. Other income was $0 and $552 thousand for three and six months ended June 30, 2021, respectively, relating to Paycheck Protection Program (“PPP”) Promissory Note forgiveness. Other income and other expense are non-operating in nature.

Preferred Dividends

The Company had accumulated undeclared dividends of $30.40 million to holders of shares of our Series D Preferred, of which $2.12 million and $4.24 million are attributable to the three months and six months ended June 30, 2022, respectively.

Same Store and Non-same Store Operating Income

Net operating income (“NOI”) is a widely-used non-GAAP financial measure for REITs. The Company believes that NOI is a useful measure of the Company’s property operating performance. The Company defines NOI as property revenues (rental and other revenues) less property and related expenses (property operation and maintenance and real estate taxes). Because NOI excludes general and administrative expenses, depreciation and amortization, interest expense, interest income, provision for income taxes, gain or loss on sale or capital expenditures and leasing costs and impairment of assets held for sale and held for use, it provides a performance measure, that when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. The Company uses NOI to evaluate its operating performance since NOI allows the Company to evaluate the impact of factors, such as occupancy levels, lease structure, lease rates and tenant base, have on the Company’s results, margins and returns. NOI should not be viewed as a measure of the Company’s overall financial performance since it does not reflect general and administrative expenses, depreciation and amortization, involuntary conversion, interest expense, interest income, provision for income taxes, gain or loss on sale or disposition of assets, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company’s properties. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to that of other REITs.

The following table is a reconciliation of same store and non-same store NOI from the most directly comparable GAAP financial measure of net income (loss). Same stores consist of those properties owned during all periods presented in their entirety, while non-same stores consist of those properties acquired or disposed of during the periods presented. The non-same store category consists of the following properties:

●	Continuing operations:

●	Berkley Shopping Center and Berkley Land Parcel (sold March 25, 2021);

●	Tulls Creek Land Parcel (sold July 9, 2021);

●	Rivergate Shopping Center Out Parcel (sold August 31, 2021);

●	Columbia Fire Station (sold November 17, 2021); and

●	Walnut Hill Plaza (sold January 11, 2022).

	Three Months Ended June 30,
	Same Store		Non-same Store		Total
	2022	2021	2022	2021	2022	2021
	(in thousands, unaudited)
Net Loss	$(53)	$(704)	$—	$(2,363)	$(53)	$(3,067)
Adjustments:
Income tax expense	—	2	—	—	—	2
Net changes in fair value of derivative liabilities	(2,085)	1,234	—	—	(2,085)	1,234
Interest expense	7,501	5,014	—	201	7,501	5,215
Interest income	(14)	—	—	—	(14)	—
Corporate general & administrative	1,673	1,601	—	6	1,673	1,607
Impairment of assets held for sale	100	—	—	2,200	100	2,200
Depreciation and amortization	3,625	3,583	—	56	3,625	3,639
Other non-property revenue	(8)	(9)	—	—	(8)	(9)
Property Net Operating Income	$10,739	$10,721	$—	$100	$10,739	$10,821

Property revenues	$15,471	$15,318	$—	$163	$15,471	$15,481
Property expenses	4,732	4,597	—	63	4,732	4,660
Property Net Operating Income	$10,739	$10,721	$—	$100	$10,739	$10,821

	Six Months Ended June 30,
	Same Store		Non-same Store		Total
	2022	2021	2022	2021	2022	2021
	(in thousands, unaudited)
Net Loss	$(4,592)	$(3,914)	$(37)	$(3,187)	$(4,629)	$(7,101)
Adjustments:
Income tax expense	—	2	—	—	—	2
Other expense	691	—	—	—	691	—
Net changes in fair value of derivative liabilities	1,877	1,581	—	—	1,877	1,581
Interest expense	12,117	13,073	12	1,103	12,129	14,176
Interest income	(27)	—	—	—	(27)	—
Loss (gain) on disposal of properties	—	—	15	(176)	15	(176)
Corporate general & administrative	2,930	3,141	7	48	2,937	3,189
Impairment of assets held for sale	760	—	—	2,200	760	2,200
Depreciation and amortization	7,241	7,244	—	111	7,241	7,355
Other non-property revenue	(16)	(574)	—	—	(16)	(574)
Property Net Operating Income	$20,981	$20,553	$(3)	$99	$20,978	$20,652

Property revenues	$30,957	$29,874	$3	$322	$30,960	$30,196
Property expenses	9,976	9,321	6	223	9,982	9,544
Property Net Operating Income	$20,981	$20,553	$(3)	$99	$20,978	$20,652

Property Revenues

Total same store property revenues were $15.47 million and $15.32 million for the three months ended June 30, 2022 and 2021, respectively, representing an increase of 1.00% primarily due to:

●	$624 thousand increase in rental revenues (excluding straight-line revenue) and reimbursement revenue primarily due to increased occupancy; partially offset by

●	$230 thousand decrease in straight-line rental revenues; and

●	$220 thousand increase in provision for credit losses on operating lease receivables.

Total same store property revenues were $30.96 million and $29.87 million for the six months ended June 30, 2022 and 2021, respectively, representing an increase of 3.63% primarily due to:

●	$1.67 million increase in rental revenues (excluding straight-line revenue) and reimbursement revenue primarily due to increased occupancy; partially offset by

●	$441 thousand decrease in straight-line rental revenues; and

●	$190 thousand increase in provision for credit losses on operating lease receivables.

Property Expenses

Total same store property expenses were $4.73 million and $4.60 million for the three months ended June 30, 2022 and 2021, respectively, an increase of 2.94%. The $135 thousand increase for the three months ended June 30, 2022 is primarily due to increases of $79 thousand in insurance and $43 thousand in repairs and maintenance.

Total same store property expenses were $9.98 million and $9.32 million for the six months ended June 30, 2022 and 2021, respectively, an increase of 7.03%. The $655 thousand increase for the six months ended June 30, 2022 is primarily due to increases of $192 thousand in insurance, $186 thousand in snow removal and $175 thousand in remaining common area expenses.

There were no significant unusual or non-recurring items included in non-same store property expenses for the three and six months ended June 30, 2022 and 2021.

Property Net Operating Income

Total property net operating income was $10.74 million and $20.98 million for the three and six ended June 30, 2022, compared to $10.82 million and $20.65 million for the three and six month ended June 30, 2021, respectively, representing a decrease of $82 thousand and an increase of $326 thousand, respectively.

Funds from Operations (FFO)

We use FFO, a non-GAAP measure, as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and December 2018). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs), plus impairment of real estate related long-lived assets and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

Below is a comparison of same and non-same store FFO, which is a non-GAAP measurement (in thousands, unaudited):

	Three Months Ended June 30,
	Same Store		Non-same Store		Total		Period Over Period Changes
	2022	2021	2022	2021	2022	2021	$	%

Net Loss	$(53)	$(704)	$—	$(2,363)	$(53)	$(3,067)	$3,014	98.27%
Depreciation and amortization of real estate assets	3,625	3,583	—	56	3,625	3,639	(14)	(0.38)%
Impairment of assets held for sale	100	—	—	2,200	100	2,200	(2,100)	(95.45)%
FFO	$3,672	$2,879	$—	$(107)	$3,672	$2,772	$900	32.47%

	Six Months Ended June 30,
	Same Store		Non-same Store		Total		Period Over Period Changes
	2022	2021	2022	2021	2022	2021	$	%

Net Loss	$(4,592)	$(3,914)	$(37)	$(3,187)	$(4,629)	$(7,101)	$2,472	34.81%
Depreciation and amortization of real estate assets	7,241	7,244	—	111	7,241	7,355	(114)	(1.55)%
Impairment of assets held for sale	760	—	—	2,200	760	2,200	(1,440)	(65.45)%
Loss (gain) on disposal of properties	—	—	15	(176)	15	(176)	191	108.52%
FFO	$3,409	$3,330	$(22)	$(1,052)	$3,387	$2,278	$1,109	48.68%

During the three months ended June 30, 2022, same store FFO increased $793 thousand primarily due to the following:

●	$3.32 million increase in the net change in fair value of derivative liability; partially offset by

●	$2.49 million increase in interest expense.

During the six months ended June 30, 2022, same store FFO increased $79 thousand primarily due to the following:

●	$956 thousand decrease in interest expense;

●	$211 thousand decrease in corporate general and administrative expenses;

●	$428 thousand increase in property net operating income; partially offset by

●	$296 thousand decrease in the net change in fair value of derivative liability;

●	$691 thousand increase in other expense for legal settlements; and

●	$552 thousand decrease in other income for PPP Promissory Note forgiveness in 2021.

We believe the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, legal settlements, non-cash share-based compensation expense, non-cash amortization on loans and acquisition costs. Therefore, in addition to FFO, management uses Adjusted FFO (“AFFO”), which we define to exclude such items. Management believes that these adjustments are appropriate in determining AFFO as they are not indicative of the operating performance of our assets. In addition, we believe that AFFO is a useful supplemental measure for the investing community to use in comparing us to other REITs as many REITs provide some form of adjusted or modified FFO. However, there can be no assurance that AFFO presented by us is comparable to the adjusted or modified FFO of other REITs.

Total AFFO is shown in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

FFO	$3,672	$2,772	$3,387	$2,278
Preferred Stock dividends - undeclared	(2,264)	(2,189)	(4,528)	(4,462)
Preferred stock accretion adjustments	146	147	292	309
FFO available to common stockholders and common unitholders	1,554	730	(849)	(1,875)
Capital related costs	2	156	(22)	284
Other non-recurring and non-cash expense	1,468	11	2,169	156
Net changes in fair value of derivative liabilities	(2,085)	1,234	1,877	1,581
Straight-line rental revenue, net straight-line expense	(148)	(376)	(217)	(590)
Loan cost amortization	928	674	1,348	4,316
Paid-in-kind interest	2,099	—	2,099	—
Above (below) market lease amortization	(7)	17	16	5
Recurring capital expenditures and tenant improvement reserves	(269)	(275)	(539)	(551)
AFFO	$3,542	$2,171	$5,882	$3,326

Other non-recurring and non-cash expenses are costs we believe will not be incurred on a go forward basis. Other nonrecurring expenses of $1.47 million and $2.17 million for the three and six months ended June 30, 2022 primarily include $1.46 million in loan prepayment penalty a result of the 2022 loan refinancing activity and legal settlement costs. Other nonrecurring expenses of $11 thousand and $156 thousand for the three and six months ended June 30, 2021 include $0 and $687 thousand, respectively, loan prepayment penalty on sale of the Berkley Shopping Center, partially offset with $0 and $552 thousand, respectively, in PPP Promissory Note forgiveness.

Net changes in fair value of derivative liabilities is the result of the non-cash loss or gain from adjusting the warrant liabilities and embedded derivative liabilities to their fair market value, further details are described at Note 6 on this Form 10-Q.

Loan cost amortization was $928 thousand and $1.35 million for three months and six months ended June 30, 2022, respectively, compared to $674 thousand and $4.32 million for three months and six months ended June 30, 2021. The increase for the three months ended June 30, 2022 compared to 2021 is primarily related to the write-off of loan costs associated with the Guggenheim Loan Agreement. The decrease for the six months ended June 30, 2022 compared to 2021 is primarily related to the write-off of loan costs associated with the Powerscourt Financing Agreement in 2021, partially offset with the write-off of loan costs associated with the Guggenheim Loan Agreement and the amortization of the Rights Offering Notes.

The preferred stock accretion adjustments represent the amortization of offering costs associated with raising the Series B Preferred and Series D Preferred.

Liquidity and Capital Resources

At June 30, 2022, our consolidated cash, cash equivalents and restricted cash totaled $46.55 million compared to consolidated cash, cash equivalents and restricted cash of $44.15 million at June 30, 2021. Cash flows from operating activities, investing activities and financing activities were as follows (in thousands, unaudited):

	Six Months Ended June 30,		Period Over Period Change
	2022	2021	$	%
Operating activities	$9,951	$9,536	$415	4.35%
Investing activities	$(3,247)	$2,621	$(5,868)	(223.88)%
Financing activities	$(571)	$(10,773)	$10,202	94.70%

Operating Activities

Our cash flows from operating activities were $9.95 million and $9.54 million for the six months ended June 30, 2022 and 2021, respectively, representing an increase of 4.35% or $415 thousand. This increase is primarily a result of the decrease in interest expense, an increase in property NOI of $326 thousand and the timing of accounts payable, accrued expenses and other liabilities partially offset by the timing of receivables, deferred costs and other expenses and other non-operating expenses.

Investing Activities

Our cash flows used in investing activities were $3.25 million for the six months ended June 30, 2022, compared to $2.62 million of cash flows provided by investing activities for the six months ended June 30, 2021, representing a decrease of 223.88% or $5.87 million due to costs related to the Cedar Acquisition, sales described in Note 3 included in this Form 10-Q and an increase in capital expenditures paid of $2.18 million.

Financing Activities

Our cash flows used in financing activities were $571 thousand and $10.77 million for the six months ended June 30, 2022 and 2021, respectively, representing an increased of 94.70% or $10.20 million due to the following:

●	$28.85 million increase in loan proceeds a result of the Guggenheim Loan Agreement, partially offset by the 2021 Wilmington Financing Agreement and Tuckernuck refinance;

●	$8.34 million decrease as a result of 2021 preferred stock redemptions;

●	$995 thousand decrease in deferred financing costs primarily related to the Wilmington Financing Agreement, partially offset by 2022 deferred financing costs; partially offset by

●	$27.21 million increase in loan principal payments primarily a result of the eleven loans paid associated with the Guggenheim Loan Agreement and the 2022 Walnut Hill Plaza payoff, partially offset by the 2021 Powerscourt Financing Agreement payoff, the Wilmington Financing Agreement proceeds, the Tuckernuck refinance and Berkley Shopping Center sale; and

●	$771 thousand increase in prepayment penalties related to defeasance associated with the Guggenheim Loan Agreement partially offset by the Berkley/Sangaree/Tri-County loan payoff.

The Company continues to endeavor to manage its debt prudently with the objective of achieving a conservative capital structure and minimizing leverage within the Company. Our debt balances, excluding unamortized debt issuance costs, consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
	(unaudited)
Fixed-rate notes (1)	$350,877	$344,177
Adjustable-rate mortgages	—	2,085
Total debt	$350,877	$346,262

(1)    Includes portion attributable to liabilities held for sale, see Note 3 included in this Form 10-Q.

The weighted-average interest rate and term of our fixed-rate debt including assets held for sale are 4.67% and 5.46 years, respectively, at June 30, 2022. We have $4.48 million of debt maturing, including scheduled principal repayments, during the twelve months ending June 30, 2023. While we anticipate being able to refinance all the loans at reasonable market terms upon maturity, our inability to do so may materially impact our financial position and results of operations. See Note 5 included in this Form 10-Q for additional mortgage indebtedness details.

New Leases, Leasing Renewals and Expirations

The following table presents selected lease activity statistics for our properties.

	Years Ended December 31,
	2021	2020
Renewals(1):
Leases renewed with rate increase (sq feet)	402,875	616,548
Leases renewed with rate decrease (sq feet)	67,743	123,935
Leases renewed with no rate change (sq feet)	148,542	404,428
Total leases renewed (sq feet)	619,160	1,144,911

Leases renewed with rate increase (count)	104	127
Leases renewed with rate decrease (count)	11	24
Leases renewed with no rate change (count)	23	53
Total leases renewed (count)	138	204

Option exercised (count)	22	22

Weighted average on rate increases (per sq foot)	$0.85	$1.12
Weighted average on rate decreases (per sq foot)	$(2.18)	$(1.43)
Weighted average rate (per sq foot)	$0.32	$0.45

Weighted average change over prior rates	3.05%	4.63%

New Leases(1) (2):
New leases (sq feet)	436,170	333,279
New leases (count)	76	72
Weighted average rate (per sq foot)	$8.30	$9.03
Gross Leasable Area (“GLA”) expiring during the next 12 months, including month- to-month leases	6.16%	6.97%

(1)	Lease data presented is based on average rate per square foot over the renewed or new lease term.
(2)	The Company does not include ground leases entered into for the purposes of new lease sq feet and weighted average rate (per sq foot) on new leases.

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020 Results of Operations

The following table presents a comparison of the consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively (in thousands, except Property Data).

	For the Years Ended December 31,		Year over Year Changes
	2021	2020	$/#	%
PROPERTY DATA:
Number of properties owned and leased at period end (1)	58	60	(2)	(3.33)%
Aggregate gross leasable area at period end(1)	5,478,855	5,561,766	(82,911)	(1.49)%
Ending leased rate at period end (1)	94.2%	88.9%	5.3%	5.96%
FINANCIAL DATA:
Rental revenues	$60,368	$60,039	$329	0.55%
Other revenues	942	964	(22)	(2.28)%
Total Revenue	61,310	61,003	307	0.50%
EXPENSES:
Property operations	19,618	18,886	732	3.88%
Depreciation and amortization	14,797	17,291	(2,494)	(14.42)%
Impairment of assets held for sale	2,300	600	1,700	283.33%
Corporate general & administrative	7,140	5,831	1,309	22.45%
Total Operating Expenses	43,855	42,608	1,247	2.93%
Gain on disposal of properties	2,055	23	2,032	8,834.78%
Operating Income	19,510	18,418	1,092	5.93%
Interest income	34	1	33	3,300.00%
Interest expense	(33,028)	(17,093)	(15,935)	(93.23)%
Net changes in fair value of derivative liabilities	3,768	—	3,768	100.00%
Other income	552	—	552	100.00%
Other expense	(185)	(1,039)	854	82.19%
Net Income (Loss) Before Income Taxes	(9,349)	287	(9,636)	(3,357.49)%
Income tax expense	(2)	—	(2)	(100.00)%
Net Income (Loss)	(9,351)	287	(9,638)	(3,358.19)%
Less: Net loss attributable to noncontrolling interests	92	42	50	119.05%
Net Income (Loss) Attributable to Wheeler REIT	$(9,443)	$245	$(9,688)	(3,954.29)%

(1)	Excludes the undeveloped land parcels. Includes assets held for sale.

C.	Total Revenue

Total revenue was $61.31 million and $61.00 million for the years ended December 31, 2021 and December 31, 2020, respectively, representing an increase of 0.50%. The increase in rental revenues of $329 thousand is a result of an $892 thousand decline in the provision for credit losses due to collections returning to pre-COVID levels, partially offset by the decrease of property revenues due to dispositions.

D.	Total Operating Expenses

Total operating expenses were $43.86 and $42.61 million for the years ended December 31, 2021 and 2020, respectively, representing an increase of 2.93%. Impairment of assets held for sale was $2.30 million for the year ended December 31, 2021 as a result of Walnut Hill Plaza and Columbia Fire Station and impairment was $600 thousand for the year ended December 31, 2020, a result of Columbia Fire Station. Depreciation and amortization decreased $2.49 million for the year ended December 31, 2021 primarily as a result of lease intangibles becoming fully amortized and ceasing of depreciation and amortization as properties were classified as assets held for sale. See Same Store and Non-same Store Operating Income for further details about the changes within property operations expense.

Corporate general and administrative expenses were $7.14 million and $5.83 million for the years ended December 31, 2021 and 2020, respectively, representing an increase of 22.45%, primarily a result of the following:

$650 thousand increase in professional fees primarily related to property and corporate legal fees along with costs associated with the Special Meeting of Common Stockholders;

$531 thousand increase in corporate administration primarily related to office rent expense for the Company’s corporate headquarters that had a sale leaseback in December 2020, credit card fees the Company has borne on cash receipts and increased directors and officers insurance costs.

E.	Gain on Disposal of Properties

The net gain on disposal of properties increase of $2.03 million for the year ended December 31, 2021 is a result of the 2021 sales of Columbia Fire Station, Rivergate Shopping Center Out Parcel, Berkley Shopping Center and Berkley Land Parcel, along with the Tulls Creek Land Parcel sale compared to the 2020 sales of St. Matthews and Riversedge North.

F.	Interest Expense

Interest expense was $33.03 million and $17.09 million for the years ended December 31, 2021 and 2020, representing an increase of 93.23%. Loan cost amortization accounted for $11.61 million of the increase, primarily attributable to the write- off of debt issuance costs related to the Powerscourt Financing Agreement and Wilmington Financing Agreement. Interest expense on the Rights Offering Notes accounted for $1.61 million, which includes the adjustment to fair value with the remaining increase of $2.71 million a result of the Powerscourt and Wilmington Financing Agreements and defeasance resulting from the sale of Berkley Shopping Center.

G.	Net Change in Fair Value of Derivative Liabilities

The net change in the fair value of derivative liabilities of $3.77 million for the year ended December 31, 2021 is a result of the fair value calculations described in Note 6 included in this document with the largest impact in the valuation attributed to the change in the Company’s stock price since the issuance of each warrant and embedded derivative.

H.	Other Income and Expense

Other incomes were $552 thousand and $0 for the years ended December 31, 2021 and 2020, respectively, relating to PPP Promissory Note forgiveness.

Other expenses were $185 thousand for the year ended December 31, 2021, which consist of legal settlement costs. Other expenses were $1.04 million for the year ended December 31, 2020 which includes $600 thousand in legal settlement costs and $439 thousand for reimbursement of 2019 proxy expenses. These expenses are non-operating in nature.

I.	Same Store and Non-same Store Operating Income

NOI is a widely-used non-GAAP financial measure for REITs. The Company believes that NOI is a useful measure of the Company’s property operating performance. The Company defines NOI as property revenues (rental and other revenues) less property and related expenses (property operation and maintenance and real estate taxes). Because NOI excludes general and administrative expenses, depreciation and amortization, interest expense, interest income, provision for income taxes, gain or loss on sale or capital expenditures and leasing costs, impairment of assets held for sale and held for use and impairment of notes receivable, it provides a performance measure, that when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. The Company uses NOI to evaluate its operating performance since NOI allows the Company to evaluate the impact of factors, such as occupancy levels, lease structure, lease rates and tenant base, have on the Company’s results, margins and returns. NOI should not be viewed as a measure of the Company’s overall financial performance since it does not reflect general and administrative expenses, depreciation and amortization, involuntary conversion, interest expense, interest income, provision for income taxes, gain or loss on sale or disposition of assets, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company’s properties. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to that of other REITs.

The following table is a reconciliation of same and non-same store NOI from the most directly comparable GAAP financial measure of net income (loss). Same stores consist of those properties owned during all periods presented in their entirety, non-same stores consist of those properties acquired or disposed of during the periods presented. The non-same store category consists of the following properties:

●	Continuing operations

●	St. Matthews (sold January 21, 2020);

●	JANAF Executive Building (24,980 square foot building, decommissioned as of March 31, 2020);

●	Berkley Shopping Center and Berkley Land Parcel (sold March 25, 2021);

●	Tulls Creek Land Parcel (sold July 9, 2021);

●	Rivergate Shopping Center Out Parcel (sold August 31, 2021); and

●	Columbia Fire Station (sold November 17, 2021).

	Years Ended December 31,
	Same Store		Non-same Store		Total
	2021	2020	2021	2020	2021	2020
	(in thousands)
Net (Loss) Income	$(8,201)	$1,280	$(1,150)	$(993)	$(9,351)	$287
Adjustments:
Income tax expense	2	—	—	—	2	—
Other expense	185	1,039	—	—	185	1,039
Other income	(552)	—	—	—	(552)	—
Net changes in fair value of derivative liabilities	(3,768)	—	—	—	(3,768)	—
Interest expense	31,978	16,607	1,050	486	33,028	17,093
Interest Income	(34)	(1)	—	—	(34)	(1)
Gain on disposal of properties	—	—	(2,055)	(23)	(2,055)	(23)
Corporate general & administrative	7,079	5,762	61	69	7,140	5,831
Impairment of assets held for sale	100	—	2,200	600	2,300	600
Depreciation and amortization	14,797	17,141	—	150	14,797	17,291
Other non-property revenue	(36)	(272)	—	—	(36)	(272)
Property Net Operating Income	$41,550	$41,556	$106	$289	$41,656	$41,845

Property revenues	$60,948	$59,999	$326	$732	$61,274	$60,731
Property expenses	19,398	18,443	220	443	19,618	18,886
Property Net Operating Income	$41,550	$41,556	$106	$289	$41,656	$41,845

J.	Property Revenues

Total same store property revenues were $60.95 million and $60.00 million for the years ended December 31, 2021 and 2020, respectively, representing an increase of 1.58% primarily due to:

●	$915 thousand decrease in provision for credit losses a result of the Company’s proactive tenant outreach during the pandemic and collection initiatives, which included accepting credit card payments;

●	$333 thousand increase in rental revenue due to increased occupancy; partially offset by

●	$467 thousand decrease in above (below) market lease amortization related to leases becoming fully amortized.

K.	Property Expenses

Total same store property expenses were $19.40 million and $18.44 million for the years ended December 31, 2021 and 2020, respectively, an increase of 5.18% primarily due to increasing management fee allocation and an increase of $301 thousand in grounds and landscaping and an increase of $222 thousand in real estate taxes and utilities, partially offset by $105 thousand decrease in insurance expense.

There were no significant unusual or non-recurring items included in non-same store property expenses for the years ended December 31, 2021 and 2020.

L.	Property Net Operating Income

Total property net operating income were $41.66 million and $41.85 million for the years ended December 31, 2021 and 2020, respectively, representing a decrease of 0.45%. Non-same stores had a decrease of $183 thousand in property net operating income, resulting from the loss of NOI associated with sold properties.

M.	Funds from Operations (FFO)

We use FFO, a non-GAAP measure, as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and December 2018). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs), impairment of real estate related long-lived assets and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

Below is a comparison of same and non-same store FFO, which is a non-GAAP measurement, for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	Same Store		Non-same Store		Total		Year Over Year Changes
	2021	2020	2021	2020	2021	2020	$	%
Net (Loss) income	$(8,201)	$1,280	$(1,150)	$(993)	$(9,351)	$287	$(9,638)	(3,358.19)%
Depreciation and amortization of real estate assets	14,797	17,141	—	150	14,797	17,291	(2,494)	(14.42)%
Impairment of assets held for sale	100	—	2,200	600	2,300	600	1,700	283.33%
Gain on disposal of properties	—	—	(2,055)	(23)	(2,055)	(23)	(2,032)	(8,834.78)%
FFO	$6,696	$18,421	$(1,005)	$(266)	$5,691	$18,155	$(12,464)	(68.65)%

During the year ended December 31, 2021, same store FFO decreased $11.72 million primarily due to the following:

●	$15.37 million increase in interest expense;

●	$1.32 million increase in corporate general and administrative expenses; partially offset by

●	$854 thousand decrease in other expense for legal settlements and reimbursement of 2019 proxy costs;

●	$552 thousand increase in other income for PPP Promissory Note forgiveness; and

●	$3.77 million net change in the fair value of derivative liabilities.

We believe the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, legal settlements, non-cash share-based compensation expense, non-cash amortization on loans and acquisition costs. Therefore, in addition to FFO, management uses Adjusted FFO (“AFFO”), which we define to exclude such items. Management believes that these adjustments are appropriate in determining AFFO as they are not indicative of the operating performance of our assets. In addition, we believe that AFFO is a useful supplemental measure for the investing community to use in comparing us to other REITs as many REITs provide some form of adjusted or modified FFO. However, there can be no assurance that AFFO presented by us is comparable to the adjusted or modified FFO of other REITs.

Total AFFO for the years ended December 31, 2021 and 2020 is shown in the table below (in thousands):

	III. Years Ended December 31,
	2021	2020
FFO	$5,691	$18,155
Preferred stock dividends - undeclared	(8,837)	(10,258)
Preferred stock redemption	70	96
Preferred stock accretion adjustments	600	677
FFO available to common stockholders and common unitholders	(2,476)	8,670
Capital related costs	438	291
Other non-recurring and non-cash expenses	352	1,085
Net changes in fair value of derivative liabilities	(3,768)	—
Share-based compensation	14	—
Straight-line rental revenue, net straight-line expense	(1,026)	(971)
Loan cost amortization	12,710	1,097
Paid-in-kind interest	1,610	—
Above (below) market lease amortization	13	(461)
Recurring capital expenditures and tenant improvement reserves	(1,096)	(1,112)
AFFO	$6,771	$8,599

Other non-recurring and non-cash expenses are costs we believe will not be incurred on a go forward basis. Other nonrecurring expenses of $352 thousand for the year ended December 31, 2021 include $687 thousand loan prepayment penalty on sale of the Berkley Shopping Center and $185 thousand in legal settlement costs, partially offset with $552 thousand in PPP Promissory Note forgiveness. Other nonrecurring expenses of $1.09 million for the year ended December 31, 2020, include legal settlement costs of $600 thousand, reimbursement of 2019 proxy solicitation expenses of $439 thousand incurred in connection with the Company’s 2019 annual meeting of stockholders and severance of $51 thousand.

Loan cost amortization was $12.71 million and $1.10 million for the years ended December 31, 2021 and 2020, respectively. The 2021 increase primarily related to the write-off of loan costs associated with the Powerscourt Financing Agreement and Wilmington Financing Agreement as a result of paying off each loan and the addition of the Rights Offering Notes.

Paid-in-kind interest was $1.61 million for the year ended December 31, 2021 due to interest related to the Rights Offering Notes paid with shares of Series D Preferred. See Note 5 included in this document for additional details.

The preferred stock redemption of $70 thousand and $96 thousand for the years ended December 31 2021 and 2020, respectively, represents the undeclared dividends on the stock retirement for the months preceding their retirement.

The preferred stock accretion adjustments represent the amortization of offering costs associated with raising the Series B Preferred Stock and Series D Preferred Stock.

Liquidity and Capital Resources

At December 31, 2021, our consolidated cash, cash equivalents and restricted cash totaled $40.42 million compared to consolidated cash, cash equivalents and restricted cash of $42.77 million at December 31, 2020. Cash flows from operating activities, investing activities and financing activities for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	Years Ended December 31,		Year Over Year Change
	2021	2020	$	%
Operating activities	$17,041	$15,780	$1,261	7.99%
Investing activities	$5,101	$2,237	$2,864	128.03%
Financing activities	$(24,491)	$3,160	$(27,651)	(875.03)%

Operating Activities

During the year ended December 31, 2021, our cash flows from operating activities were $17.04 million, compared to cash flows from operating activities of $15.78 million during the year ended December 31, 2020, representing an increase of 7.99% or $1.26 million. This increase is primarily a result of the timing of receivables and accounts payable, accrued expenses and other liabilities and the decrease in non-operating other expenses, partially offset by the increase in interest expense, corporate general and administrative expense and a decrease in property net operating income ("NOI") of $189 thousand.

Investing Activities

During the year ended December 31, 2021, our cash flows from investing activities were $5.10 million, compared to cash flows from investing activities of $2.24 million during the year ended December 31, 2020, representing an increase of 128.03% or $2.86 million primarily due to the four 2021 sales described in Note 3 included in this document compared to two in 2020, partially offset by an increase in capital expenditures of $4.14 million resulting from increased occupancy.

Financing Activities

During the year ended December 31, 2021, our cash flows used in financing activities were $24.49 million, compared to $3.16 million of cash flows provided by financing activities during the year ended December 31, 2020, representing a decrease of 875.03% or $27.65 million due to the following:

●	$14.51 million increase in loan principal payments, net loan proceeds, due to the Wilmington Financing Agreement, Powerscourt Financing Agreement, and Columbia Fire Station payoffs, the Rights Offering Notes and refinancing activity described in Note 5 of this document;

●	$7.23 million increase in preferred stock redemption;

●	$4.67 million increase in deferred financing costs primarily related to the Wilmington Financing Agreement and Rights Offering Notes; and

●	$687 thousand prepayment penalty related to the Berkley/Sangaree/Tri-County loan payoff.

We intend to continue managing our debt prudently so as to maintain a conservative capital structure and minimize leverage within our company. As of December 31, 2021 and 2020, our debt balances, excluding unamortized debt issuance costs, consisted of the following (in thousands):

	December 31,
	2021	2020
Fixed-rate notes (1)	$344,177	$330,340
Adjustable-rate mortgages (1)	2,085	23,576
Total debt	$346,262	$353,916

(1)	Includes portion attributable to liabilities held for sale, see Note 3 to the consolidated financial statements included in this document.

The weighted average interest rate and term of our fixed-rate debt including liabilities held for sale are 4.90% and 4.13 years, respectively, at December 31, 2021. We have $13.57 million of debt maturing, including scheduled principal repayments, during the year ending December 31, 2022. While we anticipate being able to refinance all the loans at reasonable market terms upon maturity, our inability to do so may materially impact our financial position and results of operations. See Note 5 included in this document for additional mortgage indebtedness details.

Legal Proceedings

The Company is involved in various legal proceedings arising in the ordinary course of its business, including, but not limited to commercial disputes. The Company believes that such litigation, claims and administrative proceedings will not have a material adverse impact on its financial position or its results of operations. The Company records a liability when it considers the loss probable and the amount can be reasonably estimated. In addition, the below actions are in process.

Actions by the Company’s Preferred Stockholders

JCP Investment Partnership LP, et al v. Wheeler Real Estate Investment Trust, Inc., United States District Court for the District of Maryland. On March 22, 2021, JCP Investment Partnership, LP, a Texas limited partnership and stockholder of the Company, JCP Investment Partners, LP, a Texas limited partnership and stockholder of the Company, JCP Investment Holdings, LLC, a Texas limited liability company and stockholder of the Company, and JCP Investment Management, LLC, a Texas limited liability company and stockholder of the Company (collectively, the “JCP Plaintiffs”), filed suit against the Company and certain current and former directors and former officers of the Company (the “Individual Defendants”). The complaint alleges that the Company amended provisions of our charter (as set forth in the Series D Articles Supplementary in 2018) governing the issuance of the Company’s Series D Preferred in violation of Maryland corporate law and without obtaining the consent of preferred stockholders and, therefore, the court should declare the Company’s said amendment invalid, enjoin further purportedly unauthorized amendments, and either compel the Company to redeem the JCP Plaintiffs’ stock or enter judgment for monetary damages the JCP Plaintiffs purportedly sustained based on the Company’s alleged breach of its contractual duties to redeem the JCP Plaintiffs’ Series D Preferred. The complaint also alleges certain violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, and alleges that the Individual Defendants violated Section 20(a) of the Exchange Act. The JCP Plaintiffs are each purportedly a holder of the Company’s Series D Preferred Stock. The complaint seeks damages, interest, attorneys’ fees, other costs and expenses, and such other relief as the court may deem just and equitable. The Company has filed an answer to the complaint denying any liability. The Individual Defendants filed a motion to dismiss the complaint, which was denied. The JCP Plaintiffs filed a Motion For Partial Summary Judgment, as to which the Company and the Individual Defendants filed oppositions. The Judge denied the JCP Plaintiffs’ Motion and ordered the parties to prepare a joint discovery schedule. The Judge also ordered the parties to engage in mediation with a Magistrate Judge. At this time, JCP and the Individual Defendants are continuing their discussions, although the mediation between JCP and Wheeler concluded unsuccessfully. At this juncture, the outcome of the litigation is uncertain.

Other Actions

In Re: Cedar Realty Trust, Inc. Preferred Shareholder Litigation, Case No.: 1:22-cv-1103, in the United States District Court for the District of Maryland (formerly captioned David Sydney, et. al. v. Cedar Realty Trust, Inc., Wheeler Real Estate Investment Trust, Inc. et al.). On April 8, 2022, several purported holders of preferred stock of Cedar Realty Trust, Inc. (“Cedar”) filed a putative class action in the Circuit Court for Montgomery County, Maryland against Cedar, Cedar’s Board of Directors, and the Company arising out of transactions that included the then pending acquisition of Cedar by the Company. The defendants removed the case to federal court. The complaint was amended on August 24, 2022 (the “Complaint”) following the Court’s denial of a motion to enjoin the merger. The Complaint includes allegations of breach of contract against Cedar with respect to the Articles Supplementary governing the terms of Cedar’s preferred stock and breach of fiduciary duty against the former members of Cedar’s Board of Directors. The plaintiffs allege that Cedar breached their liquidation and conversion rights as set forth in Cedar’s Articles Supplementary, and that the members of Cedar’s former Board of Directors breached their fiduciary duty in structuring the transactions that include the merger. The Complaint further alleges that the Company tortiously interfered with Cedar’s contract with the owners of Cedar’s preferred stock and aided and abetted the alleged breach of fiduciary duty by Cedar’s former Board of Directors. The Complaint seeks damages in an unspecified amount. The Company and Cedar have filed a motion to dismiss the Complaint in its entirety which is not yet fully briefed. At this juncture, the outcome of the litigation is uncertain.

Krasner v. Cedar Realty Trust, Inc., et. al., Index Number 613985/2022, in the Supreme Court of the State of New York, County of Nassau. On October 14, 2022, a purported holder of preferred stock of Cedar filed a putative class action against Cedar, Cedar’s former Board of Directors, and the Company alleging the same claims asserted in the In Re: Cedar Realty Trust, Inc. Preferred Shareholder Litigation discussed above. The Company and Cedar intend to seek procedural relief precluding this case from proceeding in tandem with that action. At this juncture, the outcome of the litigation is uncertain.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Qualitative and Quantitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information under this item.

POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the Board, without a vote of our stockholders. Any change to any of these policies by the Board, however, would be made only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, the Board believes that it is advisable to do so in the Company’s best interests.

Disposition Policy

We will evaluate our asset portfolio on a regular basis to determine if it continues to satisfy our investment criteria. Subject to certain restrictions applicable to REITs, we may sell investments opportunistically and use the proceeds of any such sale for debt reduction or additional acquisitions. We will utilize several criteria to determine the long-term potential of our investments. Investments will be identified for sale based upon management’s forecast of the strength of the related cash flows as well as their value to our overall portfolio. Our decision to sell an investment often will be predicated upon the projected cash flow, strength of the franchise, property condition and related costs to renovate the property, strength of market demand, probability of increased valuation and geographic profile of the property. We may also acquire and sell other retail-related assets opportunistically based upon management’s forecast and review of the performance of our overall portfolio and management’s assessment of changing conditions in the investment and capital markets. If we sell a property, held for sale to customers in the ordinary course of business, our gain from the sale will be subject to a 100% penalty tax.

Financing Policies

We utilize debt to increase equity returns, acquire properties and payoff existing near-term maturities. When evaluating our future level of indebtedness and making decisions regarding the incurrence of indebtedness, the Board considers a number of factors, including:

●	our leverage levels across the portfolio;

●	the purchase price of our investments to be acquired with debt financing;

●	impact on financial covenants;

●	cost of debt;

●	loan maturity schedule;

●	the estimated market value of our investments upon refinancing; and

●	the ability of particular investments, and our Company as a whole, to generate cash flow to cover expected debt service.

We may incur debt in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, or financing from banks, institutional investors, or other lenders. Any such indebtedness may be secured or unsecured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse, or cross-collateralized. If recourse, such recourse may include our general assets or be limited to the particular investment to which the indebtedness relates. In addition, we may invest in properties or loans subject to existing loans secured by mortgages or similar liens on the properties, or we may refinance properties acquired on a leveraged basis.

We may use the proceeds from any borrowings for working capital, consistent with industry practice, to:

●	finance the origination or purchase of debt investments; or

●	finance acquisitions, expand, redevelop or improve existing properties, or develop new properties or other uses.

In addition, if we do not have sufficient cash available, we may need to borrow to meet taxable income distribution requirements under the Code. No assurances can be given that we will obtain additional financings or, if we do, what the amount and terms will be. Our failure to obtain future financing under favorable terms could adversely impact our ability to execute our business strategy. In addition, we may selectively pursue debt financing on our individual properties and debt investments.

Equity Capital Policies

Our Board has the authority, without further stockholder approval, to issue additional authorized Common Stock and Preferred Stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue Common Stock in connection with acquisitions. We also may issue units of partnership interest in our operating partnership in connection with acquisitions of property.

We may, under certain circumstances, purchase Common Stock in the open market or in private transactions with our stockholders, if those purchases are approved by the Board.

Conflict of Interest Policy

We take conflicts of interest seriously and aim to ensure that transactions involving conflicts or potential conflicts are thoroughly examined and only approved by independent board members.

Our Code of Business Conduct and Ethics requires that our directors and all of our employees deal with the Company on an arms-length basis in any related party transaction. All transactions between the Company and any of our directors, named executive officers or other vice presidents, or between the Company and any entity in which any of our directors, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved by the Governance and Nominating Committee.

In addition, our directors also are subject to provisions of Maryland law that address transactions between Maryland corporations and our directors or other entities in which our directors have a material financial interest. Such transactions may be voidable under Maryland law, unless certain safe harbors are met. Our charter contains a requirement, consistent with one such safe harbor, that any transaction or agreement involving us, any of our wholly owned subsidiaries or our operating partnership and a director or officer or an affiliate or associate of any director or officer requires the approval of a majority of disinterested directors.

Reporting Policies

Generally speaking, we will make available to our stockholders certified annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

MANAGEMENT

The executive officers and directors of the Company and their positions are as follows:

Name	Position with the Company	Age
M. Andrew Franklin	Chief Executive Officer and President	42
Crystal Plum	Chief Financial Officer	40
Michelle D. Bergman	Independent Director	55
E.J. Borrack	Independent Director	58
Kerry G. Campbell	Independent Director	56
Stefani D. Carter	Independent Director	44
Saverio M. Flemma	Independent Director	59
Joseph D. Stilwell	Independent Director	60

The mailing address and phone number of each executive officer and director is 2529 Virginia Beach Blvd., Virginia Beach, VA 23452 and (757) 627-9088.

Executive Officers

The executive officers serve at the discretion of the Board of Directors.

M. Andrew Franklin, age 42, was appointed as Chief Executive Officer and President in October 2021. He previously served as the Interim Chief Executive Officer since July 2021, Chief Operating Officer since February 2018, and Senior Vice President of Operations since January 2017. Mr. Franklin has over 23 years of commercial real estate experience. Mr. Franklin is responsible for overseeing the property management, lease administration and leasing divisions of our growing portfolio of commercial assets. Prior to joining the Company, Mr. Franklin was a partner with Broad Reach Retail Partners where he ran the day-to-day operations of the company, managing the leasing team as well as overseeing the asset, property and construction management of the portfolio with assets totaling $50 million. Mr. Franklin is a graduate of the University of Maryland, with a Bachelor of Science degree in Finance.

Crystal Plum, age 40, was appointed as Chief Financial Officer in February 2020. She most recently served as the Vice President of Financial Reporting and Corporate Accounting for the Company from March 2018 to February 2020 and as Director of Financial Reporting for the Company from September 2016 to March 2018. Prior to that time, she served as Manager at Dixon Hughes Goodman LLP from September 2014 to August 2016 and as Supervisor at Dixon Hughes Goodman LLP from 2008 to September 2014. Ms. Plum has experience reviewing and performing audits, reviews, compilations and tax engagements for a diverse group of clients, as well as banking experience. Ms. Plum is a Certified Public Accountant and has a Bachelor of Science in Business Administration — Accounting and Finance from Old Dominion University.

Directors

Michelle D. Bergman

Michelle D. Bergman was elected to the Board of Directors in July 2021. In 2010, Ms. Bergman founded Bergman Law LLC, a law firm providing a wide variety of corporate legal services. In addition, she presently serves as the Chief Compliance Officer and General Counsel for Vestar Capital Partners LLC, a New York City based private equity fund, where she has worked since 2019. Ms. Bergman also serves as lead contracts counsel for TruStar Energy LLC, an alternative fuel marketing and construction company. Ms. Bergman served as a member of the Board of Directors of Emmis Communications Corporation (NASDAQ: EMMS) from 2014 to 2015.

Ms. Bergman holds a J.D. (magna cum laude/Order of the Coif) from Tulane Law School and an M.B.A from the A.B. Freeman School of Business at Tulane University. She also serves as a member of the Dean’s Advisor Board and as an Adjunct Faculty member at Tulane Law School.

Ms. Bergman has been chosen as a director based on her extensive legal and business experience.

E.J. Borrack

E.J. Borrack was appointed to the Board of Directors in June 2020. Since 2013, she has been the General Counsel of The Stilwell Group, a group of private investment partnerships with a focus on activist investing in financially-related, small-cap companies. Previously, she was the Chief Compliance Officer of two SEC registered investment advisers. She was also the General Counsel of Wealthfront during that company’s start-up phase. Ms. Borrack serves as the Chair of the Litigation Committee.

Ms. Borrack graduated from the University of Pennsylvania Law School and has a B.A. in English from the University of Pennsylvania.

Ms. Borrack has been chosen as a director based on her breadth of experience working on issues involving complex commercial litigation, regulatory compliance, securities regulation, and corporate governance.

Kerry G. Campbell

Kerry G. Campbell was elected to the Board of Directors in December 2019. He serves as the Chair of each of the Audit Committee and the Asset Liability Committee. Mr. Campbell is the principal of a financial litigation and investment management consulting firm, Kerry Campbell LLC, where since February 2014, he has served as a financial expert witness for arbitrations and litigations and provided consulting services to financial institutions and investors. His firm has been retained by institutional investors, high net worth investors and large global diversified financial institutions.

Mr. Campbell received an M.B.A in Finance from the University of Chicago Booth Graduate School of Business and a Bachelor of Science in Finance summa cum laude from Fordham University Gabelli School of Business. Mr. Campbell is an Approved FINRA Dispute Resolution Arbitrator, a Chartered Financial Analyst®, a CERTIFIED FINANCIAL PLANNER™, an Accredited Investment Fiduciary Analyst™ and a Securities Experts Roundtable Member.

Mr. Campbell has been chosen as a director based on his 30 plus years of extensive and diverse financial industry experience, together with his experience as a financial expert witness on behalf of defendants and plaintiffs in arbitrations and litigations.

Stefani D. Carter

Stefani D. Carter has served as a member of the Board since December 2019. Ms. Carter has been a practicing attorney since 2005, specializing in civil litigation, contractual disputes and providing general counsel and advice to small businesses and individuals. Ms. Carter serves as a litigation shareholder at the law firm Ferguson Braswell Fraser Kubasta PC (“FBFK”), a position she has held since October 2020. Prior to joining FBFK, Ms. Carter served as Senior Counsel at the law firm of Estes Thorne & Carr PLLC for three years. From 2011 to November 2017, Ms. Carter served as a principal at the law firm of Stefani D. Carter & Associates, LLC. In addition, Ms. Carter served as an elected representative of Texas House District 102 in the Texas House of Representatives between 2011 and 2015. Between 2005 and 2011, Ms. Carter was employed as an associate at a number of law firms, including Vinson & Elkins, and served as a criminal prosecutor.

Ms. Carter currently serves as the Lead Director, and as a Member of the Related Party Transactions Committee of Braemar Hotels & Resorts, Inc. (NYSE: BHR), a lodging real estate investment trust. Since 2021, Ms. Carter has also served as an Independent Director of Axos Bank and of its holding company Axos Financial, Inc. (NYSE: AX), where she is currently a Member of the Compensation and the Asset and Liability Committees.

Ms. Carter has a Juris Doctor from Harvard Law School, a Master’s in Public Policy from Harvard University’s John F. Kennedy School of Government and a Bachelor of Arts in Government and a Bachelor of Journalism in News/Public Affairs from the University of Texas at Austin.

Ms. Carter has been chosen as a director for her extensive legal, commercial real estate, corporate governance, and public board experience. In addition, Ms. Carter brings her experience with and knowledge of the Company and its operations gained as a director of the Company since December 2019 to her role as a director of the Company.

Saverio M. Flemma

Saverio M. Flemma was elected to the Board of Directors in July 2021. Mr. Flemma is the founder of SF Advisors, a financial advisory firm. Mr. Flemma advises companies, management teams, and shareholders on financial and strategic matters including capital structure, financings, and company sales. Prior to SF Advisors, Mr. Flemma was a Senior Banker at Drexel Hamilton, a securities firm from 2016 to 2018. Previously, Mr. Flemma served as a Managing Director in Investment Banking at Deutsche Bank, Bank of America, and Chase.

Mr. Flemma is currently an Independent Director and Audit Committee member of TCW Direct Lending VII, LLC and TCW Direct Lending, VIII, LLC, each a SEC-registered business development company. Mr. Flemma is also Chairman of the Audit Committee of TCW Direct Lending, VIII, LLC. Mr. Flemma earned a B.A. in Economics from Rollins College.

Mr. Flemma has been chosen as a director based on his financial and managerial experience.

Joseph D. Stilwell

Joseph D. Stilwell was elected to the Board of Directors in December 2019. He serves as the Chair of each of the Compensation Committee and the Governance and Nominating Committee. Mr. Stilwell is the owner and managing member of Stilwell Value LLC, the general partner of a group of private investment partnerships known as The Stilwell Group.

Since April 2009, Mr. Stilwell has served on the board of directors of Kingsway Financial Services Inc., a financial services company. Mr. Stilwell previously served on the boards of directors of American Physicians Capital, Inc. from November 2004 until it was acquired in October 2010 and SCPIE Holdings Inc. from December 2006 until it announced a sale of the company in October 2007.

Mr. Stilwell graduated from the Wharton School at the University of Pennsylvania with a Bachelor of Science in Economics in 1983.

Mr. Stilwell has been chosen as a director based on his extensive experience and knowledge in capital allocation and maximizing stockholder value.

Involvement in Certain Legal Proceedings

In March of 2015, Mr. Stilwell and his affiliate, Stilwell Value LLC, an SEC-registered investment adviser (“Value”), consented to the entry of an administrative SEC order (the “Order”) that alleged civil violations of certain securities regulations for, among other things, failing to adequately disclose conflicts of interest presented by inter-fund loans between certain private investment partnerships managed by Value or Mr. Stilwell, which loans were repaid in full without monetary loss to investors from the alleged conduct. Under the Order, among other things, 1) Mr. Stilwell was suspended from March 2015 to March 2016 from association with Value or any other SEC-regulated investment business and paid a civil penalty of $100,000; and 2) Value paid a civil penalty of $250,000 and repaid certain management fees. All of these obligations set forth in the Order have been fully satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of shares of our common stock as of September 30, 2022 for (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and our named executive officers, and (3) all of our directors and all of our named executive officers as a group. Each person or entity named in the tables has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the tables.

Unless otherwise indicated, the address of each named person is c/o Wheeler Real Estate Investment Trust, Inc., Riversedge North, 2529 Virginia Beach Blvd., Virginia Beach, VA 23452.

	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Directors and Named Executive Officers
M. Andrew Franklin	8,985	(2)	*
Crystal Plum	22,022	(3)	*
Michelle D. Bergman	—		—
E.J. Borrack	—		—
Kerry G. Campbell	19,000	(4)	*
Stefani D. Carter	1,800		*
Saverio M. Flemma	—		—
Joseph D. Stilwell	5,308,299	(5)	38.1%
All directors and named executive officers as a group (8 persons)	5,360,106		38.86%

*	Less than 1.0%
(1)	Based upon 9,792,713 shares of Common Stock outstanding on August 5, 2022. In addition, amounts assume that all convertible securities held by the stockholder are converted into Common Stock.
(2)	Includes (i) 4,356 shares of Common Stock, (ii) Rights Offering Notes convertible into 4,276 shares of Common Stock, (iii) 92 shares of Series D Cumulative Convertible Preferred Stock (“Series D Stock”) convertible into 135 shares of Common Stock, and (iv) 350 shares of Series B Convertible Preferred Stock (“Series B Stock”) convertible into 218 shares of Common Stock.
(3)	Includes 20,000 shares of restricted stock granted by the Company on August 13, 2021. Of this grant, 5,000 shares were vested immediately upon grant, and the remaining 15,000 shares are subject to vesting in three equal installments on each anniversary of the grant date (each, a “Vesting Date”), subject to both (1) Ms. Plum’s continued employment through the applicable Vesting Date and (2) the average closing price per share of the Company’s common stock over all trading days in any consecutive 20-business day period during the three-year period following the grant date (the “Performance Period”) being equal to or greater than $6.25 (the “Price Target”). In the event of certain terminations of employment, Ms. Plum is eligible for pro-rated vesting, provided the Price Target is achieved during the Performance Period.
(4)	Includes (i) 3,000 shares of Common Stock and (ii) Rights Offering Notes convertible into 16,000 shares of Common Stock.
(5)	Includes (i) 1,181,336 shares of Common Stock, (ii) Rights Offering Notes convertible into 3,999,980 shares of Common Stock, and (iii) 86,150 shares of Series D Stock convertible into 126,983 shares of Common Stock. Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Value LLC, Stilwell Value Partners VII, L.P. and Joseph Stilwell each possess shared voting and investment power over 5,308,299 shares of Common Stock (assuming conversion of the Rights Offering Notes and Series D Stock into Common Stock). Mr. Stilwell is the managing member and owner of Stilwell Value LLC, which is the general partner of Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P. and Stilwell Activist Investments, L.P.

Based upon our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our shares of Common Stock as of September 30, 2022 (in addition to those noted above).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)
Magnetar Financial LLC(2) 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	1,786,068	15.4%
William Carlton Derrick(3) 3900 Essex Lane, Suite 340 Houston, TX 77027	1,189,017	11.5%
Eidelman Virant Capital, Inc.(4) 8000 Maryland Avenue, Suite 600 St. Louis, MO 63105	680,000	6.9%
Steamboat Capital Partners LLC(5) 31 Old Wagon Road Old Greenwich, CT 065870	776,920	7.3%
Daniel Khoshaba(6) Alexander Palm Road Boca Raton, FL 33432	1,105,924	11.3%
Calgary Leveen(7) 185 Wythe Avenue, Suite 9D Brooklyn, NY 11249	503,011	5.1%
Bradley J. Schafer(8) 900 North Third Street Minneapolis, MN 55401	952,791	9.7%

(1)	Based upon 9,792,713 shares of Common Stock outstanding on August 5, 2022. In addition, amounts assume that all convertible securities held by the stockholder are converted into Common Stock. All beneficial ownership identified on this table is held by the beneficial owners with sole voting power and sole investment power unless otherwise indicated.
(2)	Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on February 14, 2022, reporting beneficial ownership as of December 31, 2021. Magnetar Financial LLC (“Magnetar”) possesses shared voting power and shared investment power over (i) Common Stock Purchase Warrants that are exercisable for 998,547 shares of Common Stock, (ii) Rights Offering Notes convertible into 763,292 shares of Common Stock and (iii) 16,439 shares of Series D Stock convertible into 24,229 shares of Common Stock. Includes the shares reported by Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz. Mr. Litowitz is the manager of Supernova Management LLC, which is the general partner of Magnetar Capital Partners LP. Magnetar Capital Partners LP is the sole member of Magnetar.
(3)	Based solely upon the Schedule 13G/A filed jointly by William Carlton Derrick and Bruce William Derrick with the SEC on February 14, 2022, reporting beneficial ownership as of February 14, 2022. Includes (i) 653,173 shares of Common Stock, (ii) Rights Offering Notes convertible into 112,108 shares of Common Stock, (iii) 274,933 shares of Series D Stock convertible into 405,267 shares of Common Stock, and (iv) 29,550 shares of Series B Convertible Preferred Stock (“Series B Stock”) convertible into 18,469 shares of Common Stock. William Carlton Derrick and Bruce William Derrick collectively beneficially own 1,189,017 of these shares. William Carlton Derrick possesses sole voting power and sole dispositive power over 596,890 of these shares, and Bruce William Derrick possesses sole voting power and sole dispositive power over 592,127 of these shares.

(4)	Based solely upon the Schedule 13G filed with the SEC by the beneficial owner on February 2, 2022, reporting beneficial ownership as of December 31, 2021 of 680,000 shares of Common Stock.
(5)	Based solely upon the Schedule 13D/A filed jointly by Steamboat Capital Partners, LLC and Parsa Kiai with the SEC on October 29, 2021, reporting beneficial ownership as of October 29, 2021. Includes (i) 430,526 shares of Series D Stock and (ii) 227,652 shares of Series B Stock, which are convertible into Common Stock.
(6)	Based solely upon the Schedule 13D/A filed with the SEC by the beneficial owner on December 14, 2021, reporting beneficial ownership of 1,105,924 shares of Common Stock as of December 14, 2021.
(7)	Based solely upon the Schedule 13G filed with the SEC by the beneficial owner on April 29, 2022, reporting beneficial ownership as of April 22, 2022. Includes (i) 400,500 shares of Common Stock, (ii) Rights Offering Notes convertible into 13,320 shares of Common Stock, and (iii) 60,507 shares of Series D Stock convertible into 89,191 shares of Common Stock.
(8)	Based solely upon the Schedule 13D/A filed jointly by SR Equity Ventures, LLC (“Ventures”), Bradley Schafer (“Schafer”), Steven Norcutt (“Norcutt”), N. Christopher (Kit) Richardson (“Kit Richardson”), Evan Richardson (“E. Richardson”), Gregory J. Springer, (“Springer”), Schafer Richardson, Inc., (“SR, Inc.”), and David Smith (“Smith”). with the SEC on July 7, 2022, reporting beneficial ownership as of June 27, 2022. Includes an aggregate of 952,791 shares of Common Stock. Additionally, (i) Schafer may be deemed to beneficially own (A) 1,200 shares of Series B Stock and (B) 1,600 shares of Series D Stock, and (ii) Ventures may be deemed to beneficially own (A) 6,501 shares of Series B Stock and (B) 4,982 shares of Series D Stock, but such shares owned by Schafer and Ventures are not included within the aggregate number of shares of Common Stock held by the beneficial owners. Ventures is a member-managed limited liability company. Schafer, Norcutt, Kit Richardson, E. Richardson, Springer and SR, Inc. are the sole members of Ventures, and, as such, control the management and operations of Ventures. Therefore, Ventures may be deemed to share voting and dispositive power with regard to the shares of Common Stock held by Ventures with each of Schafer, Norcutt, Kit Richardson, E. Richardson, Springer and SR, Inc. Smith is not a member of Ventures, and, therefore, does not share the voting and dispositive power with regard to the shares of Common Stock held by Ventures.

EXECUTIVE COMPENSATION

2021 Summary Compensation Table

The table below summarizes the total compensation for the fiscal years indicated paid or awarded to each of our named executive officers, calculated in accordance with SEC rules and regulations.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)
M. Andrew Franklin(1)	2021	278,846	—		35,844	314,690
Chief Executive Officer and President	2020	250,000	—		29,477	279,477
Crystal Plum(2)	2021	216,346	57,200	(4)	8,717	282,263
Chief Financial Officer	2020	194,308	—		7,778	202,086
Daniel Khoshaba(3)	2021	—	—		—	—
Former Chief Executive Officer	2020	—	—		—	—

(1)	Mr. Franklin was appointed as Interim Chief Executive Officer in July 2021 and Chief Executive Officer and President in October 2021. Prior to such appointments, he served as the Chief Operating Officer.
(2)	Ms. Plum was appointed as Chief Financial Officer in February 2020. Prior to her appointment, she served as the Vice President of Financial Reporting and Corporate Accounting.
(3)	Mr. Khoshaba was appointed as Chief Executive Officer in April 2020 and he resigned for personal reasons in July 2021. Mr. Khoshaba did not receive any cash compensation in fiscal 2020 or 2021 in respect of his employment as our Chief Executive Officer. Prior to his appointment as Chief Executive Officer, he served as a non-employee director on the Board of Directors. Mr. Khoshaba also waived any compensation as a non-employee director prior to his appointment as our Chief Executive Officer. Please see below under “Director Compensation” for a description of our non-employee director compensation arrangements. On August 4, 2020, the Board of Directors approved a stock appreciation award to Mr. Khoshaba with respect to 5,000,000 shares of common stock of the Company, at a strike price of $1.85 per share. This award was a standalone, one-time award made to Mr. Khoshaba conditioned upon stockholder approval which was obtained at the Company’s 2021 annual meeting. The award would vest if the average closing price of the Company’s common stock over all trading days in a consecutive twenty business day period was equal to or greater than $20.00 and Mr. Khoshaba was employed with the Company at such time. Upon Mr. Khoshaba’s cessation of employment, the award was forfeited for no consideration.
(4)	Represents an award of 5,000 unrestricted and 15,000 shares of restricted common stock valued at the closing trading price on the date of grant.

Outstanding Equity Awards at 2021 Fiscal Year-End
Name	Equity Incentive Plan Awards: Number of Unearned Shares that have not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that have not Vested(2) ($)
Crystal Plum	15,000	29,100

(1)	Represents shares of restricted common stock granted on August 13, 2021, subject to vesting in three equal installments on each anniversary of the grant date subject generally to both continued employment through the applicable vesting date and the average closing price per share of the Company’s common stock over all trading days in any consecutive 20-business day period during the three-year period following the grant date equaling at least $6.25.
(2)	Based on the closing price per share of the Company’s common stock on December 31, 2021 ($1.94).

Stock Plans

2015 Long-Term Incentive Plan

Pursuant to our 2015 Long-Term Incentive Plan, we may award incentives covering an aggregate of 125,000 shares of our Common Stock. As of March 21, 2022, we have issued 83,896 shares under the plan to employees, directors, and outside contractors for services provided.

2016 Long-Term Incentive Plan

Pursuant to our 2016 Long-Term Incentive Plan, we may award incentives covering an aggregate of 625,000 shares of our Common Stock. As of March 21, 2022, we have issued 497,293 shares under the plan to employees, directors, and outside contractors for services provided.

Employment Agreements with the Company’s Named Executive Officers

Generally

In February 2018, we entered into an employment agreement with M. Andrew Franklin, who was at that time our Chief Operating Officer. In October 2021, Mr. Franklin was appointed as our Chief Executive Officer and President. Mr. Franklin’s employment agreement continued in effect as described below. In August 2021, we entered into an employment agreement with Crystal Plum, our Chief Financial Officer, as further described below.

Employment Agreement of M. Andrew Franklin

General Terms. On February 14, 2018, the Company, on its own behalf and on behalf of its subsidiaries, including Wheeler REIT, L.P., entered into an employment agreement with M. Andrew Franklin (the “Franklin Employment Agreement”) for a period of three years beginning on February 14, 2018, and ending on February 13, 2021 (the “Initial Term”). At the end of the Initial Term, the Franklin Employment Agreement automatically renews for subsequent one-year terms on a year-over-year basis unless terminated pursuant to the terms of the Franklin Employment Agreement. Under the terms of the Franklin Employment Agreement, Mr. Franklin is entitled to the following compensation:

●	Base salary of $250,000 per annum (subsequently increased to $400,000 effective upon Mr. Franklin’s appointment as Chief Executive Officer and President); and

●	Reimbursement of reasonable and necessary business expenses, and eligibility to participate in any current or future bonus, incentive, and other compensation and benefit plans available to the Company’s executives.

Severance Terms. Under the Franklin Employment Agreement, if Mr. Franklin’s employment were terminated by the Company without “Cause” (as defined in the Franklin Employment Agreement), then Mr. Franklin would generally be entitled to severance pay of the greater of (i) salary continuation payments at Mr. Franklin’s current salary, less mandatory deductions, for six (6) months plus one (1) additional month for each full calendar quarter remaining in the then-current term of Mr. Franklin’s employment or (ii) salary continuation for a period equal to the remainder of the term of the Franklin Employment Agreement. Mr. Franklin would also be entitled to any annual bonuses that would have been earned based solely on his continued employment for the remainder of the term of the Franklin Employment Agreement. In addition, Mr. Franklin would be entitled to disability, accident, and health insurance for a twelve (12)-month period following termination substantially similar to those insurance benefits Mr. Franklin was receiving immediately prior to the date of termination or the cash equivalent, offset by any comparable benefits actually received by Mr. Franklin.

In the event that Mr. Franklin terminated his employment with “Good Reason” (as defined in the Franklin Employment Agreement), Mr. Franklin would generally be entitled to current base salary, less mandatory deductions for twelve (12) months, plus any earned but unpaid bonus for the fiscal year prior to the year in which termination occurs. In addition, Mr. Franklin would be entitled to disability, accident, and health insurance for a twelve (12)-month period following termination substantially similar to those insurance benefits Mr. Franklin was receiving immediately prior to the date of termination or the cash equivalent, offset by any comparable benefits actually received by Mr. Franklin.

In the event that Mr. Franklin terminated his employment with Good Reason following a “Change in Control” (as defined in the Franklin Employment Agreement) or was terminated by the Company without Cause and such termination occurred within six (6) months of a Change in Control, Mr. Franklin would generally be entitled to a lump sum payment equal to 2.99 times Mr. Franklin’s annual base salary less mandatory deductions payable within ninety (90) calendar days of the termination (and, in the case of such a termination without Cause, a bonus amount based on any bonus determined by the Board of Directors and payable to other executives of the Company during the twelve (12) months after the Change in Control). In addition, Mr. Franklin would be entitled to health care coverage pursuant to COBRA at Mr. Franklin’s expense for up to eighteen (18) months.

Mr. Franklin would not be entitled to any severance benefits under the Franklin Employment Agreement in the case of the Company terminating his employment for Cause or Mr. Franklin terminating his employment without Good Reason.

Death and Disability. In the event of a termination of employment on account of death, then Mr. Franklin’s estate would generally be entitled to: (a) Mr. Franklin’s regular base salary (determined on the date of death) for a period of twelve (12) months following death; (b) the amount of any bonus remaining payable by the Company to Mr. Franklin for its fiscal year prior to death; and (c) any accrued and unpaid bonus determined by the Board of Directors for the year in which the death occurs prorated for the number of completed calendar months served prior to death.

In the event of a “Disability” (as defined in the Franklin Employment Agreement) by Mr. Franklin for one hundred twenty (120) consecutive days or longer at any point during his employment, then the Company would pay to Mr. Franklin his regular base salary for a twelve (12)-month period following the date on which the Disability first begins, net of any benefits received by Mr. Franklin under any disability policy obtained by the Company or Mr. Franklin, the premiums for which were paid by the Company. Mr. Franklin would also be entitled to any bonus remaining payable to Mr. Franklin for his fiscal year prior to the date the Disability began and any unpaid bonus for the fiscal year in which the disability occurred prorated for the number of completed calendar months served prior to the date of Disability.

Miscellaneous Provisions. The Franklin Employment Agreement provides for confidentiality and nondisclosure provisions, and also contains a non-solicitation of employees clause for a duration of eighteen (18) months following the last day of Mr. Franklin’s employment with the Company.

Employment Agreement of Crystal Plum

On August 13, 2021, the Company, on its own behalf and on behalf of its subsidiaries, including Wheeler REIT, L.P., entered into an amended and restated employment agreement with Crystal Plum (the “Plum Employment Agreement”) for a three-year term. Under the terms of the Plum Employment Agreement, Ms. Plum is entitled to the following compensation:

●	Base salary of $250,000 per annum;

●	A grant of 20,000 shares of common stock (the “Initial Equity Award”), 5,000 of which were vested upon grant and 15,000 of which were subject to vesting conditions as described above under “Outstanding Equity Awards at 2021 Fiscal Year-End”; and

●	Reimbursement of reasonable and necessary business expenses, and eligibility to participate in any current or future bonus, incentive, and other compensation and benefit plans available to the Company’s executives.

Severance Terms. Under the Plum Employment Agreement, if Ms. Plum’s employment were terminated by the Company without “Cause” or by Ms. Plum for “Good Reason” (as those terms are defined in the Plum Employment Agreement), then, subject to execution of a release of claims, Ms. Plum would generally be entitled to (i) salary continuation payments at Ms. Plum’s current salary, less mandatory deductions, for twelve (12) months, (ii) health insurance for a twelve (12)-month period following termination substantially similar to those insurance benefits Ms. Plum was receiving immediately prior to the date of termination or the cash equivalent, offset by any comparable benefits actually received by Ms. Plum, and (iii) eligibility to vest in a prorated portion of the Initial Equity Award scheduled to vest on the next scheduled vesting date, subject to satisfaction of the applicable performance vesting condition. Ms. Plum would not be entitled to any severance benefits under the Plum Employment Agreement in the case of the Company terminating her employment for Cause or Ms. Plum terminating her employment without Good Reason.

Death and Disability. In the event of a termination of employment on account of death or “Disability” (as defined in the Plum Employment Agreement), then Ms. Plum (or her estate, as the case may be) would generally be entitled to any accrued but unpaid salary and employee benefits and the amount of any earned but unpaid bonus for any completed fiscal year of the Company prior to the termination.

Miscellaneous Provisions. The Plum Employment Agreement provides for a perpetual nondisclosure covenant, a non-solicit of employees, service providers, and customers that applies during Ms. Plum’s employment and for eighteen (18) months thereafter, a non-compete that applies during Ms. Plum’s employment and for twelve (12) months thereafter, and a customary non-disparagement covenant.

Potential Payments Upon Termination or Change in Control

See “Employment Agreements with the Company’s Named Executive Officers” above.

DIRECTOR COMPENSATION

Director Compensation

Directors who are employees of our Company do not receive any compensation for their services. For fiscal year 2020 and 2021, non-employee directors were entitled to annual cash compensation in the amount of $60,000 for their services as directors, with an additional annual cash retainer of $40,000 for service as Chair, to be paid quarterly. The Board in 2021 also approved an additional cash compensation amount for Ms. Borrack, Mr. Campbell and Ms. Poskon (each $20,000) and Ms. Carter ($25,000) in light of their significant efforts on behalf of the Company over the preceding year.

We reimburse each of our directors for his or her expenses incurred in connection with attendance at Board of Directors and committee meetings.

The following table summarizes our directors’ compensation for 2021:

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Andrew R. Jones(1)	$32,500	—	$32,500
Stefani D. Carter	125,000	—	125,000
Clayton Andrews(2)	32,500	—	32,500
Joseph D. Stilwell	60,000	—	60,000
Paula J. Poskon(3)	80,000	—	80,000
Kerry G. Campbell	80,000	—	80,000
Daniel Khoshaba(4)	—	—	—
E.J. Borrack	80,000	—	80,000
Michelle D. Bergman(5)	27,500	—	27,500
Saverio M. Flemma(5)	27,500	—	27,500

(1)	Mr. Jones’s term as a director expired at the Company’s annual meeting of stockholders held on July 15, 2021.
(2)	Mr. Andrews’s term as a director expired at the Company’s annual meeting of stockholders held on July 15, 2021.
(3)	Ms. Poskon’s term as a director expired at the Company’s annual meeting of stockholders held on June 16, 2022.
(4)	Directors who are employees of the Company do not receive any compensation for their services as a director. Mr. Khoshaba was CEO through July 2021 when he resigned from the Board. Accordingly, Mr. Khoshaba received no compensation for his services as a director in 2021.
(5)	Ms. Bergman and Mr. Flemma were elected to the Board at the Company’s annual meeting held on July 15, 2021.

CORPORATE GOVERNANCE AND bOARD MATTERS

The affairs of the Company are managed by the Board of Directors. Directors are elected at the annual meeting of stockholders each year or, in the event of a vacancy, appointed by the incumbent Board of Directors, and serve until the next annual meeting of stockholders or until a successor has been elected or approved.

Corporate Governance Profile

Our Board of Directors currently consists of six directors. All of the directors are independent as determined in accordance with the listing standards established by the NASDAQ Capital Market, and our Board of Directors makes an affirmative determination as to the independence of each of our directors on an annual basis. We have adopted a Code of Business Conduct and Ethics for Members of the Board of Directors, a Code of Business Conduct and Ethics for Employees, Officers, Agents and Representatives, and Corporate Governance Principles, which are available on our website, all under separate headings.

Role of the Board of Directors in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from the Audit Committee, Compensation Committee, Governance and Nominating Committee, Executive Committee and Asset Liability Committee, each of which addresses risks specific to their respective areas of oversight.

The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Governance and Nominating Committee oversees the corporate governance policies and practices of the Company and develops and recommends to the Board of Directors any changes or additions to the governance policies and practices it deems appropriate. The Executive Committee has the ability to act with the full authority of the Board of Directors, in intervals between meetings of the Board of Directors, particularly when there is a need for prompt review and action of the Board of Directors and it is impractical to arrange a meeting of the Board of Directors within the time reasonably available. Our Asset Liability Committee evaluates the level of risk inherent in the Company’s real estate assets and monitors the level of risk that is appropriate.

Members of the Board of Directors

As of the date of this Prospectus/Consent Solicitation, the members of the Board of Directors (and their respective committee memberships) are identified below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Executive Committee	Asset Liability Committee
Kerry G. Campbell	Chair	—	Member	—	Chair
Stefani Carter	—	—	Member	Member	—
Joseph D. Stilwell	—	Chair	Chair	Member	—
E.J. Borrack	—	Member	—	—	—
Michelle D. Bergman	Member	Member	—	—	—
Saverio M. Flemma	Member	—	—	—	Member

Board of Directors Committees

Our Board of Directors has established five committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, an Executive Committee, and an Asset Liability Committee. The principal functions of each committee are briefly described below. Additionally, our Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Audit Committee. Our Audit Committee currently consists of three directors: Kerry G. Campbell, Michelle D. Bergman and Saverio M. Flemma. Mr. Campbell is the Chair of the Audit Committee. Mr. Campbell qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NASDAQ Capital Market corporate governance requirements. In addition, each of the Audit Committee members is “financially sophisticated” as that term is defined by the NASDAQ Capital Market corporate governance requirements. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The charter of the Audit Committee is available on the Company’s Investor Relations tab of our website (www.whlr.us). All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the Nasdaq Stock Market and the Company’s Corporate Governance Principles. The Audit Committee met four times in 2021.

Governance and Nominating Committee. Our Governance and Nominating Committee currently consists of three directors: Joseph D. Stilwell, Stefani D. Carter and Kerry G. Campbell. Mr. Stilwell is the Chair of the Governance and Nominating Committee. The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Principles. In addition, the Governance and Nominating Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board of Directors regarding such candidates. The Governance and Nominating Committee also prepares and supervises the Board of Directors’ annual review of director independence and the Board of Directors’ performance self-evaluation. The charter of the Governance and Nominating Committee is available on the Company’s Investor Relations website (www.whlr.us). All of the members of the Governance and Nominating Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market and the Company’s Corporate Governance Principles. The Governance and Nominating Committee met once in 2021.

Compensation Committee. Our Compensation Committee consists of three directors: Joseph D. Stilwell, E.J. Borrack and Michelle D. Bergman. Joseph D. Stilwell is the Chair of the Compensation Committee. The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer and any other officers designated by the Board of Directors, making recommendations to the Board of Directors with respect to such policies, producing necessary reports on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations and monitoring the development and implementation of succession plans for the principal executive officer and other key executives and making recommendations to the Board of Directors with respect to such plans. The charter of the Compensation Committee is available on the Company’s Investor Relations website (www.whlr.us). While the Company’s executives will communicate with the Compensation Committee regarding executive compensation issues, the Company’s executives do not participate in any executive compensation decisions. During 2021, the Compensation Committee retained Pearl Meyer as a compensation consultant. Pearl Meyer advised the Compensation Committee on the Company’s executive pay levels relative to a peer group it developed and the broader market of real estate companies and it developed recommendations for consideration by the Compensation Committee to maintain and improve executive pay competitiveness. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market and the Company’s Corporate Governance Principles. The Compensation Committee met three times in 2021.

Executive Committee. Our Executive Committee currently consists of two directors: Joseph D. Stilwell and Stefani D. Carter. The purpose of the Executive Committee is to generally act with the full authority of the Board of Directors, in intervals between meetings of the Board of Directors, particularly when there is a need for prompt review and action of the Board of Directors and it is impractical to arrange a meeting of the Board of Directors within the time reasonably available. However, the Executive Committee does not have the authority to act on any matters that are expressly delegated to other committees of the Board of Directors or are under active review by the Board of Directors or another committee of the Board of Directors. The Executive Committee may be delegated specific actions and authority from time to time by the Board of Directors. The Executive Committee was formed in February 2020. Joseph D. Stilwell and Stefani D. Carter are independent within the meaning of the listing standards of the Nasdaq Stock Market and the Company’s Corporate Governance Principles. The Executive Committee met twice in 2021.

Asset Liability Committee. Our Asset Liability Committee currently consists of two directors: Kerry G. Campbell and Saverio M. Flemma. Mr. Campbell is the Chair of the Asset Liability Committee. The purpose of the Asset Liability Committee is to evaluate the level of risk inherent in the Company’s real estate assets, monitor the level of risk that is appropriate in the Company’s real estate assets, monitor the financing of the Company’s real estate assets, develop guidelines on improving the Company’s financing processes relating to the Company’s real estate assets, and review the Company’s financing processes relating to the Company’s real estate assets. The Asset Liability Committee was formed in June 2021. All of the members of the Asset Liability Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market and the Company’s Corporate Governance Principles. The Asset Liability Committee met once in 2021.

Board of Directors Leadership Structure

The Board of Directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board of Directors. At present, the Board of Directors believes that it is in the best interests of the Company that these roles be separate, in order to permit each person to focus on his or her primary role, which provides an appropriate balance between the managerial responsibilities of the Chief Executive Officer and the independent oversight and strategic direction provided by our Board of Directors. The Chief Executive Officer and President, M. Andrew Franklin, is not a member of the Board of Directors. The Chair of the Board of Directors is Stefani D. Carter.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of three of our independent directors: Joseph D. Stilwell, E.J. Borrack and Michelle D. Bergman. Joseph D. Stilwell is the Chair of the Compensation Committee. Previously in 2021, our Compensation Committee consisted of Stefani D. Carter, Joseph D. Stilwell, Andrew R. Jones and E.J. Borrack, and then Stefani D. Carter, Paula J. Poskon, Andrew R. Jones and E.J. Borrack (with Stefani D. Carter serving as the Chair of the Compensation Committee in each case). None of these directors is a former or current officer or employee of the Company or any of its subsidiaries. During fiscal year 2021, none of our executive officers served as a member of the Compensation Committee (or other committee performing similar functions) or as a director of any other entity of which an executive officer served on our Board of Directors or Compensation Committee. None of the directors who served on our Compensation Committee during fiscal 2021 has ever served as one of the Company’s officers or employees or had any relationship with the Company since the beginning of fiscal 2021 pursuant to which disclosure would be required under the SEC rules pertaining to the disclosure of transactions with related persons.

Selection of Nominees for the Board of Directors

The Governance and Nominating Committee will consider candidates for Board of Directors membership that are suggested by its members and other members of the Board of Directors, as well as management and stockholders. The committee may also retain a third-party executive search firm to identify candidates upon request of the committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Company’s Corporate Secretary or any member of the Governance and Nominating Committee in writing with supporting material that the stockholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s Bylaws relating to stockholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on a number of factors and the information provided to the committee with the recommendation of the prospective candidate will be important. The preliminary determination will be based primarily on the need for additional members of the Board of Directors to fill vacancies or the need to expand the size of the Board of Directors, as well as the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chair of the Board of Directors and other members of the Board of Directors as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the committee. The committee will then evaluate the prospective nominee against the standards and qualifications generally set out in the Company’s Corporate Governance Principles, including:

●	whether the prospective nominee is a stockholder of the Company;

●	the ability of the prospective nominee to represent the interests of the Company;

●	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

●	the prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Principles;

●	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and

●	the willingness of the prospective nominee to meet any minimum equity interest holding guideline that may be in place from time to time.

The Governance and Nominating Committee also considers such other relevant factors as it deems appropriate, including (without limitation) the current composition of the Board of Directors, the need for Audit Committee expertise and evaluations of other prospective nominees. In connection with this evaluation, the Governance and Nominating Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance and Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the committee.

Stockholders who wish to recommend nominees for election as directors should provide those recommendations in writing to our Corporate Secretary, specifying the nominee’s name and qualifications for membership on the Board of Directors.

For a stockholder to nominate a director candidate, the stockholder must comply with the advance notice provisions and other requirements of Section 11 of Article II of our Bylaws.

We urge any stockholder who intends to recommend a director candidate to the Governance and Nominating Committee for consideration to review thoroughly our Governance and Nominating Committee Charter and Section 11 of Article II of our Bylaws. Copies of our Governance and Nominating Committee Charter and our Bylaws are available upon written request to the Corporate Secretary, Wheeler Real Estate Investment Trust, Inc., Riversedge North, 2529 Virginia Beach Blvd., Virginia Beach, VA 23452.

Determinations of Director Independence

The Board of Directors reviews the independence of each director yearly. During this review, the Board of Directors considers whether there are any transactions and relationships between any director (and his or her immediate family and affiliates) and the Company and its management to determine, to the extent such transactions and relationships exist, whether any such relationships or transactions are inconsistent with a determination that the director is independent in light of applicable law and listing standards. The Company believes that its Board of Directors consists of directors who are all independent under the definition of independence provided by NASDAQ Listing Rule 5605(a)(2).

Board of Directors Meetings During Fiscal 2021

The Board of Directors met twenty-one (21) times during fiscal year 2021.

No director attended fewer than 75%, in the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served). Under the Company’s Corporate Governance Principles, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board of Directors and Committees of which he or she is a member.

Although we do not have a policy requiring director attendance at an annual meeting of stockholders, directors are encouraged to attend the annual meeting of stockholders. All of our director nominees who were directors at the time of our 2021 annual meeting of stockholders attended the meeting.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, including communications regarding concerns relating to accounting, internal accounting controls or audit measures, or fraud or unethical behavior, may do so by writing to the directors at the following address: Wheeler Real Estate Investment Trust, Inc., Attention: Corporate Secretary, Riversedge North, 2529 Virginia Beach Blvd., Virginia Beach, VA 23452. The Governance and Nominating Committee of the Board of Directors has approved a process for handling letters received by the Company and addressed to members of the Board of Directors but received at the Company. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and received by the Company and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics for Members of the Board of Directors, and a Code of Business Conduct and Ethics for Employees, Officers, Agents and Representatives (collectively, our “Code of Business Conduct and Ethics”). These documents are available on the Investor Relations tab of our website (www.whlr.us). The Company will post any amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s Chief Executive Officer and Chief Financial Officer) on its website.

Hedging

As of the date of this Prospectus/Consent Solicitation, the Company does not have a policy regarding hedging activities.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Policies

Our Code of Business Conduct and Ethics requires that our directors and all of our employees deal with the Company on an arms-length basis in any related party transaction. All transactions between us and any of our directors, named executive officers or other vice presidents, or between us and any entity in which any of our directors, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved by the Board of Directors.

Reimbursement of Proxy Solicitation Expenses

On October 29, 2019, Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Value LLC, and Joseph Stilwell (collectively, the “Stilwell Group”), a beneficial owner of our common stock, filed a proxy statement with the SEC in connection with the Company’s 2019 annual meeting (the “Stilwell Solicitation”). Current director Joseph Stilwell is the owner and managing member of Stilwell Value LLC, which is the general partner of Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., and Stilwell Activist Investments, L.P. At the 2019 annual meeting, stockholders elected three nominees designated by the Stilwell Group to the Board of Directors. The Stilwell Group disclosed in the Stilwell Solicitation that it intended to seek reimbursement of the expenses it incurred in connection with such solicitation. The Company agreed to reimburse the Stilwell Group for the approximate $440,000 of expenses it incurred in connection with the Stilwell Solicitation. Approximately $70,000 of such expenses were paid in 2020, and the balance was paid in 2021.

LEGAL MATTERS

The due authorization of the Exchange Notes and certain other matters will be passed upon for us by Gordon Feinblatt LLC. The validity of the Exchange Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP. Certain tax matters will be passed upon for us by Williams Mullen P.C.

EXPERTS

The historical consolidated financial statements of our Company as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this Prospectus/Consent Solicitation and in the registration statement have been so included in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Interim Condensed Consolidated Financial Statements

Audited Consolidated Financial Statements

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except par value and share data)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS:
Investment properties, net	$383,153	$386,730
Cash and cash equivalents	24,606	22,898
Restricted cash	21,946	17,521
Rents and other tenant receivables, net	8,447	9,233
Assets held for sale	419	2,047
Above market lease intangibles, net	1,933	2,424
Operating lease right-of-use assets	12,307	12,455
Deferred costs and other assets, net	14,439	11,973
Total Assets	$467,250	$465,281
LIABILITIES:
Loans payable, net	$338,663	$333,283
Liabilities associated with assets held for sale	—	3,381
Below market lease intangibles, net	2,950	3,397
Derivative liabilities	6,653	4,776
Operating lease liabilities	12,956	13,040
Accounts payable, accrued expenses and other liabilities	12,207	11,054
Total Liabilities	373,429	368,931
Series D Cumulative Convertible Preferred Stock (no par value, 6,000,000 shares authorized, 3,152,392 shares issued and outstanding; $109.21 million and $104.97 million aggregate liquidation value, respectively)	97,033	92,548

EQUITY:
Series A Preferred Stock (no par value, 4,500 shares authorized, 562 shares issued and outstanding)	453	453
Series B Convertible Preferred Stock (no par value, 5,000,000 authorized, 2,301,337 and 1,872,448 shares issued and outstanding, respectively; $57.53 million and $46.81 million aggregate liquidation preference, respectively)	43,242	41,189
Common Stock ($0.01 par value, 200,000,000 shares authorized 9,792,713 and 9,720,532 shares issued and outstanding, respectively)	98	97
Additional paid-in capital	234,947	234,229
Accumulated deficit	(283,267)	(274,107)
Total Stockholders’ (Deficit) Equity	(4,527)	1,861
Noncontrolling interests	1,315	1,941
Total (Deficit) Equity	(3,212)	3,802
Total Liabilities and Equity	$467,250	$465,281

See accompanying notes to condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUE:
Rental revenues	$15,324	$15,290	$30,656	$29,946
Other revenues	155	200	320	272
Total Revenue	15,479	15,490	30,976	30,218
OPERATING EXPENSES:
Property operations	4,732	4,660	9,982	9,544
Depreciation and amortization	3,625	3,639	7,241	7,355
Impairment of assets held for sale	100	2,200	760	2,200
Corporate general & administrative	1,673	1,607	2,937	3,189
Total Operating Expenses	10,130	12,106	20,920	22,288
(Loss) gain on disposal of properties	—	—	(15)	176
Operating Income	5,349	3,384	10,041	8,106
Interest income	14	—	27	—
Interest expense	(7,501)	(5,215)	(12,129)	(14,176)
Net changes in fair value of derivative liabilities	2,085	(1,234)	(1,877)	(1,581)
Other income	—	—	—	552
Other expense	—	—	(691)	—
Net Loss Before Income Taxes	(53)	(3,065)	(4,629)	(7,099)
Income tax expense	—	(2)	—	(2)
Net Loss	(53)	(3,067)	(4,629)	(7,101)
Less: Net (loss) income attributable to noncontrolling interests	(1)	—	3	15
Net Loss Attributable to Wheeler REIT	(52)	(3,067)	(4,632)	(7,116)
Preferred Stock dividends - undeclared	(2,264)	(2,189)	(4,528)	(4,462)
Deemed contribution related to preferred stock redemption	—	651	—	5,040
Net Loss Attributable to Wheeler REIT Common Stockholders	$(2,316)	$(4,605)	$(9,160)	$(6,538)

Loss per share:
Basic and Diluted	$(0.24)	$(0.47)	$(0.94)	$(0.67)
Weighted-average number of shares:
Basic and Diluted	9,734,755	9,707,711	9,727,711	9,706,183

See accompanying notes to condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of (Deficit) Equity

(in thousands, except share data)

(Unaudited)

	Series A		Series B				Additional		Total Stockholders’	Noncontrolling		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	(Deficit)	Interests		(Deficit)
	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Equity	Units	Value	Equity
Balance, December 31, 2021	562	$453	1,872,448	$41,189	9,720,532	$97	$234,229	$(274,107)	$1,861	215,343	$1,941	$3,802
Accretion of Series B Preferred Stock discount	—	—	—	22	—	—	—	—	22	—	—	22
Conversion of Series B Preferred Stock to Common Stock	—	—	(4,105)	(90)	2,561	—	90	—	—	—	—	—
Dividends and distributions	—	—	—	—	—	—	—	(2,264)	(2,264)	—	—	(2,264)
Net (Loss) Income	—	—	—	—	—	—	—	(4,580)	(4,580)	—	4	(4,576)
Balance, March 31, 2022 (Unaudited)	562	453	1,868,343	41,121	9,723,093	97	234,319	(280,951)	(4,961)	215,343	1,945	(3,016)
Accretion of Series B Preferred Stock discount	—	—	—	22	—	—	—	—	22	—	—	22
Adjustment for noncontrolling interest in operating partnership	—	—	—	—	—	—	470	—	470	—	(470)	—
Conversion of Operating Partnership units to Common Stock	—	—	—	—	69,620	1	158	—	159	(69,620)	(159)	—
Paid-in-kind interest, issuance of Series B Preferred Stock	—	—	432,994	2,099	—	—	—	—	2,099	—	—	2,099
Dividends and distributions	—	—	—	—	—	—	—	(2,264)	(2,264)	—	—	(2,264)
Net Loss	—	—	—	—	—	—	—	(52)	(52)	—	(1)	(53)
Balance, June 30, 2022 (Unaudited)	562	$453	2,301,337	$43,242	9,792,713	$98	$234,947	$(283,267)	$(4,527)	145,723	$1,315	$(3,212)

	Series A		Series B				Additional		Total Stockholders’	Noncontrolling		Total
	Preferred Stock		Preferred Stock		Common Stock		Capital	Accumulated	(Deficit)	Interests		(Deficit)
	Shares	Value	Shares	Value	Shares	Value	Paid-in	Deficit	Equity	Units	Value	Equity
Balance, December 31, 2020	562	$453	1,875,748	$41,174	9,703,874	$97	$234,061	$(260,867)	$14,918	224,429	$1,931	$16,849
Accretion of Series B Preferred Stock discount	—	—	—	22	—	—	—	—	22	—	—	22
Conversion of operating partnership units to Common Stock	—	—	—	—	2,864	—	9	—	9	(2,864)	(9)	—
Adjustment for noncontrolling interest in operating partnership	—	—	—	—	—	—	16	—	16	—	(16)	—
Dividends and distributions	—	—	—	—	—	—	—	(2,273)	(2,273)	—	—	(2,273)
Deemed contribution related to preferred stock redemption	—	—	—	—	—	—	—	4,389	4,389	—	—	4,389
Net (Loss) Income	—	—	—	—	—	—	—	(4,049)	(4,049)	—	15	(4,034)
Balance, March 31, 2021 (Unaudited)	562	$453	1,875,748	$41,196	9,706,738	$97	$234,086	$(262,800)	$13,032	221,565	$1,921	$14,953
Accretion of Series B Preferred Stock discount	—	—	—	22	—	—	—	—	22	—	—	22
Conversion of operating partnership units to Common Stock	—	—	—	—	3,676	—	18	—	18	(3,676)	(18)	—
Adjustment for noncontrolling interest in operating partnership	—	—	—	—	—	—	15	—	15	—	(15)	—
Dividends and distributions	—	—	—	—	—	—	—	(2,189)	(2,189)	—	—	(2,189)
Deemed contribution related to preferred stock redemption	—	—	—	—	—	—	—	651	651	—	—	651
Net Loss	—	—	—	—	—	—	—	(3,067)	(3,067)	—	—	(3,067)
Balance, June 30, 2021 (Unaudited)	562	$453	1,875,748	$41,218	9,710,414	$97	$234,119	$(267,405)	$8,482	217,889	$1,888	$10,370

See accompanying notes to condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,629)	$(7,101)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation	5,581	5,389
Amortization	1,660	1,966
Loan cost amortization	1,348	4,316
Changes in fair value of derivative liabilities	1,877	1,581
Above (below) market lease amortization, net	16	5
Paid-in-kind interest	2,099	—
Straight-line expense	16	18
Loss (gain) on disposal of properties	15	(176)
Credit losses on operating lease receivables	190	36
Impairment of assets held for sale	760	2,200
Net changes in assets and liabilities:
Rents and other tenant receivables, net	832	2,128
Unbilled rent	(234)	(771)
Deferred costs and other assets, net	(2,543)	(1,143)
Accounts payable, accrued expenses and other liabilities	2,963	1,088
Net cash provided by operating activities	9,951	9,536
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment property acquisitions	(1,538)	—
Capital expenditures	(3,495)	(1,316)
Cash received from disposal of properties	1,786	3,937
Net cash (used in) provided by investing activities	(3,247)	2,621
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred financing costs	(3,729)	(4,724)
Loan proceeds	75,000	46,150
Loan principal payments	(70,384)	(43,175)
Preferred stock redemption	—	(8,337)
Loan prepayment penalty	(1,458)	(687)
Net cash provided by (used in) financing activities	(571)	(10,773)
INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	6,133	1,384
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	40,419	42,768
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$46,552	$44,152
Supplemental Disclosures:
Non-Cash Transactions:
Paycheck Protection Program forgiveness	$—	$552
Initial fair value of warrants	$—	$2,018
Conversion of common units to common stock	$159	$27
Conversion of Series B Preferred Stock to common stock	$90	$—
Accretion of Preferred Stock discounts	$292	$309
Deemed contribution related to Preferred Stock discount	$—	$5,040
Other Cash Transactions:
Cash paid for interest	$8,937	$9,506

The following table provides a reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$24,606	$10,850
Restricted cash	21,946	33,302
Cash, cash equivalents, and restricted cash	$46,552	$44,152

See accompanying notes to condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization and Basis of Presentation and Consolidation

Wheeler Real Estate Investment Trust, Inc. (the “Trust,” the “REIT,” the “Company,” “we,” “our” or “us”) is a Maryland corporation formed on June 23, 2011. The Trust serves as the general partner of Wheeler REIT, L.P. (the “Operating Partnership”), which was formed as a Virginia limited partnership on April 5, 2012. At June 30, 2022, the Trust owned 99.04% of the Operating Partnership. As of June 30, 2022, the Trust, through the Operating Partnership, owned and operated fifty-seven centers and four undeveloped properties in Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, Oklahoma, Tennessee, Kentucky, New Jersey, Pennsylvania and West Virginia. Accordingly, the use of the word “Company” refers to the Trust and its consolidated subsidiaries, except where the context otherwise requires.

The Trust through the Operating Partnership owns Wheeler Interests (“WI”) and Wheeler Real Estate, LLC (“WRE”) (collectively the “Operating Companies”). The Operating Companies are Taxable REIT Subsidiaries (“TRS”) to accommodate serving the Non-REIT Properties since applicable REIT regulations consider the income derived from these services to be “bad” income subject to taxation. The regulations allow for costs incurred by the Company commensurate with the services performed for the Non-REIT Properties to be allocated to a TRS.

The condensed consolidated financial statements included in this Quarterly Report on Form 10-Q (the “Form 10-Q”) are unaudited and the results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for future periods or the year. However, amounts presented in the condensed consolidated balance sheet as of December 31, 2021 are derived from the Company’s audited consolidated financial statements as of that date, but do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. The Company prepared the accompanying condensed consolidated financial statements in accordance with GAAP for interim financial statements. The condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to reflect a fair statement of the results for the interim periods presented, and all such adjustments are of a normal recurring nature. All material balances and transactions between the consolidated entities of the Company have been eliminated. These condensed consolidated financial statements should be read in conjunction with the Company’s 2021 Annual Report filed on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”).

2. Summary of Significant Accounting Policies

Tenant Receivables

Tenant receivables include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. The Company determines an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit-worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The Company considers a receivable past due once it becomes delinquent per the terms of the lease. The Company’s standard lease form considers a rent charge past due after five days. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. As of June 30, 2022 and December 31, 2021, the Company’s allowance for uncollectible tenant receivables totaled $531 thousand and $633 thousand, respectively.

Revenue Recognition

Lease Contract Revenue

The Company has two classes of underlying assets relating to rental revenue activity, retail and office space. The Company retains substantially all of the risks and benefits of ownership of these underlying assets and accounts for these leases as operating leases. The Company combines lease and nonlease components in lease contracts, which includes combining base rent and tenant reimbursement revenue.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

The Company accrues minimum rents on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the balance sheet. At June 30, 2022 and December 31, 2021, there were $6.01 million and $5.77 million, respectively, in unbilled rent which is included in “rents and other tenant receivables, net.”

The below table disaggregates the Company’s revenue by type of service (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Minimum rent	$11,914	$11,332	$23,800	$22,662
Tenant reimbursements - variable lease revenue	3,275	3,333	6,580	6,426
Percentage rent - variable lease revenue	116	157	233	286
Straight-line rents	156	385	233	608
Lease termination fees	32	125	107	129
Other	123	75	213	143
Total	15,616	15,407	31,166	30,254
Credit (losses) recoveries on operating lease receivables	(137)	83	(190)	(36)
Total	$15,479	$15,490	$30,976	$30,218

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported periods. The Company’s actual results could differ from these estimates.

Corporate General and Administrative Expense

Corporate general & administrative expenses consist of the following (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Professional fees	$565	$652	$972	$1,416
Corporate administration	468	392	914	772
Compensation and benefits	376	338	691	575
Advertising costs for leasing activities	165	21	210	41
Other	99	204	150	385
Total	$1,673	$1,607	$2,937	$3,189

Other Expense

Other expense represents expenses which are non-operating in nature. Other expenses were $0 and $691 thousand for the three months and six months ended June 30, 2022, respectively, which consist of legal settlement costs. There were no other expenses for the three and six months ended June 30, 2021.

Noncontrolling Interests

Noncontrolling interests is the portion of equity in the Operating Partnership not attributable to the Trust. The ownership interests not held by the parent are considered noncontrolling interests. Accordingly, noncontrolling interests have been reported in equity on the condensed consolidated balance sheets but separate from the Company’s equity. On the condensed consolidated statements of operations, the subsidiaries are reported at the consolidated amount, including both the amount attributable to the Company and noncontrolling interests. Condensed consolidated statements of (deficit) equity include beginning balances, activity for the period and ending balances for stockholders’ equity, noncontrolling interests and total equity.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

The noncontrolling interest of the Operating Partnership common unit holders is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s net assets (total assets less total liabilities). The noncontrolling interest percentage is calculated at any point in time by dividing the number of units not owned by the Company by the total number of units outstanding. The noncontrolling interest ownership percentage will change as additional units are issued or as units are exchanged for the Company’s $0.01 par value per share common stock (“Common Stock”). In accordance with GAAP, any changes in the value from period to period are charged to additional paid-in capital.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This update enhances the methodology of measuring expected credit losses to include the use of forward-looking information to better calculate credit loss estimates. The guidance will apply to most financial assets measured at amortized cost and certain other instruments, such as accounts receivable and loans. The guidance will require that the Company estimate the lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. This guidance is effective for fiscal years, and for interim reporting periods within those fiscal years, beginning after December 15, 2022, however the Company is early adopting as of January 1, 2022. In November 2018, the FASB issued ASU 2018-19 to clarify that operating lease receivables, including straight-line rent receivables, recorded by lessors are explicitly excluded from the scope of Topic 326. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

Recent Accounting Pronouncements

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

Reclassifications

The Company has reclassified certain prior period amounts in the accompanying condensed consolidated financial statements in order to be consistent with the current period presentation. On November 3, 2021, common stockholders of the Company voted to amend the Company’s Charter to remove the cumulative dividend rights of the Series A Preferred and Series B Preferred.

As a result the condensed consolidated statements of operations were adjusted as shown below:

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
	As Previously Reported	Adjustment of Series A Preferred and Series B Preferred undeclared Dividends	As Adjusted	As Previously Reported	Adjustment of Series A Preferred and Series B Preferred undeclared Dividends	As Adjusted
Preferred Stock dividends - undeclared	$(3,251)	$1,062	$(2,189)	$(6,592)	$2,130	$(4,462)
Net Loss Attributable to Wheeler REIT Common Stockholders	$(5,667)	$1,062	$(4,605)	$(8,668)	$2,130	$(6,538)
(Loss) per share, Basic and Diluted	$(0.58)	$0.11	$(0.47)	$(0.89)	$0.22	$(0.67)

No other reclassifications had an effect on net income, total assets, total liabilities or equity.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

3. Real Estate

Investment properties consist of the following (in thousands, unaudited):

	June 30, 2022	December 31, 2021
Land and land improvements	$95,864	$96,752
Buildings and improvements	359,106	357,606
Investment properties at cost	454,970	454,358
Less accumulated depreciation	(71,817)	(67,628)
Investment properties, net	$383,153	$386,730

The Company’s depreciation expense on investment properties was $2.79 million and $5.58 million for the three and six months ended June 30, 2022, respectively. The Company’s depreciation expense on investment properties was $2.70 million and $5.39 million for the three and six months ended June 30, 2021, respectively.

A significant portion of the Company’s land, buildings and improvements serve as collateral for its mortgage loans. Accordingly, restrictions exist as to the encumbered property’s transferability, use and other common rights typically associated with property ownership.

Assets Held for Sale and Dispositions

At June 30, 2022, assets held for sale included Harbor Pointe Associates, LLC, as the Company has committed to a plan to sell the entity, which holds an approximate 5 acre land parcel (“Harbor Pointe Land Parcel”). At December 31, 2021, assets held for sale included Walnut Hill Plaza.

Impairment expenses on assets held for sale are a result of reducing the carrying value for the amount that exceeded the property’s fair value less estimated selling costs. The valuation assumptions are based on the three-level valuation hierarchy for fair value measurement and represent Level 2 inputs. Impairment expense was $100 thousand and $760 thousand for the three months and six months ended June 30, 2022, respectively, resulting from reducing the carrying value of Harbor Pointe Land Parcel. Impairment expense was $2.20 million and $2.20 million for the three and six months ended June 30, 2021, respectively, resulting from reducing the carrying value of Columbia Fire Station.

Assets held for sale and associated liabilities consisted of the following (in thousands, unaudited):

	June 30, 2022	December 31, 2021
Investment properties, net	$419	$1,824
Rents and other tenant receivables, net	—	18
Deferred costs and other assets, net	—	205
Total assets held for sale	$419	$2,047

	June 30, 2022	December 31, 2021
Loans payable	$—	$3,145
Accounts payable, accrued expenses and other liabilities	—	236
Total liabilities associated with assets held for sale	$—	$3,381

The following properties were sold during the six months ended June 30, 2022 and 2021 (in thousands, unaudited):

Disposal Date	Property	Contract Price	Gain (loss)	Net Proceeds
January 11, 2022	Walnut Hill Plaza	$1,986	$(15)	$1,786
March 25, 2021	Berkley Shopping Center and Berkley Land Parcel (0.75acres)	4,150	176	3,937

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

4. Deferred Costs and Other Assets, Net

Deferred costs and other assets, net of accumulated amortization are as follows (in thousands, unaudited):

	June 30, 2022	December 31, 2021
Leases in place, net	$6,398	$7,519
Lease origination costs, net	1,647	1,474
Ground lease sandwich interest, net	1,530	1,667
Tenant relationships, net	673	853
Legal and marketing costs, net	11	14
Acquisition costs	2,109	—
Prepaid expenses	1,507	413
Other	564	33
Total deferred costs and other assets, net	$14,439	$11,973

The acquisition costs consist of professional fees incurred associated with the pending acquisition of Cedar Realty Trust, Inc (“Cedar”).

As of June 30, 2022 and December 31, 2021, the Company’s intangible accumulated amortization totaled $60.71 million and $62.94 million, respectively. During the three and six months ended June 30, 2022, the Company’s intangible amortization expense totaled $833 thousand and $1.66 million, respectively. During the three and six months ended June 30, 2021, the Company’s intangible amortization expense totaled $941 thousand and $1.97 million, respectively. Future amortization of leases in place, lease origination costs, ground lease sandwich interest, tenant relationships, and legal and marketing costs is as follows (in thousands, unaudited):

	Leases In Place, net	Lease Origination Costs, net	Ground Lease Sandwich Interest, net	Tenant Relationships, net	Legal & Marketing Costs, net	Total
For the remaining six months ending December 31, 2022	$998	$130	$137	$170	$3	$1,438
December 31, 2023	1,607	255	274	222	5	2,363
December 31, 2024	1,106	223	274	126	3	1,732
December 31, 2025	789	190	274	62	—	1,315
December 31, 2026	417	164	274	11	—	866
December 31, 2027	272	140	274	11	—	697
Thereafter	1,209	545	23	71	—	1,848
	$6,398	$1,647	$1,530	$673	$11	$10,259

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

5. Loans Payable

The Company’s loans payable consist of the following (in thousands, except monthly payment):

Property/Description	Monthly Payment	Interest Rate	Maturity	June 30, 2022	December 31, 2021
JANAF	$333,159	4.49%	July 2023	$46,125	$47,065
JANAF Bravo	$35,076	5.00%	May 2024	5,875	5,936
Cypress Shopping Center	$34,360	4.70%	July 2024	5,968	6,031
Port Crossing	$34,788	4.84%	August 2024	5,710	5,778
Freeway Junction	$41,798	4.60%	September 2024	7,353	7,431
Harrodsburg Marketplace	$19,112	4.55%	September 2024	3,227	3,267
Bryan Station	$23,489	4.52%	November 2024	4,181	4,226
Crockett Square	Interest only	4.47%	December 2024	6,338	6,338
Pierpont Centre	$39,435	4.15%	February 2025	7,789	7,861
Shoppes at Myrtle Park	$33,180	4.45%	February 2025	5,686	5,757
Alex City Marketplace	Interest only	3.95%	April 2025	5,750	5,750
Butler Square	Interest only	3.90%	May 2025	5,640	5,640
Brook Run Shopping Center	Interest only	4.08%	June 2025	10,950	10,950
Beaver Ruin Village I and II	Interest only	4.73%	July 2025	9,400	9,400
Sunshine Shopping Plaza	Interest only	4.57%	August 2025	5,900	5,900
Barnett Portfolio (2)	Interest only	4.30%	September 2025	8,770	8,770
Fort Howard Shopping Center	Interest only	4.57%	October 2025	7,100	7,100
Conyers Crossing	Interest only	4.67%	October 2025	5,960	5,960
Grove Park Shopping Center	Interest only	4.52%	October 2025	3,800	3,800
Parkway Plaza	Interest only	4.57%	October 2025	3,500	3,500
Winslow Plaza	$24,295	4.82%	December 2025	4,446	4,483
JANAF BJ’s	$29,964	4.95%	January 2026	4,663	4,725
Tuckernuck	$32,202	5.00%	March 2026	4,984	5,052
Chesapeake Square	$23,857	4.70%	August 2026	4,150	4,192
Sangaree/Tri-County	$32,329	4.78%	December 2026	6,131	6,176
Riverbridge	Interest only	4.48%	December 2026	4,000	4,000
Franklin Village	$45,336	4.93%	January 2027	8,211	8,277
Village of Martinsville	$89,664	4.28%	July 2029	15,386	15,589
Laburnum Square	Interest only	4.28%	September 2029	7,665	7,665
Rivergate (3)	$100,222	4.25%	September 2031	18,219	18,430
Convertible Notes	Interest only	7.00%	December 2031	33,000	33,000
Guggenheim Loan Agreement (4)	Interest only	4.25%	July 2032	75,000	—
Walnut Hill Plaza	$26,850	5.50%	March 2023	—	3,145
Litchfield Market Village	$46,057	5.50%	November 2022	—	7,312
Twin City Commons	$17,827	4.86%	January 2023	—	2,843
New Market	$48,747	5.65%	June 2023	—	6,291
Benefit Street Note	$53,185	5.71%	June 2023	—	6,914
Deutsche Bank Note	$33,340	5.71%	July 2023	—	5,488
First National Bank	$24,656	LIBOR + 350 basis points	August 2023	—	789
Lumber River	$10,723	LIBOR + 350 basis points	September 2023	—	1,296
Tampa Festival	$50,797	5.56%	September 2023	—	7,753
Forrest Gallery	$50,973	5.40%	September 2023	—	8,060
South Carolina Food Lions Note	$68,320	5.25%	January 2024	—	11,259
Folly Road	$41,482	4.65%	March 2025	—	7,063
Total Principal Balance (1)				350,877	346,262
Unamortized debt issuance cost (1)				(12,214)	(9,834)
Total Loans Payable, including assets held for sale				338,663	336,428
Less loans payable on assets held for sale, net loan amortization costs				—	3,145
Total Loans Payable, net				$338,663	$333,283

(1)	Includes loans payable on assets held for sale, see Note 3.

(2)	Collateralized by Cardinal Plaza, Franklinton Square, and Nashville Commons.

(3)	October 2026 the interest rate changes to variable interest rate equal to the 5 years U.S. Treasury Rate plus 2.70%, with a floor of 4.25%.

(4)	Collateralized by 22 properties.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

5. Loans Payable (continued)

Convertible Notes

During the three and six months ended June 30, 2022, interest related to the Convertible Notes was $578 thousand and $1.16 million, paid with 432,994 shares of Series B Preferred, which when adjusted for the VWAP discount represents interest expense of $2.10 million for the six months ended June 30, 2022.

Walnut Hill Plaza Payoff

In conjunction with the Walnut Hill Plaza sale the Company made a $1.79 million principal paydown on the Walnut Hill Plaza loan. On February 17, 2022 the Company paid the remaining loan balance of $1.34 million in full after the sale of Walnut Hill Plaza, as detailed in Note 3.

Guggenheim Loan Agreement

On June 17, 2022, the Company entered into a term loan agreement (the “Guggenheim Loan Agreement”) with Guggenheim Real Estate, LLC., for $75.00 million at a fixed rate of 4.25% with interest-only payments due monthly. Commencing on August 10, 2027, until the maturity date of July 10, 2032, monthly principal and interest payments will be made based on a 30-year amortization schedule calculated based on the principal amount as of that time. The Guggenheim Loan Agreement proceeds were used to refinance eleven loans including $1.46 million in defeasance.

Debt Maturity

The Company’s scheduled principal repayments on indebtedness as of June 30, 2022, including assets held for sale, are as follows (in thousands, unaudited):

For the remaining six months ended December 31, 2022	$2,207
December 31, 2023	47,774
December 31, 2024	39,512
December 31, 2025	85,483
December 31, 2026	23,531
December 31, 2027	9,313
Thereafter	143,057
Total principal repayments and debt maturities	$350,877

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

6. Derivative Liabilities

Warrants to purchase shares of common stock outstanding at June 30, 2022 are as follows:

Warrants	Exercise Price	Expiration Date
496,415	$3.120	12/22/2023
510,204	$3.430	3/12/2026
424,242	$4.125	3/12/2026
127,273	$6.875	3/12/2026

Fair Value of Warrants

The Company utilized the Monte Carlo simulation model to calculate the fair value of the Powerscourt Warrant and Wilmington Warrant (collectively, the “Warrant Agreements”). Significant observable and unobservable inputs include stock price, conversion price, risk-free rate, term, likelihood of an event of contractual conversion and expected volatility. The Monte Carlo simulation is a Level 3 valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators. The Warrant Agreements contain terms and features that give rise to derivative liability classification.

In measuring the warrant liabilities, the Company used the following inputs in its Monte Carlo model.

	June 30, 2022	December 31, 2021
Common Stock price	$ 2.54	$ 1.94
Weighted average contractual term to maturity	3.0 years	3.5 years
Range of expected market volatility %	76.46% - 89.47%	70.12% - 81.00%
Range of risk free interest rate	2.86% - 3.00%	0.72% - 1.16%

Fair Value of Conversion Features Related to Convertible Notes

The Company identified certain embedded derivatives related to the conversion features of the Convertible Notes. In accordance with ASC 815-40, Derivatives and Hedging Activities, the embedded conversion options contained within the Convertible Notes were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through each reporting date. The Company utilized a multinomial lattice model to calculate the fair value of the embedded derivatives. Significant observable and unobservable inputs include, conversion price, stock price, dividend rate, expected volatility, risk-free rate and term. The multinomial lattice model is a Level 3 valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators.

In measuring the embedded derivative liability, the Company used the following inputs in its multinomial lattice model:

	June 30, 2022	December 31, 2021
Conversion price	$ 6.25	$ 6.25
Common Stock price	$ 2.54	$1.94
Contractual term to maturity	9.5 years	10.1 years
Expected market volatility %	80.00%	80.00%
Risk-free interest rate	2.97%	1.51%
Traded WHLRL price, % of par	116.00%	113.96%

The following table sets forth a summary of the changes in fair value of the Company’s derivative liabilities, which include both the warrant liabilities and embedded derivative liability (in thousands, unaudited):

	Six Months Ended June 30, 2022	Year Ended December 31, 2021
Balance at the beginning of period	$4,776	$594
Issuance of Wilmington Warrant	—	2,018
Issuance of embedded derivative	—	5,932
Changes in fair value	1,877	(3,768)
Balance at ending of period	$6,653	$4,776

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

7. Rentals under Operating Leases

Future minimum rents to be received under noncancelable tenant operating leases, excluding rents on assets held for sale properties, for each of the six months ending December 31, 2022 and each of the next five years and thereafter, excluding tenant reimbursements and percentage rent based on tenant sales volume, as of June 30, 2022 are as follows (in thousands, unaudited):

For the remaining six months ended December 31, 2022	$24,136
December 31, 2023	45,911
December 31, 2024	39,186
December 31, 2025	31,939
December 31, 2026	23,876
December 31, 2027	16,701
Thereafter	42,931
Total minimum rents	$224,680

8. Equity and Mezzanine Equity

Series A Preferred Stock

At June 30, 2022 and December 31, 2021, the Company had 562 shares without par value of Series A Preferred Stock (“Series A Preferred”) issued and outstanding and a $1,000 liquidation preference per share, or $562 thousand in aggregate.

Series B Preferred Stock

At June 30, 2022 and December 31, 2021, the Company had 2,301,337 and 1,872,448 shares, issued and outstanding, respectively, and 5,000,000 authorized shares of Series B Convertible Preferred Stock, without par value (“Series B Preferred”) with a $25.00 liquidation preference per share, or $57.53 million and $46.81 million in aggregate, respectively.

Series D Preferred Stock - Redeemable Preferred Stock

At June 30, 2022 and December 31, 2021, the Company had 3,152,392 issued and outstanding, and 6,000,000 authorized shares of Series D Cumulative Convertible Preferred Stock, without par value (“Series D Preferred”) with a $25.00 liquidation preference per share, and a liquidation value of $109.21 million and $104.97 million in aggregate, respectively.

The changes in the carrying value of the Series D Preferred for the six months ended June 30, 2022 and 2021 are as follows (in thousands, unaudited):

Series D Preferred
Balance December 31, 2021	$92,548
Accretion of Preferred Stock discount	125
Undeclared dividends	2,118
Balance March 31, 2022	94,791
Accretion of Preferred Stock discount	124
Undeclared dividends	2,118
Balance June 30, 2022	$97,033

Series D Preferred
Balance December 31, 2020	$95,563
Accretion of Preferred Stock discount	140
Undeclared dividends	2,111
Redemption of Preferred Stock	(10,493)
Balance March 31, 2021	87,321
Accretion of Preferred Stock discount	125
Undeclared dividends	2,042
Redemption of Preferred Stock	(2,882)
Balance June 30, 2021	$86,606

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

8. Equity and Mezzanine Equity (continued)

Earnings per share

Basic earnings per share for the Company’s common stockholders is calculated by dividing income (loss) from continuing operations, excluding amounts attributable to preferred stockholders and the net income (loss) attributable to noncontrolling interests, by the Company’s weighted-average shares of Common Stock outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) attributable to common stockholders, excluding amounts attributable to preferred stockholders and the net income (loss) attributable to noncontrolling interests, by the weighted-average number of common shares including any dilutive shares.

The following table summarizes the potential dilution of conversion of common units, Series B Preferred, Series D Preferred, warrants and Convertible Notes into the Company’s Common Stock. These have been excluded from the Company’s diluted earnings per share calculation because their inclusion would be antidilutive.

	June 30, 2022
	Outstanding shares	Potential Dilutive Shares
Common units	145,723	145,723
Series B Preferred Stock	2,301,337	1,438,336
Series D Preferred Stock	3,152,392	6,439,132
Warrants to purchase Common Stock	—	1,558,134
Convertible Notes	—	25,078,898

Dividends

The following table summarizes the Series D Preferred dividends (unaudited, in thousands except for per share amounts):

	Series D Preferred
Record Date/Arrears Date	Arrears	Per Share
For the three months ended June 30, 2022	$2,118	$0.67
For the six months ended June 30, 2022	$4,236	$1.34

For the three months ended June 30, 2021	$2,042	$0.67
For the six months ended June 30, 2021	$4,153	$1.34

The total cumulative dividends in arrears for Series D Preferred (per share $9.64) as of June 30, 2022 is $30.40 million. There were no dividends declared to holders of Common Stock during the three and six months ended June 30, 2022 and 2021.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

9. Lease Commitments

The Company has ground leases and leases its corporate headquarters; both are accounted for as operating leases. Most leases include one or more options to renew, with renewal terms that can extend the lease term from 5 to 50 years. As of June 30, 2022 and 2021, the weighted average remaining lease term of our leases is 30 and 31 years, respectively. Rent expense under the operating lease agreements were $264 thousand and $528 thousand for the three and six months ended June 30, 2022, respectively. The rent expense was $267 thousand and $532 thousand for the three and six months ended June 30, 2021, respectively.

Supplemental information related to leases is as follows (in thousands, unaudited):

	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Cash paid for amounts included in the measurement of operating lease liabilities	$226	$226	$452	$451

Undiscounted cash flows of our scheduled obligations for future minimum lease payments due under the operating leases, including applicable automatic extension options and options reasonably certain of being exercised, as of June 30, 2022 and a reconciliation of those cash flows to the operating lease liabilities at June 30, 2022 are as follows (in thousands, unaudited):

For the remaining six months ended December 31, 2022	$453
December 31, 2023	907
December 31, 2024	909
December 31, 2025	913
December 31, 2026	943
December 31, 2027	946
Thereafter	21,897
Total minimum lease payments (1)	26,968
Discount	(14,012)
Operating lease liabilities	$12,956

(1)	Operating lease payments include $7.54 million related to options to extend lease terms that are reasonably certain of being exercised.

10. Commitments and Contingencies

Insurance

The Company carries comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio under an insurance policy, in addition to other coverages, such as trademark and pollution coverage that may be appropriate for certain of its properties. Additionally, the Company carries a directors’, officers’, entity and employment practices liability insurance policy that covers such claims made against the Company and its directors and officers. The Company believes the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses.

Concentration of Credit Risk

The Company is subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

10. Commitments and Contingencies (continued)

The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Southeast, Mid-Atlantic and Northeast, which markets represent approximately 61%, 35% and 4% respectively, of the total annualized base rent of the properties in its portfolio as of June 30, 2022. The Company’s geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the Company’s retail shopping center properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Regulatory and Environmental

As the owner of the buildings on our properties, the Company could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the Company does not comply with such laws, it could face fines for such noncompliance. Also, the Company could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the Company could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the Company’s tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the Company or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the Company, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the Company’s operations. The Company is not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

Litigation

The Company is involved in various legal proceedings arising in the ordinary course of its business, including, but not limited to commercial disputes. The Company believes that such litigation, claims and administrative proceedings will not have a material adverse impact on its financial position or its results of operations. The Company records a liability when it considers the loss probable and the amount can be reasonably estimated. In addition, the below legal proceedings are in process:

David Kelly v. Wheeler Real Estate Investment Trust, Inc., Circuit Court for the City of Virginia Beach, Virginia. Former CEO David Kelly filed suit on May 28, 2020, alleging breach of his employment contract. On March 15, 2022, the Court granted Mr. Kelly $340 thousand with interest thereon at a rate of 6% per annum from the date of termination, April 13, 2020, until paid, plus attorneys’ fees and costs in the amount of $311 thousand. On March 31, 2022, $691 thousand was paid to Mr. Kelly. The Company has now fulfilled its obligations pursuant to the Court’s Order in this case.

JCP Investment Partnership LP, et al v. Wheeler Real Estate Investment Trust, Inc., United States District Court for the District of Maryland. On March 22, 2021, JCP Investment Partnership, LP, a Texas limited partnership and stockholder of the Company, JCP Investment Partners, LP, a Texas limited partnership and stockholder of the Company, JCP Investment Holdings, LLC, a Texas limited liability company and stockholder of the Company, and JCP Investment Management, LLC, a Texas limited liability company and stockholder of the Company (collectively, the “JCP Plaintiffs”), filed suit against the Company and certain current and former directors and former officers of the Company (the “Individual Defendants”). The complaint alleges that the Company amended provisions of its Articles Supplementary in 2018 governing the issuance of the Company’s Series D Preferred in violation of Maryland corporate law and without obtaining the consent of preferred stockholders and, therefore, the court should declare the Company’s said amendment invalid, enjoin further purportedly unauthorized amendments, and either compel the Company to redeem the JCP Plaintiffs’ stock or enter judgment for monetary damages the JCP Plaintiffs purportedly sustained based on the Company’s alleged breach of its contractual duties to redeem the JCP Plaintiffs’ Series D Preferred. The complaint also alleges certain violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, and alleges that the Individual Defendants violated Section 20(a) of the Exchange Act. The JCP Plaintiffs are each purportedly a holder of the Company’s Series D Preferred. The complaint seeks damages, interest, attorneys’ fees, other costs and expenses, and such other relief as the court may deem just and equitable. The Company has filed an answer to the complaint denying any liability. The Individual Defendants filed a motion to dismiss the complaint, which was denied. The JCP Plaintiffs filed a Motion For Partial Summary Judgment, as to which the Company and the Individual Defendants filed oppositions. The Judge denied the JCP Plaintiffs’ Motion and ordered the parties to prepare a joint discovery schedule. The Judge also ordered the parties to engage in mediation with a Magistrate Judge. That mediation is scheduled for August 30, 2022. At this juncture, the outcome of the litigation is uncertain.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

10. Commitments and Contingencies (continued)

Steamboat Capital Partners Master Fund, LP and Steamboat Capital Partners II, LP v. Wheeler Real Estate Investment Trust, Inc., Steamboat Capital Partners Master Fund, LP and Steamboat Capital Partners II, LP v. Wheeler Real Estate Investment Trust, Inc., Circuit Court for Baltimore County, Maryland. On October 25, 2021, Steamboat Capital Partners Master Fund, LP, a Cayman Islands exempted limited partnership and stockholder of the Company, and Steamboat Capital Partners II, LP, a Delaware limited partnership and stockholder of the Company, filed a putative class action on behalf of holders of the Company’s Series B Preferred Stock and Series D Preferred Stock. The complaint alleges that the Company’s rights offering of convertible debt to the Company’s common stockholders, and the notes issued pursuant to the rights offering, breached the provisions of the Company’s governing documents and violated the rights of the holders of the Series B Preferred and Series D Preferred with respect to accumulated and unpaid dividends. Plaintiffs seek relief as follows: require the Company to pay all dividends accrued, as of the date of the rights offering, on the Series B Preferred and Series D Preferred, and prohibit the Company from paying interest on the notes held by the Company’s common stockholders (upon exercise of the rights) until all accrued dividends on the Series B Preferred and Series D Preferred are paid. Plaintiffs also seek a declaration that the rights offering by the Company to its common stockholders, which resulted in the issuance of notes, when accrued Series B Preferred dividends and Series D Preferred dividends had not been fully paid, breached the provisions of the Company’s governing documents. In addition, the complaint contends that the Company’s amendment of its charter to remove the cumulative nature of dividends from the Series B Preferred cannot be applied retroactively. A trial date is set for May 2023. The parties have each filed potentially dispositive motions upon which the court has yet to rule. At this juncture, the outcome of the litigation is uncertain.

In Re: Cedar Realty Trust, Inc. Preferred Shareholder Litigation, Case No.: 1:22-cv-1103, in the United States District Court for the District of Maryland (formerly captioned David Sydney, et. al. v. Cedar Realty Trust, Inc., Wheeler Real Estate Investment Trust, Inc. et al.). On April 8, 2022, several purported holders of preferred stock of Cedar Realty Trust, Inc. (“Cedar”) filed a putative class action in the Circuit Court for Montgomery County, Maryland against Cedar, Cedar’s Board of Directors, and the Company arising out of transactions that include the pending acquisition of Cedar by the Company. The defendants removed the case to federal court. The complaint, as amended on May 6, 2022, includes allegations of breach of contract against Cedar with respect to the articles supplementary governing the terms of Cedar’s preferred stock and breach of fiduciary duty against the members of Cedar’s Board of Directors. The plaintiffs allege that Cedar breached their liquidation and conversion rights as set forth in Cedar’s articles supplementary, and that the members of Cedar’s Board of Directors acted in bad faith and breached their fiduciary duty in structuring the transactions that include the merger. The complaint further alleges that the Company tortiously interfered with Cedar’s contract with the owners of Cedar’s preferred stock and aided and abetted the alleged breach of fiduciary duty by Cedar’s Board of Directors. The amended complaint seeks damages in an unspecified amount. Following a hearing, the Court on June 22, 2022, denied plaintiffs’ motion for a preliminary injunction enjoining the merger. By Order dated July 11, 2022, the Court consolidated this case formerly captioned David Sydney, et. al. v. Cedar Realty Trust, Inc., Wheeler Real Estate Investment Trust, Inc. et al with another putative class action brought by a preferred Cedar stockholder (with both cases to use the caption In Re: Cedar Realty Trust, Inc. Preferred Shareholder Litigation), and set August 24, 2022 for the plaintiffs to file a consolidated amended complaint. At this juncture, the outcome of the litigation is uncertain.

Harbor Pointe Tax Increment Financing

On September 1, 2011, the Grove Economic Development Authority issued the Grove Economic Development Authority Tax Increment Revenue Note, Taxable Series 2011 in the amount of $2.42 million, bearing a variable interest rate of 2.29%, not to exceed 14% and payable in 50 semi-annual installments. The proceeds of the bonds were to provide funding for the construction of public infrastructure and other site improvements and to be repaid by incremental additional property taxes generated by development. Harbor Pointe Associates, LLC, then owned by an affiliate of former CEO, Jon Wheeler, entered into an Economic Development Agreement with the Grove Economic Development Authority for this infrastructure development and in the event the ad valorem taxes were insufficient to cover annual debt service, Harbor Pointe Associates, LLC would reimburse the Grove Economic Development Authority (the “Harbor Pointe Agreement”). In 2014, Harbor Pointe Associates, LLC was acquired by the Company.

The total debt service shortfall over the life of the bond is uncertain as it is based on ad valorem taxes, assessed property values, property tax rates, LIBOR and future potential development ranging until 2036. The Company’s future total principal obligation under the Harbor Pointe Agreement will be no more than $2.11 million, the principal amount of the bonds, as of June 30, 2022. In addition, the Company may have an interest obligation on the note based on the principal balance and LIBOR rates in effect at future payment dates. During the three and six months ended June 30, 2022 the Company did not fund any debt service shortfalls. During the three and six months ended June 30, 2021 the Company funded $0 and $44 thousand, respectively, in debt service shortfalls. No amounts have been accrued for this as of June 30, 2022 as a reasonable estimate of future debt service shortfalls cannot be determined based on variables noted above.

11. Subsequent Events

JANAF Loan Agreement

On July 6, 2022, the Company entered into a loan agreement (the “JANAF Loan Agreement”) with CITI Real Estate Funding Inc. for $60.00 million at a fixed interest rate of 5.31% with interest-only payments through maturity, July 6, 2032.

The JANAF Loan Agreement proceeds were used to refinance three loans including $1.16 million in defeasance.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Virginia Beach, Virginia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes and schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which it relates.

Evaluation of Investment Properties for Impairment

Description of Matter

At December 31, 2021, the Company’s investment properties totaled $386.7 million. As more fully described in Note 2 to the consolidated financial statements, the Company evaluates its investment properties for impairment whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. Management evaluates various qualitative factors in determining whether or not events or changes in circumstances indicate that the carrying amount of an investment property may not be recoverable.

Auditing the Company’s impairment assessment involved subjectivity due to the estimation required to assess significant assumptions utilized in estimating the recoverability of the investment properties based on undiscounted operating income and residual values, such as assumptions related to renewal and renegotiations of current leases, estimates of new leases on vacant spaces, and estimates of operating costs.

How We Addressed the Matter in Our Audit

To test the Company’s evaluation of investment properties for impairment, we performed audit procedures that included, among others, assessing the methodologies applied, evaluating the significant assumptions discussed above and testing the completeness and accuracy of the underlying data used in the analysis. We compared the recoverability calculated to the remaining net book value of the assets to ensure recoverability for the properties’ remaining useful lives. We compared the significant assumptions used by management to relevant market information and other applicable sources. As part of our evaluation, we performed sensitivity analyses of significant assumptions to evaluate the changes in the undiscounted cash flows of the related investment property that would result from changes in the assumptions.

Derivative Liabilities

Description of Matter

At December 31, 2021, the Company had convertible notes with an outstanding principal balance of $33.0 million and 1.5 million common stock warrants. Calculations and accounting for the notes payable and embedded conversion features as well as the warrants require management’s judgments related to initial and subsequent recognition, use of a valuation model, and determination of the appropriate inputs used in the selected valuation model. As more fully described in Note 6 to the consolidated financial statements, the Company utilizes a multinomial lattice model valuation technique in measuring the fair value of the notes’ conversion features and a Monte Carlo simulation technique in measuring the fair value of the warrants

Auditing management’s valuations of the derivative liabilities was challenging due to the complexity of valuation model and the inputs that are highly sensitive to changes such as the common stock market price, volatility, risk free rates, and yields.

How We Addressed the Matter in Our Audit

To test the accounting for the derivative liabilities resulting from the issuance of warrants and convertible notes, our audit procedures included, among others, inspection of the contracts, and testing completeness and accuracy of the data used as well as management’s application of the relevant accounting guidance. We also involved our valuation specialists to evaluate the Company’s determination of the fair value of the convertible notes inclusive of the embedded features and warrants, including testing the appropriateness of the methodology and underlying inputs used and assessing the reasonableness of those inputs.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2012.

Virginia Beach, Virginia

February 28, 2022

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value and share data)

	December 31,
	2021	2020
ASSETS:
Investment properties, net	$386,730	$392,664
Cash and cash equivalents	22,898	7,660
Restricted cash	17,521	35,108
Rents and other tenant receivables, net	9,233	9,153
Assets held for sale	2,047	13,072
Above market lease intangibles, net	2,424	3,547
Operating lease right-of-use assets	12,455	12,745
Deferred costs and other assets, net	11,973	15,430
Total Assets	$465,281	$489,379
LIABILITIES:
Loans payable, net	$333,283	$334,266
Liabilities associated with assets held for sale	3,381	13,124
Below market lease intangibles, net	3,397	4,554
Derivative liabilities	4,776	594
Operating lease liabilities	13,040	13,200
Accounts payable, accrued expenses and other liabilities	11,054	11,229
Total Liabilities	368,931	376,967
Series D Cumulative Convertible Preferred Stock (no par value, 6,000,000 and 4,000,000 shares authorized, respectively, 3,152,392 and 3,529,293 shares issued and outstanding, respectively; $104.97 million and $109.13 million aggregate liquidation value, respectively)	92,548	95,563

EQUITY:
Series A Preferred Stock (no par value, 4,500 shares authorized, 562 shares issued and outstanding)	453	453
Series B Convertible Preferred Stock no par value, 5,000,000 authorized, 1,872,448 and 1,875,748 shares issued and outstanding, respectively; $46.81 million and $46.90 million aggregate liquidation preference, respectively)	41,189	41,174
Common Stock ($0.01 par value, 200,000,000 and 18,750,000 shares authorized, respectively, 9,720,532 and 9,703,874 shares issued and outstanding, respectively)	97	97
Additional paid-in capital	234,229	234,061
Accumulated deficit	(274,107)	(260,867)
Total Stockholders’ Equity	1,861	14,918
Noncontrolling interests	1,941	1,931
Total Equity	3,802	16,849
Total Liabilities and Equity	$465,281	$489,379

See accompanying notes to consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Years Ended December 31,
	2021	2020
REVENUE:
Rental revenues	$60,368	$60,039
Other revenues	942	964
Total Revenue	61,310	61,003
OPERATING EXPENSES:
Property operations	19,618	18,886
Depreciation and amortization	14,797	17,291
Impairment of assets held for sale	2,300	600
Corporate general & administrative	7,140	5,831
Total Operating Expenses	43,855	42,608
Gain on disposal of properties	2,055	23
Operating Income	19,510	18,418
Interest income	34	1
Interest expense	(33,028)	(17,093)
Net changes in fair value of derivative liabilities	3,768	—
Other income	552	—
Other expense	(185)	(1,039)
Net (Loss) Income Before Income Taxes	(9,349)	287
Income tax expense	(2)	—
Net (Loss) Income	(9,351)	287
Less: Net income attributable to noncontrolling interests	92	42
Net (Loss) Income Attributable to Wheeler REIT	(9,443)	245
Preferred Stock dividends - undeclared	(8,837)	(10,258)
Deemed contribution related to preferred stock redemption	5,040	726
Net Loss Attributable to Wheeler REIT Common Stockholders	$(13,240)	$(9,287)

Loss per share:
Basic and Diluted	$(1.36)	$(0.96)
Weighted-average number of shares:
Basic and Diluted	9,711,944	9,698,274

See accompanying notes to consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Consolidated Statements of Equity

(in thousands, except share data)

	Series A Preferred		Series B Preferred				Additional		Total	Noncontrolling
	Stock		Stock		Common Stock		Paid-in	Accumulated	Stockholders’	Interests		Total
	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Equity	Units	Value	Equity
Balance, December 31, 2019	562	$453	1,875,748	$41,087	9,694,284	$97	$233,870	$(251,580)	$23,927	234,019	$2,080	$26,007
Accretion of Series B Preferred Stock discount	—	—	—	87	—	—	—	—	87	—	—	87
Conversion of operating partnership units to Common Stock	—	—	—	—	9,590	—	21	—	21	(9,590)	(21)	—
Adjustment for noncontrolling interest in operating partnership	—	—	—	—	—	—	170	—	170	—	(170)	—
Deemed contribution related to preferred stock redemption	—	—	—	—	—	—	—	726	726	—	—	726
Dividends and distributions	—	—	—	—	—	—	—	(10,258)	(10,258)	—	—	(10,258)
Net Income	—	—	—	—	—	—	—	245	245	—	42	287
Balance, December 31, 2020	562	453	1,875,748	41,174	9,703,874	97	234,061	(260,867)	14,918	224,429	1,931	16,849
Accretion of Series B Preferred Stock discount	—	—	—	87	—	—	—	—	87	—	—	87
Conversion of operating partnership units to Common Stock	—	—	—	—	9,086	—	33	—	33	(9,086)	(33)	—
Issuance of Common Stock under Share Incentive Plan	—	—	—	—	5,000	—	14	—	14	—	—	14
Adjustment for noncontrolling interest in operating partnership	—	—	—	—	—	—	49	—	49	—	(49)	—
Conversion of Series B Preferred Stock to Common Stock	—	—	(3,300)	(72)	2,572	—	72	—	—	—	—	—
Deemed contribution related to preferred stock redemption	—	—	—	—	—	—	—	5,040	5,040	—	—	5,040
Dividends and distributions	—	—	—	—	—	—	—	(8,837)	(8,837)	—	—	(8,837)
Net (Loss) Income	—	—	—	—	—	—	—	(9,443)	(9,443)	—	92	(9,351)
Balance, December 31, 2021	562	$453	1,872,448	$41,189	9,720,532	$97	$234,229	$(274,107)	$1,861	215,343	$1,941	$3,802

See accompanying notes to consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(9,351)	$287
Adjustments to reconcile consolidated net (loss) income to net cash provided by operating activities:
Depreciation	11,072	11,317
Amortization	3,725	5,974
Loan cost amortization	12,710	1,097
Changes in fair value of derivative liabilities	(3,768)	—
Above (below) market lease amortization, net	13	(461)
Paid-in-kind interest	1,610	—
Straight-line expense	35	184
Share-based compensation	14	—
Gain on disposal of properties	(2,055)	(23)
Credit losses on operating lease receivables	239	1,131
Impairment of assets held for sale	2,300	600
Net changes in assets and liabilities:
Rent and other tenant receivables, net	1,001	(2,402)
Unbilled rent	(1,220)	(1,076)
Deferred costs and other assets, net	(427)	(661)
Accounts payable, accrued expenses and other liabilities	1,143	(187)
Net cash provided by operating activities	17,041	15,780
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,412)	(2,271)
Cash received from disposal of properties	11,513	4,508
Net cash provided by investing activities	5,101	2,237
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred financing costs	(7,813)	(3,143)
Loan proceeds	97,650	38,350
Loan principal payments	(105,305)	(31,493)
Paycheck Protection Program proceeds	—	552
Preferred stock redemption	(8,336)	(1,106)
Loan prepayment penalty	(687)	—
Net cash (used in) provided by financing activities	(24,491)	3,160
(DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,349)	21,177
CASH, CASH EQUIVALENTS AND RESTRICTED CASH , beginning of year	42,768	21,591
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of year	$40,419	$42,768
Supplemental Disclosures:
Non-cash Transactions:
Paycheck Protection Program forgiveness	$552	$—
Initial fair value of warrants	$2,018	$594
Initial fair value of derivative liability at issuance of convertible notes	$5,932	$—
Conversion of common units to common stock	$33	$21
Conversion of Series B Preferred Stock to common stock	$72	$—
Accretion of Preferred Stock discounts	$600	$677
Deemed contribution related to Preferred Stock discount	$5,040	$726
Other Cash Transactions:
Cash paid for taxes	$2	$15
Cash paid for interest	$18,973	$15,889
The following table provides a reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$22,898	$7,660
Restricted cash	17,521	35,108
Cash, cash equivalents, and restricted cash	$40,419	$42,768

See accompanying notes to consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation and Consolidation

Wheeler Real Estate Investment Trust, Inc. (the “Trust,” the “REIT”, the “Company”, “we”, “our” or “us”) is a Maryland corporation formed on June 23, 2011. The Trust serves as the general partner of Wheeler REIT, L.P. (the “Operating Partnership”), which was formed as a Virginia limited partnership on April 5, 2012. At December 31, 2021, the Company owned 98.59% of the Operating Partnership. As of December 31, 2021, the Trust, through the Operating Partnership, owned and operated fifty-eight centers and four undeveloped properties. Ten of these properties are located in Virginia, three are located in Florida, six are located in North Carolina, twenty-two are located in South Carolina, twelve are located in Georgia, two are located in Kentucky, two are located in Tennessee, one is located in New Jersey, one is located in Alabama, one is located in West Virginia, one is located in Oklahoma and one is located in Pennsylvania. The Company’s portfolio had total gross rentable space of approximately 5,478,855 square feet and a leased level of approximately 94.2% at December 31, 2021. Accordingly, the use of the word “Company”, “we”, “our” or “us” refers to the Trust and its consolidated subsidiaries, except where the context otherwise requires. The Company includes the Trust, the Operating Partnership, the entities included in the REIT formation and the entities acquired since November 2012. The Company prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. All material balances and transactions between the consolidated entities of the Company have been eliminated.

The Company owns, leases and operates income producing grocery-anchored centers, neighborhood centers, community centers and free-standing retail properties with a strategy to acquire high quality retail properties that generate attractive risk-adjusted returns. The Company targeted competitively protected properties in communities that have stable demographics and have historically exhibited pro-business jurisdictions. The Company considers competitively protected properties to be located in the most prominent shopping districts in their respective markets, ideally situated at major “Main and Main” intersections. The Company generally leases its properties to national and regional supermarket chains and selects retailers that offer necessity and value oriented services and items and generate regular consumer traffic. The Company’s tenants carry goods and offer services that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, which it believes generates more predictable property-level cash flows.

The Trust through the Operating Partnership owns Wheeler Interests, LLC (“WI”) and Wheeler Real Estate, LLC (“WRE”) (collectively the “Operating Companies”). The Operating Companies are Taxable REIT Subsidiaries (“TRS”) to accommodate serving the Non-REIT Properties since applicable REIT regulations consider the income derived from these services to be “bad” income subject to taxation. The regulations allow for costs incurred by the Company commensurate with the services performed for the Non-REIT Properties to be allocated to a TRS.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies

Investment Properties

The Company records investment properties and related intangibles at fair value upon acquisition. Investment properties include both acquired and constructed assets. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extends the useful life, increases capacity or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred.

The Company allocates the purchase price of acquisitions to the various components of the asset based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, the Company may utilize third party valuation specialists. These components typically include buildings, land and any intangible assets related to out-of-market leases, tenant relationships and in-place leases the Company determines to exist. The Company determines fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in the analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases, tenant relationships and in-place lease value are recorded at fair value as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases.

The Company records depreciation on buildings and improvements utilizing the straight-line method over the estimated useful life of the asset, generally 5 to 40 years. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter.

Amounts allocated to buildings are depreciated over the estimated remaining life of the acquired building or related improvements. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. The Company also estimates the value of other acquired intangible assets, if any, and amortizes them over the remaining life of the underlying related intangibles.

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. The Company measures any impairment of investment property when the estimated undiscounted future operating income before depreciation and amortization, plus its residual value, is less than the carrying value of the property. Estimated undiscounted operating income before depreciation and amortization include renewal and renegotiations of current leases, estimates of new leases on vacant spaces, estimates of operating costs and fluctuating market conditions. The renewal and renegotiations of leases in some cases must be approved by additional third parties outside the control of the Company and the tenant. If such renewed or renegotiated leases are approved at amounts below current estimates, then impairment adjustments may be necessary in the future. To the extent impairment has occurred, the Company charges to income the excess of the carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects for vacant spaces and local market information. These valuation assumptions are based on the three-level valuation hierarchy for fair value measurement and represent Level 3 inputs. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (continued)

Assets Held For Sale and Discontinued Operations

The Company may decide to sell properties that are held for use. The Company records these properties as held for sale when management has committed to a plan to sell the assets, actively seeks a buyer for the assets, and the consummation of the sale is considered probable and is expected within one year. Properties classified as held for sale are reported at the lower of their carrying value or their fair value, less estimated costs to sell. When the carrying value exceeds the fair value, less estimated costs to sell an impairment expense is recognized. The Company estimates fair value, less estimated closing costs based on similar real estate sales transactions. These valuation assumptions are based on the three-level valuation hierarchy for fair value measurement and represent Level 2 and 3 inputs. Level 2 inputs are quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets in markets that are not active; and inputs other than quoted prices. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. See Note 3 for additional details on impairment of assets held for sale for the years ended December 31, 2021 and 2020.

Assets held for sale are presented as discontinued operations in all periods presented if the disposition represents a strategic shift that has, or will have, a major effect on the Company’s financial position or results of operations. This includes the net gain (or loss) upon disposal of property held for sale, the property’s operating results, depreciation and interest expense.

Conditional Asset Retirement Obligation

A conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement depends on a future event that may or may not be within the Company’s control. Currently, the Company does not have any conditional asset retirement obligations. However, any such obligations identified in the future would result in the Company recording a liability if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time the Company acquired its properties did not reveal any material environmental liabilities, and the Company is unaware of any subsequent environmental matters that would have created a material liability. The Company believes that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. The Company did not record any conditional asset retirement obligation liabilities as of December 31, 2021 and 2020.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of bank operating accounts and money markets. Financial instruments that potentially subject the Company to concentrations of credit risk include its cash and cash equivalents and its trade accounts receivable. The Company places its cash and cash equivalents with institutions of high credit quality.

Restricted cash represents amounts held by lenders for real estate taxes, insurance, reserves for capital improvements, leasing costs, tenant security deposits and funds restricted by lender for redemption of Series D Preferred.

The Company places its cash and cash equivalents and restricted cash on deposit with financial institutions in the United States, which are insured by the Federal Deposit Insurance Company (“FDIC”) up to $250 thousand. The Company’s loss in the event of failure of these financial institutions is represented by the difference between the FDIC limit and the total amounts on deposit. Management monitors the financial institutions credit worthiness in conjunction with balances on deposit to minimize risk.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (continued)

Tenant Receivables

Tenant receivables include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. The Company determines an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit-worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The Company considers a receivable past due once it becomes delinquent per the terms of the lease. The Company’s standard lease form considers a rent charge past due after five days. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. As of December 31, 2021 and 2020, the Company’s allowance for uncollectible tenant receivables totaled $633 thousand and $994 thousand, respectively.

Above and Below Market Lease Intangibles, net

The Company determines the above and below market lease intangibles upon acquiring a property. Above and below market lease intangibles are amortized over the life of the respective leases. Amortization of above and below market lease intangibles is recorded as a component of rental revenues.

Deferred Costs and Other Assets, net

The Company’s deferred costs and other assets consist primarily of leasing commissions, leases in place, capitalized legal and marketing costs, tenant relationships and ground lease sandwich interest intangibles associated with acquisitions. The Company’s lease origination costs consist primarily of the portion of property acquisitions allocated to lease originations and commissions paid to third parties in connection with lease originations. The Company generally records amortization of lease origination costs on a straight-line basis over the terms of the related leases. Amortization of deferred costs and other assets represents a component of depreciation and amortization expense.

Paycheck Protection Program

The Company received proceeds of $552 thousand (the “PPP funds”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act.

The PPP funds were received in the form of a promissory note, dated April 24, 2020 (the “Promissory Note”), between the Company and KeyBank as the lender. Under the terms of the CARES Act, the Promissory Note was forgiven during the year ended December 31, 2021 and the corresponding forgiveness of the liability was recorded as “other income” on the consolidated statements of operations.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including stock purchase warrants and convertible notes, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The assumptions used in these fair value estimates are based on the three-level valuation hierarchy for fair value measurement and represent Level 3 inputs. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Debt Issuance Costs

The Company may incur debt issuance costs in connection with raising funds through debt. These costs may be paid in the form of cash, or equity (such as warrants and convertible notes). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed. Debt issuance costs are presented as a direct deduction from the carrying value of the associated debt liability in the consolidated balance sheets.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (continued)

Operating Partnership Purchase of Stock

The Operating Partnership purchased 71,343 shares of the Series D Preferred on September 22, 2020 from an unaffiliated investor at $15.50 per share. The Company considers the purchase of the REIT’s equity securities to be retired in the consolidated financial statements. See Note 8 for additional details.

Revenue Recognition

Lease Contract Revenue

The Company has two classes of underlying assets relating to rental revenue activity, retail and office space. The Company retains substantially all of the risks and benefits of ownership of these underlying assets and accounts for these leases as operating leases. The Company combines lease and nonlease components in lease contracts, which includes combining base rent and tenant reimbursement revenue.

The Company accrues minimum rents on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the balance sheet. At December 31, 2021 and 2020, there were $5.77 million and $4.48 million, respectively, in unbilled rent which is included in “rents and other tenant receivables, net.” Additionally, certain lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements as variable lease income.

The Company’s leases generally require the tenant to reimburse the Company for a substantial portion of its expenses incurred in operating, maintaining, repairing, insuring and managing the shopping center and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). This significantly reduces the Company’s exposure to increases in costs and operating expenses resulting from inflation or other outside factors. These reimbursements are considered nonlease components which the Company combines with the lease component. The Company calculates the tenant’s share of operating costs by multiplying the total amount of the operating costs by the tenant’s pro-rata percentage of square footage to total square footage of the property. The Company also receives monthly payments for these reimbursements from substantially all its tenants throughout the year. The Company recognizes tenant reimbursements as variable lease income.

Additionally, the Company has tenants who pay real estate taxes directly to the taxing authority. The Company excludes these Company costs paid directly by the tenant to third parties on the Company’s behalf from both variable revenue payments recognized and the associated property operating expenses. The Company does not evaluate whether certain sales taxes and other similar taxes are the Company’s costs or tenants’ costs. Instead, the Company accounts for these costs as tenant costs.

The Company recognizes lease termination fees, which are included in “other revenues” on the consolidated statements of operations, in the year that the lease is terminated and collection of the fee is reasonably assured. Upon early lease termination, the Company records losses related to unrecovered intangibles and other assets.

Beginning in April 2020, the Company received certain rent relief requests, most often in the form of rent deferral requests, as a result of COVID-19. The Company evaluated each tenant rent relief request on an individual basis, considering a number of factors. Not all tenant requests ultimately result in concessions or modification of agreements, nor is the Company forgoing its contractual rights under its lease agreements. The Financial Accounting Standards Board (the “FASB”) issued a question-and-answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of COVID-19. The Lease Modification Q&A clarifies that entities may elect to treat qualifying lease concessions as if they were based on enforceable rights and obligations, and may choose to apply or not to apply modification accounting to those qualifying concessions. Qualifying concessions must be in response to COVID-19 and not have a substantial increase in the lessee’s obligation or the lessor’s rights under the contract. The Company has elected not to apply ASC 842 modification guidance for concessions that did not increase the lease term, generally these concessions do not impact the overall economics of the lease. Concessions that extend the lease term are accounted for under ASC 842, lease modification guidance.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (continued)

The below table disaggregates the Company’s revenue by type of service for the years ended December 31, 2021 and 2020 (in thousands):

	Years Ended December 31,
	2021	2020

Minimum rent	$45,896	$46,349
Tenant reimbursements - variable lease revenue	13,120	13,273
Straight-line rents	1,060	1,155
Percentage rent - variable lease revenue	531	393
Lease termination fees	139	178
Other	803	786
Total	61,549	62,134
Credit losses on operating lease receivables	(239)	(1,131)
Total	$61,310	$61,003

Income Taxes

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this REIT status, the regulations require the Company to distribute at least 90% of its taxable income to stockholders and meet certain other asset and income tests, as well as other requirements. If the Company fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the Company loses its REIT status it could not elect to be taxed as a REIT for five years unless the Company’s failure to qualify was due to reasonable cause and certain other conditions were satisfied.

Management has evaluated the effect of the guidance provided by GAAP on Accounting for Uncertainty of Income Taxes and has determined that the Company had no uncertain income tax positions.

Financial Instruments

The carrying amount of financial instruments included in assets and liabilities approximates fair market value due to their immediate or short-term maturity.

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported periods. The Company’s actual results could differ from these estimates.

Corporate General and Administrative Expense

Corporate general & administrative expenses consist of the following (in thousands):

	Years Ended December 31,
	2021	2020
Professional fees	$3,116	$2,466
Corporate administration (1)	1,771	1,240
Compensation and benefits	1,465	1,589
Capital and debt financing costs	438	291
Advertising costs for leasing activities	119	117
Other	231	128
Total	$7,140	$5,831

(1)	Includes $169 thousand in annual rental payments for the year ended December 31, 2021 for the Company’s office space headquarters that had a sale leaseback in December 2020.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (continued)

Other Expense

Other expense represents costs which are non-operating in nature. Other expenses were $185 thousand for the year ended December 31, 2021, and consist of legal settlement costs. Other expenses were $1.04 million for the year ended December 31, 2020, and include legal settlement costs and reimbursement of 2019 proxy costs, see Note 11 for additional details.

Lease Commitments

The Company determines if an arrangement is a lease at inception. Operating leases, in which the Company is the lessee, are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on our consolidated balance sheets.

ROU assets represent the right to use an underlying asset for the lease term and the lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU assets include any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend the lease when it is reasonably certain that the company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company elects the practical expedient to combine lease and associated nonlease components. The lease components are the majority of its leasing arrangements and the Company accounts for the combined component as an operating lease. In the event the Company modifies existing ground leases or enters into new ground leases, such leases may be classified as finance leases.

Noncontrolling Interests

Noncontrolling interests is the portion of equity in the Operating Partnership not attributable to the Trust. The ownership interests not held by the parent are considered noncontrolling interests. Accordingly, noncontrolling interests have been reported in equity on the consolidated balance sheets but separate from the Company’s equity. On the consolidated statements of operations, the subsidiaries are reported at the consolidated amount, including both the amount attributable to the Company and noncontrolling interests. Consolidated statements of equity include beginning balances, activity for the period and ending balances for stockholders’ equity, noncontrolling interests and total equity.

The noncontrolling interest of the Operating Partnership common unit holders is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s net assets (total assets less total liabilities). The noncontrolling interest percentage is calculated at any point in time by dividing the number of units not owned by the Company by the total number of units outstanding. The noncontrolling interest ownership percentage will change as additional units are issued or as units are exchanged for the Company’s $0.01 par value per share common stock (“Common Stock”). In accordance with GAAP, any changes in the value from period to period are charged to additional paid-in capital.

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entities Own Equity (Subtopic 815-40).” This ASU simplifies accounting for convertible instruments by eliminating two of the three models in ASC 470-20 that require separating embedded conversion features from convertible instruments. In addition, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The guidance is effective for fiscal years beginning after December 15, 2021. We adopted this guidance effective January 1, 2021 under the modified retrospective adoption approach. There was no effect to the opening balance of retained earnings at the date of adoption. The comparative information has not been restated and continues to be presented according to accounting standards in effect for those periods.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (continued)

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820)”. This update modifies the disclosure requirements on fair value measurements in Topic 820 with several removals, modifications and additions for disclosures, which includes both prospective and retrospective disclosures. The guidance adds prospective disclosures related to the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements including measurement uncertainty disclosures to communicate the uncertainty in the measurement as of the reporting date. The Company adopted this ASU as of January 1, 2020. The adoption did not have material impact on its consolidated financial statements upon adoption of the guidance and there were no retrospective disclosures necessary.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This update enhances the methodology of measuring expected credit losses to include the use of forward-looking information to better calculate credit loss estimates. The guidance will apply to most financial assets measured at amortized cost and certain other instruments, such as accounts receivable and loans. The guidance will require that the Company estimate the lifetime expected credit loss with respect to these receivables and record allowances that, when deducted from the balance of the receivables, represent the net amounts expected to be collected. The Company will also be required to disclose information about how it developed the allowances, including changes in the factors that influenced the Company’s estimate of expected credit losses and the reasons for those changes. The guidance would be effective for interim and annual reporting periods beginning after December 15, 2022, per FASB’s issuance of ASU 2019-10, “Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates.” The Company is currently in the process of evaluating the impact the adoption of the guidance will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

Reclassifications

The Company has reclassified certain prior period amounts in the accompanying consolidated financial statements in order to be consistent with the current period presentation. The consolidated statements of operations reported within prior year’s Form 10-K, fiscal year ended December 31, 2020, presented net loss attributable to Wheeler REIT Common Stockholders and basic and diluted loss per share amounts of $13.56 million and $1.40 per share, respectively. On November 3, 2021, common stockholders of the Company voted to amend the Company’s Charter to remove the cumulative dividend rights of the Series A Preferred and Series B Preferred. As a result, the net loss attributable to Wheeler REIT Common Stockholders and basic and diluted loss per share amounts have been restated to conform with this amendment, resulting in net loss attributable to Wheeler REIT Common Stockholders and basic and diluted loss per share amounts of $9.29 million and $0.96 per share, respectively, for the year ended December 31, 2020.

No other reclassifications had an effect on net income, total assets, total liabilities or equity. The revenue from interest income was reclassified from interest expense on the consolidated statements of operations for consistency with current period presentation.

3. Real Estate

Investment properties consist of the following (in thousands):

	December 31,
	2021	2020
Land and land improvements	$96,752	$97,117
Buildings and improvements	357,606	354,738
Investment properties at cost	454,358	451,855
Less accumulated depreciation	(67,628)	(59,191)
Investment properties, net	$386,730	$392,664

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

3. Real Estate (continued)

The Company’s depreciation expense on investment properties was $11.07 million and $11.32 million for the years ended December 31, 2021 and 2020, respectively.

A significant portion of the Company’s land, buildings and improvements serve as collateral for its mortgage loans. Accordingly, restrictions exist as to the encumbered property’s transferability, use and other common rights typically associated with property ownership.

Assets Held for Sale and Dispositions

At December 31, 2021, assets held for sale included Walnut Hill Plaza, as the Company has committed to a plan to sell the property. At December 31, 2020, assets held for sale included Columbia Fire Station, Berkley Shopping Center, a 0.75 acre land parcel at Berkley (the “Berkley Land Parcel”) and two outparcels at Rivergate Shopping Center.

Impairment expenses on assets held for sale are a result of reducing the carrying value for the amount that exceeded the property’s fair value less estimated selling costs. The valuation assumptions are based on the three-level valuation hierarchy for fair value measurement and represent Level 2 inputs. Impairment expenses for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	Years Ended December 31,
	2021	2020
Walnut Hill Plaza	$100	$—
Columbia Fire Station	2,200	600
Total	$2,300	$600

As of December 31, 2021 and 2020, assets held for sale and associated liabilities consist of the following (in thousands):

	December 31,
	2021	2020
Investment properties, net	$1,824	$12,593
Rents and other tenant receivables, net	18	132
Above market leases, net	—	153
Deferred costs and other assets, net	205	194
Total assets held for sale	$2,047	$13,072

	December 31,
	2021	2020
Loans payable	$3,145	$12,838
Below market leases, net	—	25
Accounts payable, accrued expenses and other liabilities	236	261
Total liabilities associated with assets held for sale	$3,381	$13,124

The following properties were sold during the years ended December 31, 2021 and 2020 (in thousands):

Disposal	Property	Contract Price	Gain (Loss)	Net Proceeds
November 17, 2021	Columbia Fire Station	$4,250	$(88)	$3,903
August 31, 2021	Rivergate Shopping Center Out Parcel	3,700	1,915	3,451
July 9, 2021	Tulls Creek Land Parcel (1.28 acres)	250	52	222
March 25, 2021	Berkley Shopping Center and Berkley Land Parcel (0.75 acres)	4,150	176	3,937
December 31, 2020	Riversedge North	3,000	49	2,843
January 21, 2020	St. Matthews	1,775	(26)	1,665

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

4. Deferred Costs

Deferred costs and other assets, net of accumulated amortization are as follows (in thousands):

	December 31,
	2021	2020
Leases in place, net	$7,519	$10,233
Ground lease sandwich interest, net	1,667	1,941
Lease origination costs, net	1,474	1,334
Tenant relationships, net	853	1,308
Legal and marketing costs, net	14	22
Other	446	592
Total deferred costs and other assets, net	$11,973	$15,430

As of December 31, 2021 and 2020, the Company’s intangible accumulated amortization totaled $62.94 million and $60.33 million, respectively. During the years ended December 31, 2021 and 2020, the Company’s intangible amortization expense totaled $3.73 million and $5.97 million, respectively. Future amortization of leases in place, ground lease sandwich interest, lease origination costs, tenant relationships, and legal and marketing costs is as follows (in thousands):

For the Years Ended December 31,	Leases in place, net	Ground lease sandwich interest, net	Lease origination costs, net	Tenant relationships, net	Legal & marketing costs, net	Total
2022	$2,092	$274	$230	$349	$6	$2,951
2023	1,612	274	213	222	5	2,326
2024	1,111	274	194	126	3	1,708
2025	794	274	160	62	—	1,290
2026	422	274	136	11	—	843
Thereafter	1,488	297	541	83	—	2,409
	$7,519	$1,667	$1,474	$853	$14	$11,527

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

5. Loans Payable

The Company’s loans payable consist of the following (in thousands, except monthly payment):

Property/Description	Monthly Payment	Interest Rate	Maturity	December 31, 2021	December 31, 2020
Litchfield Market Village	$46,057	5.50%	November 2022	$7,312	$7,418
Twin City Commons	$17,827	4.86%	January 2023	2,843	2,915
Walnut Hill Plaza	$26,850	5.50%	March 2023	3,145	3,287
New Market	$48,747	5.65%	June 2023	6,291	6,508
Benefit Street Note (3)	$53,185	5.71%	June 2023	6,914	7,145
Deutsche Bank Note (2)	$33,340	5.71%	July 2023	5,488	5,567
JANAF	$333,159	4.49%	July 2023	47,065	48,875
First National Bank (6) (7)	$24,656	LIBOR + 350 basis points	August 2023	789	1,045
Lumber River (7)	$10,723	LIBOR + 350 basis points	September 2023	1,296	1,367
Tampa Festival	$50,797	5.56%	September 2023	7,753	7,920
Forrest Gallery	$50,973	5.40%	September 2023	8,060	8,226
South Carolina Food Lions Note (5)	$68,320	5.25%	January 2024	11,259	11,473
JANAF Bravo	$35,076	5.00%	May 2024	5,936	6,263
Cypress Shopping Center	$34,360	4.70%	July 2024	6,031	6,163
Port Crossing	$34,788	4.84%	August 2024	5,778	5,909
Freeway Junction	$41,798	4.60%	September 2024	7,431	7,582
Harrodsburg Marketplace	$19,112	4.55%	September 2024	3,267	3,343
Bryan Station	$23,489	4.52%	November 2024	4,226	4,312
Crockett Square	Interest only	4.47%	December 2024	6,338	6,338
Pierpont Centre	$39,435	4.15%	February 2025	7,861	8,001
Shoppes at Myrtle Park	$33,180	4.45%	February 2025	5,757	5,892
Folly Road	$41,482	4.65%	March 2025	7,063	7,223
Alex City Marketplace	Interest only	3.95%	April 2025	5,750	5,750
Butler Square	Interest only	3.90%	May 2025	5,640	5,640
Brook Run Shopping Center	Interest only	4.08%	June 2025	10,950	10,950
Beaver Ruin Village I and II	Interest only	4.73%	July 2025	9,400	9,400
Sunshine Shopping Plaza	Interest only	4.57%	August 2025	5,900	5,900
Barnett Portfolio (4)	Interest only	4.30%	September 2025	8,770	8,770
Fort Howard Shopping Center	Interest only	4.57%	October 2025	7,100	7,100
Conyers Crossing	Interest only	4.67%	October 2025	5,960	5,960
Grove Park Shopping Center	Interest only	4.52%	October 2025	3,800	3,800
Parkway Plaza	Interest only	4.57%	October 2025	3,500	3,500
Winslow Plaza	$24,295	4.82%	December 2025	4,483	4,553
JANAF BJ’s	$29,964	4.95%	January 2026	4,725	4,844
Tuckernuck	$32,202	5.00%	March 2026	5,052	5,193
Chesapeake Square	$23,857	4.70%	August 2026	4,192	4,279
Berkley/Sangaree/Tri-County	Interest only	4.78%	December 2026	6,176	9,400
Riverbridge	Interest only	4.48%	December 2026	4,000	4,000
Franklin Village	$45,336	4.93%	January 2027	8,277	8,404
Village of Martinsville	$89,664	4.28%	July 2029	15,589	15,979
Laburnum Square	Interest only	4.28%	September 2029	7,665	7,665
Rivergate	$100,222	4.25%	September 2031	18,430	21,164
Convertible Notes	Interest only	7.00%	December 2031	33,000	—
Columbia Fire Station	Interest only	14.00%	July 2021	—	3,893
Powerscourt Financing Agreement	Interest only	13.50%	March 2023	—	25,000
Total Principal Balance (1)				346,262	353,916
Unamortized debt issuance cost (1)				(9,834)	(6,812)
Total Loans Payable, including assets held for sale				336,428	347,104
Less loans payable on assets held for sale, net loan amortization costs				3,145	12,838
Total Loans Payable, net				$333,283	$334,266

(1)	Includes loans payable on assets held for sale, see Note 3.
(2)	Collateralized by LaGrange Marketplace, Ridgeland and Georgetown.

(3)	Collateralized by Ladson Crossing, Lake Greenwood Crossing and South Park.
(4)	Collateralized by Cardinal Plaza, Franklinton Square, and Nashville Commons.
(5)	Collateralized by Clover Plaza, South Square, St. George, Waterway Plaza and Westland Square.
(6)	Collateralized by Surrey Plaza and Amscot Building.
(7)	Certain loans bear interest at a variable interest rate equal to LIBOR or another index rate, subject to a floor, in each case plus or minus a specified margin.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

5. Loans Payable (Continued)

Rights Offering and Convertible Notes

On July 22, 2021, the Company commenced the rights offering (the “Rights Offering”) for the purchase of up to $30.00 million in aggregate principal amount of the Company’s 7.00% senior subordinated convertible notes due 2031 (the “Convertible Notes”). On August 13, 2021, the Rights Offering expired. Pursuant to the Rights Offering, the Company distributed to holders of its Common Stock, as of 5:00 p.m. New York City time on June 1, 2021 (the “Record Date”), non-transferable subscription rights to purchase Convertible Notes. Each holder of the Company’s Common Stock as of the Record Date received one right for each eight shares of the Company’s Common Stock owned, and each right entitled a holder to purchase $25.00 principal amount of Convertible Notes. The Rights Offering was made pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission. The aggregate principal amount of Convertible Notes issued in the Rights Offering was $30.00 million. The Rights Offering was backstopped by Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, Magnetar Lake Credit Fund LLC, Purpose Alternative Credit Fund – F LLC, Purpose Alternative Credit Fund – T LLC, and AY2 Capital LLC (each individually, a “Backstop Party” and, collectively, the “Backstop Parties”) in the amount of $2.19 million in aggregate principal. On October 12, 2021, the Backstop Parties and their assignee elected to exercise their “accordion right” in full and purchased from the Company an additional $3.00 million in aggregate principal amount of the Company’s Convertible Notes. The Convertible Notes contain debt issuance costs aggregating $7.10 million which is being amortized over the life of the Convertible Notes.

On August 13, 2021, the Company, as Issuer, and Wilmington Savings Fund Society, FSB., as Trustee, entered into an Indenture governing the terms of the Convertible Notes (the “Indenture”).

The Convertible Notes bear interest at a rate of 7.00% per annum. Interest on the Convertible Notes is payable semi-annually in arrears on June 30 and December 31 of each year, commencing on December 31, 2021.

The Convertible Notes are subordinate and junior in right of payment to the Company’s obligations to the holders of senior indebtedness, and that in the case of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Company as a whole, whether voluntary or involuntary, all obligations to holders of senior indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal or interest on the Convertible Notes.

Interest on the Convertible Notes is payable, at the Company’s election: (a) in cash; (b) in shares of Series B Preferred; (c) in shares of Series D Preferred; or (d) in any combination of (a), (b), and/or (c). For purposes of determining the value of Series B Preferred and Series D Preferred paid as interest on the Convertible Notes, each share of Series B Preferred and Series D Preferred shall be deemed to have a value equal to the product of (x) the average of the VWAPs (as defined in the Indenture) for the Series B Preferred or the Series D Preferred, as the case may be, for the 15 consecutive trading days ending on the third business day immediately preceding the relevant interest payment date, and (y) 0.55. During the year ended December 31, 2021, interest related to the Convertible Notes was $886 thousand and paid with 113,709 shares of Series D Preferred, which when adjusted for the VWAP discount represents interest expense of $1.61 million.

The Convertible Notes are convertible, in whole or in part, at any time, at the option of the holders of the Convertible Notes, into shares of the Company’s Common Stock at a conversion price of $6.25 per share of the Company’s Common Stock (the “Conversion Price”); provided, however, that if at any time after September 21, 2023, holders of the Series D Preferred have required the Company to redeem (payable in cash or stock) in the aggregate at least 100,000 shares of Series D Preferred, then the Conversion Price will be adjusted to the lower of (i) 55% of the Conversion Price or (ii) a 45% discount to the lowest price at which any Series D Preferred was converted into the Common Stock. Upon a change of control, each Convertible Note will mandatorily convert into shares of the Company’s Common Stock equal to: (i) the principal amount of each Convertible Note divided by (ii) the product of (x) the average of the per share volume-weighted average prices for the Common Stock for the 15 consecutive trading days ending on the third business day immediately preceding the date of such change of control, and (y) 0.55. After January 1, 2024, the Company may redeem the Convertible Notes at any time (in whole or in part) at the Company’s option at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest as of the redemption date (the “Redemption Price”). The Redemption Price may be paid: (a) in cash; (b) in shares of Common Stock; or (c) in any combination of (a) and (b).

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

5. Loans Payable (Continued)

Powerscourt Financing Agreement

On December 22, 2020, the Company entered into a financing agreement (the “Powerscourt Financing Agreement”) with Powerscourt Investments XXII, LP, as administrative agent and collateral agent. The Powerscourt Financing Agreement provides for a term loan in the aggregate principal of $25.00 million. The proceeds of the Powerscourt Financing Agreement are intended for the following: (i) to paydown the Company’s indebtedness on the KeyBank Credit Agreement, (ii) to redeem certain shares of the Company’s Series D Preferred, and (iii) to pay fees and expenses in connection with the transactions contemplated by the Powerscourt Financing Agreement. The Powerscourt Financing Agreement is at a rate of 13.50% and matures on March 31, 2023 with quarterly interest only payments beginning on January 15, 2021.

In conjunction with the Powerscourt Financing Agreement, the Company issued to Powerscourt XXII, LP a warrant (the “Powerscourt Warrant”) to purchase 496,415 shares of Common Stock for $3.12 per share (the “Powerscourt Warrant Agreement”). The Powerscourt Warrant is exercisable at the option of its holder in whole or in part into shares of Common Stock from time to time on or after December 22, 2020 (the “Effective Date”) and before the date that is the 36-month anniversary of the Effective Date.

Additionally, the Company entered into a registration rights agreement with the holders from time to time of the Powerscourt Warrant, dated as of December 22, 2020 (the “Powerscourt Registration Rights Agreement”), accordingly, the Company registered the resale of the common stock underlying the Powerscourt Warrant on a Form S-11 Registration Statement which became effective on May 25, 2021.

On March 12, 2021, the Company paid in full the $25.00 million Powerscourt Financing Agreement. The Powerscourt Warrant Agreement and the Powerscourt Registration Rights Agreement remain as of December 31, 2021.

Wilmington Financing Agreement

On March 12, 2021, the Company entered into a financing agreement (the “Wilmington Financing Agreement”) as borrower, certain subsidiaries of the Company from time to time party thereto, as guarantors (together with the Company, the “Loan Parties”), the lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent. The Wilmington Financing Agreement provided for a term loan in the aggregate principal amount of $35.00 million. The proceeds of the Wilmington Financing Agreement were intended for the following: (i) to payoff the Company’s indebtedness on the Powerscourt Financing Agreement, (ii) to fund the redemption of certain shares of the Company’s 8.75% Series D Preferred and (iii) to pay fees and expenses in connection with the transactions contemplated by the Wilmington Financing Agreement. The Wilmington Financing Agreement is at a rate of 8.00% and matures in March 2026 with quarterly interest only payments beginning on April 15, 2021. Any payment or repayment of principal will be made with a premium equal to 5% of the amount repaid or prepaid, a total of $1.75 million.

The obligations of the Company under the Wilmington Financing Agreement were secured by liens on certain assets of the Company and certain of the Company’s subsidiaries, including mortgages on the properties within the Company’s portfolio. The Wilmington Financing Agreement also contains covenants that restrict, among other things the ability of the Company and its subsidiaries to create liens, incur indebtedness, make certain investments, merge or consolidate, dispose of assets, pay certain dividends and make certain other restricted payments or certain equity issuances, change the nature of their businesses, enter into certain transactions with affiliates and change their governing documents.

Pursuant to the Wilmington Financing Agreement, the Company issued to the holders from time to time party thereto a warrant (the “Wilmington Warrant”) to purchase in the aggregate, 1,061,719 shares of Common Stock in three tranches: warrants to purchase an aggregate of 510,204 shares at an exercise price of $3.430 per share (“Tranche A”); warrants to purchase an aggregate of 424,242 shares at an exercise price of $4.125 per share (“Tranche B”); and warrants to purchase an aggregate of 127,273 shares at an exercise price of $6.875 per share (“Tranche C”) (the “Wilmington Warrant Agreement”). The Wilmington Warrant is exercisable at the option of its holder in whole or in part into shares of Common Stock from time to time on or after March 12, 2021 (the “Effective Date”) and before the maturity date of the Wilmington Financing Agreement.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

5. Loans Payable (Continued)

In connection with the Wilmington Financing Agreement, the Company entered into a registration rights agreement with the holders from time to time of the Wilmington Warrants, dated as of March 12, 2021 (the “Wilmington Registration Rights Agreement”), accordingly, the Company registered the resale of the common stock underlying the Wilmington Warrant on a Form S-11 Registration Statement which became effective on May 25, 2021.

On December 21, 2021, the principal balance on the Wilmington Financing Agreement was paid in full. The Wilmington Warrant Agreement and the Wilmington Registration Rights Agreement remain as of December 31, 2021.

KeyBank Credit Agreement

The KeyBank Credit Agreement was paid in full as of December 22, 2020. The KeyBank Credit Agreement had the following activity during the year ended December 31, 2020:

●	Entered into the Second Amendment to the KeyBank Credit Agreement (the “Second Amendment”) on January 24, 2020, effective December 21, 2019, and the Company began making monthly principal payments of $350 thousand on November 1, 2019. The Second Amendment, among other provisions, requires a pledge of additional collateral of $15.00 million in residual equity interests and staggered maturity dates with an ultimate maturity of June 30, 2020;

●	Entered into a Third Amendment to the KeyBank Credit Agreement (the “Third Amendment”) on July 21, 2020. The Third Amendment, among other provisions, reduces the pledge of additional collateral by two properties and extends the maturity to December 31, 2020;

●	The KeyBank Credit Agreement had principal paydowns as noted below:

◦	$1.78 million paydown from St. Matthews sale proceeds on January 21, 2020;

◦	$5.75 million paydown from Shoppes at Myrtle Park refinancing proceeds on January 23, 2020; and

◦	$2.50 million paydown from cash released to the Company from restricted cash accounts on May 20, 2020;

◦	$1.00 million paydown on November 12, 2020;

◦	$3.00 million final paydown from Powerscourt Financing Agreement proceeds on December 22, 2020.

Shoppes at Myrtle Park Refinance

On January 23, 2020, the Company refinanced the Shoppes at Myrtle Park collateralized portion of the KeyBank Credit Agreement for $6.00 million at a fixed interest rate of 4.45%. The loan matures in February 2025 with monthly principal and interest payments of $33 thousand.

Folly Road Refinance

On March 23, 2020, the Company executed a promissory note for $7.35 million for the refinancing of Folly Road at a rate of 4.65%. The loan matures in March 2025 with monthly principal and interest payments of $41 thousand.

First National Bank Amendment

On October 14, 2020, the Company entered into the Second Amendment to extend the $1.13 million First National Bank Loan to March 15, 2021 with monthly principal and interest payments of $25 thousand. The First National Bank Loan will bear interest at LIBOR plus 350 basis points with a minimum interest rate set at 4.25%.

On September 22, 2021, the Company entered into the Fourth Amendment to extend the $875 thousand First National Bank Loan to August 15, 2023 with monthly principal and interest payments of $25 thousand. The First National Bank Loan will bear interest at LIBOR plus 350 basis points with a minimum interest rate set at 4.25%.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

5. Loans Payable (Continued)

Lumber River Extensions

On October 14, 2020, the Company entered into the Third Amendment to extend the $1.39 million Lumber River Loan to April 10, 2021 with monthly principal and interest payments of $11 thousand. The Lumber River Loan will bear interest at LIBOR plus 350 basis points with a minimum interest rate set at 4.25%.

On September 22, 2021, the Company entered into the Fifth Amendment to extend the $1.31 million Lumber River Loan to September 10, 2023 with monthly principal and interest payments of $11 thousand. The Lumber River Loan will bear interest at LIBOR plus 350 basis points with a minimum interest rate set at 4.25%.

Walnut Hill Plaza Amendment

On July 15, 2020, the Company entered into the Third Amendment to reduce the Walnut Hill Plaza loan by $443 thousand to $3.30 million using proceeds from restricted cash reserves and received three months of forbearance on principal payments.

On October 16, 2020, the Company entered into the Fourth Amendment to receive forbearance on principal payments through December 29, 2020 and extend the maturity date to March 2023.

Tuckernuck Extension and Refinance

On November 1, 2020, the Company entered into a Second Amended Forbearance Agreement to extend the Tuckernuck Loan to February 1, 2021 with monthly principal and interest payments of $34 thousand.

On February 2, 2021, the Company refinanced the Tuckernuck Loan for $5.15 million at a rate of 5.00%. The loan matures on March 1, 2026 with monthly principal and interest payments of $32 thousand.

Rivergate Extensions and Refinance

On November 19, 2020, the Company entered into an agreement to extend the maturity date from October 20, 2020 to April 20, 2021 with monthly principal payments of $48 thousand plus accrued and unpaid interest.

On May 28, 2021, the Company entered into an agreement with Synovus Bank to extend the maturity date from April 21, 2021 to October 20, 2021 with monthly principal payments of $60 thousand plus accrued and unpaid interest. The Rivergate Loan will bear interest at the Synovus Bank’s prime rate less 0.25% with a floor of 3.00%. On August 31, 2021 a $3.54 million principal payment was made in conjunction with the outparcel sale.

On September 30, 2021, the Company refinanced the Rivergate Loan for $18.50 million at a rate of 4.25%. The loan matures on September 30, 2031 with monthly principal and interest payments of $100 thousand through September 2026 at which time monthly principal and interest payments begin based on a 20-year amortization and an interest rate change to 5 year U.S. Treasury Rate plus 2.70% with a floor of 4.25%.

Riversedge North Payoff

On December 31, 2020, the principal balance on the Riversedge North loan was paid in full with the sale of the property, as detailed in Note 3.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

5. Loans Payable (Continued)

Columbia Fire Station Extension and Payoff

Effective September 3, 2020, the Company extended the Columbia Fire Station promissory note (“Columbia Fire Station Loan”) to December 3, 2020, with the monthly principal payment increasing $20 thousand for a total monthly principal and interest payment of $46 thousand beginning on October 3, 2020.

On December 7, 2020, the Company received a letter demanding payment in full from Pinnacle Bank for all amounts due under Columbia Fire Station Loan and the interest rate increased to 14%, the default rate. On December 29, 2020, Pinnacle Bank filed a suit against the Company, guarantor.

On January 21, 2021, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) with Pinnacle Bank at an interest rate of 14% and made a $500 thousand principal payment. The Forbearance Agreement, among other provisions, extends the maturity date of the Columbia Fire Station Loan to July 21, 2021 and waives all defaults and late fees existing prior to the Forbearance Agreement.

On July 21, 2021, the principal balance on the Columbia Fire Station Loan was paid in full.

Berkley/Sangaree/Tri-County Paydown

On March 25, 2021, the Company made a $3.22 million principal payment on the Berkley/Sangaree/Tri-County loan with the sale of the Berkley Shopping Center, as detailed in Note 3, and paid $687 thousand in defeasance.

JANAF Bravo Refinance

On May 5, 2021, the Company refinanced the JANAF Bravo Loan for $6.00 million at a rate of 5.00%. The loan matures on May 5, 2024 with monthly principal and interest payments of $35 thousand.

Debt Maturities

The Company’s scheduled principal repayments on indebtedness as of December 31, 2021, including assets held for sale, are as follows (in thousands):

For the years ended December 31,
2022	$13,567
2023	89,288
2024	50,490
2025	92,016
2026	23,531
Thereafter	77,370
Total principal repayments and debt maturities	$346,262

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

6. Derivative Liabilities

Fair Value of Warrants

The Company utilized the Monte Carlo simulation model to calculate the fair value of the Powerscourt Warrant and Wilmington Warrant (collectively, the “Warrant Agreements”). Significant observable and unobservable inputs include stock price, conversion price, risk-free rate, term, likelihood of an event of contractual conversion and expected volatility. The Monte Carlo simulation is a Level 3 valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators. The Warrant Agreements contain terms and features that give rise to derivative liability classification. In determining the initial fair value of the Powerscourt Warrant, the Company used the following inputs in its Monte Carlo model; exercise price of $3.12 per share , Common Stock price $2.75, contractual term to maturity 3.0 years, expected Common Stock volatility 72.00% and risk-free interest rate 0.17%. In determining the initial fair value of the Wilmington Warrant, the Company used the following inputs in its Monte Carlo model; exercise price of each of the three tranches within the Wilmington Warrant Agreement as described in Note 5, Common Stock price $3.75, contractual term to maturity 5.0 years, expected Common Stock volatility 54.72% and risk-free interest rate 0.91%.

In measuring the warrant liability at December 31, 2021 and 2020, the Company used the following inputs in its Monte Carlo Model:

	For the Years Ended December 31,
	2021	2020
Range of exercise prices	$3.120 - $6.875	$3.12
Common Stock price	$1.94	$2.75
Weighted average contractual term to maturity	3.5 years	3.0 years
Range of expected market volatility %	70.12% - 81.00%	72.00%
Range of risk-free interest rate	0.72% - 1.16%	0.17%

Fair Value of Conversion Features Related to Convertible Notes

The Company identified certain embedded derivatives related to the conversion features of the Convertible Notes. In accordance with ASC 815-40, Derivatives and Hedging Activities, the embedded conversion options contained within the Convertible Notes were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through each reporting date. The Company utilized a multinomial lattice model to calculate the fair value of the embedded derivatives. Significant observable and unobservable inputs include, conversion price, stock price, dividend rate, expected volatility, risk-free rate and term. The multinomial lattice model is a Level 3 valuation technique because it requires the development of significant internal assumptions in addition to observable market indicators. In determining the initial fair value of the embedded derivatives, the Company used the following inputs in its multinomial lattice model; initial conversion price within the Convertible Notes was $6.25, Common Stock price of $2.94, dividend rate of 0%, expected Common Stock volatility 50.00%, risk-free interest rate 1.53% and contractual term to maturity was 10.3 years.

In measuring the embedded derivative liability at December 31, 2021, the Company used the following inputs in its multinomial lattice model:

Conversion price	$6.25
Common Stock price	$1.94
Contractual term to maturity	10.1 years
Expected market volatility %	80.00%
Risk-free interest rate	1.51%

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

6. Derivative Liabilities (Continued)

The following table sets forth a summary of the changes in fair value of the Company’s derivative liabilities, which include both the warrant liabilities and embedded derivative liability (in thousands):

Balance December 31, 2019	$—
Issuance of Powerscourt Warrant	594
Balance December 31, 2020	594
Issuance of Wilmington Warrant	2,018
Issuance of embedded derivative	5,932
Changes in fair value	(3,768)
Balance December 31, 2021	$4,776

7. Rentals under Operating Leases

Future minimum rents to be received under noncancelable tenant operating leases, excluding rents on assets held for sale, for each of the next five years and thereafter, excluding tenant reimbursements and percentage rent based on tenant sales volume, as of December 31, 2021 are as follows (in thousands):

For the years ended December 31,
2022	$47,232
2023	43,305
2024	35,993
2025	28,701
2026	20,382
Thereafter	51,921
Total minimum rents	$227,534

8. Equity and Mezzanine Equity

The Company has authority to issue 215,000,000 shares of stock, consisting of 200,000,000 shares of $0.01 par value Common Stock (“Common Stock”) and 15,000,000 shares of preferred stock of which 5,000,000 shares have been classified as no par value Series B Preferred Stock (“Series B Preferred”), 6,000,000 shares as Series D Cumulative Convertible Preferred Stock (“Series D Preferred”) and 4,500 shares of Series A Preferred Stock (“Series A Preferred”).

Substantially all of our business is conducted through the Company’s Operating Partnership. The Trust is the sole general partner of the Operating Partnership and owned a 98.59% and 98.53% interest in the Operating Partnership as of December 31, 2021 and 2020, respectively. Limited partners in the Operating Partnership have the right to redeem their common units for cash or, at our option, common shares at a ratio of one common unit for one common share. Distributions to common unit holders are paid at the same rate per unit as dividends per share to the Trust’s common stockholders. As of December 31, 2021 and 2020, there were 15,227,758 of common units outstanding with the Trust owning 15,012,415 and 15,003,329, respectively, of these common units.

Series A Preferred Stock

At December 31, 2021 and 2020, the Company had 562 shares without par value Series A Preferred issued and outstanding and a $1,000 liquidation preference per share, or $562 thousand in aggregate. The Company has the right to redeem the 562 shares of Series A Preferred, on a pro rata basis, at any time at a price equal to 103% of the purchase price for the Series A Preferred.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

8. Equity and Mezzanine Equity (Continued)

Series B Preferred Stock

At December 31, 2021 and 2020, the Company had 1,872,448 and 1,875,748 shares, issued and outstanding, respectively, without par value Series B Preferred with a $25.00 liquidation preference per share, or $46.81 million and $46.90 million, respectively. Holders of Series B Preferred shares have the right to receive, only when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, cash dividends, at a rate of 9% per annum of the $25 liquidation preference per share. The Series B Preferred has no redemption rights. However, the Series B Preferred is subject to a mandatory conversion once the 20-trading day volume-weighted average closing price of our Common Stock, exceeds $58 per share; once this weighted average closing price is met, each share of our Series B Preferred will automatically convert into shares of our Common Stock at a conversion price equal to $40.00 per share of Common Stock. In addition, holders of our Series B Preferred also have the option, at any time, to convert shares of our Series B Preferred into shares of our Common Stock at a conversion price of $40.00 per share of Common Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of shares of our Series B Preferred shall be entitled to be paid out of our assets a liquidation preference of $25.00 per share. The Series B Preferred has no maturity date and will remain outstanding indefinitely unless subject to a mandatory or voluntary conversion as described above.

Series D Preferred Stock - Redeemable Preferred Stock and Tender Offers

At December 31, 2021 and 2020, the Company had 3,152,392 and 3,529,293 issued and outstanding, respectively, of Series D Preferred, without par value with a $25.00 liquidation preference per share, and a liquidation value of $104.97 million and $109.13 million in aggregate, respectively. Until September 21, 2023, the holders of the Series D Preferred are entitled to receive cumulative cash dividends at a rate of 8.75% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.1875 per share) (the “Initial Rate”). Commencing September 21, 2023, the holder’s will be entitled to cumulative cash dividends at an annual dividend rate of the Initial Rate increased by 2% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%. Dividends are payable quarterly in arrears on or before January 15th, April 15th, July 15th and October 15th of each year. On or after September 21, 2021, the Company may, at its option, redeem the Series D Preferred, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date. The holder of the Series D Preferred may convert shares at any time into shares of the Company’s Common Stock at an initial conversion rate of $16.96 per share of Common Stock. On September 21, 2023, the holders of the Series D Preferred may, at their option, elect to cause the Company to redeem any or all of their shares at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date, payable in cash or in shares of Common Stock, or any combination thereof, at the Company’s option.

The Series D Preferred requires the Company maintain asset coverage of at least 200%. If we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) our total assets plus accumulated depreciation and accumulated amortization minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (defined below)) over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of outstanding shares of our Series D Preferred and any outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (collectively referred to as “Redeemable and Term Preferred Stock”) on the last business day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the “Asset Coverage Cure Date,” then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having a coverage ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain the Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series D Preferred to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date. If shares of Series D Preferred are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

8. Equity and Mezzanine Equity (Continued)

Dividends on the Series D Preferred cumulate from the end of the most recent dividend period for which dividends have been paid. Dividends on the Series D Preferred cumulate whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Dividends on the Series D Preferred do not bear interest. If the Company, fails to pay any dividend within three (3) business days after the payment date for such dividend, the then-current dividend rate increases following the payment date by an additional 2.0% of the $25.00 stated liquidation preference per share, or $0.50 per annum, until we pay the dividend, subject to our ability to cure the failure. On December 20, 2018, the Company suspended the Series D Preferred dividend. As such, the Series D Preferred shares began accumulating dividends at 10.75% beginning January 1, 2019 and will continue to accumulate dividends at this rate until all accumulated dividends have been paid.

Holders of shares of the Series D Preferred have no voting rights. Pursuant to the Company’s Articles Supplementary, if dividends on the Series D Preferred are in arrears for six or more consecutive quarterly periods (a “Preferred Dividend Default”), the number of directors on our Board of Directors will automatically be increased by two, and holders of shares of the Series D Preferred and the holders of Series A Preferred and Series B Preferred (the Series A Preferred and Series B Preferred together, being the “Parity Preferred Stock”), shall be entitled to vote for the election of two additional directors (“Series D Preferred Directors”). A Preferred Dividend Default occurred on April 15, 2020. The election of such directors will take place upon the written request of the holders of record of at least 20% of the Series D Preferred and Parity Preferred Stock. The Board of Directors is not permitted to fill the vacancies on the Board of Directors as a result of the failure of the holders of 20% of the Series D Preferred and Parity Preferred Stock to deliver such written request for the election of the Series D Preferred Directors. The Series D Preferred Directors may serve on our Board of Directors, until all unpaid dividends on such Series D Preferred and Parity Preferred Stock, if any, have been paid or declared a sum sufficient for the payment thereof set apart for payment.

On September 22, 2020, the Operating Partnership purchased 71,343 shares of Series D Preferred at $15.50 per share. These shares are deemed to be retired on the consolidated financial statements. The book value of the shares purchased included both accreted and unaccreted issuance costs and dividends in arrears totaling $1.83 million.

The Company through “modified Dutch auction” tender offers on the Series D Preferred accepted for purchase 387,097 shares at a purchase price of $15.50 per share, for an aggregate cost of $6.00 million on March 12, 2021 and 103,513 shares of Series D Preferred at a purchase price of $18.00 per share, for an aggregate cost of $1.86 million on May 15, 2021, both excluding fees and expenses.

The changes in the carrying value of the Series D Preferred for the years ended December 31, 2021 and 2020 is as follows (in thousands):

Series D Preferred
Balance December 31, 2019	$87,225
Accretion of Preferred Stock discount	590
Undeclared dividends	9,581
Redemption of Preferred Stock	(1,833)
Balance December 31, 2020	95,563
Accretion of Preferred Stock discount	513
Undeclared dividends	8,237
Paid-in-kind interest, issuance of Preferred Stock	1,610
Redemption of Preferred Stock	(13,375)
Balance December 31, 2021	$92,548

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

8. Equity and Mezzanine Equity (Continued)

Earnings per share

Basic earnings per share for the Company’s common stockholder is calculated by dividing income (loss) from continuing operations, excluding amounts attributable to preferred stockholders and the net income (loss) attributable to noncontrolling interests, by the Company’s weighted-average shares of Common Stock outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) attributable to common stockholders, excluding amounts attributable to preferred stockholders and the net income (loss) attributable to noncontrolling interests, by the weighted-average number of common shares including any dilutive shares.

As of December 31, 2021 and 2020, the below shares are able to be converted to Common Stock. The common units, Series B Preferred, Series D Preferred, warrants and Convertible Notes have been excluded from the Company’s diluted earnings per share calculation because their inclusion would be antidilutive.

	December 31, 2021		December 31, 2020
	Outstanding shares	Potential Dilutive Shares	Outstanding shares	Potential Dilutive Shares
Common units	215,343	215,343	224,429	224,429
Series B Preferred Stock	1,872,448	1,170,280	1,875,748	1,172,343
Series D Preferred Stock	3,152,392	6,189,366	3,529,293	5,202,378
Warrants to purchase Common Stock	—	1,558,134	—	496,415
Convertible Notes	—	31,801,297	—	—

Dividends

On November 3, 2021, common stockholders of the Company voted to amend the Company’s Charter to remove the cumulative dividend rights of the Series A Preferred and Series B Preferred.

The following table summarizes the Series D Preferred dividends (in thousands except for per share amounts):

	Series D Preferred
Record Date/Arrears Date	Arrears	Per Share

For the year ended December 31, 2021	$8,167	$2.59

For the year ended December 31, 2020	$9,488	$2.69

There were no dividends declared to holders of Common Stock for the years ended December 31, 2021 and 2020.

The total cumulative dividends in arrears for Series D Preferred (per share $8.30) as of December 31, 2021 is $26.16 million.

2015 Long-Term Incentive Plan

On June 4, 2015, the Company’s stockholders approved the 2015 Long-Term Incentive Plan (the “2015 Incentive Plan”). The 2015 Incentive Plan allows for issuance of up to 125,000 shares of the Company’s Common Stock to employees, directors, officers and consultants for services rendered to the Company. The 2015 Incentive Plan replaced the 2012 Stock Incentive Plan.

As of December 31, 2021, there are 41,104 shares available for issuance under the Company’s 2015 Incentive Plan and there were no shares issued in 2021 or 2020.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

8. Equity and Mezzanine Equity (Continued)

2016 Long-Term Incentive Plan

On June 15, 2016, the Company’s stockholders approved the 2016 Long-Term Incentive Plan (the “2016 Incentive Plan”). The 2016 Incentive Plan allows for issuance of up to 625,000 shares of the Company’s Common Stock to employees, directors, officers and consultants for services rendered to the Company.

For the Years Ended December 31,	Shares Issued	Market Value
		(in thousands)
2021	5,000	$14
2020	—	—

As of December 31, 2021, there are 127,707 shares available for issuance under the Company’s 2016 Incentive Plan.

Cancellation of Stock Appreciation Rights Agreement

Effective July 5, 2021, Daniel Khoshaba resigned as the President and Chief Executive Officer of the Company and as a member of the Board of Directors and as a member of the Executive Committee of our Board of Directors. Upon Mr. Khoshaba’s cessation of employment with the Company, all of his rights under that certain Stock Appreciation Rights Agreement, dated August 4, 2020, by and between Mr. Khoshaba and the Company (the “SAR Agreement”), were forfeited for no consideration.

9. Lease Commitments

The Company has ground leases and leases its corporate headquarters; both are accounted for as operating leases. Most leases include one or more options to renew, with renewal terms that can extend the lease term from 5 to 50 years. As of December 31, 2021 and 2020, the weighted average remaining lease term of our leases is 31 and 32 years, respectively. The following properties are subject to leases which require the Company to make the following fixed annual rental payments and variable lease payments and include escalation clauses and renewal options as follows (in thousands):

	For the Years Ended December 31,		Expiration
	2021	2020	Year
Amscot	$26	$25	2045
Beaver Ruin Village	54	54	2054
Beaver Ruin Village II	22	22	2056
Moncks Corner	121	121	2040
Devine Street (1)	396	396	2051
JANAF (2)	268	282	2069
Riversedge corporate headquarters office space, Virginia Beach, VA	169	—	2030
Total rent expense	$1,056	$900

(1)	Lease options are exercised through 2035 with options which are reasonably certain to be exercised through 2051.

(2)	Includes $118 thousand and $131 thousand in variable percentage rent, during the years ended December 31, 2021 and 2020, respectively.

Supplemental information related to leases is as follows (in thousands):

	For the Years Ended December 31,
	2021	2020
Cash paid for amounts included in the measurement of operating lease liabilities	$902	$583
Leased assets obtained in exchange for new operating lease liabilities	$—	$1,285

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

9. Lease Commitments (Continued)

Undiscounted cash flows of our scheduled obligations for future minimum lease payments due under the operating leases, including applicable automatic extension options and options reasonably certain of being exercised, as of December 31, 2021 and a reconciliation of those cash flows to the operating lease liabilities at December 31, 2021 are as follows (in thousands):

For the years ended December 31,
2022	$905
2023	907
2024	909
2025	913
2026	943
Thereafter	22,843
Total minimum lease payments (1)	27,420
Discount	(14,380)
Operating lease liabilities	$13,040

(1)	Operating lease payments include $7.54 million related to options to extend lease terms that are reasonably certain of being exercised.

On December 31, 2020, the Company sold its corporate headquarters in Virginia Beach to an unrelated party for approximately $2.84 million, net of costs to sell, and simultaneously leased the building for 10 years at an annual base rent of $265 thousand, plus taxes and other operating and maintenance expenses. The transaction qualified for sale leaseback accounting in accordance with ASC 842 and the Company used the incremental borrowing rate associated with the previous loan on the office building of 5.77% for purposes of calculating the lease liability. The lease agreement includes an option for five years and the Company recognized only the initial term of the lease as part of its ROU asset and lease liability. As a result of this transaction, a gain of $49 thousand was recognized, which is included in “gain on disposal of properties” on the consolidated statements of operations with the remaining gain of $725 thousand deferred over the life of the lease.

10. Commitments and Contingencies

Insurance

The Company carries comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio under an insurance policy, in addition to other coverages, such as trademark and pollution coverage that may be appropriate for certain of its properties. Additionally, the Company carries a directors’, officers’, entity and employment practices liability insurance policy that covers such claims made against the Company and its directors and officers. The Company believes the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses.

Concentration of Credit Risk

The Company is subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws.

The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically located in the Southeast, Mid-Atlantic and Northeast, which markets represented approximately 62%, 34% and 4%, respectively, of the total annualized base rent of the properties in its portfolio as of December 31, 2021. The Company’s geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the Company’s retail shopping center properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

10. Commitments and Contingencies (Continued)

Regulatory and Environmental

As the owner of the buildings on our properties, the Company could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the Company does not comply with such laws, it could face fines for such noncompliance. Also, the Company could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the Company could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the Company’s tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the Company or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the Company, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the Company’s operations. The Company is not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

Litigation

The Company is involved in various legal proceedings arising in the ordinary course of its business, including, but not limited to commercial disputes. The Company believes that such litigation, claims and administrative proceedings will not have a material adverse impact on its financial position or its results of operations. The Company records a liability when it considers the loss probable and the amount can be reasonably estimated. In addition, the below legal proceedings are in process.

Jon Wheeler v. Wheeler Real Estate Investment Trust, Inc., Circuit Court for the City of Virginia Beach, Virginia. Former CEO, Jon Wheeler, alleged that his employment was improperly terminated and that he was owed severance and bonus payments pursuant to his Employment Agreement. In 2020, The Court found in favor of Jon Wheeler on his claim that his employment was terminated without cause. The Court denied Mr. Wheeler’s claims for a bonus and that his termination of employment was wrongful as a violation of public policy. The Court awarded the Company $5 thousand on its counterclaim. At a hearing on September 4, 2020 on Jon Wheeler’s motion for the award of attorneys’ fees, costs, and pre-judgment interest, the Court awarded Mr. Wheeler the requested costs, but awarded no attorneys’ fees and no pre-judgment interest. In total, Mr. Wheeler was awarded $520 thousand. In October 2020, the Company settled with Mr. Wheeler for $500 thousand. Mr. Wheeler preserved his right to appeal the Court’s denial of an award of attorneys’ fees of $375 thousand and pre-judgment interest of $63 thousand. On June 16, 2021, the Supreme Court granted Mr. Wheeler an appeal on his first assignment of error (i.e., the Circuit Court’s refusal to award Mr. Wheeler any attorneys’ fees) but denied the appeal as to Mr. Wheeler’s claim for prejudgment interest. The parties settled in the amount of $185 thousand on July 28, 2021.

David Kelly v. Wheeler Real Estate Investment Trust, Inc., Circuit Court for the City of Virginia Beach, Virginia. Former CEO David Kelly filed suit on May 28, 2020, alleging breach of his employment contract. Mr. Kelly claims that his employment was improperly terminated, that he is owed severance pay and related benefits pursuant to his employment agreement, and seeks damages of $400 thousand, plus unpaid bonuses and benefits, pre- and post-judgment interest, attorneys’ fees, and costs. The Company is defending the action on the grounds that Mr. Kelly’s employment was properly terminated for cause and no severance is owed to him. Trial is set for March 2022. At this juncture, the outcome of the matter cannot be predicted.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

10. Commitments and Contingencies (Continued)

JCP Investment Partnership LP, et al v. Wheeler Real Estate Investment Trust, Inc., United States District Court for the District of Maryland. On March 22, 2021, JCP Investment Partnership, LP, a Texas limited partnership and stockholder of the Company, JCP Investment Partners, LP, a Texas limited partnership and stockholder of the Company, JCP Investment Holdings, LLC, a Texas limited liability company and stockholder of the Company, and JCP Investment Management, LLC, a Texas limited liability company and stockholder of the Company (collectively, the “JCP Plaintiffs”), filed suit against the Company and certain current and former directors and former officers of the Company (the “Individual Defendants”), in the United States District Court for the District of Maryland. The complaint alleges that the Company amended provisions of its Articles Supplementary in 2018 governing the issuance of the Company’s Series D Preferred in violation of Maryland corporate law and without obtaining the consent of preferred stockholders and, therefore, the court should declare the Company’s said amendment invalid, enjoin further purportedly unauthorized amendments, and either compel the Company to redeem the JCP Plaintiffs’ stock or enter judgment for monetary damages the JCP Plaintiffs purportedly sustained based on the Company’s alleged breach of its contractual duties to redeem the JCP Plaintiffs’ Series D Preferred. The complaint also alleges certain violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder, and alleges that the Individual Defendants violated Section 20(a) of the Exchange Act. The JCP Plaintiffs are each purportedly a holder of the Company’s Series D Preferred. The complaint seeks damages, interest, attorneys’ fees, other costs and expenses, and such other relief as the court may deem just and equitable. The Company has filed an answer to the complaint denying any liability. The Individual Defendants filed a motion to dismiss the complaint, which was denied. The JCP Plaintiffs have filed a Motion For Partial Summary Judgment, as to which the Company and the Individual Defendants filed oppositions. The Court has not yet ruled on the Motion. At this early juncture, the outcome of the litigation is uncertain.

Steamboat Capital Partners Master Fund, LP and Steamboat Capital Partners II, LP v. Wheeler Real Estate Investment Trust, Inc., Steamboat Capital Partners Master Fund, LP and Steamboat Capital Partners II, LP v. Wheeler Real Estate Investment Trust, Inc., Circuit Court for Baltimore County, Maryland. On October 25, 2021, Steamboat Capital Partners Master Fund, LP, a Cayman Islands exempted limited partnership and stockholder of the Company, and Steamboat Capital Partners II, LP, a Delaware limited partnership and stockholder of the Company, filed suit against the Company in the Circuit Court for Baltimore County, Maryland. The complaint alleges that the Company’s rights offering of convertible debt to the Company’s common stockholders, and the notes issued pursuant to the rights offering, breached the provisions of the Company’s governing documents and violated the rights of the holders of the Series B Preferred and Series D Preferred. Plaintiffs seek relief as follows: require the Company to pay all dividends accrued, as of the date of the rights offering, on the Series B Preferred and Series D Preferred, and prohibit the Company from paying interest on the notes held by the Company’s common stockholders (upon exercise of the rights) until all accrued dividends on the Series B Preferred and Series D Preferred are paid. Plaintiffs also seek a declaration that the rights offering by the Company to its common stockholders, which resulted in the issuance of notes, when accrued Series B Preferred dividends and Series D Preferred dividends had not been fully paid, breached the provisions of the Company’s governing documents. In addition, the complaint contends that the Company’s amendment of its charter to remove the cumulative nature of dividends from the Series B Preferred cannot be applied retroactively. A trial date is set for May 2023. At this juncture, the outcome of the matter cannot be predicted.

Harbor Pointe Tax Increment Financing

On September 1, 2011, the Grove Economic Development Authority issued the Grove Economic Development Authority Tax Increment Revenue Note, Taxable Series 2011 in the amount of $2.42 million, bearing a variable interest rate of 2.29%, not to exceed 14% and payable in 50 semi-annual installments. The proceeds of the bonds were to provide funding for the construction of public infrastructure and other site improvements and to be repaid by incremental additional property taxes generated by development. Harbor Pointe Associates, LLC, then owned by an affiliate of former CEO, Jon Wheeler, entered into an Economic Development Agreement with the Grove Economic Development Authority for this infrastructure development and in the event the ad valorem taxes were insufficient to cover annual debt service, Harbor Pointe Associates, LLC would reimburse the Grove Economic Development Authority (the “Harbor Pointe Agreement”). In 2014, Harbor Pointe Associates, LLC was acquired by the Company.

The total debt service shortfall over the life of the bond is uncertain as it is based on ad valorem taxes, assessed property values, property tax rates, LIBOR and future potential development ranging until 2036. The Company’s future total principal obligation under the Harbor Pointe Agreement will be no more than $2.11 million, the principal amount of the bonds, as of December 31, 2021. In addition, the Company may have an interest obligation on the note based on the principal balance and LIBOR rates in effect at future payment dates. The Company funded approximately $87 thousand and $0 thousand, during the years ended December 31, 2021 and 2020, respectively, in debt service shortfalls. No amounts have been accrued for this as of December 31, 2021 as a reasonable estimate of future debt service shortfalls cannot be determined based on variables noted above.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

10. Commitments and Contingencies (Continued)

Tax Protection Agreement

In 2016, in connection with the acquisition of Berkley and Sangaree/Tri-County, the Operating Partnership entered into a tax protection agreement that obligates the Operating Partnership to reimburse Jon Wheeler, the Company’s former CEO, for his tax liabilities resulting from the recognition of certain taxable income or gain in the event the Operating Partnership takes certain action prior to November 10, 2023 with respect to Sangaree Plaza, Tri-County Plaza and Berkley. No liability was recorded as of December 31, 2021.

11. Related Party Transactions

The related party amounts below reflect the activity between the Company and its affiliates for the years ended December 31, 2021 and 2020 (in thousands):

	2021	2020
Amounts paid to affiliates	$402	$106

Reimbursement of Proxy Solicitation Expenses

The Company agreed to reimburse the Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, the “Stilwell Group”), for expenses it incurred in connection with the 2019 Stilwell Solicitation. At the 2019 annual meeting, our stockholders elected three nominees designated by the Stilwell Group to the Board of Directors. The Stilwell Group disclosed in the Stilwell Solicitation that it intended to seek reimbursement of the expenses it incurred in connection with such solicitation. This reimbursement was recorded on the consolidated statements of operations as “other expense”. During the years ended December 31, 2021 and 2020, the Company reimbursed the Stilwell Group $369 thousand and $70 thousand, respectively, for these costs. As of December 31, 2021, the Company had reimbursed the Stilwell Group in full for these expenses.

12. Subsequent Events

Walnut Hill Plaza

On January 11, 2022, the Company sold Walnut Hill Plaza for a contract price of $1.99 million , resulting in a paydown of $1.79 million on the Walnut Hill Plaza Loan. On February 17, 2022, the Company paid the remaining loan balance of $1.34 million in full.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Schedule II-Valuation and Qualifying Accounts

December 31, 2021

Description	Balance at Beginning of Year	Charged to Costs and Expense	Deductions from Reserves	Balance at End of Year
		(in thousands)
Allowance for doubtful accounts:
Year Ended December 31, 2021	$994	$239	$(600)	$633
Year Ended December 31, 2020	$3,293	$1,131	$(3,430)	$994

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Schedule III-Real Estate and Accumulated Depreciation

December 31, 2021

	Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Amount at which Carried at End of Period
Property Name	Land	Building and Improvements	Improvements (net)	Carrying Costs	Land	Building and Improvements	Total
				(in thousands)
Amscot Building	$—	$462	$31	$—	$—	$493	$493
Lumber River Village	800	4,487	158	—	942	4,503	5,445
Surrey Plaza	381	1,857	196	—	381	2,052	2,433
Tuckernuck	2,115	6,719	1,261	—	2,171	7,925	10,096
Twin City Commons	800	3,041	134	—	800	3,175	3,975
Walnut Hill Plaza (1)	634	2,414	1,353	—	634	3,767	4,401
Tampa Festival	4,653	6,691	905	—	4,695	7,554	12,249
Forrest Gallery	3,015	7,455	1,054	—	3,015	8,509	11,524
Winslow Plaza	1,325	3,684	228	—	1,370	3,867	5,237
Clover Plaza	356	1,197	29	—	356	1,226	1,582
St. George Plaza	706	1,264	90	—	752	1,308	2,060
South Square	353	1,911	328	—	479	2,112	2,591
Westland Square	887	1,710	150	—	901	1,846	2,747
Waterway Plaza	1,280	1,248	214	—	1,299	1,443	2,742
Cypress Shopping Center	2,064	4,579	301	—	2,064	4,880	6,944
Harrodsburg Marketplace	1,431	2,485	85	—	1,515	2,486	4,001
Port Crossing Shopping Center	792	6,921	224	—	792	7,145	7,937
LaGrange Marketplace	390	2,648	306	—	430	2,914	3,344
DF I-Courtland (1)	196	—	—	—	196	—	196
DF I-Edenton (1)	746	—	—	—	746	—	746
Freeway Junction	1,521	6,755	89	—	1,521	6,844	8,365
Bryan Station	1,658	2,756	338	—	1,808	2,945	4,753
Crockett Square	1,546	6,834	183	—	1,565	6,998	8,563
Harbor Point (1)	1,538	—	(359)	—	1,179	—	1,179
Pierpont Centre	484	9,221	192	—	686	9,210	9,896
Brook Run Properties	300	—	8	—	300	8	308
Alex City Marketplace	454	7,837	1,820	—	716	9,395	10,111
Butler Square	1,024	6,401	314	—	1,024	6,714	7,738
Brook Run Shopping Center	2,209	12,919	695	—	2,377	13,446	15,823
Beaver Ruin Village	2,604	8,284	117	—	2,619	8,386	11,005
Beaver Ruin Village II	1,153	2,809	5	—	1,153	2,814	3,967
Chesapeake Square	895	4,112	1,045	—	1,269	4,783	6,052
Sunshine Plaza	1,183	6,368	539	—	1,268	6,822	8,090
Barnett Portfolio	3,107	8,912	422	—	3,243	9,198	12,441
Grove Park	722	4,590	121	—	790	4,642	5,432
Parkway Plaza	772	4,230	32	—	778	4,256	5,034
Fort Howard Square	1,890	7,350	314	—	1,952	7,602	9,554
Conyers Crossing	2,034	6,820	239	—	2,034	7,059	9,093
Darien Shopping Center	188	1,054	(17)	—	188	1,037	1,225
Devine Street	365	1,941	(4)	—	365	1,937	2,302
Folly Road	5,992	4,527	24	—	5,992	4,551	10,543
Georgetown	742	1,917	126	—	753	2,031	2,784

	Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Amount at which Carried at End of Period
Property Name	Land	Building and Improvements	Improvements (net)	Carrying Costs	Land	Building and Improvements	Total
Ladson Crossing	$2,981	$3,920	$83	—	$3,052	$3,933	$6,985
Lake Greenwood Crossing	550	2,499	41	—	550	2,540	3,090
Lake Murray	447	1,537	36	—	447	1,573	2,020
Litchfield I	568	929	76	—	572	1,001	1,573
Litchfield II	568	936	31	—	572	963	1,535
Litchfield Market Village	2,970	4,716	217	—	3,046	4,857	7,903
Moncks Corner	—	1,109	9	—	—	1,118	1,118
Ridgeland	203	376	—	—	203	376	579
Shoppes at Myrtle Park	3,182	5,360	824	—	3,182	6,184	9,366
South Lake	804	2,025	952	—	804	2,977	3,781
South Park	943	2,967	114	—	1,005	3,019	4,024
Sangaree	2,302	2,922	668	—	2,503	3,389	5,892
Tri-County	411	3,421	376	—	635	3,573	4,208
Riverbridge	774	5,384	—	—	774	5,384	6,158
Laburnum Square	3,735	5,929	232	—	3,826	6,069	9,895
Franklin Village	2,608	9,426	134	—	2,674	9,494	12,168
Village at Martinsville	5,208	12,879	692	—	5,228	13,552	18,780
New Market Crossing	993	5,216	363	—	1,042	5,530	6,572
Rivergate Shopping Center	1,537	29,177	1,168	—	1,688	30,195	31,883
JANAF	8,267	66,549	867	—	8,467	67,216	75,683
Totals	$94,356	$343,687	$20,173	$—	$97,388	$360,826	$458,214

(1)	Net of impairment expenses.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Schedule III-Real Estate and Accumulated Depreciation

Property Name	Encumbrances	Accumulated Depreciation	Date of Construction	Date Acquired	Depreciation Life
		(in thousands)
Amscot Building (2)		$253	5/15/2004		5-40 years
Lumber River Village	$1,296	1,276		11/16/2012	5-40 years
Surrey Plaza (2)		586		12/21/2012	5-40 years
Tuckernuck	5,052	2,237		11/16/2012	5-40 years
Twin City Commons	2,843	899		12/18/2012	5-40 years
Walnut Hill Plaza	3,145	2,576		12/14/2007	5-15 years
Tampa Festival	7,753	2,149		8/26/2013	5-40 years
Forrest Gallery	8,060	2,526		8/29/2013	5-40 years
Winslow Plaza	4,483	1,091		12/19/2013	5-40 years
Clover Plaza	1,915	277		12/23/2013	5-40 years
St. George Plaza	2,414	301		12/23/2013	5-40 years
South Square	1,966	413		12/23/2013	5-40 years
Westland Square	2,508	385		12/23/2013	5-40 years
Waterway Plaza	2,456	315		12/23/2013	5-40 years
Cypress Shopping Center	6,031	1,037		7/1/2014	5-40 years
Harrodsburg Marketplace	3,267	560		7/1/2014	5-40 years
Port Crossing Shopping Center	5,778	2,070		7/3/2014	5-40 years
LaGrange Marketplace (6)		673		7/25/2014	5-40 years
DF I-Courtland (undeveloped land)		—		8/15/2014	N/A
Edenton Commons (undeveloped land)		—		8/15/2014	N/A
Freeway Junction	7,431	1,492		9/4/2014	5-40 years
Bryan Station	4,226	669		10/2/2014	5-40 years
Crockett Square	6,338	1,592		11/5/2014	5-40 years
Harbor Point (undeveloped land)		—		11/21/2014	N/A
Pierpont Centre	7,861	1,916		1/14/2015	5-40 years
Brook Run Properties (undeveloped land)		—		3/27/2015	N/A
Alex City Marketplace	5,750	2,015		4/1/2015	5-40 years
Butler Square	5,640	1,226		4/15/2015	5-40 years
Brook Run Shopping Center	10,950	4,116		6/2/2015	5-40 years
Beaver Ruin Village (3)		1,518		7/1/2015	5-40 years
Beaver Ruin Village II (3)		511		7/1/2015	5-40 years
Chesapeake Square	4,192	1,182		7/10/2015	5-40 years
Sunshine Plaza	5,900	1,300		7/21/2015	5-40 years
Barnett Portfolio	8,770	1,818		8/21/2015	5-40 years
Grove Park	3,800	972		9/9/2015	5-40 years
Parkway Plaza	3,500	807		9/15/2015	5-40 years
Fort Howard Square	7,100	1,364		9/30/2015	5-40 years
Conyers Crossing	5,960	1,485		9/30/2015	5-40 years
Darien Shopping Center		153		4/12/2016	5-40 years
Devine Street		300		4/12/2016	5-40 years

Property Name	Encumbrances	Accumulated Depreciation	Date of Construction	Date Acquired	Depreciation Life
		(in thousands)
Folly Road	$7,063	$734		4/12/2016	5-40 years
Georgetown (6)		328		4/12/2016	5-40 years
Ladson Crossing (5)		660		4/12/2016	5-40 years
Lake Greenwood Crossing (5)		417		4/12/2016	5-40 years
Lake Murray		275		4/12/2016	5-40 years
Litchfield I (4)		186		4/12/2016	5-40 years
Litchfield II (4)		157		4/12/2016	5-40 years
Litchfield Market Village (4)		820		4/12/2016	5-40 years
Moncks Corner		196		4/12/2016	5-40 years
Ridgeland (6)		78		4/12/2016	5-40 years
Shoppes at Myrtle Park	5,757	1,147		4/12/2016	5-40 years
South Lake		404		4/12/2016	5-40 years
South Park (5)		480		4/12/2016	5-40 years
Sangaree (1)		802		11/10/2016	5-40 years
Tri-County (1)		662		11/10/2016	5-40 years
Riverbridge	4,000	875		11/15/2016	5-40 years
Laburnum Square	7,665	983		12/7/2016	5-40 years
Franklin Village	8,277	1,338		12/12/2016	5-40 years
Village at Martinsville	15,589	2,255		12/16/2016	5-40 years
New Market Crossing	6,291	855		12/20/2016	5-40 years
Rivergate Shopping Center	18,430	4,261		12/21/2016	5-40 years
JANAF Shopping Center	57,726	7,785		1/18/2018	5-40 years
Totals		$69,758

(1)	Properties secure a $6.2 million mortgage note.
(2)	Properties secure a $789 thousand mortgage note.
(3)	Properties secure a $9.4 million mortgage note.
(4)	Properties secure a $7.3 million mortgage note.
(5)	Properties secure a $6.9 million mortgage note.
(6)	Properties secure a $5.5 million mortgage note.

Schedule III-Real Estate and Accumulated Depreciation (Continued)

	2021	2020
	(in thousands)
Balance at beginning of period	$464,814	$468,499
Additions during the period:
Acquisitions	—	—
Improvements	4,997	3,066
Impairments	(2,300)	(600)
Disposals	(9,297)	(6,151)
Balance at end of period	$458,214	$464,814

Annex A

Proposed Amendments

REVISED TERMS OF SERIES D CUMULATIVE PREFERRED STOCK

The following reflects proposed amendments to the substantive terms of the Series D Cumulative Preferred Stock as set forth in the Articles Supplementary filed with SDAT on September 16, 2016:

1. Rank. The Series D Preferred Stock shall, with respect to ~~priority of payment of dividends and other distributions and rights upon voluntary or involuntary~~rights to the distribution of assets upon the liquidation, dissolution or winding up of the affairs of the Corporation, ~~will~~ rank : (a) senior to the Corporation’s common stock and to any other class or series of capital stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series D Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (together with the common stock, the “Junior Stock”); (b) on a parity with any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series D Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including the Corporation’s Series A Preferred Stock, without par value, and Series B Preferred Stock, without par value (the “Parity Preferred Stock”); and (c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series D Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Senior Stock”), and to all existing and future debt obligations of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities.

2. ~~3.~~ Dividends.

(a) ~~(a)~~ Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series D Preferred Stock ~~with respect to priority of dividend payments~~, holders of shares of the Series D Preferred Stock are entitled to receive~~,~~ only when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, ~~preferential cumulative~~ cash dividends~~. From the date of original issue of the Series D Preferred Stock (or the date of issue of any Series D Preferred Stock issued after September 21, 2016) to, but not including, September 21, 2023, the Corporation shall pay cumulative cash dividends on the Series D Preferred Stock~~ at the rate of 8.75% per annum of the $25.00 liquidation preference per share of the Series D Preferred Stock (equivalent to a fixed annual amount of $2.1875 per share~~) (~~ of the ~~“Initial Rate”). The amount of the first dividend payable on an issuance of Series D Preferred Stock shall be pro rated based on the ratio of the number of days from and including the date of original issue of the Series D Preferred Stock to and including the day preceding the first day of the next succeeding Dividend Period (as defined below) over the number of days commencing on July 1, 2016 to and including the day preceding the first day of the next succeeding Dividend Period. Commencing September 21, 2023, the Corporation shall pay cumulative cash~~Series D Preferred Stock). If, as and when declared, such dividends on ~~the Series D Preferred Stock at~~

~~an annual dividend rate of the Initial Rate increased by two percent of the $25.00 liquidation preference per share, which shall increase by an additional two percent of the $25.00 liquidation preference per share on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%. Dividends on~~each share of the Series D Preferred Stock ~~shall accrue and be cumulative from (and including) the date of original issue or the end of the most recent Dividend Period (as defined below) for which dividends on the Series D Preferred Stock have been paid and~~ shall be payable quarterly in arrears on January 15th, April 15th, July 15th and October 15th of each year or, if such date is not a Business Day (as defined below), on the next succeeding Business Day, with the same force and effect as if paid on such date (each, a “Dividend Payment Date”). A “Dividend Period” is the respective period commencing on and including January 1st, April 1st, July 1st and October 1st of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series D Preferred Stock shall be redeemed or otherwise acquired by the Corporation). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. Any dividend payable on the Series D Preferred Stock for any Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Any dividend payable on the Series D Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record of the Series D Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 30th day of the month preceding the month in which the applicable Dividend Payment Date falls, i.e., December 30th, March 30th, June 30th and September 30th (each, a “Dividend Record Date”).

(b) ~~(b)~~ No dividends on shares of Series D Preferred Stock shall be authorized by the Board or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) ~~(c) Notwithstanding the foregoing Section 3(b), dividends on the Series D Preferred Stock will accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board or declared by the Corporation. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series D Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series D Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.~~

(d) ~~(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series D Preferred Stock have been, or are concurrently therewith, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart~~

(e) If a dividend on the Series D Preferred Stock is not declared for any full or partial Dividend Period, then no dividend shall accrue, accumulate or be payable for such full or partial Dividend Period under any circumstances.

(f) No Term shall, or be read so as to, prevent or restrict the Corporation from the declaration, payment or setting aside for payment ~~nor shall~~or any other distribution of cash or other property ~~be declared and made~~, directly or indirectly, ~~by the Corporation upon the Junior Stock or the Parity Preferred Stock, nor shall any shares of Junior Stock or Parity Preferred Stock be redeemed, purchased~~on or with respect to any shares of the Common Stock, or shares of any other class or series of equity securities ranking junior to or on a parity with the Series D Preferred Stock. Further, no Term shall, or be read so as to, prevent or restrict the Corporation from redeeming, purchasing or otherwise ~~acquired~~acquiring for any consideration (or any ~~monies~~moneys to be paid ~~to~~ or made available for a sinking fund for the redemption of any such shares~~), directly or indirectly,~~ by the Corporation ~~(except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of~~), any shares of ~~Series D Preferred~~Common Stock, ~~Junior Stock~~ or ~~Parity Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT or (iii) the purchase of shares of Parity Preferred Stock pursuant~~any shares of equity securities ranking junior to ~~a purchase~~ or ~~exchange offer made~~ on a parity with the ~~same terms to holders of all outstanding shares of~~ Series D Preferred Stock~~). Holders of shares of the Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series D Preferred Stock as provided above. Any dividend payment made on shares of the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series D Preferred Stock will accrue as of the Dividend Payment Date on which they first become payable~~. Any shares of Series D Preferred Stock that shall at any time have been acquired by the Corporation shall, after such acquisition, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more classified and designated as part of a particular class or Series by the Board.

~~(e) Notwithstanding anything to the contrary set forth above, the applicable dividend rate for each day during a Default Period (as defined below) shall be equal to the then-current dividend rate plus two percent per annum of the $25.00 liquidation preference per share, or $0.50 per annum (the “Default Rate”). Subject to the cure provision set forth in the next sentence, a “Default Period” with respect to the Series D Preferred Stock shall commence on a date the Corporation fails to deposit sufficient funds for the payment of dividends as required in connection with a Dividend Payment Date or date of redemption and shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends as of the most recent Dividend Payment Date and any unpaid redemption price as of the most recent redemption date has or have been deposited irrevocably in trust in same-day funds with the Corporation’s transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”). No Default Period shall be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to the Corporation’s willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three Business Days after the applicable Dividend Payment Date or redemption date.~~

~~4.~~

3. Conversion. The holders of the Series D Preferred Stock shall have the following conversion rights, subject to the Common Stock Ownership Limit:

(a) ~~(a)~~Voluntary Conversion. The Series D Preferred Stock is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued Common Stock at a conversion price of $2.12 per share of Common Stock, subject to adjustment as described below. Conversion of Series D Preferred Stock, or a specified portion thereof, may be effected by delivering such shares, together with written notice of conversion and other required documentation, to the office or agency to be maintained by the Corporation for that purpose. Currently, such office is Computershare, 250 Royall Street, Canton, Massachusetts 02021. Computershare shall be the transfer agent, registrar, dividend disbursing agent and conversion agent for the Series D Preferred Stock (the “Agent”). Each conversion will be deemed to have been effected on the date immediately following the next Dividend Record Date after which written notice of conversion and other required documentation for conversion of Series D Preferred Stock shall have been surrendered and notice shall have been received by the Corporation as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by the Corporation as described below) and the conversion shall be at the conversion price in effect at such time and on such date. Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Corporation will pay a cash adjustment based on the closing price of the Common Stock on the trading day immediately preceding the conversion date.

(b) ~~(b)~~

(c) Mandatory Conversion. To the extent (i) the Common Stock is traded on a national securities exchange and (ii) the 20-trading day volume-weighted average closing price of our Common Stock on such national securities exchange exceeds $10.00 per share, each share of Series D Preferred Stock will automatically, as of the date that immediately follows the next Dividend Record Date, convert into 1.25 shares of Common Stock at a conversion price equal to $10.00 per share, subject to adjustment as described below.

(d) Conversion Price Adjustments. The conversion price is subject to adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in Common Stock on any class or series of capital stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the Market Price per share of Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of any shares of stock (excluding Common Stock) or evidence of the Corporation’s indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash). In addition to the foregoing adjustments, the Corporation will be permitted to make such reduction in the conversion price as the Board considers to be advisable in order that any event treated for federal income tax purposes as a dividend of shares or share rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In case the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Stock or sale of all or substantially all of the Corporation’s assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series D Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of capital stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Common Stock or fraction thereof into which one share of Series D Preferred Stock was convertible immediately prior to such transaction (assuming such holder of Common Stock failed to exercise any rights of election and received per share of Common Stock the kind and amount of capital stock, securities or other property received per share of Common Stock by a plurality of non-electing shares of Common Stock). The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the holders of the Common Stock. The conversion price will not be adjusted:

●	upon the issuance of any Common Stock or rights to acquire Common Stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program for the Corporation or any of its subsidiaries;

●	upon the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in Common Stock under any plan;

●	for a change in the par value of the Corporation’s Common Stock; or

●	for ~~accumulated and~~any unpaid dividends.

4. ~~5.~~ Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series D Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities, a liquidation preference of $25.00 per share, plus an amount equal to any ~~accrued~~declared and unpaid dividends (~~whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to~~and only to the extent declared and unpaid) for the full or partial Dividend Period in which the liquidation, dissolution or winding up occurs. Until the holders of ~~Junior~~the Series D Preferred Stock have been paid the liquidation preference in full, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of the Corporation. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series D Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series D Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series D Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference (including any accrued but unpaid dividends) per share on the Series D Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series D Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series D Preferred Stock.

~~6. Redemption at Option of Holders.~~

~~(a) After September 21, 2023, if any shares of Series D Preferred Stock are outstanding, then each holder of shares of Series D Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem any or all of such holder’s shares of Series D Preferred Stock at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the Holder Redemption Date (as defined below) (such price, the “Holder Redemption Price”), which Holder Redemption Price may be paid in cash or in equal value of shares of Common Stock, or in any combination thereof, at the Corporation’s option; provided, however, that a holder shall not have any right of redemption with respect to any shares of Series D Preferred Stock being called for redemption pursuant to Section 7, 8 or 10 below to the extent the Corporation has delivered notice of its intent to redeem thereunder on or prior to the date of delivery of the holder’s Holder Redemption Notice (as defined below) hereunder.~~

~~(b) Redemption of Series D Preferred Stock shall be made at the option of the holder thereof, upon:~~

~~(i) delivery to the Agent by such holder of a duly completed notice (the “Holder Redemption Notice”) in compliance with the procedures of The Depository Trust Company (“DTC”) for tendering interests in global certificates and specifying the number of shares of Common Stock, if any, that are held by such holder as of the date of such Holder Redemption Notice, prior to the close of business on the Business Day immediately preceding the Holder Redemption Date; and~~

~~(ii) book-entry transfer of the Series D Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the holder of the Holder Redemption Price therefor.~~

~~Notwithstanding anything herein to the contrary, any holder delivering to the Agent a Holder Redemption Notice shall have the right to withdraw, in whole or in part, such Holder Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Holder Redemption Date by delivery of a written notice of withdrawal to the Agent in accordance with Section 6(e) below. The Agent shall promptly notify the Corporation of the receipt by it of any Holder Redemption Notice or written notice of withdrawal thereof. Upon receipt by the Agent of the Holder Redemption Notice, the holder of the Series D Preferred Stock in respect of which such Holder Redemption Notice was given shall (unless such Holder Redemption Notice is withdrawn) thereafter be entitled to receive solely the Holder Redemption Price with respect to such shares of Series D Preferred Stock.~~

~~(c) If the Corporation elects to redeem some or all of the Series D Preferred Stock held by any holders that have delivered a Holder Redemption Notice in shares of Common Stock, the number of shares of Common Stock to be issued per share of Series D Preferred Stock that the Corporation chooses to redeem with shares of Common Stock shall be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus an amount equal to all accrued and unpaid dividends thereon to and including the Holder Redemption Date (unless the Holder Redemption Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend payment shall be included in this sum) by (ii) the Common Stock Price (as defined below). Upon the redemption of Series D Preferred Stock for shares of Common Stock, the Corporation shall not issue fractional shares of Common Stock but shall instead pay the cash value of such fractional shares.~~

~~The “Common Stock Price” shall be (x) the volume weighted average of the closing sales price per share of Common Stock (or, if no closing sale price is reported, the volume weighted average of the closing bid and ask prices or, if more than one in either case, the volume weighted average of the volume weighted average closing bid and the volume weighted average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date as reported on the Nasdaq Capital Market or the principal United States securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or a similar organization for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date, if the Common Stock is not then listed for trading on a United States securities exchange.~~

~~(e) Redemptions of Series D Preferred Stock shall be made on a monthly basis. The Holder Redemption Price for any Holder Redemption Notice received on or before the 25th day of any month (and after the 25th day of the previous month), whether payable in cash or in shares of Common Stock, shall be paid to such holder on the 5th day of the following month or, if such date is not a Business Day, on the next succeeding Business Day (such date, the “Holder Redemption Date”). Payment of the Holder Redemption Price for the redemption of any such shares of Series D Preferred Stock in cash shall be subject to receipt of funds by the Agent. A Holder Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Agent at any time prior to the close of business on the Business Day immediately preceding the Holder Redemption Date, specifying the number of shares of Series D Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC. Prior to 11:00 a.m. (local time in the City of New York) on the Holder Redemption Date, the Corporation must deposit with the Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Holder Redemption Price of all the shares of Series D Preferred Stock that are to be redeemed in cash as of the Holder Redemption Date. If the Agent holds funds sufficient to pay the Holder Redemption Price of the Series D Preferred Stock for which a Holder Redemption Notice has been tendered and not withdrawn on the Holder Redemption Date, then as of such Holder Redemption Date, (i) such shares of Series D Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not book-entry transfer of such shares of Series D Preferred Stock is made) and (ii) all other rights of the holders in respect thereof shall terminate (other than the right to receive the Holder Redemption Price, in cash or in shares of Common Stock, as applicable, upon book-entry transfer of such shares of Series D Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Holder Redemption Price exceeds the aggregate Holder Redemption Price of the shares of Series D Preferred Stock that the Corporation has elected to redeem in cash as of the Holder Redemption Date, then, following the Holder Redemption Date, the Agent must promptly return any such excess to the Corporation.~~

~~(f) In connection with the Corporation’s determination to issue shares of Common Stock upon redemption of a holder’s shares of Series D Preferred Stock after receipt of such holder’s Holder Redemption Notice, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any redemption of shares of Series D Preferred Stock for shares of Common Stock. The Corporation shall not issue shares of Common Stock upon such redemption unless the shares of Common Stock would be freely transferable under federal and state securities laws by holders that are not considered affiliates of the Corporation. Notwithstanding any other provision of the Series D Preferred Stock, the Corporation shall not redeem shares of Series D Preferred Stock for shares of Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed any limitation on stock ownership contained in the Charter, unless the Corporation provides an exemption from such limitation for such holder. The obligation of the Corporation to redeem any shares of Series D Preferred Stock is subject to applicable law.~~

~~7.~~

5. Optional Redemption by the Corporation.

~~(a) Shares of Series D Preferred Stock shall not be redeemable prior to September 21, 2021, except as set forth in Section 8, 9 or 10 below or to maintain the qualification of the Corporation as a REIT.~~

~~(b) On and after September 21, 2021, the~~

(a) The Corporation, at its option upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus ~~an amount equal to~~ all ~~accrued~~declared and unpaid dividends ~~(whether or not authorized or declared) thereon~~, if any, to~~,~~ and including~~,~~ the date fixed for redemption~~, without interest, to the extent~~ (the “Redemption Price”) (such right of redemption, the “Corporation ~~has funds legally available therefor (the “Company~~ Redemption Right”).

(b) If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the shares of Series D Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot or by any other equitable method that the Corporation determines will not violate the ownership limitations referenced in Section 6.2.1 of the ~~Charter~~Articles of Amendment and Restatement of Wheeler Real Estate Investment Trust, Inc., as amended to date and from time to time hereafter (the “Ownership Limitations”)). If redemption is to be by lot and, as a result, any holder of shares of Series D Preferred Stock, other than a holder of shares of Series D Preferred Stock that has received an exemption from the Ownership Limitations, would have actual ownership or Constructive Ownership of more than 9.8% of the issued and outstanding shares of Series D Preferred Stock by value or number of shares, whichever is more restrictive, because such holder’s shares of Series D Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series D Preferred Stock of such holder such that no holder will own Series D Preferred Stock in excess of the Ownership Limitations, subsequent to such redemption.

(c) Holders of Series D Preferred Stock to be redeemed shall surrender such Series D Preferred Stock at the place, or in accordance with the book entry procedures, designated in such notice and shall be entitled to the ~~redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon, payable upon such redemption~~Redemption Price following such surrender. If (i) notice of redemption of any shares of Series D Preferred Stock has been given (in the case of a redemption of the Series D Preferred Stock other than to preserve the qualification of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the ~~redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon~~Redemption Price, then from and after the redemption date, ~~dividends shall cease to accrue on such shares of Series D Preferred Stock,~~ such shares of Series D Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares of Series D Preferred Stock shall terminate, except the right to receive the ~~redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon payable upon such redemption, without interest. So long as full cumulative dividends on the Series D Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment~~Redemption Price.

(d) Notwithstanding any Term to the contrary, nothing ~~herein~~in these Terms shall, or be read so as to, prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series D Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series D Preferred Stock in open-market transactions and individual purchases at such prices as the Corporation negotiates, in each case as duly authorized by the Board.

~~(c) Unless full cumulative dividends on the Series D Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series D Preferred Stock shall be redeemed pursuant to the Company Redemption Right or the Special Optional Redemption Right (as defined in Section 8 below) unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock or any class or series of Junior Stock or Parity Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Preferred Stock pursuant to the Charter to the extent necessary to ensure that the Corporation meets the requirements for qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series D Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock).~~

~~(d)~~

(e) Notice of redemption pursuant to the ~~Company~~Corporation Redemption Right shall be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records maintained by the Corporation’s transfer agent. No failure to give such notice or defect therein shall affect the validity of the proceedings for the redemption of any Series D Preferred Stock except as to the holder to whom such notice was defective or not given; provided that notice given to the last address of record shall be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the ~~redemption price~~Redemption Price; (iii) the number of shares of Series D Preferred Stock to be redeemed; (iv) the procedures of DTC for book entry transfer of shares of Series D Preferred Stock for payment of the redemption price; and (v) that ~~dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on such redemption date; and (vi) that payment of the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon~~payment of the Redemption Price will be made upon book entry transfer of such Series D Preferred Stock in compliance with DTC’s procedures. If fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed or the method for determining such number. Notwithstanding ~~anything else~~any Term to the contrary ~~herein~~, the Corporation shall not be required to provide notice to the holder of Series D Preferred Stock in the event such holder’s Series D Preferred Stock is redeemed in order for the Corporation to qualify or to maintain the Corporation’s status as a REIT.

(f) ~~(e)~~ If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to ~~the~~any declared dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series D Preferred Stock that surrenders its shares on such redemption date shall be entitled to an amount equal to ~~the~~any declared dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates, up to, but not including, the redemption date. Except as provided ~~herein~~in this paragraph, the Corporation shall make no payment or allowance for unpaid dividends~~, whether or not in arrears,~~ on Series D Preferred Stock for which a notice of redemption pursuant to ~~the Company Redemption Right has been given.~~

~~8. Special Optional Redemption by~~ the Corporation~~.~~

~~(a) Upon the occurrence of a Change of Control/Delisting (as defined below), the Corporation may, at its option, upon written notice mailed by the Corporation, postage pre-paid, not fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, redeem shares of the Series D Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, for cash at a redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.~~

~~A “Change of Control/Delisting” is when, after the original issuance of the Series D Preferred Stock, any of the following has occurred and is continuing:~~

~~(i) a “person” or group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, its subsidiaries and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the total voting power of all outstanding shares of Voting Stock (as defined below) of the Corporation; provided that, notwithstanding the foregoing, such a transaction shall not be deemed to involve a Change of Control/Delisting if (A) the Corporation becomes a direct or indirect wholly owned subsidiary of a holding company and (B) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Corporation immediately prior to that transaction;~~

~~(ii) consummation of any share exchange, consolidation or merger of the Corporation or any other transaction or series of transactions pursuant to which the Common Stock will be converted into cash, securities or other property, other than any such transaction where the shares of Common Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the common stock or other ownership interests of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;~~

~~(iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any person other than one of the Corporation’s subsidiaries;~~

~~(iv) the Corporation’s stockholders approve any plan or proposal for the liquidation or dissolution of the Corporation;~~

~~(v) the Common Stock ceases to be listed or quoted on a national securities exchange in the United States; or~~

~~(vi) Continuing Directors (as defined below) cease to constitute at least a majority of the Board.~~

~~The term “Voting Stock” means common equity that is entitled to vote generally in the election of directors. The term “Continuing Director” means a director who either was a member of the Board on September 21, 2016 or who becomes a member of the Board subsequent to that date and whose appointment, election or nomination for election by the stockholders of the Corporation was duly approved by a majority of the Continuing Directors on the Board at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board in which such individual is named as a nominee for director.~~

~~(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series D Preferred Stock may be listed or admitted to trading, each notice of redemption of Series D Preferred Stock pursuant to this Section 8 shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed; (iv) the procedures of DTC for book entry transfer of shares of Series D Preferred Stock for payment of the redemption price; (v) that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on such redemption date; (vi) that payment of the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon will be made upon book entry transfer of such Series D Preferred Stock in compliance with DTC’s procedures; and (vii) that the Series D Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control/Delisting and a brief description of the transaction or transaction constituting such Change of Control/Delisting. If fewer than all of the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed or the method for determining such number. In this case, the Corporation shall determine the number of shares of Series D Preferred Stock to be redeemed as described in Section 7(b) above.~~

~~(c) If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series D Preferred Stock called for redemption, then from and after the redemption date, such shares of Series D Preferred Stock shall be treated as no longer being outstanding, no further dividends shall accrue and all other rights of the holders of such shares of Series D Preferred Stock shall terminate. The holders of such shares of Series D Preferred Stock shall retain their right to receive the redemption price of $25.00 per share plus an amount equal to all accrued and unpaid dividends thereon payable upon such redemption, without interest.~~

~~(d) The holders of Series D Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable with respect to the Series D Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series D Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Stock for which a notice of redemption pursuant to the Special Optional~~ Redemption Right has been given.

~~9. Redemption at Option of Holders Upon a Change of Control/Delisting.~~

~~(a) If a Change of Control/Delisting occurs at any time the Series D Preferred Stock is outstanding, then each holder of shares of Series D Preferred Stock shall have the right, at such holder’s option, to require the Corporation to redeem for cash any or all of such holder’s shares of Series D Preferred Stock, on a date specified by the Corporation that can be no earlier than 30 calendar days and no later than 60 calendar days following the date of delivery of the Change of Control/Delisting Redemption Notice (as defined below) (the “Change of Control/Delisting Redemption Date”), at a redemption price equal to 100% of the liquidation preference of $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including the Change of Control/Delisting Redemption Date (such price, the “Change of Control/Delisting Redemption Price”); provided, however, that a holder shall not have any right of redemption with respect to any shares of Series D Preferred Stock being called for redemption pursuant to Section 7 or 8 above or Section 10 below to the extent the Corporation has delivered notice of its intent to redeem thereunder on or prior to the date of delivery of the holder’s Change of Control/Delisting Redemption Notice.~~

~~(b) Redemption of Series D Preferred Stock shall be made at the option of the holder thereof, upon:~~

~~(i) delivery to the Agent by such holder of a duly completed notice (the “Change of Control/Delisting Redemption Notice”) in compliance with the procedures of DTC for tendering interests in global certificates, prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date; and~~

~~(ii) book-entry transfer of the Series D Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the holder of the Change of Control/Delisting Redemption Price therefor.~~

~~Notwithstanding anything herein to the contrary, any holder delivering to the Agent a Change of Control/Delisting Redemption Notice shall have the right to withdraw, in whole or in part, such Change of Control/Delisting Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date by delivery of a written notice of withdrawal to the Agent in accordance with Section 8(c) below. The Agent shall promptly notify the Corporation of the receipt by it of any Change of Control/Delisting Redemption Notice or written notice of withdrawal thereof.~~

~~(c) Upon receipt by the Agent of the Change of Control/Delisting Redemption Notice, the holder of the Series D Preferred Stock in respect of which such Change of Control/Delisting Redemption Notice was given shall (unless such Change of Control/Delisting Redemption Notice is withdrawn) thereafter be entitled to receive solely the Change of Control/Delisting Redemption Price in cash with respect to such shares of Series D Preferred Stock. Such Change of Control/Delisting Redemption Price shall be paid to such holder, subject to receipt of funds by the Agent, on the later of (i) the Change of Control/Delisting Redemption Date with respect to such shares of Series D Preferred Stock and (ii) the time of book-entry transfer of such Series D Preferred Stock to the Agent by the holder thereof. A Change of Control/Delisting Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Agent in accordance with the Change of Control/Delisting Redemption Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control/Delisting Redemption Date, specifying the number of shares of Series D Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC. Prior to 11:00 a.m. (local time in the City of New York) on the Change of Control/Delisting Redemption Date, the Corporation must deposit with the Agent in trust sufficient funds (in immediately available funds if deposited on such Business Day) to pay the Change of Control/Delisting Redemption Price of all the shares of Series D Preferred Stock that are to be redeemed as of the Change of Control/Delisting Redemption Date. If the Agent holds funds sufficient to pay the Change of Control/Delisting Redemption Price of the Series D Preferred Stock for which a Change of Control/Delisting Redemption Notice has been tendered and not withdrawn on the Change of Control/Delisting Redemption Date, then as of such Change of Control/Delisting Redemption Date, (x) such shares of Series D Preferred Stock shall cease to be outstanding and dividends shall cease to accrue thereon (whether or not book-entry transfer of such shares of Series D Preferred Stock is made) and (y) all other rights of the holders in respect thereof shall terminate (other than the right to receive the Change of Control/Delisting Redemption Price, in cash or in shares of Common Stock, as applicable, upon book-entry transfer of such shares of Series D Preferred Stock). To the extent that the aggregate amount of cash deposited by the Corporation to satisfy the Change of Control/Delisting Redemption Price exceeds the aggregate Change of Control/Delisting Redemption Price of the shares of Series D Preferred Stock that the Corporation is obligated to redeem as of the Change of Control/Delisting Redemption Date, then, following the Change of Control/Delisting Redemption Date, the Agent must promptly return any such excess to the Corporation.~~

~~(d) The Corporation shall not be required to make a redemption in connection with a Change of Control/Delisting if a third party makes such an offer in a manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and the third party purchases all shares of Series D Preferred Stock properly tendered and not withdrawn under its offer. In connection with any offer to redeem Series D Preferred Stock in connection with a Change of Control/Delisting, the Corporation shall, in each case if required, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws.~~

~~10. Mandatory Redemption for Asset Coverage.~~

~~(a) If the Corporation fails to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) the Corporation’s total assets plus accumulated depreciation and accumulated amortization minus the Corporation’s total liabilities and indebtedness as reported in the Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (as defined herein)), over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of the outstanding Series D Preferred Stock and any outstanding shares of term Preferred Stock or Preferred Stock providing for a fixed mandatory redemption date or maturity date (“Redeemable and Term Preferred Stock”) on the last Business Day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of the Corporation’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter (such date, the “Asset Coverage Cure Date”), then the Corporation shall redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (x) the minimum number of shares of Redeemable and Term Preferred Stock that will result in the Corporation having an Asset Coverage Ratio of at least 200% and (y) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain such Asset Coverage Ratio, the Corporation may, in its sole option, redeem any shares of Redeemable and Term Preferred Stock it selects, including on a non-pro rata basis. The Corporation may elect not to redeem any Series D Preferred Stock to cure such failure as long as the Corporation cures its failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date.~~

~~(b) If shares of Series D Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares shall be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date and otherwise in accordance with the procedures for redemption described under Section 7 above, with the notice specifying that such redemption is being made in accordance with the Corporation’s covenant to maintain the Asset Coverage Ratio.~~

~~11.~~

6. Voting Rights.

(a) ~~(a)~~ Holders of the Series D Preferred Stock shall not have any voting rights, except as set forth in this Section ~~11~~6.

(b) ~~(b) Whenever dividends on any shares of Series D Preferred Stock shall be in arrears for six or more consecutive quarterly periods (a “Preferred Dividend Default”), the number of Directors then constituting the Board shall be automatically increased by two and the holders of shares of Series D Preferred Stock and the holders of shares of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) shall be entitled to vote for the election of two additional Directors to serve on the Board (the “Series D Preferred Directors”), until all unpaid dividends on such Series D Preferred Stock and Parity Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment. The nomination procedures with respect to the Series D Preferred Directors shall be established by the Corporation, as necessary.~~

(c) ~~(c) The Series D Preferred Directors shall be elected by a plurality of the votes cast in the election and each Series D Preferred Director shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until such Series D Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Series D Preferred Director’s earlier death, disqualification, resignation or removal. The election shall take place at (i) a special meeting called upon the written request of holders of record of at least 20% of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock; provided that, if the request is received no earlier than 120 days and no later than 45 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, the Corporation must instead provide for the election at such annual or special meeting of stockholders to the extent it may do so in compliance with applicable law, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all accrued dividends on the Series D Preferred Stock and the Parity Preferred Stock have been paid in full for all past Dividend Periods that have ended. For the avoidance of doubt, the Board shall not be permitted to fill the vacancies on the Board as a result of the failure of the holders of 20% of the Series D Preferred Stock and Parity Preferred Stock to deliver such written request for the election of the Series D Preferred Directors.~~

(d) ~~(d) At any time when the voting rights described above shall have vested, a proper officer of the Corporation shall call or cause to be called, upon the written request described in Section 11(c)(i), a special meeting of the holders of Series D Preferred Stock and Parity Preferred Stock by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten nor more than 45 days after the date such notice is given. The record date for determining holders of the Series D Preferred Stock and Parity Preferred Stock entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. The holders of one-third of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock (voting as a single class), present in person or by proxy, shall constitute a quorum for the election of the Series D Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series D Preferred Stock and the Parity Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the Corporation’s transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, the holders of a majority of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock (voting as a single class), present in person or by proxy, shall have the power to adjourn the meeting for the election of the Series D Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series D Preferred Stock and the Parity Preferred Stock that would have been entitled to vote at such special meeting.~~

~~(e) If and when all accrued dividends on such Series D Preferred Stock and Parity Preferred Stock for the past Dividend Periods that have ended shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment, the right of the holders of Series D Preferred Stock and the Parity Preferred Stock to elect such additional two Directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Series D Preferred Director so elected shall terminate and the number of Directors shall be automatically reduced accordingly. Any Series D Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Series D Preferred Director may be filled by written consent of the Series D Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class). Each of the Series D Preferred Directors shall be entitled to one vote on any matter.~~

~~(f)~~

(e) So long as any shares of Series D Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class) shall be required to authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of Senior Stock or reclassify any authorized shares of capital stock of the Corporation into Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase Senior Stock. ~~In addition, so~~

(f) So long as any shares of Series D Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock, given in person or by proxy, either in writing or at a meeting, shall be required to amend, alter or repeal the Charter, including the terms of the Series D Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (each, an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock; provided, however, that with respect to the occurrence of any of the Events set forth above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series D Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth above; provided, further, that with respect to any such amendment, alteration or repeal that equally affects the terms of the Series D Preferred Stock and any Parity Preferred Stock upon which like voting rights have been conferred, the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock (voting together as a single class) shall be required. In addition, if the holders of the Series D Preferred Stock receive the greater of the full trading price of the Series D Preferred Stock on the date of an Event set forth above or the ~~$25.00 liquidation preference per share of the Series D Preferred Stock pursuant to the occurrence of any of the Events set forth above or pursuant to Section 8 or 9 above upon a Change of Control/Delisting~~Redemption Price, then such holders shall not have any voting rights with respect to the Events set forth above.

(g) ~~(g)~~ So long as any shares of Series D Preferred Stock remain outstanding, the holders of shares of Series D Preferred Stock also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series D Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series D Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series D Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of the Charter, including the terms of the Series D Preferred Stock, that equally affects the terms of the Series D Preferred Stock and any Parity Preferred Stock upon which like voting rights have been conferred, the holders of shares of Series D Preferred Stock and such Parity Preferred Stock (voting together as a single class) also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series D Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series D Preferred Stock and such Parity Preferred Stock, and the holders of any other classes or series of capital stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series D Preferred Stock and such Parity Preferred Stock issued and outstanding at the time.

(h) ~~(h)~~ Holders of shares of Series D Preferred Stock shall not be entitled to vote with respect to (i) any issuance or increase in the total number of authorized shares of Common Stock or Preferred Stock, (ii) any issuance or increase in the number of authorized shares of Series D Preferred Stock or the creation or issuance of any other class or series of capital stock, or (iii) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (i), (ii) or (iii) above constituting Parity Preferred Stock or Junior Stock, and in the case of the creation of Parity Preferred Stock that requires such Parity Preferred Stock to vote together with the Series D Preferred Stock as a single class.

(i) Except as set forth ~~herein~~in these Terms, holders of Series D Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of Series D Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series D Preferred Stock.

(j) ~~(i)~~ The foregoing voting provisions of this Section ~~11~~6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant hereto and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(k) ~~(j)~~ In any matter in which the Series D Preferred Stock may vote (as expressly provided ~~herein~~in these Terms), each share of Series D Preferred Stock shall be entitled to one vote per ~~$25.00 of liquidation preference~~share.

7. ~~12. Term~~No Maturity Date, Sinking Fund or Mandatory Redemption. The Series D Preferred Stock has no stated maturity date and shall not be subject to any sinking fund and, except as set forth ~~herein~~in these Terms, is not subject to mandatory redemption. The Corporation shall not be required to set aside funds to redeem the Series D Preferred Stock.

8. ~~13.~~ Status of Redeemed or Repurchased Series D Preferred Stock. All shares of Series D Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to series or class.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

OFFER TO EXCHANGE

EACH OUTSTANDING SHARE OF

SERIES D CUMULATIVE CONVERTIBLE PREFERRED STOCK

FOR

6.00% Subordinated NOTES DUE 2027

AND CONSENT SOLICITATION

Dealer Manager

[●]
Tel: [●]
Toll-free:[●]
[Email Address]

[●], 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS/CONSENT SOLICITATION

Item 20. Exculpation and Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services (in which case liability is limited to the value of the benefit or profit actually received) or (b) active and deliberate dishonesty established by a judgment or final adjudication as being material to the cause of action. The charter of the Company expressly limits the personal liability of our directors and officers for money damages to the maximum extent permitted by Maryland law.

The charter of the Company provides that it has the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present and former directors and officers, whether serving us or any other entity at our request, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The Company has exercised this power by adopting a bylaw that requires the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present and former directors and officers as provided above.

Notwithstanding the Company’s charter and bylaws, the MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the Company. The effect of these insurance policies is to indemnify any directors or officers of the Company against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibit List

Exhibit No.	Description of Document
2.1	Agreement and Plan of Merger, dated as of March 2, 2022, by and among Wheeler Real Estate Investment Trust, Inc., WHLR Merger Sub Inc., WHLR OP Merger Sub LLC, Cedar Realty Trust, Inc., and Cedar Realty Trust Partnership, L.P. (Filed as an exhibit to Form 8-K, filed on March 7, 2022).
2.2	First Amendment to Merger Agreement, dated as of April 19, 2022, by and among Wheeler Real Estate Investment Trust, Inc., WHLR Merger Sub Inc., WHLR OP Merger Sub LLC, Cedar Realty Trust, Inc., and Cedar Realty Trust Partnership, L.P. (Filed as an exhibit to Form 10-Q, filed on May 11, 2022).
2.3	Second Amendment to Merger Agreement, entered into as of August 9, 2022 by and among Wheeler Real Estate Investment Trust, Inc., WHLR Merger Sub Inc., WHLR OP Merger Sub LLC, Cedar Realty Trust, Inc. and Cedar Realty Trust Partnership, L.P. (Filed as an exhibit to Form 8-K, filed on August 25, 2022).
3.1	Articles of Amendment and Restatement of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 5, 2016 (Filed as exhibit to Form 8-K, filed on August 8, 2016).
3.2	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on September 16, 2016 (Filed as exhibit to Form 8-K, filed on September 20, 2016).
3.3	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on December 1, 2016 (Filed as exhibit to Form 8-K, filed on December 5, 2016).
3.4	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit to Form 8-K, filed on April 3, 2017).
3.5	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit to Form 8-K, filed on April 3, 2017).
3.6	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 29, 2016 (Filed as exhibit to Form 8-K, filed on May 29, 2020).
3.7	Certificate of Correction of Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 3, 2018 (Filed as exhibit to Form 8-K, filed on May 4, 2018).
3.8	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on July 8, 2021 (Filed as an exhibit to Form 8-K, filed on July 8, 2021).
3.9	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 5, 2021 (Filed as an exhibit to Form 8-K, filed on November 5, 2021).

Exhibit No.	Description of Document
3.10	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 29, 2021 (Filed as an exhibit to Form 8-K, filed on November 29, 2021).
3.11	Bylaws of Wheeler Real Estate Investment Trust, Inc., as amended (Filed as exhibit to Form 8-K, filed on May 29, 2020).
3.12	Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (Filed as exhibit to Form S-11 (Registration No. 333-198245) previously filed on August 20, 2014 pursuant to the Securities Act of 1933).
3.13	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Designation of Series A Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on April 15, 2015).
3.14	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Amended Designation of Series B Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on July 15, 2016).
3.14	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Designation of Series D Cumulative Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on September 20, 2016).
3.15	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Amended Designation of Additional Series D Cumulative Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on December 5, 2016).
3.16	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (Filed as exhibit to Form 8-K, filed on September 5, 2019).
3.17	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P., dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).
3.18	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).
4.1	Form of Certificate of Common Stock of Wheeler Real Estate Investment Trust, Inc. (Filed as exhibit to Form 8-K, filed on April 3, 2017).
4.2	Form of Certificate of Series B Preferred Stock of Wheeler Real Estate Investment Trust, Inc. (Filed as exhibit to Form S-11/A (Registration No. 333-194831) previously filed on April 23, 2014 pursuant to the Securities Act of 1933).
4.3	Form of Certificate of Series D Preferred Stock of the Wheeler Real Estate Investment Trust, Inc. (Filed as exhibit to Form 8-K, filed on September 20, 2016).

Exhibit No.	Description of Document
4.4	Indenture, dated as of August 13, 2021 between Wheeler Real Estate Investment Trust Inc. and Wilmington Savings Fund Society, FSB., as trustee (including form of Note). (Filed as an exhibit to Form 8-K, filed on August 16, 2021).
4.5	Form of 6.00% Subordinated Note due 2027 *
4.6	Form of Indenture between the Company and Computershare Trust Company, N.A., as trustee*
5.1	Opinion of Gordon Feinblatt LLC*
5.2	Opinion of Cadwalader, Wickersham & Taft LLP as to the validity of the Exchange Notes being registered.*
8.1	Opinion of Williams Mullen P.C. regarding certain tax matters (including consent) *
10.1	Wheeler Real Estate Investment Trust, Inc. 2015 Long-Term Incentive Plan (Filed as exhibit to Form 8-K, filed on June 8, 2015).
10.2	Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan (Filed as exhibit to Form 8-K, filed on June 16, 2016).
10.3	Employment Agreement with M. Andrew Franklin (Filed as exhibit to Form 8-K, filed on February 20, 2018).
10.4	Amended and Restated Employment Agreement, by and between Wheeler Real Estate Investment Trust, Inc. and Crystal Plum, dated as of August 13, 2021 (Filed as an exhibit to Form 8-K on August 17, 2021).
10.5	Shareholders Rights Agreement, dated March 19, 2015, by and between Wheeler Real Estate Investment Trust, Inc. and Westport Capital Partners LLC as agent on behalf of certain investor (Filed as exhibit to Form 8-K, filed on March 19, 2015).
10.6	Tax Protection Agreement dated February 8, 2017 (Filed as exhibit to Form 8-K, filed on February 10, 2017).
10.7	Registration Rights Agreement, dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).
10.8	Registration Rights Agreement dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).
10.9	Term Loan Agreement, dated as of June 17, 2022, between Guggenheim Real Estate, LLC and the Borrowers party thereto. (Filed as an exhibit to Form 8-K, filed on June 21, 2022).

Exhibit No.	Description of Document
10.10	Loan Agreement dated July 6, 2022, between Citi Real Estate Funding Inc and the Borrowers party thereto. (Filed as an exhibit to Form 8-K, filed on July 8, 2022).
10.11	Limited Recourse Indemnity Agreement made by Wheeler REIT, L.P. in favor of Guggenheim Real Estate, LLC as of October 28, 2022 (Filed as an exhibit to Form 8-K, filed on October 31, 2022).
10.12	Term Loan Agreement, dated as of October 28, 2022, between Guggenheim Real Estate, LLC and the Borrowers party thereto (Filed as an exhibit to Form 8-K, filed on October 31, 2022).
21.1	Subsidiaries of Wheeler Real Estate Investment Trust, Inc.
23.1	Consent of Cherry Bekaert P.C.
23.1	Consent of Gordon Feinblatt LLC (included in Exhibit 5.1).*
23.2	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 5.2).*
24.1	Power of Attorney (included on Signature Page of Registration Statement).
25.1	Statement of Eligibility of Trustee
107	Filing Fee Table

*	To be filed by amendment

(b) Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the Index to Consolidated Financial Statements on page F-1 of this registration statement.

Item 22. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv) Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

(b) (1) The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The Company undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, State of Virginia, on October 31, 2022.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
M. Andrew Franklin
Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Crystal Plum
Crystal Plum
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, designates, constitutes and appoints M. Andrew Franklin and Crystal Plum, and each of them (with full power and authority to act without the other), his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Name	Title	Date

/s/ M. Andrew Franklin
M. Andrew Franklin	Chief Executive Officer and President(Principal Executive Officer)	October 31, 2022

/s/ Crystal Plum
Crystal Plum	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 31, 2022

/s/ Stefani D. Carter
Stefani D. Carter	Chair of the Board	October 31, 2022

/s/ Michelle D. Bergman
Michelle D. Bergman	Director	October 31, 2022

/s/ E.J. Borrack
E.J. Borrack	Director	October 31, 2022

/s/ Kerry G. Campbell
Kerry G. Campbell	Director	October 31, 2022

/s/ Saverio M. Flemma
Saverio M. Flemma	Director	October 31, 2022

/s/ Joseph D. Stilwell
Joseph D. Stilwell	Director	October 31, 2022